Form 10-K405, Exhibit 13
period 1997-03-31
FIRSTFED AMERICA BANCORP INC
filed 1997-06-30
CIK 1023640

                                                                      Exhibit 13

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
GENERAL

  FIRSTFED AMERICA BANCORP, INC. (the "Company") was incorporated on September 6, 1996 and is the holding company for First Federal Savings Bank of America (the "Bank"). On January 15, 1997, the Bank completed its conversion (the "conversion") from a mutual savings bank to a stock form of ownership, while the Company concurrently issued 8,707,152 shares of common stock, including 645,380 shares contributed to The FIRSTFED Charitable Foundation (the "Founda-tion"), raising $77.6 million of net proceeds. The Company utilized $43.4 mil-lion of such net proceeds to acquire all of the outstanding stock of the Bank.

  The Company's current business operations primarily consist of the invest-ment of the portion of net conversion proceeds it retained and the holding of the stock of the Bank. Accordingly, the Company's business operations are pri-marily conducted through the Bank. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company and Bank. The Company operates its main banking and administrative of-fice, and its operations center, in Fall River, Massachusetts and its twelve other branch offices located in the municipalities of Fall River, Attleboro, Taunton, New Bedford, Somerset, and Seekonk, Massachusetts as well as East Providence, Pawtucket, and Warwick, Rhode Island. The Company also operates five loan origination centers, four in Massachusetts and one in Rhode Island. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mort-gage-backed securities, U.S. Government securities and other securities. The Company originates loans for investment and loans for sale in the secondary market, generally retaining the servicing rights for loans sold. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, divi-dends and interest on its investments and mortgage-backed securities, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, Fed-eral Home Loan Bank of Boston ("FHLB") advances and proceeds from the sale of loans.

  The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and in-vestment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, investment and loan sale activities and loan servicing income. The Company's noninterest expense consists of compensa-tion and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, advertising and business promotion, data process-ing expense, and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, partic-ularly changes in interest rates, government policies and the actions of regu-latory authorities. The Company had no material assets, liabilities or opera-tions prior to January 15, 1997, and accordingly, the results of operations and other data discussed below occurring prior to that date reflect only those of the Bank and its subsidiary.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, and FHLB advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competi-tion. The Bank is required to maintain minimum levels of liquid assets as de-fined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic condi-tions and deposit flows, is based upon a percentage of the Bank's deposits and short-term borrowings ("liquidity ratio"). The Bank's current regulatory re-quired liquidity ratio is 5%. At March 31, 1997 and 1996, the Bank's liquidity ratio was 13.40% and 6.31%, respectively. Management's current strategy is to maintain liquidity relatively close to the minimum requirement so that it may invest any excess liquidity in higher yielding interest-earning assets or use such funds to repay higher cost FHLB advances.

  The Company's most liquid assets are cash, short-term investments, mortgage loans held for sale and investment and mortgage-backed securities available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At March 31, 1997, cash, short-term investments, mortgage loans held for sale and in-vestment and mortgage-backed securities available for sale totaled $109.5 mil-lion, or 11.2% of total assets.

  The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances. At March 31, 1997, the Company had $111.1 million in advances outstanding from the FHLB, and at March 31, 1997, the Com-pany had an additional overall borrowings capacity from the FHLB of $430.4 million. During fiscal year 1997, the Company used growth in deposits as well as increases in FHLB advances to continue to fund loan originations. Since the conversion, the Company has repaid a portion of its maturing FHLB advances with net conversion proceeds. Depending on market conditions, the pricing of deposit products and FHLB advances, the Company may continue to rely on FHLB advances to fund asset growth.

  At March 31, 1997, the Company had commitments to originate loans and unused outstanding lines of credit and undistributed balances of construction loans totaling $93.2 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts which are scheduled to mature in less than one year from March 31, 1997, totaled $370.6 million. The Company expects that substantially all of the maturing certificate accounts will be retained by the Company at maturity.

  The Company is presently engaged in an evaluation of its present data processing provider, the conclusion of which may entail capital outlays the amounts of which are not presently estimable. Additionally, in connection with the Company's strategy to expand its operations and facilities, the Company opened a new branch office in New Bedford, Massachusetts in March 1997 and is planning to a open a branch office and centralized operations facility in Swansea, Massachusetts in late 1997 and enlarge its downtown Fall River branch office in mid 1997. The Company has budgeted approximately $15.5 million of capital expenditures related to this planned expansion activity, of which $6.4 million has been incurred to date. The Company is also seeking sites for other branch offices in its market area and for a new loan origination center in Connecticut. The Company's Board of Directors has also authorized management to establish a trust services function to provide future trust services to customers. The establishment of additional branch offices, loan origination centers, and trust services by the Company would result in additional capital expenditures and other costs associated with the establishment of such branch offices, loan originations centers, and services which the Company has not yet currently estimated.

  Additionally, the Company's Board of Directors has recently adopted the 1997 Stock-based Incentive Plan which is to become effective upon the earlier of stockholder approval or January 16, 1998. Such plan is scheduled to be pre-sented to stockholders for approval at the 1997 annual meeting of the stock-holders, presently scheduled for August 5, 1997. Such plan provides for the granting of stock awards to directors, officers, and employees of the Company and its affiliates equal to 4% of the common stock outstanding. It is antici-pated that a trust will be established to purchase stock in the open market to fund stock awards under the plan and that such purchases by the trust will be funded by contributions from the Company and/or Bank. Assuming the closing price of the Company's common stock at May 30, 1997, the aggregate amount to be contributed to the plan trust would total $5.2 million.

  At March 31, 1997, the consolidated capital to total assets ratio of the Company and Bank was 12.47%. As of March 31, 1997, the Bank exceeded all of its regulatory capital requirements with tangible, core and risk-based capital ratios of 10.34%, 10.34%, and 20.24%, respectively, as compared to the minimum regulatory requirements of 1.5%, 3.0%, and 8.0%, respectively.

  On August 20, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996". The new rules eliminate the 8% of taxable income method for de-ducting additions to the tax bad debt reserves for all thrifts beginning after December 31, 1995. These rules also require that all thrift institutions re-capture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The

Company has previously recorded a deferred tax liability equal to the bad debt recapture, and as such, the new rules will have no effect on net income or federal tax expense. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to the provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess dis-tributions is approximately $3.3 million.

  At the time of conversion, the Bank was required to establish a liquidation account in an amount equal to its retained earnings as of September 30, 1996, which provides a liquidation preference to eligible account holders of the Bank prior to conversion based on such account holder's qualifying deposits. The liquidation account will be reduced to the extent that such account hold-ers reduce their qualifying deposits. In the unlikely event of a complete liq-uidation of the Bank, each such account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to de-clare or pay dividends on its capital stock, or repurchase any of its out-standing stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at March 31, 1997 was approximately $31.1 million.

IMPACT OF INFLATION AND CHANGING PRICES

  The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The im-pact of inflation is reflected in the increased cost of the Company's opera-tions. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direc-tion or to the same extent as the price of goods and services.

MANAGEMENT OF INTEREST RATE RISK

  The principal objective of the Company's interest rate risk management func-tion is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and per-formance objectives, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company mon-itors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a monthly basis and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

  In recent years, the Company has primarily utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate and shorter-term (generally twelve years or less) fixed-rate, one- to four-family mortgage loans; (2) selling in the secondary market long-er-term, fixed-rate mortgage loans originated while generally retaining the servicing rights on such loans; (3) investing primarily in short-term U.S. Government securities or short-term fixed or adjustable rate mortgage-backed securities; and (4) attempting to reduce the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits and utilizing FHLB advances to replace rate sensitive deposits and fund asset growth.

  The matching of assets and liabilities may be analyzed by examining the ex-tent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets ma-turing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At March 31, 1997, the Company's cumulative one year interest rate gap (which is the difference between the amount of interest-earning as-sets and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was a negative 7.08%. Accordingly, during a period of rising interest rates, the Company would be in a worse position to invest in higher yielding assets as compared to an institution with a positive gap position which, consequently, may result in the cost of its interest-bear-ing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, the Company's interest-bearing liabilities would tend to reprice down-ward at a faster rate than its interest-earning assets as compared to an in-stitution with a positive gap which, consequently, may tend to positively af-fect the growth of the Company's net interest income.

  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1997, which are antici-pated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP table"). Except as stated be-low, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabili-ties at March 31, 1997, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on ad-justable-rate loans. Annual prepayment rates for one- to four-family and mul-ti-family mortgage loans, and mortgage-backed securities are assumed to range from 10.55% to 25.53% for adjustable-rates and 3.95% to 36.88% for fixed-rates, respectively. Money market deposit accounts, savings accounts and NOW accounts are assumed to have annual decay rates of 67.7%, 2.4% and 3.4%, re-spectively. These assumptions may or may not be indicative of actual prepay-ments and withdrawals experienced by the Company. The table does not necessar-ily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pres-sures and, therefore, actual experience may vary from that indicated.

  The following table shows the gap position of the Company at March 31, 1997:

                             3       MORE THAN    MORE THAN   MORE THAN   MORE THAN    MORE
                           MONTHS   3 MONTHS TO  6 MONTHS TO  1 YEAR TO   3 YEARS TO   THAN     TOTAL
                          OR LESS    6 MONTHS      1 YEAR      3 YEARS     5 YEARS   5 YEARS    AMOUNT
                          --------  -----------  -----------  ---------   ---------- --------  --------
                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Short-term invest-
  ments.................  $ 39,410   $    --      $    --     $    --      $    --   $    --   $ 39,410
 Investment securities..     3,886      2,995        4,494      10,504          --        --     21,879
 Loans receivable(1)....   125,427     63,506      114,197     199,567      171,939   152,283   826,919
 Mortgage-backed securi-
  ties..................       714        855        2,142      20,603        7,195    15,658    47,167
 Stock in FHLB-Boston...     9,531        --           --          --           --        --      9,531
                          --------   --------     --------    --------     --------  --------  --------
 Total interest-earning
  assets................   178,968     67,356      120,833     230,674      179,134   167,941  $944,906
                          --------   --------     --------    --------     --------  --------  --------
INTEREST-BEARING LIABIL-
 ITIES:
 Money market accounts..     4,656      3,919        6,075      11,043        2,781       937    29,411
 Savings accounts.......       512        509        2,160       3,913        3,730    75,770    86,594
 NOW accounts...........       355        352          695       2,665        2,489    35,325    41,881
 Certificate accounts...   103,800    114,882      112,897     100,982        8,381       --    440,942
 IRA and KEOGH ac-
  counts................     9,336      8,794       21,621      36,391        7,730       --     83,872
 FHLB advances..........    10,000     21,000       15,000      64,014        1,000        48   111,062
                          --------   --------     --------    --------     --------  --------  --------
 Total interest-bearing
  liabilities...........   128,659    149,456      158,448     219,008       26,111   112,080  $793,762
                          --------   --------     --------    --------     --------  --------  --------
Interest-earning assets
 less interest-bearing
 liabilities............  $ 50,309   $(82,100)    $(37,615)   $ 11,666     $153,023  $ 55,861  $151,144
                          ========   ========     ========    ========     ========  ========  ========
Cumulative interest-rate
 sensitivity gap........  $ 50,309   $(31,791)    $(69,406)   $(57,740)    $ 95,283  $151,144
                          ========   ========     ========    ========     ========  ========
Cumulative interest-rate
 gap as a percentage of
 total assets at March
 31, 1997...............      5.13%     (3.24)%      (7.08)%     (5.89)%       9.73%    15.43%
Cumulative interest rate
 gap as a percentage of
 total interest-earning
 assets at March 31,
 1997...................      5.32%     (3.36)%      (7.35)%     (6.11)%      10.08%    16.00%
Cumulative interest-
 earning assets as a
 percentage of
 cumulative interest-
 bearing liabilities at
 March 31, 1997.........    139.10%     88.57%       84.10%      91.19%      113.98%   119.04%

--------
(1) Includes total loans receivable and mortgage loans held for sale, net of non-performing loans and undisbursed proceeds of construction mortgages in process.

  Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different de-grees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in in-terest rates, prepayment and early withdrawal levels would likely deviate sig-nificantly from those assumed in calculating the table. Finally, the ability of many borrowers to make payments on their adjustable-rate loans may decrease in the event of an interest rate increase.

  The Company's interest rate sensitivity is monitored by management through the use of a model which internally generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS also produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Re-port, the results of which may vary from the Company's internal model primar-ily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvest-ment rates and deposit decay rates. The following table sets forth the Company's NPV as of March 31, 1997, as calculated by the Company.

                                                                    NPV AS %
                                                                  OF PORTFOLIO
              CHANGE IN                 NET PORTFOLIO VALUE     VALUE OF ASSETS
           INTEREST RATES             ------------------------- -----------------
           IN BASIS POINTS                                 %     NPV
            (RATE SHOCK)              $ AMOUNT $ CHANGE  CHANGE RATIO  CHANGE (1)
           ---------------            -------- --------  ------ -----  ----------
                                               (DOLLARS IN THOUSANDS)
400.................................. 104,164  (51,753)   (33)  11.02%    (435)
300.................................. 116,536  (39,381)   (25)  12.12     (325)
200.................................. 130,199  (25,718)   (16)  13.29     (208)
100.................................. 143,630  (12,287)    (8)  14.40      (97)
Static............................... 155,917      --     --    15.37      --
(100)................................ 164,681    8,764      6   16.02       65
(200)................................ 167,912   11,995      8   16.19       82
(300)................................ 167,168   11,251      7   16.05       68
(400)................................ 168,421   12,504      8   16.06       69

--------
(1) Expressed in basis points.

  As in the case with the Gap Table, certain short-comings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in mar-ket interest rates. In this regard, the NPV model presented assumes that the composition of the Company's interest sensitive assets and liabilities exist-ing at the beginning of a period remains constant over the period being mea-sured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such mea-surements are not intended to and do not provide a precise forecast of the ef-fect of changes in market interest rates on the Company's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

  Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest in-come also depends upon the relative amounts of interest-earning assets and in-terest-bearing liabilities and the interest rate earned or paid on them.

  The following table sets forth certain information relating to the Company at fiscal year end 1997 and for fiscal years 1997, 1996, and 1995. The average yields and costs are derived by dividing income or expense by the average bal-ance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and the costs include fees, premiums and discounts which are considered adjustments to yields.

                                                                  FOR THE YEARS ENDED MARCH 31,
                               AT         --------------------------------------------------------------------------------
                         MARCH 31, 1997             1997                       1996                       1995
                         ---------------- -------------------------- -------------------------- --------------------------
                                                             AVERAGE                    AVERAGE                    AVERAGE
                                   YIELD/ AVERAGE            YIELD/  AVERAGE            YIELD/  AVERAGE            YIELD/
                         BALANCE    COST  BALANCE   INTEREST  COST   BALANCE   INTEREST  COST   BALANCE   INTEREST  COST
                         --------  ------ --------  -------- ------- --------  -------- ------- --------  -------- -------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS:
 Interest-earning
  assets:
  Loans receivable, net
   and mortgage loans
   held for sale(1)..... $819,686   7.69% $759,185  $57,941   7.63%  $548,558  $43,757   7.98%  $471,050  $35,871   7.62%
  Investment
   securities(2)........   70,820   6.16    53,199    3,360   6.32     30,808    1,966   6.38     21,922    1,355   6.18
  Mortgage-backed
   securities(3)........   47,167   6.83    16,085      958   5.96      4,411      321   7.28      3,033      261   8.61
                         --------   ----  --------  -------   ----   --------  -------   ----   --------  -------   ----
   Total interest-
    earning assets......  937,673   7.53   828,469   62,259   7.51    583,777   46,044   7.89    496,005   37,487   7.56
                                    ----            -------   ----             -------   ----             -------   ----
 Noninterest-earning
  assets................   42,063           35,895                     25,570                     23,146
                         --------         --------                   --------                   --------
   Total assets......... $979,736         $864,364                   $609,347                   $519,151
                         ========         ========                   ========                   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
 Interest-bearing
  liabilities:
  Money market
   accounts............. $ 29,411   2.83  $ 28,967      828   2.86   $ 27,194      783   2.88   $ 33,011      885   2.68
  Savings accounts......   86,594   2.50    82,536    2,061   2.50     76,511    1,915   2.50     81,525    2,037   2.50
  NOW accounts..........   41,881   1.98    38,801      763   1.97     30,088      599   1.99     24,153      479   1.98
  Certificate accounts..  524,814   5.83   453,454   26,625   5.87    332,977   19,834   5.96    230,383   10,489   4.55
                         --------   ----  --------  -------   ----   --------  -------   ----   --------  -------   ----
   Total................  682,700   5.04   603,758   30,277   5.01    466,770   23,131   4.96    369,072   13,890   3.76
  FHLB advances.........  111,062   6.13   131,523    8,220   6.25     50,321    3,251   6.46     71,005    4,447   6.26
                         --------   ----  --------  -------   ----   --------  -------   ----   --------  -------   ----
   Total interest-
    bearing
    liabilities.........  793,762   5.19   735,281   38,497   5.24    517,091   26,382   5.10    440,077   18,337   4.17
                                    ----            -------   ----             -------   ----             -------   ----
 Non-interest-bearing
  liabilities(4)........   63,820           63,516                     48,015                     40,415
                         --------         --------                   --------                   --------
   Total liabilities....  857,582          798,797                    565,106                    480,492
                         --------         --------                   --------                   --------
 Stockholders' Equity...  122,154           65,567                     44,241                     38,659
                         --------         --------                   --------                   --------
  Total liabilities and
   stockholders'
   equity............... $979,736         $864,364                   $609,347                   $519,151
                         ========         ========                   ========                   ========
 Net interest rate
  spread(5).............            2.34%           $23,762   2.27%            $19,662   2.79%            $19,150   3.39%
                                    ====            =======   ====             =======   ====             =======   ====
 Net interest
  margin(6).............                                      2.87%                      3.37%                      3.86%
                                                              ====                       ====                       ====
 Ratio of interest-
  earning assets to
  interest-bearing
  liabilities...........   118.13%          112.67%                    112.90%                    112.71%
                         ========         ========                   ========                   ========

--------
(1) Amount is net of deferred loan origination costs, undisbursed proceeds of construction mortgages in process, allowance for loan losses and includes non-performing loans.
(2) Includes short-term investments and investment securities available for sale and held to maturity and FHLB stock.
(3) Consists of mortgage-backed securities available for sale and held to ma-turity.
(4) Consists primarily of business checking accounts.
(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of av-erage interest-earning assets.

RATE/VOLUME ANALYSIS

  The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing lia-bilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multi-plied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes at-tributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                   YEAR ENDED                   YEAR ENDED
                                 MARCH 31, 1997               MARCH 31, 1996
                                   COMPARED TO                  COMPARED TO
                                   YEAR ENDED                   YEAR ENDED
                                 MARCH 31, 1996               MARCH 31, 1995
                           ---------------------------- -----------------------------
                           INCREASE (DECREASE)          INCREASE (DECREASE)
                                 DUE TO                       DUE TO
                           -------------------          --------------------
                            VOLUME     RATE       NET    VOLUME      RATE       NET
                           -------------------  ------- ---------- ---------  -------
                                               (IN THOUSANDS)
 INTEREST-EARNING ASSETS:
 Investment securities...  $   1,414 $     (20) $ 1,394 $     566  $      45  $   611
 Loans receivable, net
  and mortgage loans held
  for sale...............     16,148    (1,964)  14,184     6,127      1,759    7,886
 Mortgage-backed
  securities.............        705       (68)     637       105        (45)      60
                           --------- ---------  ------- ---------  ---------  -------
 Total interest-earning
  assets.................     18,267    (2,052)  16,215     6,798      1,759    8,557
                           --------- ---------  ------- ---------  ---------  -------
 INTEREST-BEARING
  LIABILITIES:
 Money market accounts...         51        (6)      45      (164)        62     (102)
 Savings accounts........        146       --       146      (122)       --      (122)
 NOW accounts............        171        (7)     164       118          2      120
 Certificate accounts....      7,078      (287)   6,791     5,511      3,834    9,345
                           --------- ---------  ------- ---------  ---------  -------
  Total..................      7,446      (300)   7,146     5,343      3,898    9,241
 FHLB advances...........      5,078      (109)   4,969    (1,334)       138   (1,196)
                           --------- ---------  ------- ---------  ---------  -------
 Total interest-bearing
  liabilities............     12,524      (409)  12,115     4,009      4,036    8,045
                           --------- ---------  ------- ---------  ---------  -------
 Net change in net
  interest income........  $   5,743 $  (1,643) $ 4,100 $   2,789  $  (2,277) $   512
                           ========= =========  ======= =========  =========  =======

ASSET QUALITY

  The following table sets forth information regarding non-accrual loans and real estate owned ("REO"). At March 31, 1997, REO totaled $665,000. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. For fiscal years ended 1997 and 1996, the difference between the amount of interest income which would have been recognized on non-accrual loans if such loans were performing in accor-dance with their regular terms and amounts recognized was $130,000 and $124,000, respectively.

                                                    AT MARCH 31,
                                         --------------------------------------
                                          1997    1996    1995    1994    1993
                                         ------  ------  ------  ------  ------
                                               (DOLLARS IN THOUSANDS)
 NON-ACCRUAL LOANS:
 Mortgage loans:
   One- to four-family.................  $1,908  $2,469  $2,501  $3,649  $4,345
   Multi-family........................     268     334      51     --      --
   Commercial real estate(1)...........     976     --       85     --      277
   Construction and land...............     232     --      --       26     --
                                         ------  ------  ------  ------  ------
         Total mortgage loans..........   3,384   2,803   2,637   3,675   4,622
                                         ------  ------  ------  ------  ------
  Commercial loans.....................     --       87     --       15       1
                                         ------  ------  ------  ------  ------
 Consumer loans:
  Home equity lines....................     114     956     386     483     262
  Second mortgages.....................      95     196     --       34     120
  Other consumer loans.................      69       3      10      14     --
                                         ------  ------  ------  ------  ------
         Total consumer loans..........     278   1,155     396     531     382
                                         ------  ------  ------  ------  ------
         Total nonaccrual loans........   3,662   4,045   3,033   4,221   5,005
 Real estate owned, net(2).............     665     643     296     939     464
                                         ------  ------  ------  ------  ------
  Total non-performing assets..........  $4,327  $4,688  $3,329  $5,160  $5,469
                                         ======  ======  ======  ======  ======
 Allowance for loan losses as a percent
  of loans(3)..........................    1.09%   0.87%   0.84%   0.95%   1.03%
 Allowance for loan losses as a percent
  of non-performing loans(4)...........  239.98% 138.62% 139.76%  93.91%  70.41%
 Non-performing loans as a percent of
  loans(3)(4)..........................    0.45%   0.63%   0.60%   1.02%   1.46%
 Non-performing assets as a percent of
  total assets(5)......................    0.44%   0.65%   0.59%   1.10%   1.37%

--------
(1) Consists of a restructured/impaired commercial real estate loan at March 31, 1997.
(2) REO balances are shown net of related valuation allowances.
(3) Loans includes loans receivable, net, excluding allowance for loan losses.
(4) Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncer-tainty with respect to the collectability of interest or principal.
(5) Non-performing assets consist of non-performing loans and REO.

  The Bank adopted a new accounting method for measuring loan impairment on April 1, 1995 pursuant to Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan. Adoption of this accounting standard did not have a material effect on the comparability of the above table.

  At March 31, 1997 and March 31, 1996, total impaired loans were $1.5 million and $991,000, re-
spectively. At March 31, 1997, impaired loans of $1.3 million required an im-pairment allowance of $762,000. At March 31, 1997 impaired loans of $164,000 did not require an impairment allowance. For a description of which loans qualify as impaired loans under SFAS No. 114, see Note 1 to Consolidated Fi-nancial Statements included elsewhere herein. All impaired loan have been mea-sured using the fair value of the collateral method. During fiscal year 1997, the average recorded value of impaired loans was $1.0 million. For these loans, $112,000 of interest income was recognized while $232,000 of interest income would have been recognized under the original terms.

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information cur-rently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of manage-ment. As of March 31, 1997, the Company's allowance for loan losses was 1.09% of total loans receivable and 239.98% of total non-performing loans as com-pared to 0.87% and 138.62%, respectively as of March 31, 1996. The Company had non-accrual loans of $3.7 million and $4.0 million at March 31, 1997 and March 31, 1996, respectively. The allowance for loan losses totaled $8.8 million at March 31, 1997 as compared to $5.6 million at March 31, 1996. The increase in the allowance of $3.2 million reflects management's assessment of the loan portfolio and growth in the balance of such portfolio. The Company will con-tinue to monitor and modify its allowance for loan losses as conditions dic-tate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no as-surances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

  The following table sets forth activity in the Company's allowance for loan losses for the years indicated:

                                        AT OR FOR THE YEAR ENDED MARCH 31,
                                        --------------------------------------
                                         1997    1996    1995    1994    1993
                                        ------  ------  ------  ------  ------
                                              (DOLLARS IN THOUSANDS)
 Balance at beginning of year.......... $5,607  $4,239  $3,964  $3,524  $1,795
 Provision for loan losses.............  3,750   2,626     653   1,035   2,102
 Charge-offs:
 Mortgage loans:
  One- to four- family.................    331     218     168     324     240
  Multi-family.........................     82     --      --       55     --
  Commercial real estate...............    --      967      25     121      18
  Construction and land................    --      --      --       25      10
 Commercial loans......................     87     --       15      38      40
 Consumer Loans:
  Home equity lines....................    116      68     113      20      31
  Second mortgages.....................     10     --      --      --      --
  Other consumer.......................     11      35      79      45      69
                                        ------  ------  ------  ------  ------
   Total...............................    637   1,288     400     628     408
 Recoveries............................     68      30      22      33      35
                                        ------  ------  ------  ------  ------
 Balance at end of year................ $8,788  $5,607  $4,239  $3,964  $3,524
                                        ======  ======  ======  ======  ======
 Ratio of net charge-offs during the
  period to average loans outstanding
  during the year......................   0.07%   0.23%   0.08%   0.14%   0.11%
                                        ======  ======  ======  ======  ======

  The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. At March 31, 1997, 1996, and 1995, the Company classified (excluding REO) $3.7 million, $4.9 million, and $5.1 million of substandard loans, respectively. Included in these amounts were $3.0 million, $4.0 million, and $3.0 million in non-per-forming loans, respectively. In the opinion of management, the performing sub-standard loans evidence one or more weaknesses or potential weaknesses, and depending on the regional economy and other factors, may become non-performing assets in future periods.

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1997 AND MARCH 31, 1996

FINANCIAL CONDITION

  Assets at March 31, 1997 totaled $979.7 million, an increase of $256.1 mil-lion or 35.4%, compared to

$723.6 million at March 31, 1996. Most of the growth in assets was in loans receivable, which increased from $637.6 million to $796.4 million or 24.9%, mortgage-backed securities available for sale, which increased from zero to $31.7 million, short-term investments, which increased from zero to $39.4 mil-lion, mortgage-backed securities held to maturity, which increased from $7.2 million to $15.4 million and mortgage loans held for sale which increased from $17.7 million to $23.3 million. The increase in loans receivable was attribut-able to strong growth in residential mortgages, consumer loans, and commercial loans, primarily due to an aggressive advertising promotion of the loan prod-ucts, the expansion of the residential lending activities further into the state of Connecticut, the addition of new correspondent lenders to the Bank's wholesale residential loan origination activities, and increases in business development staffing. Cash on hand and due from banks increased from $13.3 million at March 31, 1996 to $14.1 million at March 31, 1997. Office proper-ties and equipment, net increased by $5.9 million from $8.3 million at March 31, 1996 to $14.2 million at March 31, 1997. The increase in office properties and equipment, net, took place over the entire fiscal year ending March 31, 1997 as a result of the Bank's capital outlays to remodel existing, older banking offices as well as to buy, build, and equip the Bank's new banking of-fice locations which have significantly expanded the Bank's branch network. In fiscal year 1997, capital outlays also took place to fund progress payments on the new Swansea branch office/operations center. The increase in short-term investments and securities was primarily funded by net proceeds of $77.6 mil-lion from the stock conversion.

  Deposit accounts increased from $583.8 million at March 31, 1996 to $724.0 million at March 31, 1997, an increase of 24.0%. The increase in deposits re-sulted primarily from the inflow of deposits from the opening of three branch offices, the Company's competitive deposit pricing strategy and increased mar-keting efforts. The growth in deposits was primarily attributable to a $132.8 million or 33.9% increase in certificate accounts, which grew from $392.0 mil-lion to $524.8 million, coupled with an increase in other deposits of $7.4 million or 3.8%. The increase in certificate accounts was due primarily to the Company's competitive pricing of such deposits in order to attract new ac-counts and increase market share. FHLB advances increased from $75.1 million at March 31, 1996 to $111.1 million at March 31, 1997, an increase of $36.0 million. The increase in FHLB advances and deposits partially funded the growth in loans receivable.

  Total stockholders' equity at March 31, 1997 was $122.2 million or 12.47% of assets compared to $46.4 million or 6.41% of assets at March 31, 1996. The in-crease is due to the addition of conversion proceeds of $77.6 million, the is-suance of common stock to the Foundation of $6.5 million, $774,000 charged to expense related to the reduction in the unallocated Employee Stock Ownership Plan ("ESOP") shares, and a $376,000 increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares offset by $7.0 million of shares acquired by the ESOP and a net loss of $2.4 million.

  Non-performing assets decreased to $4.3 million or .44% of total assets at March 31, 1997, compared to $4.7 million or .65% of total assets at March 31, 1996. The allowance for loan losses was increased from $5.6 million at March 31, 1996 to $8.8 million at March 31, 1997 due to loan portfolio growth. The allowances for loan losses amounted to 1.09% of loans at March 31, 1997, com-pared to .87% of loans at March 31, 1996. See "Asset Quality" included else-where herein.

RESULTS OF OPERATIONS

GENERAL

  For fiscal year 1997, the Company experienced a $2.4 million net loss, com-pared to net income of $4.6 million for the year ended March 31, 1996. The de-crease in net income was primarily attributable to pre-tax charges totaling $10.7 million. Included in the $10.7 million of pre-tax charges were the im-pact of the establishment of the Foundation, increased compensation expense to implement the ESOP, and a non-recurring assessment to recapitalize the Savings Association Insurance Fund of the FDIC ("SAIF"). The one-time special Founda-tion contribution pre-tax charge to income was $6.5 million, the ESOP pre-tax charge to income was $1.3 million and the SAIF recapitalization pre-tax charge to income was $2.9 million. Excluding these items, pre-tax income for fiscal year 1997 totaled $7.8 million compared to $8.0 million from fiscal year 1996. Net interest income for fiscal years 1997 and 1996 amounted to $23.8 million and $19.7 million, respectively, primarily as a result of the increase in loan interest income.

INTEREST INCOME

  Total interest income for fiscal year 1997 was $62.3 million. This is an in-crease of $16.3 million or 35.2% from the $46.0 million total interest income for fiscal year 1996. Most of the increase in total interest income was due to higher average balances of interest-earning assets, which averaged $828.5 mil-lion for fiscal year 1997, compared to the average balance of $583.8 million during fiscal year 1996. Interest income from loans receivable, increased $14.1 million or 32.4% to $57.9 million for fiscal year 1997. This increase resulted from the net effect of a $210.6 million increase in the average bal-ance of loans receivable, offset by a 35 basis point decrease in yield. Addi-tionally, the average balance of investment securities and the average balance of mortgage-backed securities increased from $30.8 million and $4.4 million, respectively for fiscal year 1996 to average balances of $53.2 million and $16.1 million respectively for fiscal year 1997. These increases in interest-earning assets were funded by deposit growth and FHLB advances during fiscal year 1997 and for a portion of fiscal year 1997 by net proceeds from the con-version. The increase in total interest income was offset partially by a de-crease in the average yield on total interest-earning assets from 7.89% for fiscal year 1996 to 7.51% for fiscal year 1997. This yield reduction resulted primarily from a substantial portion of the asset growth being in the form of adjustable-rate mortgages, which generally are originated at discounted rates for the initial term.

INTEREST EXPENSE

  Interest expense for fiscal year 1997 amounted to $38.5 million, an increase of $12.1 million, from fiscal year 1996 total of $26.4 million, an increase of 45.9%. The primary reason for this increase was due to significantly higher average balances for interest-bearing deposits totaling $603.8 million during fiscal year 1997, compared to average balances for interest-bearing deposits of $466.8 million during fiscal year 1996, an increase of $137.0 million. In addition to net proceeds from the conversion, the growth in deposits and FHLB advances were utilized to fund the growth in loans receivable, short-term in-vestments, and mortgage-backed securities. The average cost of interest-bear-ing deposits increased for the year ended March 31, 1997 to 5.01% as compared to 4.96% for the year ended March 31, 1996 as new deposit costs exceeded the average cost of existing deposits. The Company has maintained an aggressive deposit pricing strategy in the past year as it seeks to increase market share, resulting in a strong deposit inflow. The Company's outstanding FHLB advances also experienced higher average balances, increasing by $81.2 million from $50.3 million for the year ending March 31, 1996, to $131.5 million for fiscal year 1997. The average cost of borrowed funds decreased for the year ended March 31, 1997 to 6.25% as compared to 6.46% for fiscal year 1996 due to the lower cost of new FHLB advances as compared to the average cost for the existing FHLB advances.

NET INTEREST INCOME

  Net interest income before the provision for loan losses increased by $4.1 million, or 20.9%, as the increase in the average balance of interest-earning assets more than offset higher interest expense and a decrease in the net in-terest rate spread, from 2.79% for fiscal year 1996 to 2.27% for fiscal year 1997. The decrease in the net interest rate spread was due to an increase in the average balance of higher cost certificate accounts and a decrease in the yield on loans receivable. The Company's net interest margin decreased from 3.37% for fiscal year 1996 to 2.87% for fiscal year 1997.

PROVISION FOR LOAN LOSSES

  The Company's provision for loan losses amounted to $3.8 million for fiscal year 1997, as compared to a provision of $2.6 million for fiscal year 1996. This increase in the provision for loan losses is a result of management's re-view and evaluation of the loan portfolio. Also, management considered the 24.9% growth in the overall balance of the Company's loan portfolio from $637.6 million at March 31, 1996 to $796.4 million at March 31, 1997. To the extent the Company experiences further increases in the overall balance of its loan portfolio or increases its concentrations of loans which bear a higher degree of risk than one- to four-family loans, the Company anticipates that further increases in its allowance for loan losses may continue to be neces-sary through continued provisions for loan losses. While management of the Company believes that the current level of its allowance for loan losses is sufficient based on information currently available at this time, no assur-ances can be made that future events, conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for loan losses which may adversely affect net income.

NONINTEREST INCOME

  Noninterest income decreased $178,000, or 3.9% from $4.6 million for fiscal year 1996 to $4.4 million for fiscal year 1997. Noninterest income consists of loan servicing income, gains and losses on the sale of mortgages, and other noninterest income. Other noninterest income for fiscal year 1997 decreased to $2.1 million from $2.8 million for fiscal year 1996. This decline in other noninterest income primarily reflects the reversal of a reserve during fiscal year 1996 which increased noninterest income in such fiscal year by $813,000. The reserve had been established in fiscal year 1994 in connection with the reconciliation of certain loans being serviced for others and during fiscal year 1996 it was determined to be no longer necessary. Partially offsetting this reduction in other noninterest income was a decrease in the loss on sale of mortgages loans which was $841,000 for fiscal year 1996 as compared to $478,000 for fiscal year 1997, an improvement of $363,000. The improvement in the loss on loan sale activity during fiscal year 1997 was primarily due to the adoption of SFAS No. 122 Accounting for Mortgage Servicing Rights, ("SFAS No. 122") on April 1, 1996, which resulted in the inclusion in income of $1.8 million, reflecting the recognition of mortgage servicing rights on loans originated and sold during the period.

NONINTEREST EXPENSE

  Total noninterest expense increased to $27.3 million for fiscal year 1997 compared to $13.7 million for fiscal year 1996. The increase in noninterest expense is primarily attributable to three charges totaling $10.7 million. The Company incurred a non-recurring charge of $6.5 million as a result of the im-pact of the Company's contribution of common stock to the Foundation which was established and funded as part of the January 15, 1997 conversion. Also, com-pensation and employee benefits expense increased $1.3 million due to the im-plementation of the ESOP. Further, in fiscal year 1997, the Company recognized a non-recurring charge of $2.9 million related to the SAIF special assessment.

  Exclusive of the $1.3 million charge for the ESOP, the compensation and em-ployee benefits expense increased to $8.6 million for fiscal year 1997 com-pared to $7.4 million for fiscal year 1996, an increase of $1.2 million, or 17.5%. This increase corresponds to the Company's franchise expansion strategy whereby it added four new branch facilities in the period from October 1995 to March 1997 and increased the number of personnel by a total of 29. Office oc-cupancy and equipment expense increased to $2.0 million for fiscal year 1997 compared to $1.5 million for fiscal year 1996, an increase of $501,000, or 33.3%. This increase is related to the ongoing operation of three new branch offices located in East Providence, Pawtucket, and Warwick, Rhode Island and a fourth new branch office on Ashley Boulevard in New Bedford, Massachusetts. Advertising and business promotion increased from $916,000 to $1.1 million mainly as a result of the promotion of the new banking offices and to bolster marketing efforts of the network of existing branch locations.

  Federal deposit insurance premiums, exclusive of the SAIF special assess-ment, remained consistent at $1.0 million for both fiscal years 1997 and 1996. As a result of the September 1996 recapitalization of the SAIF, the deposit insurance rate has dropped and the Bank continues to qualify for the lowest cost FDIC risk assessment classification for its particular portion of the fi-nancial services industry, thereby paying FDIC insurance premiums on insured deposits at a rate of 6.48 basis points. Data processing expense increased by $149,000, or 26.1%, from $570,000 to $719,000, as a result of increased processing costs related to having more customer accounts as market share in-creases. Other expense increased to $3.2 million during fiscal year 1997 from $2.3 million during fiscal year 1996 primarily as a result of increased ac-counting, consulting, and professional fees due to operating as a publicly held company and increased operating expenses due to the growth in assets. The Company intends to open additional branch offices and loan centers in 1997 and 1998, anticipates the completion of a new administrative facility in 1997, ex-pects to establish a trust services function in the future, and is presently in the process of evaluating its present data processing provider. These ac-tivities will result in further increases in the Company's noninterest expense in the future and on an ongoing basis.

INCOME TAXES

  Income tax benefit was $449,000 for fiscal year 1997 (resulting in an effec-tive tax benefit rate of 15.6%), compared to an income tax expense of $3.4 million for fiscal year 1996 (resulting in an effective tax rate of 42.1%). The change in income tax expense was primarily due to decreased pre-tax income
(loss) as a result of the non-recurring Foundation contribu-tion of $6.5 million. For state income tax purposes, the Company did not re-ceive a tax benefit for the contribution as a result of limitations imposed by the Internal Revenue Code and Massachusetts tax laws. Further, the Company's effective tax rate for fiscal year 1997 increased by approximately 4.4% as a result of non-deductible expenses recorded for the appreciation in the fair value of the allocated ESOP shares.

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1996 AND MARCH 31, 1995.

FINANCIAL CONDITION

  Total assets increased by $163.6 million, or 29.2%, from $560.0 million at March 31, 1995 to $723.6 million at March 31, 1996. The growth in assets is primarily attributable to a $137.6 million increase in loans receivable, net and a $10.9 million increase in mortgage loans held for sale. Cash on hand and due from banks, investment securities available for sale and investment secu-rities held to maturity increased by a total of $6.6 million from $31.4 mil-lion at March 31, 1995 to $38.0 million at March 31, 1996. The $137.6 million increase in loans receivable, net was primarily attributable to the increased balances of one- to four-family mortgage loans, primarily consisting of shorter term fixed-rate loans, which reflects management's determination to retain fixed-rate one- to four-family loans with maturities of 15 years or less. The increase was also attributable to increased loan origination volume in fiscal year 1996 due to favorable market interest rates. As a result, the portfolio of fixed-rate residential mortgage loans and construction and land loans increased by $112.2 million between March 31, 1995 and March 31, 1996 while adjustable-rate residential mortgage loans and construction and land loans increased by $12.4 million during the same period. The declining inter-est rate environment during most of 1995 and the beginning of 1996 resulted in increased originations of fixed-rate loans while demand for adjustable-rate loans diminished. Market interest rates began declining at the beginning of fiscal year 1996 and continued to decline until the middle of the last quarter of fiscal year ended March 31, 1996. The mortgage-backed securities portfolio increased by $4.5 million, from a balance of $2.7 million at March 31, 1995 to a balance of $7.2 million at March 31, 1996 primarily due to a $5.0 million purchase of an adjustable-rate mortgage-backed security. The growth in assets was funded primarily by deposits which increased by $143.6 million, or 32.6%, to $583.8 million at March 31, 1996 as compared to $440.1 million as of March 31, 1995 due primarily to the favorable impact of the Company's continuing ex-pansion strategy and competitive pricing strategy to attract new deposit ac-counts. Deposit growth occurred primarily in higher cost certificate of de-posit accounts which increased from $280.5 million at March 31, 1995, or 54.1% of total liabilities, to $392.0 million at March 31, 1996, or 57.9% of total liabilities. FHLB advances, which increased by $8.5 million to $75.1 million at March 31, 1996 as compared to $66.6 million at March 31, 1995, also funded asset growth. Retained earnings at March 31, 1996 totaled $46.4 million, or 6.41% of total assets, compared to $41.7 million, or 7.45%, at March 31, 1995.

RESULTS OF OPERATIONS

GENERAL

  Net income for fiscal year ended March 31, 1996 decreased by $358,000, or 7.2%, from $5.0 million for the year ended March 31, 1995 to $4.6 million for the year ended March 31, 1996. The decrease was primarily attributable to a higher provision for loan losses in fiscal year 1996 and an increase in nonin-terest expenses which were partially offset by higher noninterest income re-sulting from reduced losses on the sale of mortgage loans, net, an increase in other income, an increase in net interest income and reduced income tax ex-pense.

INTEREST INCOME

  Total interest income for fiscal year ended March 31, 1996 increased by $8.5 million to $46.0 million as compared to $37.5 million for fiscal year 1995. The increase in interest income for fiscal year 1996 was primarily attribut-able to increased average balances of interest-earning assets, primarily due to an increase in the average balance of loans, which increased by $77.5 mil-lion, or 16.5%, from $471.1 million for fiscal year 1995 to $548.6 million for fiscal year 1996. The increase in loans receivable primarily reflects in-creased one- to four-family loan originations and the Company's determination to retain fixed-rate one- to four-family loans with terms of 15 years or less which it generally originates for sale. As a result, interest income on loans increased by $7.9 million to $43.8 million, or 22.0%, for fiscal year 1996 as compared to $35.9 million for fiscal year 1995. The increase in interest income was also the result of higher average yields on interest-earn-ing assets which increased from 7.56% for fiscal year 1995 to 7.89% for fiscal year 1996 due to the retention of fixed-rate one- to four-family loans which generally bear higher rates than adjustable-rate loans. Interest income on in-vestment and mortgage-backed securities also increased by $671,000 due to in-creased average balances.

INTEREST EXPENSE

  Interest expense increased by $8.0 million, or 43.9%, for fiscal year 1996 to $26.4 million as compared to $18.3 million for fiscal year 1995 primarily due to increased average balances of deposit accounts resulting from the growth in the Company's certificate accounts. The growth in higher cost cer-tificate accounts resulted in an increase of $9.2 million, or 66.5%, in inter-est expense on deposit accounts. The Company's competitive deposit pricing strategy resulted in an increase in the average cost of deposits of 120 basis points from an average cost of 3.76% for fiscal year 1995 to an average cost of 4.96% for fiscal year 1996. Average balances increased by $97.7 million from an average balance of $369.1 million for the year ended March 31, 1995 to an average balance of $466.8 million for the year ended March 31,1996. The in-crease in interest expense on deposits was offset partially by a decrease in interest expense on FHLB advances of $1.1 million, or 26.9%, due to a decrease in the average balance of FHLB advances from $71.0 million for fiscal year 1995 to $50.3 million for fiscal year 1996. Interest expense on FHLB advances decreased despite an increase in the average cost of FHLB advances of 20 basis points, from 6.26% for fiscal year 1995 to 6.46% for fiscal year 1996.

NET INTEREST INCOME

  Net interest income before provision for loan losses increased by $512,000, or 2.7%, from $19.2 million to $19.7 million for fiscal year 1996. Net inter-est income increased despite a decrease in the net interest spread which de-creased from 3.39% for fiscal year 1995 to 2.79% for fiscal year 1996. The de-crease in the net interest spread was due primarily to increased average bal-ance of higher cost certificate accounts and the Company's competitive pricing strategy to attract and retain certain certificate of deposit accounts. The net interest margin for fiscal year 1996 decreased to 3.37% from 3.86% for fiscal year 1995 primarily due to the increase in the average cost of certifi-cate accounts. The impact of the reduced net interest margin was offset by an increase in the average balance of interest earning assets in fiscal year 1996 versus fiscal year 1995 and, as a result, net interest income improved for fiscal year 1996 versus fiscal year 1995.

PROVISION FOR LOAN LOSSES

  The Company's provision for loan losses amounted to $2.6 million for the year ended March 31, 1996, as compared to a provision of $653,000 for the year ended March 31, 1995. The increase in the provision for loan losses was due primarily to management's review and evaluation of the loan portfolio and in-creased charge-off activity. In particular, management considered the increase in loan charge offs which increased from $400,000 to $1.3 million primarily due to charge offs related to one commercial real estate loan which management determined to restructure and partially charge off as a result of the borrow-ers becoming unable to repay the loan under its original terms due to vacancy and cash flow problems. As a result, the Company's allowance for loan losses to loans at March 31, 1996 was 0.87% as compared to 0.84% at March 31, 1995.

NONINTEREST INCOME

  Total noninterest income increased by $2.1 million, or 83.0%, from $2.5 mil-lion for fiscal year 1995 to $4.6 million for fiscal year 1996. The increase was primarily attributable to a $1.1 million reduction in losses on the sale of mortgage loans, which decreased from a $1.9 million loss for fiscal year 1995 to an $841,000 loss for fiscal year 1996, as well as an increase in other income of $1.0 million from $1.8 million for fiscal year 1995 to $2.8 million for fiscal year 1996. The decrease in losses on the sale of mortgage loans in fiscal year 1996 was primarily due to a less volatile market interest rate en-vironment in fiscal year 1996 and the amount of the Company's sales of loans which were not hedged by forward loan sale commitments during fiscal year 1995. During the year ended fiscal year 1996, the Company maintained a higher ratio of loans for sale hedged with forward sale commitments than in the pre-vious fiscal year. The $1.0 million increase in other income was composed pri-marily of an $813,000 benefit due to the reversal in fiscal year 1996 period of a reserve that management had established in fiscal year 1994 pertaining to the Company's reconciliation of certain loans serviced for others; such reserve was subsequently determined not to be needed and the previously established reserve was recovered.

NONINTEREST EXPENSE

  Total noninterest expense for the year ended March 31, 1996 increased by $1.5 million, or 12.1%, from $12.2 million for fiscal year 1995 to $13.7 mil-lion for fiscal year 1996. The increase of $1.5 million, or 12.1%, was in part attributable to an increase of $258,000, or 3.6%, in compensation and employee benefits expense, an increase of $219,000, or 17.0%, in office occupancy and equipment expense, an increase of $225,000, or 32.6%, in advertising and busi-ness promotion expense as well as a $190,000, or 22.2%, increase in federal deposit insurance premiums expense. The increase in compensation and employee benefits and office occupancy and equipment expenses was primarily due to in-creased personnel and facilities in connection with the Company's expansion strategy and the opening of two new branch facilities in fiscal year 1996. The increase in federal deposit insurance resulted from higher average balances of deposit accounts in fiscal year 1996. Data processing expense decreased by $52,000 from $622,000 for fiscal year 1995 to $570,000 for fiscal year 1996 primarily due to contract adjustments negotiated with the Company's service bureau. Other noninterest expense was $1.6 million for the year ended March 31, 1995 as compared to $2.3 million for the year ended March 31, 1996. The increase in other noninterest expense was primarily due to higher costs re-lated to the servicing of a greater number of loan and deposit accounts.

INCOME TAXES

  Income tax expense was $3.4 million for the year ended March 31, 1996 (re-sulting in an effective tax rate of 42.1%), compared to $3.9 million in income tax expense for the year ended March 31, 1995 (resulting in an effective tax rate of 43.7%). The $499,000 decrease in income tax expense is due to de-creased pre-tax income.

IMPACT OF NEW ACCOUNTING STANDARDS

  In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new ac-counting requirements for pledged collateral. SFAS 125 is effective for most transactions occurring after December 31, 1996 and must be applied prospec-tively. However, SFAS No. 127, Deferral of the Effective Date of Certain Pro-visions of SFAS 125, requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transac-tions in the years beginning after December 31, 1997. The Company has deter-mined that the adoption of SFAS 125 did not have a material impact on its con-solidated financial statements.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compen-sation ("SFAS 123"). The Statement encourages companies to adopt a new ac-counting method based on the estimated fair value of employee stock options and other stock awards under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service peri-od. The Company continues to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, however, the Company upon issuance of such awards, will be required to provide expanded disclosures of proforma net income and earn-ings per share and other disclosure information in the footnotes to the con-solidated financial statements as if the fair value method had been applied. At March 31, 1997, the Company has not adopted any stock option or other stock award plans.

  In February 1997, the FASB issued SFAS No. 128, Earning per Share. SFAS 128 establishes standards for computing and presenting earnings per share (EPS). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. SFAS 128 also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

  Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstand-ing for the period. Diluted EPS reflects the potential dilution that could oc-cur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15.

  SAS 128 effective for financial statements issued for period ending after De-cember 15, 1997, including interim periods; earlier application is not permitted. The Company will make the required disclosures in future financial statements.

[LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.:

  We have audited the accompanying consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, (the "Company") as of March 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRSTFED AMERICA BANCORP, INC. and subsidiaries at March 31, 1997 and 1996, and the results of their operations and cash flows for each of the years in the three-year period ended March 31, 1997 in conformity with generally accepted accounting principles.

  As discussed in note 1, the Company changed its method in accounting for mortgage servicing rights effective April 1, 1996.

                                   [LOGO OF KPMG PEAT MARWICK LLP APPEARS HERE]
Boston, Massachusetts
May 16, 1997

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                 1997     1996
                                                               --------  -------
                           ASSETS
Cash on hand and due from banks..............................  $ 14,130   13,277
Short-term investments.......................................    39,410      --
Mortgage loans held for sale.................................    23,331   17,747
Investment securities available for sale (amortized cost of
 $5 and $55) (note 4)........................................       888      725
Mortgage-backed securities available for sale (amortized cost of $32,059 and $0)
 (note 4)....................................................    31,732      --
Investment securities held to maturity (fair value of $20,958
 and $24,061) (note 5).......................................    20,991   23,987
Mortgage-backed securities held to maturity (fair value of
 $15,578 and $7,386)
 (note 5)....................................................    15,435    7,248
Stock in Federal Home Loan Bank of Boston, at cost (notes 5
 and 10).....................................................     9,531    6,630
Loans receivable, net of allowance for loan losses of $8,788 and $5,607
 (notes 6 and 10)............................................   796,355  637,592
Accrued interest receivable..................................     4,722    3,711
Office properties and equipment, net (note 8)................    14,215    8,329
Mortgage servicing rights (note 7)...........................     1,630      --
Real estate owned, net.......................................       665      643
Deferred income tax asset, net (note 12).....................     4,511    1,960
Income tax receivable (note 12)..............................       263      --
Prepaid expenses and other assets............................     1,927    1,723
                                                               --------  -------
    Total assets.............................................  $979,736  723,572
                                                               ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (note 9)..........................................  $723,976  583,750
  FHLB advances (note 10)....................................   111,062   75,141
  Advance payments by borrowers for taxes and insurance......     5,580    4,167
  Accrued interest payable...................................       717      304
  Accrued income taxes (note 12).............................       --       691
  Other liabilities..........................................    16,247   13,101
                                                               --------  -------
    Total liabilities........................................   857,582  677,154
                                                               --------  -------
Commitments and contingencies (notes 3, 6, 8, 10, 11 and 12)
Stockholders' equity (notes 2 and 3):
  Preferred stock, $.01 par value, 1,000,000 shares
   authorized; none issued...................................       --       --
  Common stock, $.01 par value, 25,000,000 shares authorized;
   8,707,152 shares issued and outstanding...................        87      --
  Additional paid-in capital.................................    84,334      --
  Retained earnings (notes 2 and 3)..........................    43,603   46,033
  Unrealized gain on investments available for sale, net of
   tax (note 4)..............................................       326      385
  Unallocated ESOP shares (note 14)..........................    (6,196)     --
                                                               --------  -------
    Total stockholders' equity...............................   122,154   46,418
                                                               --------  -------
    Total liabilities and stockholders' equity...............  $979,736  723,572
                                                               ========  =======

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                        1997     1996    1995
                                                       -------  ------  ------
Interest and dividend income:
  Loans............................................... $57,941  43,757  35,871
  Investment securities...............................   2,805   1,519     837
  Mortgage-backed securities..........................     958     321     261
  Federal Home Loan Bank stock........................     555     447     518
                                                       -------  ------  ------
    Total interest and dividend income................  62,259  46,044  37,487
                                                       -------  ------  ------
Interest expense:
  Deposits (note 10)..................................  30,277  23,131  13,890
  Borrowed funds......................................   8,220   3,251   4,447
                                                       -------  ------  ------
    Total interest expense............................  38,497  26,382  18,337
                                                       -------  ------  ------
    Net interest income before provision for loan
     losses...........................................  23,762  19,662  19,150
Provision for loan losses (note 6)....................   3,750   2,626     653
                                                       -------  ------  ------
    Net interest income after provision for loan
     losses...........................................  20,012  17,036  18,497
                                                       -------  ------  ------
Noninterest income:
  Loan servicing income...............................   2,760   2,628   2,539
  Loss on sale of mortgage loans, net (note 7)........    (478)   (841) (1,879)
  Gain on sale of investments securities available for
   sale...............................................      51     --      --
  Other income........................................   2,081   2,805   1,849
                                                       -------  ------  ------
    Total noninterest income..........................   4,414   4,592   2,509
                                                       -------  ------  ------
Noninterest expense:
  Compensation and employee benefits (note 14)........   9,933   7,366   7,108
  Office occupancy and equipment......................   2,005   1,504   1,285
  Advertising and business promotion..................   1,080     916     691
  Federal deposit insurance premiums..................   1,014   1,044     854
  SAIF special assessment (note 3)....................   2,880     --      --
  Contribution to The FIRSTFED Charitable Foundation
   (note 2)...........................................   6,454     --      --
  Data processing.....................................     719     570     622
  Other...............................................   3,220   2,272   1,633
                                                       -------  ------  ------
    Total noninterest expense.........................  27,305  13,672  12,193
                                                       -------  ------  ------
    Income (loss) before income tax expense...........  (2,879)  7,956   8,813
Income tax expense (benefit) (note 11)................    (449)  3,353   3,852
                                                       -------  ------  ------
    Net income (loss)................................. $(2,430)  4,603   4,961
                                                       =======  ======  ======

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        NET UNREALIZED
                                                                        GAIN (LOSS) ON
                                   SHARES OF        ADDITIONAL           INVESTMENTS   UNALLOCATED     TOTAL
                         PREFERRED  COMMON   COMMON  PAID-IN   RETAINED   AVAILABLE       ESOP     STOCKHOLDERS'
                           STOCK     STOCK   STOCK   CAPITAL   EARNINGS FOR SALE, NET    SHARES       EQUITY
                         --------- --------- ------ ---------- -------- -------------- ----------- -------------
Balance at March 31,
 1994...................    --         --     $--        --     36,469       --             --         36,469
 Change in accounting
  for investment
  securities as of
  April 1, 1994.........    --         --     --                             198            --            198
 Net income.............    --         --     --         --      4,961       --             --          4,961
 Change in net
  unrealized gain on
  investments available
  for sale, net of
  taxes.................    --         --     --         --        --         69            --             69
                            ---      -----    ---     ------    ------       ---         ------       -------
Balance at March 31,
 1995...................    --         --     --         --     41,430       267            --         41,697
 Net income.............    --         --     --         --      4,603       --             --          4,603
 Change in net
  unrealized gain on
  investments available
  for sale, net of
  taxes.................    --         --     --         --        --        118            --            118
                            ---      -----    ---     ------    ------       ---         ------       -------
Balance at March 31,
 1996...................    --         --     --         --     46,033       385            --         46,418
 Stock issued pursuant
  to initial common
  stock offering........    --       8,062     81     77,510       --        --             --         77,591
 Issuance of 645,380
  shares of common stock
  to The FIRSTFED
  Charitable Foundation
  charged to expense....    --         645      6      6,448       --        --             --          6,454
 Common stock acquired
  by ESOP...............    --         --     --         --        --        --          (6,970)       (6,970)
 Reduction in
  unallocated ESOP
  shares charged to
  expense...............    --         --     --         --        --        --             774           774
 Appreciation in fair
  value of allocated
  ESOP shares charged to
  expense...............    --         --     --         376       --        --             --            376
 Change in net
  unrealized gain on
  investments available
  for sale, net.........    --         --     --         --        --        (59)           --            (59)
 Net loss...............    --         --     --         --     (2,430)      --             --         (2,430)
                            ---      -----    ---     ------    ------       ---         ------       -------
Balance at March 31,
 1997...................    --       8,707    $87     84,334    43,603       326         (6,196)      122,154
                            ===      =====    ===     ======    ======       ===         ======       =======

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                    1997       1996      1995
                                                  ---------  --------  --------
Cash flows from operating activities:
 Net income (loss)..............................  $  (2,430)    4,603     4,961
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Contribution of shares to the Foundation......      6,454       --        --
  Amortization (accretion) of:
   Premium on investment and mortgage-backed
    securities held to maturity.................         (7)        2        (6)
   Deferred loan origination fees...............        175      (626)     (639)
   Mortgage servicing rights....................        150       --        --
  Provisions for:
   Loan losses..................................      3,750     2,626       653
   Deferred income taxes........................     (2,496)     (710)    1,134
  (Gains) losses on sales of:
   Real estate owned............................        (59)       (1)     (142)
   Mortgage loans...............................        478       841     1,879
   Investment securities available-for-sale.....        (51)      --        --
  Net proceeds from sales of mortgage loans.....    215,333   183,366   139,164
  Origination of loans held for sale............   (223,175) (195,138) (132,082)
  Real estate owned valuation write-downs.......        186        65        45
  Depreciation of office properties and
   equipment....................................        967       671       344
  Appreciation in fair value of ESOP shares.....        376       --        --
  Increase or decrease in:
   Accrued interest receivable..................     (1,011)     (847)     (217)
   Income tax receivable........................       (263)     (145)      (61)
   Prepaid expenses and other assets............       (204)     (226)     (208)
   Accrued interest payable.....................        413       (97)      110
   Accrued income taxes and other liabilities...      2,455     6,172    (1,172)
                                                  ---------  --------  --------
    Net cash provided by operating activities...      1,041       556    13,763
                                                  ---------  --------  --------
Cash flows from investing activities:
 Purchase of mortgage-backed securities
  available-for-sale............................  $ (32,061)      --        --
 Purchases of investment securities held to
  maturity......................................    (10,991)  (10,001)  (10,988)
 Payments received on mortgage-backed securities
  held to maturity..............................      1,805       433       716
 Purchases of mortgage-backed securities held to
  maturity......................................     (9,996)   (4,960)      --
 Purchase of the Federal Home Loan Bank Stock...     (2,901)      --        --
 Maturities of investment securities............     14,000     7,000       --
 Net increase in loans..........................   (163,525) (140,430)  (90,320)
 Proceeds from sale of investment securities
  available for sale............................        101       --        --
 Proceeds from sales of real estate owned.......        688       404     2,205
 Purchases of office properties and equipment...     (6,853)   (2,560)     (992)
                                                  ---------  --------  --------
    Net cash used in investing activities.......   (209,733) (150,114)  (99,379)
                                                  ---------  --------  --------
Cash flows from financing activities:
 Net increase in deposits.......................    140,226   143,643    80,014
 FHLB overnight advances........................    543,817   297,905   650,958
 Repayments on FHLB advances....................   (507,896) (289,356) (643,908)
 Net change in advance payments by borrowers for
  taxes and insurance...........................      1,413       752      (623)
 Net proceeds from common stock issued pursuant
  to initial public offering....................     77,591       --        --
 Payments to acquire common stock for ESOP......     (6,970)      --        --
 Reduction in unearned ESOP shares..............        774       --        --
                                                  ---------  --------  --------
    Net cash provided by financing activities...    248,955   152,944    86,441
                                                  ---------  --------  --------
Net increase in cash and cash equivalents.......     40,263     3,386       825
Cash and cash equivalents at beginning of year..     13,277     9,891     9,066
                                                  ---------  --------  --------
Cash and cash equivalents at end of year........  $  53,540    13,277     9,891
                                                  =========  ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
  Interest......................................  $  38,084    26,505    18,323
                                                  =========  ========  ========
  Income taxes..................................  $   3,227     4,325     4,219
                                                  =========  ========  ========
Supplemental disclosures of noncash investing
 activities:
 Property acquired in settlement of loans.......  $     837       815     1,465
                                                  =========  ========  ========
 Transfer of investment securities to investment
  securities available for sale.................  $     --        --         55
                                                  =========  ========  ========

          See accompanying notes to consolidated financial statements.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         MARCH 31, 1997, 1996 AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN THOUSANDS)

  As more fully described in note 2, First Federal Savings Bank of America (the "Bank") converted from a mutual savings bank to a capital stock savings bank on January 15, 1997. As part of the conversion, FIRSTFED AMERICA BANCORP, INC. (the "Company") was formed, acquired all of the Bank's conversion stock, and issued its common stock in a subscription offering.

  The Bank provides a full range of banking services to individual and business customers in Massachusetts, Rhode Island, and to a lesser degree in Connecticut. The Bank is subject to competition from other financial institutions, mortgage banking companies and other financial service providers doing business in the area. The Company is supervised by the Board of Governors of the Federal Reserve System. The Bank is subject to regulations of, and periodic examinations by, the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC up to $100. To provide protection for customers' retirement account balances in excess of FDIC coverage, the Bank participates in the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston. To participate, the Bank must pledge investment securities and mortgage loans as collateral with the Federal Home Loan Bank of Boston.

  In preparing these financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

  Substantially all of the Bank's loans are secured by real estate located in Massachusetts, Rhode Island and Connecticut. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in this area.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: First Federal Savings Bank of America and FAB FUNDING CORPORATION ("FAB FUNDING").

  First Federal Savings Bank of America includes its wholly-owned subsidiary, FIRSTFED MORTGAGE CORPORATION. Currently, the principal activity of FIRSTFED MORTGAGE CORPORATION is to retain a parcel of commercial real estate which is being developed as a centralized administrative and operations center and branch office.

  FAB FUNDING is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on October 8, 1996. FAB FUNDING was established to lend funds to a Company sponsored employee stock ownership plan and related trust for the purchase of stock in the initial public offering.

  All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year's presentation

 Cash and Due From Banks

  The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $3,778 at March 31, 1997.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Investments and Mortgage-Backed Securities

  Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes.

  Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income using a method which approximates the interest method. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against gain on sale of investment securities. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

 Loans

  Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees. Mortgage loans held for sale are carried at the lower of aggregate cost or market value considering loan production, sales commitments and deferred fees. Generally, all longer term (typically mortgage loans with terms in excess of fifteen years) fixed-rate residential single-family mortgage loans are originated for sale and adjustable-rate loans are originated both for portfolio and for sale. Occasionally, the Bank generates fixed-rate loans which are designated for portfolio at the time of origination.

  Loan origination fees are offset with related direct incremental loan origination costs and the resulting net amount is deferred and amortized over the contractual life of the related loans using the interest method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in the determination of gain or loss on sale.

  Accrual of interest on loans is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days or more. When a loan is placed on non-accrual, all income which has been accrued but remains unpaid is reversed against current period income and all amortization of deferred loan fees is discontinued. Interest received on non-accrual loans is either recorded as income or applied against the principal balance depending on management's evaluation of the collectibility of principal. Accrual is generally not resumed until the loan is brought current, the loan becomes well secured and in the process of collection and, in either case, when concern no longer exists as to the collectibility of principal or interest.

  Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have been contractually past due 90 days. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is not probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial or a commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expendient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Residential mortgage and consumer loans are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

 Allowance for Loan Losses

  The allowance for loan losses is available for future credit losses inherent in the portfolio. The level of the allowance is based on management's ongoing review of the composition and growth of the loan portfolio, net charge-off experience, current and expected economic conditions, and other pertinent factors. Loans (or portions thereof) deemed to be uncollectible are charged against the allowance and recoveries of amounts previously charged-off are added to the allowance. The provisions for loan losses charged to earnings are added to the allowance to bring it to the desired level.

  While management believes that the allowance for loan losses is adequate to absorb probable loan losses, future additions to the allowance may be necessary based on changes in the above factors. In addition, various regulatory agencies periodically review the Bank's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

 Gain or Loss on Sale of Mortgage Loans

  Gain or loss on sale of mortgage loans is recognized at the time of sale. Such gain or loss results from the combination of (1) the difference between the net cash paid by the investor for the loan and the loan's carrying value;
(2) the calculated present value of the difference between the interest rate paid to the Bank by the borrower on the loan sold and the interest rate guaranteed to the investor, adjusted for normal servicing fees and considering estimated loan prepayments (deferred premium on sale of loans); and (3) any origination fees, net of applicable origination costs, retained by the Bank. Premiums on sale of loans are amortized using the interest method over the life of the related loans, adjusted for actual and estimated future prepayments. Actual prepayment experience is reviewed periodically and the deferred premium is adjusted, if necessary.

  The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, which amends SFAS No. 65, Accounting for Certain Mortgage Banking Activities, on April 1, 1996. The Statement requires that a mortgage banking enterprise recognize as separate assets, rights to service mortgage loans for others, regardless of how those servicing rights are acquired. As a result of adopting SFAS No. 122, the net loss on sale of loans decreased $1,780 for the year ended March 31, 1997.

  Mortgage servicing rights are amortized to loan servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage servicing assets is recognized by a charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment included loan type, interest rate, loan origination date, and term to maturity.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Office Properties and Equipment

  Land is carried at cost. Office properties and equipment are recorded at cost less accumulated depreciation. Depreciation of office properties and equipment is determined on the straight-line basis over the estimated useful lives of the related assets (3 to 40 years). Expenditures for major additions and improvements are capitalized while the costs of current maintenance and repairs are charged to operating expenses.

 Real Estate Owned

  Real estate owned is acquired through foreclosure or by accepting a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value, less disposal costs, of the property constructively or actually received, thereby establishing a new cost basis. Subsequent write-downs are recorded if the cost basis exceeds current net fair value. Related operating costs, net of rental income, are reflected in operations when incurred. Realized gains upon disposition are recognized in income.

  Management believes that the net carrying value of real estate acquired through foreclosure reflects the lower of its cost basis or estimated net fair value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory agency requirements, are considered in the evaluation of the net fair value of real estate acquired through foreclosure.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The Company's deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based upon management's judgments relating to the realizability of such asset.

 Pension

  The Company accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's benefit over that employee's approximate service period.

 Employee Benefits

  In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, Accounting for Stock-Based Compensation. The Statement encourages companies to adopt a new accounting method based on the estimated fair value of employee stock options and other stock awards under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company intends to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees. However, the Company, upon issuance of such awards will be required to provide expanded disclosures of pro-forma net income and earnings per share and other disclosure information in the footnotes to the consolidated financial statements as if the fair value method had been applied. At March 31, 1997, the Company had not adopted any stock option or other stock award plans.

 Earnings Per Share

  Earnings per share is not presented for the period of January 15, 1997 (the date of conversion to a stock savings bank) through March 31, 1997 as the earnings per share calculation for the seventy-six day period was

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form, as the Bank was a mutual savings bank and no stock was outstanding.

 Recent Accounting Developments

  In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. SFAS 125 is effective for most transactions occurring after December 31, 1996 and must be applied prospectively. However, SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS 125, requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions in the years beginning after December 31, 1997. The Company has determined that the adoption of SFAS 125 did not have a material impact on its consolidated financial statements.

  In February 1997, the FASB issued SFAS No. 128, Earning per Share. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. SFAS 128 also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

  Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15.

  SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. The Company will make the required disclosures in future financial statements.

 Statements of Cash Flows

  For purposes of reporting cash flows, cash and cash equivalents consist of cash on hand and due from banks and short-term investments. Short-term investments have original maturities of 90 days or less.

(2) CONVERSION TO STOCK FORM OF OWNERSHIP

  The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on September 6, 1996. On January 15, 1997, (i) the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, (ii) the Bank issued all of its outstanding capital stock to the Company and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share 7,364,762 shares of Common Stock to certain of the Bank's eligible account holders who had subscribed for such shares (collectively, the "Conversion"), by selling 697,010 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 645,380 shares of Common Stock to The FIRSTFED Charitable Foundation (the "Foundation"). The Conversion resulted in net proceeds of $77.6 million, after expenses of $3.0 million. Net

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

proceeds of $43.4 million were invested in the Bank to increase the Bank's tangible capital to 10% of the Bank's total adjusted assets. The Company established The FIRSTFED Charitable Foundation dedicated to the communities served by the Bank. In connection with the Conversion, the common stock contributed by the Company to the Foundation at a value of $6.5 million was charged to expense.

  Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of conversion in an amount equal to the retained earnings of the Bank as of the date of its latest balance sheet date, September 30, 1996, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount at the liquidation account is decreased if the balances of eligible depositors decrease at the annual determination dates. The liquidation account approximated $31.1 million (unaudited) at March 31, 1997.

  The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

  In addition to the 25,000,000 authorized shares of common stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 1997, there were no shares of preferred stock issued.

(3) STOCKHOLDERS' EQUITY (DOLLARS IN THOUSANDS)

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based, core and tangible capital (as defined). Management believes, as of March 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

  As of March 31, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based capital, core capital and tangible ratios as set forth in the table. As of March 31, 1997, the Bank is categorized as "well capitalized" based on its ratios of risk-based core and tangible capital. There are no conditions or events since that notification that management believes have changed the Bank's category.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Bank's actual and required capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk.

                                                               TO BE WELL
                                                               CAPITALIZED
                                               FOR CAPITAL    UNDER PROMPT
                                                ADEQUACY       CORRECTIVE
                                  ACTUAL        PURPOSES    ACTION PROVISIONS
                              --------------  ------------- -------------------
                               AMOUNT  RATIO  AMOUNT  RATIO  AMOUNT     RATIO
                              -------- -----  ------- ----- ---------- --------
   As of March 31, 1997:
     Risk-based capital...... $107,627 20.24% $42,544  8.0% $   53,181    10.0%
     Core capital............  100,924 10.34   29,280  3.0      48,800     5.0
     Tangible capital........  100,924 10.34   14,640  1.5      48,800     5.0
   As of March 31, 1996:
     Risk-based capital...... $ 51,145 12.51% $32,709  8.0% $   40,887    10.0%
     Core capital............   46,033  6.37   21,692  3.0      36,153     5.0
     Tangible capital........   46,033  6.37   10,846  1.5      36,153     5.0

  The Bank's deposits are insured by the SAIF of the FDIC. On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 (the "Act"). Among other provisions, the Act empowers the Board of Directors of the FDIC to impose a special assessment on "SAIF-assessable deposits" as of March 31, 1995 of depository institutions to recapitalize the SAIF. The Bank was assessed a rate of 65.7 cents per $100 of SAIF-assessable deposits. The Bank recorded a charge to SAIF special assessment expense of $2,880 on September 30, 1996.

(4) INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE (DOLLARS IN THOUSANDS)

  A summary of investment securities available for sale follows:

                                              MARCH 31, 1997
                            ---------------------------------------------------
                              WEIGHTED   AMORTIZED UNREALIZED UNREALIZED  FAIR
                            AVERAGE RATE   COST      GAINS      LOSSES   VALUE
                            ------------ --------- ---------- ---------- ------
   Investment securities:
     Marketable equity se-
      curities.............               $     5     883         --        888
                                          =======     ===        ====    ======
   Mortgage-backed securi-
    ties due:
     After 5 years but
      within 10 years......     7.0%      $32,059     --         (327)   31,732
                                ===       =======     ===        ====    ======

  Mortgage-backed securities at March 31, 1997 are fixed-rate securities with seven-year original maturities.

                                                     MARCH 31, 1996
                                         --------------------------------------
                                         AMORTIZED UNREALIZED UNREALIZED  FAIR
                                           COST      GAINS      LOSSES   VALUE
                                         --------- ---------- ---------- ------
   Investment securities:
     Marketable equity securities.......  $    55     670         --        725
                                          -------     ---        ----    ------
   Total investment securities available
    for sale............................  $    55     670         --        725
                                          =======     ===        ====    ======

  There were no mortgage-backed securities available for sale at March 31, 1996.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The composition by issuer of mortgage backed securities available for sale follows:

                                                                 MARCH 31, 1997
                                                                ----------------
                                                                AMORTIZED  FAIR
                                                                  COST    VALUE
                                                                --------- ------
   FHLMC.......................................................  $11,859  11,752
   FNMA........................................................   20,200  19,980
                                                                 -------  ------
                                                                 $32,059  31,732
                                                                 =======  ======

  During the year ended March 31, 1997, realized gains on investment securities available for sale were $51. Proceeds from the sale of investment securities available for sale during 1997 amounted to $101. There were no sales of investment securities available for sale for the years ended March 31, 1996 and 1995.

(5) INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY (DOLLARS IN THOUSANDS)

  A summary of investment securities held to maturity follows:

                                              MARCH 31, 1997
                              -----------------------------------------------
                              WEIGHTED
                              AVERAGE  AMORTIZED UNREALIZED UNREALIZED  FAIR
                                RATE     COST      GAINS      LOSSES   VALUE
                              -------- --------- ---------- ---------- ------
   United States Government
    and related obligations
    due:
     Within one year.........   5.7%    $10,496       5        (20)    10,481
     After one year but
      within five years......   6.1      10,495       3        (21)    10,477
                                        -------     ---        ---     ------
   Total investment securi-
    ties held to maturity....   5.9%    $20,991       8        (41)    20,958
                                ===     =======     ===        ===     ======

                                              MARCH 31, 1996
                              -----------------------------------------------
                              WEIGHTED
                              AVERAGE  AMORTIZED UNREALIZED UNREALIZED  FAIR
                                RATE     COST      GAINS      LOSSES   VALUE
                              -------- --------- ---------- ---------- ------
   United States Government
    and related obligations
    due:
     Within one year.........   6.2%    $12,996      77         (2)    13,071
     After one year but
      within five years......   5.7       9,990      29        (29)     9,990
                                        -------     ---        ---     ------
                                6.0      22,986     106        (31)    23,061
                                        -------     ---        ---     ------
   Federal Home Loan Bank
    note due April 1996......   4.4       1,000     --          (1)       999
   Other investment securi-
    ties.....................   8.0           1     --         --           1
                                        -------     ---        ---     ------
   Total investment securi-
    ties held to maturity....   5.9%    $23,987     106        (32)    24,061
                                ===     =======     ===        ===     ======

  Adjustable-rate mortgage-backed securities totaled $13,482 and $4,946 at March 31, 1997 and 1996, respectively.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  A summary of mortgage-backed securities held to maturity by issuer follows:

                                               MARCH 31, 1997
                               -----------------------------------------------
                               WEIGHTED
                               AVERAGE  AMORTIZED UNREALIZED UNREALIZED  FAIR
                                 RATE     COST      GAINS      LOSSES   VALUE
                               -------- --------- ---------- ---------- ------
   FHLMC due:
     After five years but
      within ten years........   8.3%    $   205       4         (1)       208
     After ten years..........   6.6      13,586      72         (7)    13,651
                                         -------     ---        ---     ------
                                 6.7      13,791      76         (8)    13,859
                                         -------     ---        ---     ------
   GNMA due:
     Less than five years.....   8.0          33     --         --          33
     After five years but
      within ten years........   8.2         269       6        --         275
     After ten years..........   8.8       1,342      69        --       1,411
                                         -------     ---        ---     ------
                                 8.7       1,644      75        --       1,719
                                         -------     ---        ---     ------
       Total mortgage-backed
        securities held to
        maturity..............   6.9%    $15,435     151         (8)    15,578
                                 ===     =======     ===        ===     ======
                                               MARCH 31, 1996
                               -----------------------------------------------
                               WEIGHTED
                               AVERAGE  AMORTIZED UNREALIZED UNREALIZED  FAIR
                                 RATE     COST      GAINS      LOSSES   VALUE
                               -------- --------- ---------- ---------- ------
   FHLMC due:
     After five years but
      within ten years........   8.7%    $   141       6        --         147
     After ten years..........   6.5       5,206      35        --       5,241
                                         -------     ---        ---     ------
                                 6.5       5,347      41        --       5,388
                                         -------     ---        ---     ------
   GNMA due:
     Less than five years.....   8.0          46       1        --          47
     After five years but
      within ten years........   8.1          61       1        --          62
     After ten years..........   8.7       1,794      95        --       1,889
                                         -------     ---        ---     ------
                                 8.7       1,901      97        --       1,998
                                         -------     ---        ---     ------
       Total mortgage-backed
        securities held to
        maturity..............   7.1%    $ 7,248     138        --       7,386
                                 ===     =======     ===        ===     ======

  Maturities of mortgage-backed securities are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities due to prepayments.

  There were no sales of investment and mortgage-backed securities held to maturity in the years ended March 31, 1997, 1996 and 1995.

  GNMA mortgage-backed securities with a book value of approximately $1,416 and $1,736 were pledged as collateral for certain deposits in the "Deposit Collateralization Bailee Program" at the Federal Home Loan Bank of Boston at March 31, 1997 and 1996, respectively.

  As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at March 31, 1997. Any excess may be redeemed by the Bank or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


(6) LOANS RECEIVABLE (DOLLARS IN THOUSANDS)

  The Bank's lending activities are conducted principally in Massachusetts, Rhode Island, and to a lesser degree in Connecticut. The Bank grants single and multifamily residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Bank grants loans for the construction of residential homes, multifamily properties and for commercial real estate properties. The ability and willingness of single and multifamily residential and consumer borrowers to honor their repayment commitments is generally dependent on real estate values and the level of overall economic activity within the borrowers' geographic areas. The ability and willingness of commercial, commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

  The following is a comparative summary of loans receivable classified by type at March 31:

                                                              1997     1996
                                                            --------  -------
   Mortgage loans:
     Residential 1-4 family................................ $666,942  531,849
     Multi-family..........................................    4,416    4,703
     Commercial real estate................................   33,057   23,368
     Construction and land.................................   23,919   25,297
                                                            --------  -------
       Total mortgage loans................................  728,334  585,217
                                                            --------  -------
   Commercial loans........................................   20,062   14,473
                                                            --------  -------
   Consumer loans and other loans:
     Home equity lines.....................................   25,021   27,995
     Second mortgages......................................   32,122   18,064
     Other consumer loans..................................    6,985    5,813
                                                            --------  -------
       Total consumer loans................................   64,128   51,872
                                                            --------  -------
       Total loans receivable..............................  812,524  651,562
                                                            --------  -------
   Less:
     Allowance for loan losses.............................   (8,788)  (5,607)
     Undisbursed proceeds of construction mortgages in
      process..............................................   (5,274)  (6,568)
     Deferred loan origination fees, net...................   (2,107)  (1,795)
                                                            --------  -------
                                                             (16,169) (13,970)
                                                            --------  -------
       Loans receivable, net............................... $796,355  637,592
                                                            ========  =======

  Included in residential mortgage loans and construction and land loans at March 31, 1997 and 1996, respectively were $351,771 and $267,073 of loans at variable interest rates.

  The weighted average interest rate on the mortgage loan portfolio was approximately 7.45% at March 31, 1997 compared with 7.43% at March 31, 1996.

  Loans serviced for others approximated $1,192,000, $1,086,000, and $1,011,000 at March 31, 1997, 1996 and 1995, respectively.

  Loans placed on nonaccrual status totaled approximately $3,662 and $4,045 at March 31, 1997 and 1996, respectively.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table summarizes information regarding the reduction of interest income on nonaccrual loans for the years ended March 31:

                                                                  1997 1996 1995
                                                                  ---- ---- ----
   Income in accordance with original items...................... $337 358  272
   Income recognized.............................................  207 234   95
                                                                  ---- ---  ---
   Foregone interest income during year.......................... $130 124  177
                                                                  ==== ===  ===

  At March 31, 1997, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired or nonaccrual.

  At March 31, 1997 and 1996, total impaired loans were $1,464 and $991, respectively. At March 31, 1997, impaired loans of $1,300 required an impairment allowance of $762. At March 31, 1997, impaired loans of $164 did not require an impairment allowance. No valuation allowance was deemed necessary at March 31, 1996. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $1,021 during 1997 and $580 in 1996. The Bank follows the same policy for recognition of income on impaired loans as it does for all other loans. Impaired loans of $976 were on nonaccrual at March 31, 1997. None of the impaired loans were on nonaccrual at March 31, 1996.

  The following table summarizes information regarding the reduction of interest income on impaired loans for the years ended March 31:

                                                                       1997 1996
                                                                       ---- ----
   Income in accordance with original terms........................... $232 195
   Income recognized..................................................  112 128
                                                                       ---- ---
   Foregone interest income during the year........................... $120  67
                                                                       ==== ===

  An analysis of the allowance for loan losses for the years ended March 31 is as follows:

                                                           1997    1996   1995
                                                          ------  ------  -----
   Balance at beginning of year.......................... $5,607   4,239  3,964
     Provision for loan losses...........................  3,750   2,626    653
     Charge-offs.........................................   (637) (1,288)  (400)
     Recoveries..........................................     68      30     22
                                                          ------  ------  -----
   Balance at end of year................................ $8,788   5,607  4,239
                                                          ======  ======  =====

  In the ordinary course of business, the Bank makes loans to its directors, executive officers, and their related interests, at the same prevailing terms as those of other borrowers. The following is a summary of related party loan activity for the years ended March 31:

                                                              1997   1996  1995
                                                              -----  ----  ----
   Balance, beginning of year................................ $ 778   796  693
     Originations............................................   169   182  163
     Payments................................................  (198) (200) (60)
                                                              -----  ----  ---
   Balance, end of year...................................... $ 749   778  796
                                                              =====  ====  ===

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Not included in the amounts stated above are unused portions of lines of credit. These amounted to $189 and $196 at March 31, 1997 and 1996, respectively.

  Loans with a book value of $8,245 were pledged as collateral for the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston at March 31, 1997

(7) SALE OF MORTGAGE LOANS (DOLLARS IN THOUSANDS)

  The following summarizes mortgage loan sales and the components of loss on sale of mortgage loans for the years ended March 31:

                                                    1997      1996      1995
                                                  --------  --------  --------
   Loss on sale of mortgage loans:
     Cash proceeds from sales of loans..........  $215,479   183,323   139,583
     Buy-up (buy-down) fees paid (received),
      net.......................................      (146)       43      (419)
                                                  --------  --------  --------
       Net cash proceeds from sales of loans....   215,333   183,366   139,164
     Principal balance of loans sold............  (217,689) (183,571) (141,169)
     Deferred origination (costs) fees recog-
      nized at time of sale.....................       425      (422)      126
     Change in unrealized loss on mortgage loans
      held for sale.............................      (327)     (214)      --
     Capitalized mortgage servicing rights......     1,780       --        --
                                                  --------  --------  --------
       Loss on sale of mortgage loans, net......  $   (478)     (841)   (1,879)
                                                  ========  ========  ========


  A summary of the activity of the mortgage servicing rights for the year ended March 31, 1997 follows:

   Balance at April 1, 1996......................................... $  --
   Capitalized mortgage servicing rights............................  1,780
   Amortization.....................................................   (150)
                                                                     ------  ---
   Balance at March 31, 1997........................................ $1,630
                                                                     ======

  The Bank has determined that the fair value of mortgage servicing rights at March 31, 1997 exceeds their carrying amount. Therefore, a valuation allowance for the mortgage servicing rights was not established.

(8) OFFICE PROPERTIES AND EQUIPMENT (DOLLARS IN THOUSANDS)

  Office properties and equipment consist of the following at March 31:

                                                                 1997     1996
                                                                -------  ------
   Land........................................................ $ 1,384   1,234
   Office building and improvements............................   7,371   5,688
   Furniture, fixtures and equipment...........................   6,174   4,768
   Construction in progress....................................   4,803   1,189
                                                                -------  ------
                                                                 19,732  12,879
   Less accumulated depreciation...............................  (5,517) (4,550)
                                                                -------  ------
                                                                $14,215   8,329
                                                                =======  ======

  Construction in progress at March 31, 1997 represents costs incurred for the development of a new centralized administrative and operations center and branch office in Swansea, the construction of a new branch in New Bedford, and renovation of existing branches located in Somerset, Taunton, Fall River and New Bedford.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Bank leases certain office space under various noncancellable operating leases. A summary of future minimum rental payments under such leases at March 31, 1997 follows:

                                                                  MINIMUM RENTAL
   YEAR ENDING MARCH 31,                                             EXPENSE
   ---------------------                                          --------------
     1998........................................................      $153
     1999........................................................       110
     2000........................................................        87
     2001........................................................        28
     2002........................................................        28
     After 2002..................................................       408

  Rent expense was $197, $182, and $172 for the years ended March 31, 1997, 1996 and 1995, respectively.

(9) DEPOSITS (DOLLARS IN THOUSANDS)

  Deposits at March 31 are as follows:

                                       WEIGHTED        1997           1996
                                       AVERAGE    -------------- --------------
                                        RATES      AMOUNT    %    AMOUNT    %
                                      ----------  -------- ----- -------- -----
   Money market...................... (2.83;2.83) $ 29,411   4.0 $ 28,614   4.9
   Business checking................. (   -;   -)   41,276   5.7   48,517   8.3
   Savings........................... (2.50;2.50)   86,594  12.0   78,420  13.4
   NOW............................... (1.98;1.98)   41,881   5.8   36,248   6.2
                                                  -------- ----- -------- -----
                                                   199,162  27.5  191,799  32.8
                                                  -------- ----- -------- -----
   Certificates:
     Six months to one year.......... (5.68;5.63)  249,461  34.5  153,082  26.2
     Over one year................... (6.15;6.39)  167,326  23.1  133,480  22.9
     Jumbo........................... (5.51;5.68)    9,043   1.2   11,196   2.0
     IRA & Keogh..................... (5.91;6.24)   83,872  11.6   72,530  12.4
     Business statement.............. (5.01;4.62)    1,329   0.2   11,335   1.9
     7-91 day........................ (4.86;4.75)   13,783   1.9   10,328   1.8
                                                  -------- ----- -------- -----
       Total certificate accounts....              524,814  72.5  391,951  67.2
                                                  -------- ----- -------- -----
                                                  $723,976 100.0 $583,750 100.0
                                                  ======== ===== ======== =====
   Weighted average stated
     interest rate of deposits....... (4.76;4.59)

  The remaining contractual maturities of certificate accounts at March 31 are summarized as follows:

                                                        1997           1996
                                                   -------------- --------------
                                                    AMOUNT    %    AMOUNT    %
                                                   -------- ----- -------- -----
   Within twelve months........................... $370,634  70.6 $287,579  73.4
   Thirteen months to thirty-six months...........  138,070  26.3   80,301  20.5
   Beyond thirty-six months.......................   16,110   3.1   24,071   6.1
                                                   -------- ----- -------- -----
                                                   $524,814 100.0 $391,951 100.0
                                                   ======== ===== ======== =====

  Certificates of deposit in denominations of $100 or more totaled approximately $57,306 and $53,600 at March 31, 1997 and 1996, respectively.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In the ordinary course of business, the Bank accepts deposits from brokerage companies on behalf of their clients. These monies are invested in certificates of deposit. Brokered deposits amounted to $1,966 and $2,350 at March 31, 1997 and 1996, respectively.

  Interest expense on deposits consisted of the following for the years ended March 31:

                                                            1997    1996   1995
                                                           ------- ------ ------
   Money market........................................... $   828    783    885
   Regular and club.......................................   2,061  1,915  2,037
   NOW....................................................     763    599    479
   Certificates...........................................  26,625 19,834 10,489
                                                           ------- ------ ------
                                                           $30,277 23,131 13,890
                                                           ======= ====== ======

(10) FEDERAL HOME LOAN BANK ADVANCES (DOLLARS IN THOUSANDS)

  At March 31, 1997 and 1996, advances from the Federal Home Loan Bank of Boston ("FHLB") with a weighted average interest rate of 6.13% and 5.94%, respectively, mature as follows:

   YEAR ENDING MARCH 31,                                           1997    1996
   ---------------------                                         -------- ------
     1997....................................................... $    --  48,092
     1998.......................................................   46,000  9,000
     1999.......................................................   32,700 10,000
     2000.......................................................   31,314  7,000
     2001.......................................................    1,000  1,000
     2002 and thereafter........................................       48     49
                                                                 -------- ------
                                                                 $111,062 75,141
                                                                 ======== ======

  In accordance with the Federal Home Loan Bank of Boston's collateral requirements, a portion of first mortgage loans on residential property and all deposits and securities issued, insured or guaranteed by the United States government or an agency thereof, are pledged as collateral to secure such advances.

  The Bank has a $12,700 secured line of credit available and additional borrowing capacity of $417,700 with the FHLB at March 31, 1997.

(11) LITIGATION

  Various legal proceedings are pending against the Company which have arisen out to the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, the annual results of operations, or liquidity of the Company.

(12) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to originate and sell loans and unadvanced lines of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of the Bank involvement in these particular classes of financial instruments.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and unadvanced lines of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                                 1997    1996
                                                                ------- ------
                                                                (IN THOUSANDS)
   Financial instruments whose contract amount represents
    credit risk:
     Commitments to originate loans to be sold................. $18,079 15,977
     Commitments to originate loans to be held in portfolio....  35,430 70,215
     Unadvanced home equity lines of credit....................  24,958 23,986
     Unadvanced commercial lines of credit.....................   9,416  8,107
     Unadvanced residential construction loans.................   5,274  6,568
   Financial instruments whose contractual amount exceeds the amount of credit risk:
     Commitments to sell residential mortgage loans............  17,158 23,635

  At March 31, 1997 and 1996, commitments to originate loans to be sold with maturities ranging from 20 years to 30 years had interest rates ranging from 6.25% to 8.75% and 7.25% to 9.74%, respectively. Commitments to originate loans, unadvanced commercial lines of credit, unadvanced home equity lines of credit and unadvanced residential construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

  In addition, the Bank enters into contracts to sell mortgage loans in the secondary market. Risks arise from the possible inability of the Bank's to originate loans to fulfill these contracts, in which case the Bank would normally purchase loans or securities in the open market to deliver against these contracts. All loans are sold without recourse.

(13) INCOME TAXES (DOLLARS IN THOUSANDS)

  Income tax expense for the years ended March 31 is summarized as follows:

                                                            1997    1996   1995
                                                           -------  -----  -----
   Current income tax expense:
     Federal income tax................................... $ 1,414  2,861  1,963
     State income tax.....................................     633  1,202    755
                                                           -------  -----  -----
                                                             2,047  4,063  2,718
                                                           -------  -----  -----
   Deferred income tax (benefit) expense:
     Federal income tax...................................  (2,407)  (586)   810
     State income tax.....................................     (89)  (124)   324
                                                           -------  -----  -----
                                                            (2,496)  (710) 1,134
                                                           -------  -----  -----
   Income tax expense (benefit)........................... $  (449) 3,353  3,852
                                                           =======  =====  =====

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The reasons for the differences between the effective tax rates and the statutory federal income tax rate for the years ended March 31 were as follows:

                                                              1997   1996  1995
                                                              -----  ----  ----
   Statutory federal income tax rate.........................  34.0% 34.0% 34.0%
   Items affecting federal income tax rate:
     State tax, net of federal benefit....................... (12.4)  8.9   8.1
     Appreciation of stock contributed to ESOP...............  (4.4)  --    --
     Other, net..............................................  (1.6)  (.8)  1.6
                                                              -----  ----  ----
   Effective income tax rate.................................  15.6% 42.1% 43.7%
                                                              =====  ====  ====

  The following is an analysis of income taxes receivable (payable) at March
31:

                                                                   1997   1996
                                                                  ------  -----
   Federal income taxes payable.................................. $  (95)  (897)
   State income taxes receivable.................................    358    206
                                                                  ------  -----
     Total current receivable (payable), net..................... $  263   (691)
                                                                  ======  =====
   Deferred income tax asset, net................................ $4,511  1,960
                                                                  ======  =====

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:


                                                                     1997  1996
                                                                    ------ -----
   Deferred tax assets:
     Accrued interest income....................................... $   96   118
     Write-down of equity investments..............................     63    63
     Deferred loan fees, net.......................................    382   536
     Deferred compensation and pension cost........................    --    245
     Allowance for loan losses.....................................  3,422 1,919
     Contribution to the Foundation carryforward...................  2,145   --
                                                                    ------ -----
       Gross deferred tax asset....................................  6,108 2,881
                                                                    ------ -----
   Deferred tax liabilities:
     Depreciation..................................................    636   621
     Mortgage servicing rights.....................................    670   --
     Other.........................................................     61    15
     Unrealized gain on investments available for sale.............    230   285
                                                                    ------ -----
       Deferred income tax asset, net.............................. $4,511 1,960
                                                                    ====== =====

  Based on the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will realize the net deferred tax asset existing at March 31, 1997. The primary sources of recovery of the net federal deferred tax asset of $4,511 are federal income taxes paid in the previous three years that are available for carryback and the expectation that the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. Deferred state tax assets, net of related federal tax, totaled $633 at March 31, 1997. Since there is no carryback provision for state income tax

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

purposes, the Company needs to generate approximately $5,750 of future net taxable income to realize the state deferred tax asset.

  It should be noted, however, that factors beyond management's control, such as the general economy and real estate values, can affect future levels of taxable income, and no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.

  In August 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts beginning after December 31, 1995. These rules also require that thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Company had previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

  The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provisions of present law that require recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $3.3 million.

(14) PENSION PLAN AND OTHER BENEFITS (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE
DATA)

 Employee Stock Ownership Plan

  Effective January 15, 1997 the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees of the Bank. Because the Plan invests primarily in the stock of the Company, it does also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.

  During January, 1997, the Company issued a total of 697,010 shares to the ESOP at a total purchase price of $6,970. The purchase was made from the proceeds of a $6,970 loan from FAB FUNDING CORPORATION, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. The loan will be repaid by contributions the Bank makes to the ESOP. The Bank recorded a charge to compensation and employee benefits expense of $1,280 related to the ESOP, including $376 related to the appreciation in the fair value of allocated ESOP shares. The loan will be repaid over a period of approximately nine years, principally with funds from the Bank's future contributions to ESOP, subject to IRS limitations.

  Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees vest in their ESOP account at a rate of 20% annually commencing after the completion of one year of credited service or immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on released shares are credited to the participants' ESOP accounts or paid out proportionally or applied towards payment of the loan. Dividends on unreleased shares will generally be applied towards payment of the loan.

  At March 31, 1997, shares held in suspense to be released annually as the loan is paid down amounted to 619,564. The fair value of unallocated ESOP shares was $8,442 at March 31, 1997. Dividends on allocated

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

ESOP shares are charged to retained earnings, dividends on unallocated ESOP shares are charged to compensation and employee benefits expense and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

 Pension Plan

  All eligible officers and employees of the Company, who have reached the age of twenty-one and completed one year of service, are included in a noncontributory, defined benefit pension plan ("the Pension Plan") provided by the Company. The Pension Plan is administered by Pentegra ("the Fund"). The Fund does not segregate the assets or liabilities of all participating employers and, accordingly, disclosure of accumulated vested and nonvested benefits is not possible. Contributions are based on each individual employers' experience. According to the Fund's administrators, as of June 30, 1996, the date of the latest actuarial valuation, the market value of the Fund's net assets exceeded the actuarial present value of vested and nonvested benefits in the aggregate.

  The Company's contribution to the pension plan was $154, $360 and $289 for the years ended March 31, 1997, 1996 and 1995.

 Postretirement Benefits

  On April 1, 1995, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. Under SFAS No. 106, the Company changed its method of accounting for postretirement benefits other than pensions from the pay-as-you-go method to the method of accruing these costs over employees' service periods. The effect of adopting SFAS No. 106 can be charged to expense immediately or spread over no more than the lesser of twenty years or the average life expectancy of the participants. The Company currently provides postretirement benefits for a limited number of retirees. The Company is amortizing the cumulative effect of this change of $167 over the average life expectancy of the participants, which is 7 years.

 Supplemental Retirement Plan

  In 1986, the Internal Revenue Service issued regulations which limit the benefits of certain individuals under qualified retirement plans. During 1993, the Company adopted a supplemental retirement plan which provides for certain Company executives to receive benefits upon retirement subject to certain limitations as set forth in the plan. The Company's expense under this Plan was $144, $130 and $121 for the years ended March 31, 1997, 1996, and 1995, respectively. At March 31, 1997, the Company holds restricted assets in a irrevocable grantor's trust with a cost basis of $815 and a market value of $936, which are included in other assets and offset by an accrued liability of $815.

 Employee Tax Deferred Thrift Plan

  The Company has an employee tax deferred thrift plan (the "Thrift Plan") under which employee contributions to the Thrift Plan are matched within certain limitations by the Company. All employees who meet specified age and length of service requirements are eligible to participate in the Thrift Plan. The amounts matched by the Company are included in compensation and benefits expense. The amounts matched for the years ended March 31, 1997, 1996 and 1995 were $110, $104 and $95, respectively.

 Executive Officer Employment Agreements and Change in Control Agreements

  The Company and Bank entered into employment agreements with its Chairman, President and Chief Executive Officer, and the three Senior Vice Presidents. The employment agreements generally provide for the

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

continued payment of specified compensation and benefits for three years for the Chairman, President and Chief Executive officer and two years for the Senior Vice Presidents. The agreements provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the employment agreements. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition the Bank entered into change in control agreements with certain other executives which provide for the payment, under certain circumstances, to the officer upon the officer's termination after a change of control, as defined in their change of control agreements.

 Employee Severance Compensation Plan

  The Company established an Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Bank or Company. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Company and are not eligible to receive benefits under the executive officer employment agreements, or change in control agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change of control, as defined in the Plan.

(15) FAIR VALUES OF FINANCIAL INSTRUMENTS (DOLLARS IN THOUSANDS)

  Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include real estate acquired by foreclosure, the deferred income tax asset, office properties and equipment, and core deposit and other intangibles. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for some of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates. Further, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered.

  The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

 Cash on Hand and Due from Banks

  The fair values for cash on hand and due from banks approximate those assets' carrying amounts as reported in the balance sheet.

 Short-term Investments

  The fair values for short-term investments approximate the carrying amount as reported because of the short-term nature of these financial instruments.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Investment and Mortgage-backed Securities

  Fair values for investment and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

 Mortgage Loans Held for Sale

  Fair values for mortgage loans held for sale are based on quoted market prices. Commitments to originate loans and forward commitments to sell loans have been considered in the value of mortgage loans held for sale.

 Loans

  The fair values of loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

 Accrued Interest Receivable

  The fair value of accrued interest receivable approximates its carrying amount as reported in the balance sheet because of the short-term nature of these financial instruments.

 Stock in FHLB of Boston

  The fair value for FHLB stock approximates the amount as reported in the balance sheet. If redeemed, the Company will receive an amount equal to the par value of the stock.

 Deposits and Advance Payments by Borrowers for Taxes and Insurance

  The fair values of demand deposits (e.g., NOW, business checking, savings accounts, certain types of money market accounts and advance payments by borrowers for taxes and insurance) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

 FHLB Advances

  The fair value of Federal Home Loan Bank overnight advances approximates their carrying value due to their short term nature. All other advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

 Accrued Interest Payable

  The fair value of accrued interest payable approximates its carrying amount as reported in the balance sheet because of the short-term nature of these financial instruments.

 Off-balance Sheet Instruments

  Fair values for the Company's off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The difference between the fair value of commitments to originate loans and their book value is considered to be immaterial based on a comparison to current offering rates for similar loan products. The contractual value of commitments to sell loans was considered in determining the fair value of loans held for sale. The Company's commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans are at floating rates, and therefore, there is no fair value adjustment.

                        FIRSTFED AMERICA BANCORP, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The carrying amounts and fair values of the Company's financial instruments at March 31 are as follows:

                                                    1997             1996
                                              ---------------- ----------------
                                              CARRYING  FAIR   CARRYING  FAIR
                                               AMOUNT   VALUE   AMOUNT   VALUE
                                              -------- ------- -------- -------
   Financial assets:
     Cash on hand and due from banks........  $ 14,130  14,130 $ 13,277  13,277
     Short-term investments.................    39,410  39,410      --      --
     Mortgage loans held for sale...........    23,331  23,331   17,747  17,747
     Investment securities available for
      sale..................................       888     888      725     725
     Mortgage-backed securities available
      for sale..............................    31,732  31,732      --      --
     Investment securities held to
      maturity..............................    20,991  20,958   23,987  24,061
     Mortgage-backed securities held to
      maturity..............................    15,435  15,578    7,248   7,386
     Stock in FHLB of Boston................     9,531   9,531    6,630   6,630
     Loans receivable, net..................   796,355 789,824  637,592 631,952
     Accrued interest receivable............     4,722   4,722    3,711   3,711
   Financial liabilities:
     Deposits...............................  $723,976 725,139 $583,750 586,239
     FHLB advances..........................   111,062 110,686   75,141  74,997
     Advance payments by borrowers for taxes
      and insurance.........................     5,580   5,580    4,167   4,167
     Accrued interest payable...............       717     717      304     304

(16) PARENT COMPANY ONLY FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS)

  The following are the condensed financial statements for FIRSTFED AMERICA BANCORP, INC. (the "Parent Company") only at March 31:

  BALANCE SHEET

                                ASSETS                                1997
                                ------                              --------
   Cash and interest bearing deposit in subsidiary bank............ $ 17,467
                                                                    --------
       Total cash and cash equivalents.............................   17,467
                                                                    --------
   Investment in subsidiaries, at equity...........................  102,880
   Accrued interest receivable.....................................       82
   Deferred income tax asset.......................................    2,145
                                                                    --------
       Total assets................................................ $122,574
                                                                    ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
   Accrued income taxes............................................ $     18
   Accrued expenses and other liabilities..........................      402
                                                                    --------
       Total liabilities...........................................      420
                                                                    --------
   Preferred stock, $.01 par value, 1,000,000 shares authorized;
    none issued....................................................      --
   Common stock, $.01 par value; 25,000,000 shares authorized;
    8,707,152 issued and outstanding...............................       87
   Additional paid-in capital......................................   84,334
   Retained earnings...............................................   43,603
   Unrealized gain on investments available for sale, net of tax...      326
   Unallocated ESOP shares.........................................   (6,196)
                                                                    --------
       Total stockholders' equity..................................  122,154
                                                                    --------
       Total liabilities and stockholders' equity.................. $122,574
                                                                    ========

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  STATEMENT OF OPERATIONS

   Interest income.............................................    $    233
                                                                   --------
     Net interest income.......................................         233
   Contribution to The FIRSTFED Charitable Foundation..........       6,454
   Other non-interest expense..................................          70
                                                                   --------
       Total non-interest expense..............................       6,524
                                                                   --------
     Loss before income taxes..................................      (6,291)
   Income tax benefit..........................................      (2,125)
                                                                   --------
     Loss before equity in net income of subsidiaries..........      (4,166)
   Equity in net income of subsidiaries........................       1,736
                                                                   --------
     Net loss..................................................    $ (2,430)
                                                                   ========
                                                                     1997
                                                                --------------
                                                                (IN THOUSANDS)
   STATEMENT OF CASH FLOWS
   Net cash flows from operating activities:
     Net loss..................................................    $ (2,430)
     Adjustments to reconcile net loss to net cash provided by
      operating activities:
       Contribution of shares to the Foundation................       6,454
       Equity in undistributed earnings of subsidiaries........      (1,736)
       Appreciation in fair value of ESOP shares...............         376
       (Increase) in accrued interest receivable...............         (82)
       (Increase) in deferred federal taxes....................      (2,145)
       Increase in accrued income taxes........................          18
       Increase in accrued expenses and other liabilities......         402
                                                                   --------
         Net cash provided by operating activities.............         857
                                                                   --------
   Cash flow from investing activities:
         Change in investment in subsidiaries..................     (54,785)
                                                                   --------
         Net cash used in investing activities.................     (54,785)
                                                                   --------
   Cash flow from financing activities:
     Net proceeds from common stock issued pursuant to initial
      public offering..........................................      77,591
     Payments to acquire common stock for ESOP.................      (6,970)
     Reduction in allocated ESOP shares........................         774
                                                                   --------
         Net cash provided by financing activities.............      71,395
                                                                   --------
         Net increase in cash and cash equivalents.............      17,467
   Cash and cash equivalents at beginning of year..............         --
                                                                   --------
   Cash and cash equivalents at end of year....................    $ 17,467
                                                                   ========
   Supplemental cash flow information:
     Cash paid during the year for:
       Income taxes............................................    $      1
                                                                   ========

Selected Consolidated Financial and
    Other Data of the Company


The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented elsewhere in this Annual Report. Prior to January 15, 1997, the Company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of the Bank.


                                                                                      At March 31,
                                                       ----------------------------------------------------------------------
                                                          1997           1996           1995          1994           1993
                                                       ----------------------------------------------------------------------
                                                                                    (in thousands)
Selected Financial Condition Data:
Total assets                                           $979,736       $723,572       $560,038       $469,433       $399,752
Short-term investments                                   39,410             --             --             --             --
Investment securities available for sale (1)                888            725            518             --             --
Mortgage-backed securities available for sale (1)        31,732             --             --             --             --
Investment securities held to maturity (1)               20,991         23,987         20,988         10,049         12,151
Mortgage-backed securities held to maturity (1)          15,435          7,248          2,721          3,437          4,828
Mortgage loans held for sale                             23,331         17,747          6,816         15,779         20,253
Loans receivable, net (2)                               796,355        637,592        499,977        411,773        339,825
Deposits                                                723,976        583,750        440,107        360,093        329,418
FHLB advances                                           111,062         75,141         66,592         59,542         33,882
Stockholders' equity                                    122,154         46,418         41,697         36,469         29,554

                                                       ----------------------------------------------------------------------
                                                                             For the Year Ended March 31,
                                                       ----------------------------------------------------------------------
                                                          1997           1996           1995          1994           1993
                                                                                    (in thousands)
Selected Operating Data:
Interest and dividend income                           $ 62,259       $ 46,044       $ 37,487       $ 33,206       $ 33,994
                                                       ----------------------------------------------------------------------
Interest expense                                         38,497         26,382         18,337         14,196         17,361
    Net interest income before provision
       for loan losses                                   23,762         19,662         19,150         19,010         16,663
                                                       ----------------------------------------------------------------------
Provision for loan losses                                 3,750          2,626            653          1,035          2,102
    Net interest income after provision
       for loan losses                                   20,012         17,036         18,497         17,975         14,531
Total noninterest income                                  4,414          4,592          2,509          4,470          7,651
                                                       ----------------------------------------------------------------------
Total noninterest expense (3)                            27,305         13,672         12,193         12,790         12,688
Income (loss) before income tax expense
    and cumulative effect of
    change in accounting for income taxes                (2,879)         7,956          8,813          9,655          9,494
Income tax expense (credit)                                (449)         3,353          3,852          4,253          4,430
                                                       ----------------------------------------------------------------------
Net income before cumulative effect of change in
    accounting for income taxes                          (2,430)         4,603          4,961          5,420          5,064
Cumulative effect of change in accounting
    for income taxes                                         --             --             --          1,495             --
                                                       ----------------------------------------------------------------------
       Net income (loss)                                ($2,430)      $  4,603       $  4,961       $  6,915       $  5,064
                                                       ======================================================================

Selected Consolidated Financial Ratios
    and Other Data (4)

                                                                                At or For the Year Ended
                                                                                       At March 31,
                                                             1997          1996          1995          1994          1993
                                                          ------------------------------------------------------------------
                                                               %             %             %             %             %
                                                          ------------------------------------------------------------------
Performance Ratios:
Return (loss) on average assets                               -0.28          0.76          0.96          1.51          1.18
Return (loss) on average stockholders' equity                 -3.71         10.40         12.83         20.51         18.69
Average stockholders' equity to average assets                 7.58          7.26          7.45          7.35          6.33
Stockholders' equity to total assets at end of period         12.47          6.41          7.45          7.77          7.40
Average interest rate spread (5)                               2.27          2.79          3.39          3.85          3.70
Net interest margin (6)                                        2.87          3.37          3.86          4.37          4.12
Average interest-earning assets to average
 interest-bearing liabilities                                112.67        112.90        112.71        115.88        110.00
Total noninterest expense to average assets (3)                3.16          2.24          2.35          2.79          2.96
Efficiency ratio  (3)(7)                                      96.91         56.37         56.30         54.47         52.25

Regulatory Capital Ratios (Bank Only):
   Tangible capital                                           10.34          6.36          7.40          7.77          7.40
   Core capital                                               10.34          6.36          7.40          7.77          7.40
   Risk-based capital                                         20.24         12.48         14.13         14.56         13.93

Asset Quality Ratios:
   Non-performing loans as a
     percent of loans (8)(9)                                   0.45          0.63          0.60          1.02          1.46
   Non-performing assets as a
     percent of total assets (9)                               0.44          0.65          0.59          1.10          1.37
   Allowance for loan losses as a
     percent of loans (2)(8)                                   1.09          0.87          0.84          0.95          1.03
   Allowance for loan  losses as a
     percent of non-performing loans (2)(9)                  239.98        138.62        139.76         93.91         70.41

Book value per common share                               $   14.03           NA            NA            NA            NA
Market value per common share                             $   13.63           NA            NA            NA            NA

Number of full-service customer facilities                     13             10             9             8             8
Number of loan origination centers                              5              5             5             5             4

(1) The Company classified its investment and mortgage-backed securities as "held for investment" until April 1, 1994, at which time a portion of the Company's portfolio was classified as "available for sale." The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), as of April 1, 1994. Investment securities at March 31, 1997 do not include $9.5 million of Federal Home Loan Bank of Boston (FHLB) stock.

(2) The allowance for loan losses at March 31, 1997, 1996, 1995, 1994 and 1993 was $8.8 million, $5.6 million, $4.2 million, $4.0 million and $3.5 million, respectively.

(3) For the year ended March 31, 1997, noninterest expense includes $6.5 million for the establishment of The Foundation, $1.3 million increased compensation expense from the ESOP and $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC.

(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(5) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(6) The net interest margin represents net interest income as a percent of average interest-earning assets.

(7) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.

(8) Loans include loans receivable, net excluding the allowance for loan losses.

(9) Non-performing assets consists of non-performing loans and real estate owned ("REO"). Non-performing loans consists of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal. It is the Company's policy to cease accruing interest on all such loans.

                            STOCKHOLDER INFORMATION

ANNUAL MEETING

  The annual meeting of stockholders will be held on Tuesday, August 5, 1997, at 2:00 p.m. The meeting will take place at The Westin Hotel, One West Exchange Street, Providence, RI.

STOCK LISTING

  FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange with the symbol "FAB."

COMMON STOCK INFORMATION

  Initial Public Offering Price: $10.00 per share.

  Public Trading from January 15, 1997 to March 31, 1997:

     High............ $15.375
     Low............. $12.875

  As of March 31, 1997, the Company had 8,707,152 shares outstanding and approximately 1,700 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks.

10-K REPORT

  A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to FIRSTFED AMERICA BANCORP, INC., Investor Relations, One North Main Street, Fall River, MA 02720.

TRANSFER AGENT                            INDEPENDENT AUDITOR
Registrar and Transfer Company            KPMG Peat Marwick LLP
10 Commerce Drive                         99 High Street
Cranford, NJ 07016                        Boston, MA 02110

Shareholder Inquiries: 908-272-8511

REGULATORY COUNSEL                        INVESTOR RELATIONS
Muldoon, Murphy & Faucette                Philip G. Campbell
5101 Wisconsin Avenue N.W.                Vice President, Director of
Washington, D.C. 20016                    Marketing,
                                          Corporate Planning and Investor
                                           Relations
                                          FIRSTFED AMERICA BANCORP, INC.
                                          One North Main Street
                                          Fall River, MA 02720
                                          Tel: 508-679-8181