Form 10-K405, Exhibit 13
period 1998-03-31
FIRSTFED AMERICA BANCORP INC
filed 1998-06-26
CIK 1023640

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


                                                                            At March 31,
                                                    ------------------------------------------------------------
                                                       1998         1997          1996        1995        1994
                                                    ----------    ---------     --------    --------    --------
                                                                             (in thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets                                        $1,281,832    $ 979,736     $723,572    $560,038    $469,433
Short-term investments                                      --       39,410           --          --          --
Investment securities available for sale(1)              7,712          888          725         518          --
Mortgage-backed securities available for sale(1)       215,143       31,732           --          --          --
Investment securities held to maturity(1)               22,491       20,991       23,987      20,988      10,049
Mortgage-backed securities held to maturity(1)          12,495       15,435        7,248       2,721       3,437
Mortgage loans held for sale                            84,867       23,331       17,747       6,816      15,779
Loans receivable, net(2)                               848,552      796,355      637,592     499,977     411,773
Deposits                                               708,488      723,976      583,750     440,107     360,093
FHLB advances and other borrowings                     403,865      111,062       75,141      66,592      59,542
Stockholders' equity                                   126,986      122,154       46,418      41,697      36,469


                                                                    For the Year Ended March 31,
                                                    ------------------------------------------------------------
                                                       1998         1997          1996        1995        1994
                                                    ----------    ---------     --------    --------    --------
                                                                             (in thousands)


SELECTED OPERATING DATA:

Interest and dividend income                        $   76,890    $  62,259     $ 46,044    $ 37,487    $ 33,206
Interest expense                                        46,529       38,497       26,382      18,337      14,196
                                                    ----------    ---------     --------    --------    --------
  Net interest income before provision
    for loan losses                                     30,361       23,762       19,662      19,150      19,010
Provision for loan losses                                2,350        3,750        2,626         653       1,035
                                                    ----------    ---------     --------    --------    --------
  Net interest income after provision
    for loan losses                                     28,011       20,012       17,036      18,497      17,975
Total non-interest income                                6,353        4,414        4,592       2,509       4,470
Total non-interest expense(3)                           22,259       27,305       13,672      12,193      12,790
                                                    ----------    ---------     --------    --------    --------
Income (loss) before income tax expense
    and cumulative effect of
    change in accounting for income taxes               12,105       (2,879)       7,956       8,813       9,655
Income tax expense (credit)                              5,286         (449)       3,353       3,852       4,235
                                                    ----------    ---------     --------    --------    --------
Net income before cumulative effect of
    change in accounting for income taxes                6,819       (2,430)       4,603       4,961       5,420

Cumulative effect of change in accounting
     for income taxes                                       --           --           --          --       1,495
                                                    ----------    ---------     --------    --------    --------
  Net income (loss)                                 $    6,819    ($  2,430)    $  4,603    $  4,961    $  6,915
                                                    ==========    =========     ========    ========    ========

(1) The Company classified its investment and mortgage-backed securities as "held for investment" until April 1, 1994, at which time a portion of the Company's portfolio was classified as "available for sale." The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), as of April 1, 1994. Investment securities at March 31, 1998 do not include $17.9 million of FHLB-Boston stock.
(2) The allowance for loan losses at March 31, 1998, 1997, 1996, 1995 and 1994 was $10.9 million, $8.8 million, $5.6 million, $4.2 million and $4.0 million, respectively.
(3) For the year ended March 31, 1997, non-interest expense includes $6.5 million for the establishment of The Foundation, $1.3 million increased compensation expense from the ESOP and a $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC.
(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

Selected Financial Ratios and Other Data (4):


                                                                     At or For the Year Ended
                                                                              March 31,
                                                  --------------------------------------------------------------
                                                     1998             1997        1996        1995        1994
                                                  ----------       ----------    -------     -------     -------
                                                                            (in thousands)


PERFORMANCE RATIOS:

Return (loss) on average assets                        0.63%           (0.28)%     0.76%       0.96%       1.51%
Return (loss) on average stockholders' equity          5.40            (3.71)     10.40       12.83       20.51
Average stockholders' equity to average assets        11.60             7.58       7.26        7.45        7.35
Stockholders' equity to total assets
  at end of period                                     9.91            12.47       6.41        7.45        7.77
Average interest rate spread(5)                        2.22             2.27       2.79        3.39        3.85
Net interest margin(6)                                 2.93             2.87       3.37        3.86        4.37
Average interest-earning assets
  to average interest-bearing liabilities            115.87           112.67     112.90      112.71      115.88
Total non-interest expense to average assets           2.04             3.16       2.24        2.35        2.79
Efficiency ratio(3)(7)                                60.63            96.91      56.37       56.30       54.47

REGULATORY CAPITAL RATIOS (BANK ONLY):

Tangible capital                                       8.54            10.34       6.36        7.40        7.77
Core capital                                           8.54            10.34       6.36        7.40        7.77
Risk-based capital                                    18.35            20.24      12.48       14.13       14.56

ASSET QUALITY RATIOS:

Non-performing loans as a percent of loans(8)(9)       0.35             0.45       0.63        0.60        1.02
Non-performing assets
  as a percent of total assets(9)                      0.28             0.44       0.65        0.59        1.10
Allowance for loan losses
  as a percent of loans(2)(8)                          1.27             1.09       0.87        0.84        0.95
Allowance for loan losses as a percent of
      non-performing loans(2)(9)                     358.83           239.98     138.62      139.76       93.91

PER SHARE DATA:

Basic earnings per common share                     $  0.84              N/M         --          --          --
Diluted earnings per common share                   $  0.84              N/M         --          --          --
Year-end book value per common share                $ 15.99            15.08         --          --          --
Year-end market value per common share              $ 21.13            13.63         --          --          --

Number of shares outstanding at end of period     8,470,066        8,707,152         --          --          --

Number of full-service customer facilities               13               13         10           9           8
Number of loan origination centers                        5                5          5           5           5

(5) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.
(8) Loans include loans receivable, net excluding the allowance for loan losses.
(9) Non-performing assets consists of non-performing loans and real estate owned ("REO"). Non-performing loans consists of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal. It is the Company's policy to cease accruing interest on all such loans.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     FIRSTFED AMERICA BANCORP, INC. (the "Company") was incorporated on September 6, 1996 and is the holding company for First Federal Savings Bank of America (the "Bank"). On January 15, 1997, the Bank completed its conversion (the "conversion") from a mutual savings bank to a stock form of ownership, and the Company concurrently issued 8,707,152 shares of common stock, raising $77.6 million of net proceeds. The Company utilized $43.4 million of such net proceeds to acquire all of the outstanding stock of the Bank.

     The Company's current business operations primarily consist of investment activities and holding the stock of the Bank. Accordingly, the Company's business operations are primarily conducted through the Bank. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company and Bank. The Company operates its administrative office and operations center in Swansea, Massachusetts. Its main banking office is located in Fall River, Massachusetts and its twelve other banking offices are located in the municipalities of Fall River, Attleboro, Taunton, New Bedford, Somerset, Seekonk, and Swansea, Massachusetts as well as East Providence, Pawtucket, and Warwick, Rhode Island. The Company also operates five loan origination centers, four in Massachusetts and one in Rhode Island. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government securities and other securities. The Company originates loans for investment and loans for sale in the secondary market, generally retaining the servicing rights for loans sold. Loan sales are made from loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, dividends and interest on its investments and mortgage-backed securities, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, Federal Home Loan Bank of Boston ("FHLB") advances, and other borrowings.

     The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses, investment and loan sale activities and loan servicing income. The Company's noninterest expense consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, advertising and business promotion, data processing expense, and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and the actions of regulatory authorities. The Company had no material assets, liabilities or operations prior to January 15, 1997, and accordingly, the results of operations and other data discussed below occurring prior to that date reflect only those of the Bank and its subsidiary.

     The preceding and following discussion may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to: general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. In particular, these issues may impact management's estimates used in evaluating market risk and interest rate risk in its GAP and NPV tables, loan loss provisions, classification of assets, Year 2000 issues, accounting estimates and other estimates used throughout this discussion. Further description of the risks and uncertainties to the business are included in detail in the "Business of the Company" section of the Company's 10-K.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, FHLB advances, and other borrowings. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are influenced by general interest rates, economic conditions and competition. The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of the Bank's deposits and short-term borrowings ("liquidity ratio"). At March 31, 1998 and 1997, the Bank's liquidity ratio was 11.70% and 13.40% respectively. The regulatory required liquidity ratio was 5.0% at March 31, 1997. Effective November 24, 1997, the OTS changed the required liquidity ratio to 4.0%.

     The Company's most liquid assets are cash, short-term investments, mortgage loans held for sale, investment securities available for sale, and mortgage-backed securities available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At March 31, 1998, cash, short-term investments, mortgage loans held for sale, investment securities available for sale, and mortgage-backed securities available for sale totaled $339.7 million, or 26.50% of total assets.

     The Company has other sources of liquidity if a need for additional funds arises, including FHLB advances and other borrowings. At March 31, 1998, the Company had $356.6 million in advances outstanding from the FHLB, and an additional borrowing capacity from the FHLB of $283.7 million. During fiscal year 1998, the Company used FHLB advances and other borrowings to fund asset growth and a decline in deposits, and may continue to do so in the future, depending on market conditions, the pricing of deposit products, and the pricing of FHLB advances and other borrowings.

     At March 31, 1998, the Company had commitments to originate loans and unused outstanding lines of credit and undistributed balances of construction loans totaling $129.9 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts which are scheduled to mature in less than one year from March 31, 1998, totaled $375.4 million. The Company expects that the majority of the maturing certificate accounts will be retained by the Company at maturity.

     In connection with the Company's strategy to expand its operations and facilities, the Company opened its new administrative and operations center and a new banking office in Swansea, Massachusetts in November, 1997. The Company also renovated and enlarged its Downtown Fall River main banking office in late 1997 and plans to open another banking office in Cranston, Rhode Island in late 1998. The Company continues to seek sites for new banking offices and loan origination centers in or adjacent to its market area. In addition, the Company may, from time to time, consider expanding its market share and/or market area through the acquisition of other banking institutions and may consider acquisitions of other types of financial services companies.

     While no formal plan is currently in place, the Company's Board of Directors has authorized management to establish a trust services function to provide future trust services to its customers. In addition, the Company completed a 5.0% stock buyback program on May 19, 1998. The establishment of additional banking offices, loan origination centers, trust service operations, mergers and acquisitions, and additional capital management strategies by the Company would result in additional capital expenditures and other associated costs which the Company has not yet estimated.

     At March 31, 1998, the consolidated capital to total assets ratio of the Company and Bank was 9.91%. As of March 31, 1998, the Bank exceeded all of its regulatory capital requirements with tangible, core, Tier 1 risk-based, and risk-based capital ratios of 8.54%, 8.54%, 17.10%, and 18.35%, respectively, as compared to the minimum regulatory requirements of 2.0%, 4.0%, 4.0%, and 8.0%, respectively.

     At the time of conversion, the Bank was required to establish a liquidation account in an amount equal to its retained earnings as of September 30, 1996, which provides a liquidation preference to eligible account holders of the Bank prior to conversion based on such account holder's qualifying deposits. The liquidation account will be reduced to the extent that such account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of the Bank, each such account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at March 31, 1998 was approximately $25.2 million.

YEAR 2000 COMPLIANCE

     Included in other non-interest expenses in fiscal year 1998 are charges incurred in connection with the modification or replacement of software or hardware in order for the Company's computer and related systems to properly recognize dates beyond December 31, 1999. The Company has completed its assessment of Year 2000 issues, developed a plan, and arranged for the required resources to complete the necessary remediation and testing efforts. In addition to these efforts, the Company underwent a February, 1998 conversion to a new processing system for all loan and deposit applications at a cost of approximately $700,000.

     The Company will utilize both internal and external resources to reprogram, or replace and test hardware and software for Year 2000 modifications. The Company plans to complete changes and testing for mission critical systems by March 31, 1999; a date prior to any impact on its operating systems. Testing of non-critical applications will continue throughout 1999 and will be completed prior to any impact on operating systems. The total cost of the Year 2000 project is estimated at $300,000 to $500,000. Through March 31, 1998, the Company expensed approximately $50,000 toward the initial assessment of the Year 2000 project. The Company will incur remediation and testing costs through the Year 2000, but does not anticipate that material incremental costs will be incurred in any single period.

     A significant portion of the costs associated with the Year 2000 project are not expected to be incremental to the Company, but rather represents a reprioritization of existing internal systems technology resources.

     The Company has initiated formal communications with all of its mission critical vendors and service providers to determine the extent to which the Company is vulnerable to any failure of those third parties to remedy their own Year 2000 issues. The Company's total Year 2000 project costs and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 issues, based on information currently available. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be remedied in a timely manner or that there will be no adverse effect on the Company's systems. Therefore, the Company could possibly be negatively impacted to the extent that other entities not affiliated with the Company are unsuccessful in properly addressing this issue.

     The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based upon management's best estimates, which are derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

MARKET RISK AND MANAGEMENT OF INTEREST RATE RISK

     The principal market risk affecting the Company is interest-rate risk. The principal objective of the Company's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of risk appropriate given the Company's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with Board of Directors' approved guidelines. Through such management, the Company seeks to reduce the vulnerability of its operations to changes in interest rates. The Company monitors its interest rate risk as such risk relates to its operating strategies. The Company's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a monthly basis and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of the Company.

     In recent years, the Company has primarily utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate and shorter-term (generally twelve years or less) fixed-rate, one- to four-family mortgage loans; (2) selling in the secondary market longer-term, fixed-rate mortgage loans originated while generally retaining the servicing rights on such loans; (3) investing primarily in adjustable rate mortgage-backed securities; and (4) reducing the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits and longer-term FHLB advances to replace rate sensitive deposits and fund asset growth. In addition, the Company engaged in two interest rate swap agreements with a total notional principal amount of $50 million to synthetically lengthen its liability maturities.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At March 31, 1998, the Company's cumulative interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year) as a percentage of total assets, was a negative 3.19%. Accordingly, during a period of rising interest rates, the Company's interest-bearing liabilities would tend to reprice upward at a faster rate than its interest-earning assets, which, consequently, may tend to negatively affect the Company's net interest income. During a period of falling interest rates, the Company's interest-bearing liabilities would tend to reprice downward at a faster rate than its interest-earning assets which, consequently, may tend to positively affect the Company's net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 1998, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual market prepayment rates for one-to four-family and multi-family mortgage loans, and mortgage-backed securities are assumed to range from 20.5% to 36.3% for adjustable-rates and 9.6% to 32.4% for fixed-rates, respectively. Money market deposit accounts and negotiable order of withdrawal ("NOW") accounts are assumed to reprice evenly over a three year period, while regular savings accounts are viewed as composed of two equally weighted components -- a longer-term "core" deposit that reprices evenly over a thirty year term, and a more active secondary tier that reprices evenly over three years. These assumptions may or may not be indicative of actual prepayment and withdrawals experienced by the Company. The table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the actual repricing dates of various assets and liabilities are subject to customer discretion and competitive and other pressures and, therefore, actual experience may vary from that indicated.

     The following table shows the gap position of the Company at March 31, 1998:

                                     3        MORE THAN     MORE THAN    MORE THAN   MORE THAN      MORE
                                   MONTHS    3 MONTHS TO   6 MONTHS TO   1 YEAR TO   3 YEARS TO     THAN       TOTAL
                                  OR LESS     6 MONTHS       1 YEAR       3 YEARS     5 YEARS     5 YEARS      AMOUNT
                                  --------   -----------   -----------   ---------   ----------   --------   ----------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Investment securities.........  $  6,001    $  3,499      $  7,011     $  9,991     $     --    $  3,701   $   30,203
  Loans receivable(1)...........   204,737      66,777       115,840      249,049      164,182     142,143      942,728
  Mortgage-backed securities....    53,062      53,774        37,801       43,615       25,495      13,891      227,638
  Stock in FHLB-Boston..........    17,945          --            --           --           --          --       17,945
                                  --------    --------      --------     --------     --------    --------   ----------
         Total interest-earning
           assets...............   281,745     124,050       160,652      302,655      189,677     159,735    1,218,514
                                  --------    --------      --------     --------     --------    --------   ----------
INTEREST-BEARING LIABILITIES:
  Money market accounts.........     2,728       2,728         5,456       21,826           --          --       32,738
  Savings accounts..............     4,063       4,063         9,303       32,501        2,955      36,933       89,818
  NOW accounts..................     4,077       4,077         8,154       32,617           --          --       48,925
  Certificate accounts..........   118,774      98,511       106,127       57,923        6,699          --      388,034
  IRA and KEOGH accounts........    16,067      16,752        19,162       28,401        6,121          --       86,503
  FHLB advances and other
    borrowings..................    61,828     115,655        59,800      109,082       56,704         796      403,865
                                  --------    --------      --------     --------     --------    --------   ----------
         Total interest-bearing
           liabilities..........   207,537     241,786       208,002      282,350       72,479      37,729    1,049,883
                                  --------    --------      --------     --------     --------    --------   ----------
INTEREST-RATE SWAPS:
  Pay fixed.....................        --          --            --           --      (50,000)         --      (50,000)
  Receive floating..............    25,000      25,000            --           --           --          --       50,000
                                  --------    --------      --------     --------     --------    --------   ----------
Interest-rate gap after swaps...  $ 99,208    $(92,736)     $(47,350)    $ 20,305     $ 67,198    $122,006   $  168,631
                                  ========    ========      ========     ========     ========    ========   ==========
Cumulative interest-rate gap....  $ 99,208    $  6,472      $(40,878)    $(20,573)    $ 46,625    $168,631
                                  ========    ========      ========     ========     ========    ========
Cumulative interest-rate gap as
  a percentage of total assets
  at March 31, 1998.............      7.74%       0.50%        (3.19)%      (1.60)%       3.64%      13.16%
Cumulative interest-rate gap as
  a percentage of total
  interest-earning assets at
  March 31, 1998................      8.14%       0.53%        (3.35)%      (1.69)%       3.83%      13.84%
Cumulative interest-earning
  assets as a percentage of
  interest-bearing liabilities
  at March 31, 1998.............    135.76%      90.31%        86.17%       92.49%      104.61%     116.06%
________________________________

Cumulative interest-rate gap as
  a percentage of total assets
  at March 31, 1997.............      5.13%      (3.24)%       (7.08)%      (5.89)%       9.73%      15.43%
Cumulative interest-rate gap as
  a percentage of total
  interest-earning assets at
  March 31, 1997................      5.32%      (3.36)%       (7.35)%      (6.11)%      10.08%      16.00%
Cumulative interest-earning
  assets as a percentage of
  interest-bearing liabilities
  at March 31, 1997.............    139.10%      88.57%        84.10%       91.19%      113.98%     119.04%

---------------
(1) Includes total loans receivable and mortgage loans held for sale, net of non-performing loans and undisbursed proceeds of construction mortgages in process.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     The Company's interest rate sensitivity is monitored by management through the use of a model which generates estimates of the change in the Company's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the estimated market value of assets in the same scenario. The OTS produces a similar analysis using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Report, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit renewal rates. The Company monitors the change in estimated NPV versus limits imposed by the Company's Board of Directors, and as of March 31, 1998, was in full compliance with those limits. The following table sets forth the Company's estimated NPV as of March 31, 1998, as calculated by the Company.

CHANGE IN                                                           NPV AS % OF PORTFOLIO
INTEREST RATES                   ESTIMATED NET PORTFOLIO VALUE         VALUE OF ASSETS
IN BASIS POINTS                 --------------------------------    ----------------------
(RATE SHOCK)                    $ AMOUNT    $ CHANGE    % CHANGE    NPV RATIO    CHANGE(1)
---------------                 --------    --------    --------    ---------    ---------
                                     (DOLLARS IN THOUSANDS)
400...........................  137,637     (30,642)      (18)        11.05%       (163)
300...........................  143,388     (24,621)      (15)        11.37        (131)
200...........................  152,660     (15,349)       (9)        11.90         (78)
100...........................  161,529      (6,481)       (4)        12.38         (30)
Static........................  168,009          --        --         12.68          --
(100).........................  165,405      (2,605)       (2)        12.38         (30)
(200).........................  154,172     (13,838)       (8)        11.52        (116)
(300).........................  144,607     (23,402)      (14)        10.79        (189)
(400).........................  137,850     (30,160)      (18)        10.24        (244)

---------------
(1) Expressed in basis points.

     As in the case with the Gap Table, certain short-comings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented incorporates an assumption that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

     During fiscal year 1998, the Company continued to follow its practice of selling certain fixed-rate and adjustable-rate mortgage loans while generally retaining the servicing rights. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest-rate risk. The amount of forward coverage of the "pipeline" of mortgages is managed on a day-to-day basis by an operating officer, within Board approved policy guidelines, based on the Company's assessment of the general direction of interest rates and levels of mortgage origination activity.

ANALYSIS OF NET INTEREST INCOME

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on each.

     The following table sets forth certain information relating to the Company at fiscal year end 1998 and for fiscal years 1998, 1997, and 1996. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and the costs include fees, premiums and discounts which are considered adjustments to yields.

                                                                       FOR THE YEARS ENDED MARCH 31,
                                                           -----------------------------------------------------
                                             AT                         1998                        1997
                                       MARCH 31, 1998      -------------------------------   -------------------
                                     -------------------                           AVERAGE
                                                  YIELD/    AVERAGE                YIELD/    AVERAGE
                                      BALANCE      COST     BALANCE     INTEREST    COST     BALANCE    INTEREST
                                     ----------   ------   ----------   --------   -------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans receivable, net and
      mortgage loans held for
      sale(1)......................  $  933,419    7.63%   $  881,226   $67,493     7.66%    $759,185   $57,941
    Investment securities(2).......      48,147    5.83        44,409     2,789     6.28       53,199     3,360
    Mortgage-backed
      securities(3)................     227,638    6.02       110,484     6,608     5.98       16,085       958
                                     ----------    ----    ----------   -------     ----     --------   -------
        Total interest-earning
          assets...................   1,209,204    7.26     1,036,119    76,890     7.42      828,469    62,259
                                                   ----                 -------     ----                -------
  Noninterest-earning assets.......      72,628                52,964                          35,895
                                     ----------            ----------                        --------
        Total assets...............  $1,281,832            $1,089,083                        $864,364
                                     ==========            ==========                        ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
  Interest-bearing liabilities:
    Money market accounts..........      32,738    2.71    $   30,788       883     2.87     $ 28,967       828
    Savings accounts...............      89,818    2.25        86,915     2,093     2.41       82,536     2,061
    NOW accounts...................      48,925    1.26        45,619       801     1.76       38,801       763
    Certificate accounts...........     474,537    5.71       506,440    29,257     5.78      453,454    26,625
                                     ----------    ----    ----------   -------     ----     --------   -------
        Total......................     646,016    4.74       669,762    33,034     4.93      603,758    30,277
    FHLB advances and other
      borrowings...................     403,865    5.84       224,451    13,495     6.01      131,523     8,220
                                     ----------    ----    ----------   -------     ----     --------   -------
        Total interest-bearing
          liabilities..............   1,049,883    5.16       894,213    46,529     5.20      735,281    38,497
                                                   ----                 -------     ----                -------
  Non-interest-bearing
    liabilities(4).................     104,963                68,508                          63,516
                                     ----------            ----------                        --------
        Total liabilities..........   1,154,846               962,721                         798,797
                                     ----------            ----------                        --------
  Stockholders' equity.............     126,986               126,362                          65,567
                                     ----------            ----------                        --------
        Total liabilities and
          stockholders' equity.....  $1,281,832            $1,089,083                        $864,364
                                     ==========            ==========                        ========
Net interest rate spread(5)........                2.10%                $30,361     2.22%               $23,762
                                                                        =======     ====                =======
Net interest margin(6).............                                                 2.93%
                                                                                    ====
Ratio of interest-earning assets to
  interest-bearing liabilities.....      115.18%               115.87%                         112.67%
                                     ==========            ==========                        ========

                                          FOR THE YEARS ENDED MARCH 31,
                                     ---------------------------------------
                                      1997                 1996
                                     -------   -----------------------------
                                     AVERAGE                         AVERAGE
                                     YIELD/    AVERAGE               YIELD/
                                      COST     BALANCE    INTEREST    COST
                                     -------   --------   --------   -------
                                             (DOLLARS IN THOUSANDS)
ASSETS:
  Interest-earning assets:
    Loans receivable, net and
      mortgage loans held for
      sale(1)......................   7.63%    $548,558   $43,757     7.98%
    Investment securities(2).......   6.32       30,808     1,966     6.38
    Mortgage-backed
      securities(3)................   5.96        4,411       321     7.28
                                      ----     --------   -------     ----
        Total interest-earning
          assets...................   7.51      583,777    46,044     7.89
                                      ----                -------     ----
  Noninterest-earning assets.......              25,570
                                               --------
        Total assets...............            $609,347
                                               ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY:
  Interest-bearing liabilities:
    Money market accounts..........   2.86     $ 27,194       783     2.88
    Savings accounts...............   2.50       76,511     1,915     2.50
    NOW accounts...................   1.97       30,088       599     1.99
    Certificate accounts...........   5.87      332,977    19,834     5.96
                                      ----     --------   -------     ----
        Total......................   5.01      466,770    23,131     4.96
    FHLB advances and other
      borrowings...................   6.25       50,321     3,251     6.46
                                      ----     --------   -------     ----
        Total interest-bearing
          liabilities..............   5.24      517,091    26,382     5.10
                                      ----                -------     ----
  Non-interest-bearing
    liabilities(4).................              48,015
                                               --------
        Total liabilities..........             565,106
                                               --------
  Stockholders' equity.............              44,241
                                               --------
        Total liabilities and
          stockholders' equity.....            $609,347
                                               ========
Net interest rate spread(5)........   2.27%               $19,662     2.79%
                                      ====                =======     ====
Net interest margin(6).............   2.87%                           3.37%
                                      ====                            ====
Ratio of interest-earning assets to
  interest-bearing liabilities.....              112.90%
                                               ========

---------------
(1) Amount is net of deferred loan origination costs, undisbursed proceeds of construction mortgages in process, allowance for loan losses and includes non-performing loans.

(2) Includes short-term investments and investment securities available for sale and held to maturity and FHLB stock.

(3) Consists of mortgage-backed securities available for sale and held to maturity.

(4) Consists primarily of business checking accounts.

(5) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

RATE/VOLUME ANALYSIS

     The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to:
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                                      YEAR ENDED                      YEAR ENDED
                                                    MARCH 31, 1998                  MARCH 31, 1997
                                                     COMPARED TO                      COMPARED TO
                                                      YEAR ENDED                      YEAR ENDED
                                                    MARCH 31, 1997                  MARCH 31, 1996
                                            ------------------------------   -----------------------------
                                            INCREASE (DECREASE)              INCREASE (DECREASE)
                                                   DUE TO                          DUE TO
                                            --------------------             -------------------
                                             VOLUME       RATE       NET      VOLUME      RATE       NET
                                            ---------   --------   -------   --------   --------   -------
                                                                (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Investment securities...................   $  (552)    $  (19)   $  (571)  $ 1,414    $   (20)   $ 1,394
  Loans receivable, net and mortgage loans
     held for sale........................     9,346        206      9,552    16,148     (1,964)    14,184
  Mortgage-backed securities..............     5,646          4      5,650       705        (68)       637
                                             -------     ------    -------   -------    -------    -------
       Total interest-earning assets......    14,440        191     14,631    18,267     (2,052)    16,215
                                             -------     ------    -------   -------    -------    -------
INTEREST-BEARING LIABILITIES:
  Money market accounts...................        52          3         55        51         (6)        45
  Savings accounts........................       107        (75)        32       146         --        146
  NOW accounts............................       125        (87)        38       171         (7)       164
  Certificate accounts....................     3,067       (435)     2,632     7,078       (287)     6,791
                                             -------     ------    -------   -------    -------    -------
       Total deposits.....................     3,351       (594)     2,757     7,446       (300)     7,146
  FHLB advances and other borrowings......     5,598       (323)     5,275     5,078       (109)     4,969
                                             -------     ------    -------   -------    -------    -------
       Total interest-bearing
          liabilities.....................     8,949       (917)     8,032    12,524       (409)    12,115
                                             -------     ------    -------   -------    -------    -------
Net change in net interest income.........   $ 5,491     $1,108    $ 6,599   $ 5,743    $(1,643)   $ 4,100
                                             =======     ======    =======   =======    =======    =======

ASSET QUALITY

     The following table sets forth information regarding non-accrual loans and real estate owned "REO"). At March 31, 1998, REO totaled $595,000. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. For fiscal years ended 1998 and 1997 the amount of additional interest income that would have been recognized on non-accrual loans if such loans were performing in accordance with their regular terms and amounts recognized was $63,000 and $130,000, respectively.

                                                                 AT MARCH 31,
                                                ----------------------------------------------
                                                 1998      1997      1996      1995      1994
                                                ------    ------    ------    ------    ------
                                                            (DOLLARS IN THOUSANDS)
Non-accrual loans:
     Mortgage loans:
       One-to four-family.....................  $1,073    $1,908    $2,469    $2,501    $3,649
       Multi-family...........................     101       268       334        51        --
       Commercial real estate.................   1,199       976        --        85        --
       Construction and land..................     169       232        --        --        26
                                                ------    ------    ------    ------    ------
          Total mortgage loans................   2,542     3,384     2,803     2,637     3,675
                                                ------    ------    ------    ------    ------
     Commercial loans.........................      74        --        87        --        15
                                                ------    ------    ------    ------    ------
     Consumer loans:
       Home equity lines......................     425       114       956       386       483
       Second mortgages.......................      --        95       196        --        34
       Other consumer loans...................       7        69         3        10        14
                                                ------    ------    ------    ------    ------
          Total consumer loans................     432       278     1,155       396       531
                                                ------    ------    ------    ------    ------
          Total nonaccrual loans..............   3,048     3,662     4,045     3,033     4,221
Real estate owned, net(1).....................     595       665       643       296       939
                                                ------    ------    ------    ------    ------
          Total non-performing assets.........  $3,643    $4,327    $4,688    $3,329    $5,160
                                                ======    ======    ======    ======    ======
Allowance for loan losses as a percent of
  loans(2)....................................    1.27%     1.09%     0.87%     0.84%     0.95%
Allowance for loan losses as a percent of non-
  performing loans(3).........................  358.83%   239.98%   138.62%   139.76%    93.91%
Non-performing loans as a percent of
  loans(2)(3).................................    0.35%     0.45%     0.63%     0.60%     1.02%
Non-performing assets as a percent of total
  assets(4)...................................    0.28%     0.44%     0.65%     0.59%     1.10%

---------------
(1) REO balances are shown net of related valuation allowances.

(2) Loans includes loans receivable, net, excluding allowance for loan losses.

(3) Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal.

(4) Non-performing assets consist of non-performing loans and REO.

     At March 31, 1998 and 1997, total impaired loans were $1.5 million and $1.5 million, respectively. At March 31, 1998 and 1997, impaired loans of $1.5 million and $1.3 million required impairment allowances of $812,000 and $762,000, respectively. For a description of which loans qualify as impaired loans under SFAS No. 114, see Note 1 to Consolidated Financial Statements included elsewhere herein. All impaired loan have been measured using the fair value of the collateral method. During fiscal year 1998, the average recorded value of impaired loans was $1.5 million. For these loans, $120,000 of interest income was recognized while $228,000 of interest income would have been recognized under the original terms.

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, the OTS and FDIC, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. As of March 31, 1998, the Company's allowance for loan losses was 1.27% of total loans receivable and 324.35% of total non-performing loans as compared to 1.09% and 239.98%, respectively, as of March 31, 1997. The Company had non-accrual loans of $3.0 million and $3.7 million at March 31, 1998 and March 31, 1997, respectively. The allowance for loan losses totaled $10.9 million at March 31, 1998 as compared to $8.8 million at March 31, 1997. The increase in the allowance of $2.1 million reflects management's assessment of the loan portfolio and was based upon growth in the balance and composition of such portfolio. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

     The following table sets forth activity in the Company's allowance for loan losses for the periods indicated:

                                                     AT OR FOR THE YEAR ENDED MARCH 31,
                                               -----------------------------------------------
                                                1998       1997      1996      1995      1994
                                               -------    ------    ------    ------    ------
                                                           (DOLLARS IN THOUSANDS)
Balance at beginning of period...............  $ 8,788    $5,607    $4,239    $3,964    $3,524
Provision for loan losses....................    2,350     3,750     2,626       653     1,035
Charge-offs:
  Mortgage loans:
     One to four family......................      188       331       218       168       324
     Multi-family............................       --        82        --        --        55
     Commercial real estate..................       --        --       967        25       121
     Construction and land...................       --        --        --        --        25
     Commercial loans:.......................       --        87        --        15        38
  Consumer Loans:
     Home equity lines.......................       --       116        68       113        20
     Second mortgages........................       15        10        --        --        --
     Other consumer..........................        9        11        35        79        45
                                               -------    ------    ------    ------    ------
          Total..............................      212       637     1,288       400       628
Recoveries...................................       11        68        30        22        33
                                               -------    ------    ------    ------    ------
Balance at end of period.....................  $10,937    $8,788    $5,607    $4,239    $3,964
                                               =======    ======    ======    ======    ======
Ratio of net charge-offs during the period to
  average loans outstanding during the
  period.....................................     0.02%     0.07%     0.23%     0.08%     0.14%
                                               =======    ======    ======    ======    ======

     The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. At March 31, 1998, 1997, and 1996, the Company classified (excluding REO) $3.0 million, $3.7 million, and $4.9 million of substandard loans, respectively. In the opinion of management, the performing substandard loans evidence one or more weaknesses or potential weaknesses, and depending on the regional economy and other factors, may become non-performing assets in future periods.

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1998 AND MARCH 31, 1997

FINANCIAL CONDITION

     Assets at March 31, 1998 totaled $1.282 billion, an increase of $302.1 million or 30.8%, compared to $979.7 million at March 31, 1997. Most of the growth in assets was in loans receivable and mortgage loans held for sale, which increased $113.7 million from $819.7 million to $933.4 million, or 13.9%, and mortgage-backed securities available for sale, which increased $183.4 million from $31.7 million to $215.1 million, or 578%. The increase in loans receivable was attributable to strong growth in consumer and commercial loans and the increase in mortgage loans held for sale was caused by heavy mortgage refinance activity brought about by lower market rates during early 1998. Growth in the mortgage-backed securities available for sale portfolio was part of a management strategy to increase the Company's leverage. Cash on hand and due from banks increased from $14.1 million at March 31, 1997 to $32.0 million at March 31, 1998. Office properties and equipment, net increased by $10.7 million from $14.2 million at March 31, 1997 to $24.9 million at March 31, 1998. The increase in office properties and equipment, net, took place over the entire fiscal year ending March 31, 1997 as a result of the Company's capital outlays for its new administrative offices and operations center, as well as to remodel existing, older banking offices and to buy, build, and equip the Company's new additional banking office locations.

     Deposit accounts decreased from $724.0 million at March 31, 1997 to $708.5 million at March 31, 1998, a decrease of 2.1%. The loss of deposits was primarily attributable to a $50.3 million or 9.6% decrease in certificate accounts, which declined from $524.8 million to $474.5 million. This decline, however, was partially offset by a 17.5% increase in other deposits of $34.8 million from $199.2 million at March 31, 1997 to $234.0 million at March 31, 1998. The decrease in certificate accounts was due primarily to the Company's less aggressive deposit pricing strategy. FHLB advances and other borrowings increased from $111.1 million at March 31, 1997 to $403.9 million at March 31, 1998, an increase of $292.8 million, or 264%. The increase in FHLB advances partially offset the decline in deposits but was primarily used to fund mortgage-backed security growth as part of a wholesale leverage strategy.

     Total stockholders' equity at March 31, 1998 was $127.0 million or 9.91% of assets compared to $122.2 million or 12.47% of assets at March 31, 1997. The increase in stockholders' equity was a due to a combination of retained net income, an increase in the unrealized gain on securities available for sale, a decrease in unallocated Employee Stock Ownership Plan (the "ESOP") shares, and the purchase of Company stock to fund the Company's stock-based incentive plan. The decline in the stockholders' equity to assets ratio is a function of the increased leverage strategy.

     Non-performing assets decreased to $3.6 million or .28% of total assets at March 31, 1998, compared to $4.3 million or .44% of total assets at March 31, 1997. The allowance for loan losses was increased from $8.8 million at March 31, 1997 to $10.9 million at March 31, 1998 due to loan portfolio growth. The allowances for loan losses amounted to 1.27% of loans at March 31, 1998, compared to 1.09% of loans at March 31, 1997. See "Asset Quality" included elsewhere herein.

RESULTS OF OPERATIONS

GENERAL

     Net income for the year ended March 31, 1998 was $6.8 million, or $0.84 basic earnings per share and $0.84 diluted earnings per share. For the year ended March 31, 1997, the Company experienced a $2.4 million net loss which was primarily due to nonrecurring pre-tax charges of $6.5 million to fund the formation of The FIRSTFED Charitable Foundation and a $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC ( the "SAIF"). After excluding these items, net income for year-end 1998 was up $3.1 million, or 82.2%, over pro forma year-end 1997 net income of $3.7 million. The $3.1 million increase in net income was primarily due to balance sheet growth generated by the proceeds of the Company's initial public offering on January 15, 1997. Net interest income before provision for loan losses for the years ended 1998 and 1997 amounted to $30.4 million and $23.8 million, respectively, an increase of $6.6 million, or 27.8%.

INTEREST INCOME

     Total interest income for year-end 1998 was $76.9 million. This is an increase of $14.6 million or 23.5% from the $62.3 million total interest income for year-end 1997. Most of the increase in total interest income was due to higher average balances of interest-earning assets, which averaged $1.036 billion for year-end 1998, compared to the average balance of $828.5 million during year-end 1997. Interest income from loans receivable, increased $9.6 million or 16.5% to $67.5 million for year-end 1998. This increase resulted from the net effect of a $122.0 million increase in the average balance of loans receivable, coupled with a 3 basis point increase in yield. Additionally, the average balance of mortgage-backed securities increased from $16.1 million for year-end 1997 to an average balance of $110.5 million year-end 1998. These increases in interest-earning assets were primarily funded by FHLB advances and other borrowings during year-end 1998. The yield on interest-earning assets decreased by 9 basis points to 7.42% in year-end 1998 from 7.51% in year-end 1997 as the relative percentage of lower yielding, adjustable rate mortgage-backed securities increased. The lower yield on the adjustable rate mortgage-backed securities is due to a low initial coupon.

INTEREST EXPENSE

     Interest expense for year-end 1998 amounted to $46.5 million, an increase of $8.0 million, from the year-end 1997 total of $38.5 million, an increase of 20.9%. The primary reason for this increase was due to significantly higher average balances for interest-bearing liabilities totaling $894.2 million during year-end 1998, compared to average balances for interest-bearing liabilities of $735.3 million during year-end 1997, an increase of $158.9 million. The increase in interest-bearing liabilities was the net effect of a $92.9 million increase in average FHLB advances and other borrowings and a $66.0 million increase in total deposits. The average cost of interest-bearing deposits decreased for year-end 1998 to 4.93% from to 5.01% for year-end 1997 as marginal deposit costs were less than the average cost of existing deposits. A less aggressive deposit pricing strategy, a relative percentage shift towards lower-cost transaction and savings accounts, and generally lower market rates contributed to the decline in average deposit rates. The average cost of FHLB advances and other borrowings decreased for year-end 1998 to 6.01% as compared to 6.25% for year-end 1997, also as a result of lower market rates.

NET INTEREST INCOME

     Net interest income before the provision for loan losses increased by $6.6 million, or 27.8%, from $23.8 million to $30.4 million for the years ended March 31, 1997 and 1998, respectively. A full year's use of proceeds from the initial public offering helped to offset a decrease in the net interest rate spread from 2.27% for year-end 1997 to 2.22% for year-end 1997. The decrease in the net interest rate spread was due to a drop in earning asset yield brought about by the addition of lower yielding adjustable rate mortgage-backed securities, as previously discussed. The Company's net interest margin increased from 2.87% for year-end 1997 to 2.93% for year-end 1998.

PROVISION FOR LOAN LOSSES

     The Company's provision for loan losses amounted to $2.4 million for year-end 1998, as compared to a provision of $3.8 million for year-end 1997. The decrease in the provision for loan losses resulted from management's review and evaluation of the adequacy of the Company's loan loss reserve relative to the overall credit quality of its loan portfolio. To the extent the Company experiences further increases in the overall balance of its loan portfolio or increases its concentrations of loans which bear a higher degree of risk than one- to four-family loans, the Company anticipates further increases in its allowance for loan losses through continued provisions for loan losses. While management of the Company believes that the current level of its allowance for loan losses is sufficient based on information currently available at this time, no assurances can be made that future events, conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for loan losses which may adversely affect net income.

NON-INTEREST INCOME

     Non-interest income increased $2.0 million, or 43.9% from $4.4 million for year-end 1997 to $6.4 million for year-end 1998. Non-interest income consists of loan servicing income, gains and losses on the sale of mortgages, and other non-interest income. A $2.0 million increase in the gain on sale of mortgage loans was the primary driver of the increase in non-interest income. This increase was primarily the result of more favorable secondary mortgage market conditions and an increase in the volume of loans originated and sold. A $374,000 increase in gain on sale of investments and other income was offset by a $406,000 decline in loan servicing income, primarily the result of accelerated amortization of mortgage servicing rights during the fourth quarter due to faster prepayment rate forecasts and faster than expected actual prepayments.

NON-INTEREST EXPENSE

     Total non-interest expense decreased to $22.3 million for year-end 1998 compared to $27.3 million for year-end 1997. Year-end non-interest expense for 1997 included pre-tax, nonrecurring charges of $2.9 million for the SAIF special assessment and $6.5 million for funding the Foundation. The absence of these items in year-end 1998 figures partially offset a $3.4 million increase in compensation and benefits related to increased staffing and the recognition of the Company's Stock-based Incentive Plan, and a $922,000 increase in office occupancy and equipment expense related to the Company's new administrative offices and operations center and the renovation of the Company's Downtown Fall River main banking office. After excluding the SAIF assessment, the Company's deposit insurance declined to $514,000, while data processing expense was virtually unchanged at $717,000. The Company's advertising and promotion expense declined $57,000 to $1.0 million for year-end 1998, while other expenses increased $568,000. The largest sources of this increase were: a $205,000 increase in accounting, legal, and consulting fees; a $162,000 increase in loan expense for appraisals and other loan origination related expenses that were increased during the early 1998 refinance surge; a $121,000 increase in stockholder and corporate communication expenses arising from the Company's first full year as a public company; and a partial offset of $214,000 caused by a decrease in REO and foreclosure expense.

INCOME TAXES

     Income tax expense was $5.3 million for year-end 1998 (resulting in an effective tax rate of 43.7%), compared to an income tax benefit of $449,000 for year-end 1997 (resulting in an effective tax benefit of 15.6%). The increase in income tax expense was primarily due to increased pre-tax income.

COMPARISON OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 1997 AND MARCH 31, 1996

FINANCIAL CONDITION

     Assets at March 31, 1997 totaled $979.7 million, an increase of $256.1 million or 35.4%, compared to $723.6 million at March 31, 1996. Most of the growth in assets was in loans receivable, which increased from $637.6 million to $796.4 million or 24.9%, mortgage-backed securities available for sale, which increased from zero to $31.7 million, short-term investments, which increased from zero to $39.4 million, mortgaged-backed securities held to maturity, which increased from $7.2 million to $15.4 million and mortgage loans held for sale which increased from $17.7 million to $23.3 million. The increase in loans receivable was attributable to strong growth in mortgages, consumer loans, and commercial loans. Cash on hand and due from banks increased from $13.3 million at March 31, 1996 to $14.1 million at March 31, 1997. Office properties and equipment, net increased by $5.9 million from $8.3 million at March 31, 1996 to $14.2 million at March 31, 1997. The increase in office properties and equipment, net, took place over the entire fiscal year ending March 31, 1997 as a result of the Bank's capital outlays to remodel existing, older banking offices as well as to buy, build, and equip the Bank's new additional banking office locations which have significantly expanded the Bank's branch network. In fiscal year 1997, capital outlays also took place to fund progress payments on the new Swansea branch office/operations center. The increase in short-term investments and securities was primarily funded by net proceeds of $77.6 million from the stock conversion.

     Deposit accounts increased from $583.8 million at March 31, 1996 to $724.0 million at March 31, 1997, an increase of 24.0%. The increase in deposits resulted primarily from the inflow of deposits from the opening of three branch offices, the Company's competitive deposit pricing strategy and increased marketing efforts. The growth in deposits was primarily attributable to a $132.8 million or 33.9% increase in certificate accounts, which grew from $392.0 million to $524.8 million, coupled with an increase in other deposits of $7.4 million or 3.8%. The increase in certificate accounts was due primarily to the Company's competitive pricing of such deposits in order to attract new accounts and increase market share. FHLB advances increased from $75.1 million at March 31, 1996 to $111.1 million at March 31, 1997, an increase of $36.0 million. The increase in FHLB advances and deposits partially funded the growth in loans receivable.

     Total stockholders' equity at March 31, 1997 was $122.2 million or 12.47% of assets compared to $46.4 million or 6.42% of assets at March 31, 1996. The increase is due to the addition of conversion proceeds of $77.6 million, offset by a net loss of $2.4 million, $774,000 charged to expense related to the reduction in the unallocated Employee Stock Ownership Plan ("ESOP") shares, and a $376,000 increase in additional paid-in capital related to the appreciation in the fair value of allocated ESOP shares.

     Non-performing assets decreased to $4.3 million or .44% of total assets at March 31, 1997, compared to $4.7 million or .65% of total assets at March 31, 1996. The allowance for loan losses was increased from $5.6 million at March 31, 1996 to $8.8 million at March 31, 1997 due to loan portfolio growth. The allowances for loan losses amounted to 1.09% of loans at March 31, 1997, compared to .87% of loans at March 31, 1996. See "Asset Quality" included elsewhere herein.

RESULTS OF OPERATIONS

GENERAL

     For fiscal year 1997, the Company experienced a $2.4 million net loss, compared to net income of $4.6 million for the year ended March 31, 1996. The decrease in net income was primarily attributable to pre-tax charges totaling $10.7 million. Included in the $10.7 million pre-tax charges was the impact of the establishment of The FIRSTFED Charitable Foundation (the "Foundation"), increased compensation expense to implement the ESOP, and a non-recurring assessment to recapitalize the Savings Association Insurance Fund of the FDIC ("SAIF"). The one-time special Foundation contribution pre-tax charge to income was $6.5 million, the ESOP pre-tax charge to income was $1.3 million and the SAIF recapitalization pre-tax charge to income was $2.9 million. Excluding these items, pre-tax income for fiscal year 1997 totaled $7.8 million compared to $8.0 million from fiscal year 1996. Net interest income for fiscal years 1997 and 1996 amounted to $23.8 million and $19.7 million, respectively, primarily as a result of the increase in loan interest income.

INTEREST INCOME

     Total interest income for fiscal year 1997 was $62.3 million. This is an increase of $16.3 million or 35.4% from the $46.0 million total interest income for fiscal year 1996. Most of the increase in total interest income was due to higher average balances of interest-earning assets, which averaged $828.5 million for fiscal year 1997, compared to the average balance of $583.8 million during fiscal year 1996. Interest income from loans receivable, increased $14.2 million or 32.4% to $57.9 million for fiscal year 1997. This increase resulted from the net effect of a $210.6 million increase in the average balance of loans receivable, offset by a 35 basis point decrease in yield. Additionally, the average balance of investment securities and the average balance of mortgage-backed securities increased from $30.8 million and $4.4 million, respectively for fiscal year 1996 to average balances of $53.2 million and $16.1 million respectively for fiscal year 1997. These increases in interest-earning assets were funded by deposit growth and FHLB advances during fiscal year 1997 and for a portion of fiscal year 1997 by net proceeds from the conversion. The increase in total interest income was offset partially by a decrease in the average yield on total interest-earning assets from 7.89% for fiscal year 1996 to 7.51% for fiscal year 1997. This yield reduction resulted primarily from a substantial portion of the asset growth being in the form of adjustable-rate mortgages, which generally are originated at discounted rates for the initial term.

INTEREST EXPENSE

     Interest expense for fiscal year 1997 amounted to $38.5 million, an increase of $12.2 million, from fiscal year 1996 total of $26.3 million, an increase of 46.4%. The primary reason for this increase was due to significantly higher average balances for interest-bearing deposits totaling $603.8 million during fiscal year 1997, compared to average balances for interest-bearing deposits of $466.8 million during fiscal year 1996, an increase of $137.0 million. In addition to net proceeds from the conversion, the growth in deposits and FHLB advances were utilized to fund the growth in loans receivable, short-term investments, and mortgage-backed securities. The average cost of interest-bearing deposits increased for the year ended March 31, 1997 to 5.01% as compared to 4.96% for the year ended March 31, 1996 as new deposit costs exceeded the average cost of existing deposits. The Company has maintained an aggressive deposit pricing strategy in the past year as it seeks to increase market share, resulting in a strong deposit inflow at the banking offices. The Company's outstanding FHLB advances also experienced higher average balances, increasing by $81.2 million from $50.3 million for the year ending March 31, 1996, to $131.5 million for fiscal year 1997. The average cost of borrowed funds decreased for the year ended March 31, 1997 to 6.25% as compared to 6.46% for fiscal year 1996 due to the lower cost of new FHLB advances as compared to the average cost for the existing FHLB advances.

NET INTEREST INCOME

     Net interest income before the provision for loan losses increased by $4.1 million, or 20.9%, as the increase in the average balance of interest-earning assets more than offset higher interest expense and a decrease in the net interest rate spread, from 2.79% for fiscal year 1996 to 2.27% for fiscal year 1997. The decrease in the net interest rate spread was due to an increase in the average balance of higher cost certificate accounts and a decrease in the yield on loans receivable. The Company's net interest margin decreased from 3.37% for fiscal year 1996 to 2.87% for fiscal year 1997.

PROVISION FOR LOAN LOSSES

     The Company's provision for loan losses amounted to $3.8 million for fiscal year 1997, as compared to a provision of $2.6 million for fiscal year 1996. This increase in the provision for loan losses is a result of management's review and evaluation of the loan portfolio. Also, management considered the 24.9% growth in the overall balance of the Company's loan portfolio from $637.6 million at March 31, 1996 to $796.4 million at March 31, 1997. To the extent, the Company experiences further increases in the overall balance of its loan portfolio or increases its concentrations of loans which bear a higher degree of risk than one- to four-family loans, the Company anticipates that further increases in its allowance for loan losses may continue to be necessary through continued provisions for loan losses. While management of the Company believes that the current level of its allowance for loan losses is sufficient based on information currently available at this time, no assurances can be made that future events, conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for loan losses which may adversely affect net income.

NON-INTEREST INCOME

     Non-interest income decreased $178,000, or 3.9% from $4.6 million for fiscal year 1996 to $4.4 million for fiscal year 1997. Non-interest income consists of loan servicing income, gains and losses on the sale of mortgages, and other non-interest income. Other non-interest income for fiscal year 1997 decreased to $2.1 million from $2.8 million for fiscal year 1996. This decline in other non-interest income primarily reflects the reversal of a reserve during fiscal year 1996 which increased non-interest income in such fiscal year by $813,000. The reserve had been established in fiscal year 1994 in connection with the reconciliation of certain loans being serviced for others and during fiscal year 1996 it was determined to be no longer necessary. Partially offsetting this reduction in other non-interest income was a decrease in the loss on sale of mortgages loans which was $841,000 for fiscal year 1996 as compared to $478,000 for fiscal year 1997, an improvement of $363,000. The improvement in the loss on loan sale activity during fiscal year 1997 was primarily due to the adoption of SFAS No. 122 "Accounting for Mortgage Servicing Rights," ("SFAS No. 122") on April 1,

1996, which resulted in the inclusion in income of $1.8 million, reflecting the recognition of mortgage servicing rights on loans originated and sold during the period.

NON-INTEREST EXPENSE

     Total non-interest expense increased to $27.3 million for fiscal year 1997 compared to $13.7 million for fiscal year 1996. The increase in non-interest expense is primarily attributable to three charges totaling $10.7 million. The Company incurred a non-recurring charge of $6.5 million as a result of the impact of the Company's contribution of common stock to the Foundation which was established and funded as part of the January 15, 1997 conversion. Also, compensation and employee benefits expense increased $1.3 million due to the implementation of ESOP. Further, in fiscal year 1997, the Company recognized a non-recurring charge of $2.9 million related to the SAIF special assessment.

     Exclusive of the $1.3 million charge for the ESOP, the compensation and employee benefits expense increased to $8.6 million for fiscal year 1997 compared to $7.4 million for fiscal year 1996, an increase of $1.2 million, or 16.2%. This increase corresponds to the Company's franchise expansion strategy whereby it added four new branch facilities in the period from October 1995 to March 1997 and increased the number of personnel by a total of 29. Office occupancy and equipment expense increased to $2.0 million for fiscal year 1997 compared to $1.5 million for fiscal year 1996 an increase of $501,000, or 33.3%. This increase is related to the ongoing subsequent operation of three new branch offices located in East Providence, Pawtucket, and Warwick, Rhode Island and a fourth new branch office on Ashley Boulevard in New Bedford, Massachusetts. Advertising and business promotion increased from $916,000 to $1.1 million mainly as a result of the promotion of the new banking offices and to bolster marketing efforts of the network of existing branch locations.

     Federal deposit insurance premiums remained consistent at $1.0 million for both fiscal years 1997 and 1996. As a result of the September 1996 recapitalization of the SAIF, the deposit insurance rate has dropped and the Bank continues to qualify for the lowest cost FDIC assessment risk classification for its particular portion of the financial services industry, thereby paying FDIC insurance premiums on insured deposits at a rate of 6.48 basis points. Data processing expense increased by $149,000, or 26.1%, from $570,000 to $719,000, as a result of increased processing costs related to having more customer accounts as market share increases. Other expense increased to $3.2 million during fiscal year 1997 from $2.3 million during fiscal year 1996 primarily as a result of increased accounting, consulting, and professional fees due to operating as a publicly held company and increased operating expenses due to the growth in assets. The Company intends to open additional branch offices and loan centers in 1997 and 1998, anticipates the completion of a new administrative facility in 1997, expects in the future to establish a trust department, and is presently in the process of evaluating its present data processing provider. These activities will result in further increases in the Company's non-interest expense in the future and on an ongoing basis.

INCOME TAXES

     Income tax benefit was $449,000 for fiscal year 1997 (resulting in an effective tax benefit of 15.6%), compared to an income tax expense of $3.4 million for fiscal year 1996 (resulting in an effective tax rate of 42.1%). The change in income tax expense was primarily due to decreased pre-tax income
(loss) as a result of the non-recurring Foundation contribution of $6.5 million. For state income tax purposes, the Company did not receive a tax benefit for the contribution as a result of limitations imposed by the Internal Revenue Code and Massachusetts Tax laws. Further, the Company's effective tax rate for fiscal year 1997 increased by approximately 4.4% as a result of non-deductible expenses recorded for the appreciation in the fair value of the ESOP shares allocated.

IMPACT OF NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to stockholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1998 financial statements.

     Also in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the Company's consolidated balances. This statement is effective for the 1998 annual financial statements.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (an amendment of SFAS No. 87, 88 and 106). The statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 is not expected to have a material impact on the consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.:

     We have audited the accompanying consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, (the "Company") as of March 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRSTFED AMERICA BANCORP, INC. and subsidiaries at March 31, 1998 and 1997, and the results of their operations and cash flows for each of the years in the three-year period ended March 31, 1998 in conformity with generally accepted accounting principles.

                                                     /s/ KPMG Peat Marwick LLP
                                                     --------------------------
Boston, Massachusetts
April 30, 1998

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                 1998        1997
                                                              ----------    -------
                                      ASSETS
Cash on hand and due from banks.............................  $   32,021     14,130
Short-term investments......................................          --     39,410
Mortgage loans held for sale................................      84,867     23,331
Investment securities available for sale (amortized cost of
  $5,816 and $5) (note 4)...................................       7,712        888
Mortgage-backed securities available for sale (amortized
  cost of $214,225 and $32,059) (note 4 and 10).............     215,143     31,732
Investment securities held to maturity (fair value of
  $22,585 and $20,958) (note 5).............................      22,491     20,991
Mortgage-backed securities held to maturity (fair value of
  $12,688 and $15,578) (note 5).............................      12,495     15,435
Stock in Federal Home Loan Bank of Boston, at cost (notes 5
  and 10)...................................................      17,945      9,531
Loans receivable, net of allowance for loan losses of
  $10,937 and $8,788 (notes 6 and 10).......................     848,552    796,355
Accrued interest receivable.................................       5,992      4,722
Mortgage servicing rights (note 7)..........................       3,230      1,630
Office properties and equipment, net (note 8)...............      24,877     14,215
Real estate owned, net......................................         595        665
Deferred income tax asset, net (note 13)....................       3,278      4,511
Income tax receivable (note 13).............................          --        263
Prepaid expenses and other assets...........................       2,634      1,927
                                                              ----------    -------
          Total assets......................................  $1,281,832    979,736
                                                              ==========    =======
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits (note 9).........................................  $  708,488    723,976
  FHLB advances and other borrowings (note 10)..............     403,865    111,062
  Advance payments by borrowers for taxes and insurance.....       6,224      5,580
  Accrued interest payable..................................       2,613        717
  Accrued income taxes (note 13)............................         929         --
  Other liabilities.........................................      32,727     16,247
                                                              ----------    -------
          Total liabilities.................................   1,154,846    857,582
                                                              ----------    -------
Commitments and contingencies (notes 3, 6, 8, 10, 11, 13 and
  15)
Stockholders' equity (notes 2 and 3):
  Preferred stock, $.01 par value; 1,000,000 shares
     authorized; none issued................................          --         --
  Common stock, $0.01 par value; 25,000,000 shares
     authorized; 8,707,152 shares issued and outstanding....          87         87
  Additional paid-in capital................................      85,016     84,334
  Retained earnings (notes 2 and 3).........................      50,422     43,603
  Unrealized gain on investments available for sale, net of
     tax (note 4)...........................................       1,616        326
  Unearned 1997 stock-based incentive plan (note 14)........      (4,734)        --
  Unallocated ESOP shares (note 14).........................      (5,421)    (6,196)
                                                              ----------    -------
          Total stockholders' equity........................     126,986    122,154
                                                              ----------    -------
          Total liabilities and stockholders' equity........  $1,281,832    979,736
                                                              ==========    =======

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1998       1997      1996
                                                              -------    ------    ------
Interest and dividend income:
  Loans.....................................................  $67,493    57,941    43,757
  Investment securities.....................................    2,033     2,805     1,519
  Mortgage-backed securities................................    6,608       958       321
  Federal Home Loan Bank stock..............................      756       555       447
                                                              -------    ------    ------
          Total interest and dividend income................   76,890    62,259    46,044
                                                              -------    ------    ------
Interest expense:
  Deposits (note 9).........................................   33,034    30,277    23,131
  Borrowed funds............................................   13,495     8,220     3,251
                                                              -------    ------    ------
          Total interest expense............................   46,529    38,497    26,382
                                                              -------    ------    ------
          Net interest income before provision for loan
            losses..........................................   30,361    23,762    19,662
Provision for loan losses (note 6)..........................    2,350     3,750     2,626
                                                              -------    ------    ------
          Net interest income after provision for loan
            losses..........................................   28,011    20,012    17,036
                                                              -------    ------    ------
Non-interest income:
  Loan servicing income.....................................    2,354     2,760     2,628
  Gain (loss) on sale of mortgage loans, net (note 7).......    1,493      (478)     (841)
  Gain on sale of investments securities available for
     sale...................................................      163        51        --
  Other income..............................................    2,343     2,081     2,805
                                                              -------    ------    ------
          Total non-interest income.........................    6,353     4,414     4,592
                                                              -------    ------    ------
Non-interest expense:
  Compensation and employee benefits (note 14)..............   13,290     9,933     7,366
  Office occupancy and equipment............................    2,927     2,005     1,504
  Advertising and business promotion........................    1,023     1,080       916
  Federal deposit insurance premiums........................      514     1,014     1,044
  SAIF special assessment (note 3)..........................       --     2,880        --
  Contribution to The FIRSTFED Charitable Foundation (note
     2).....................................................       --     6,454        --
  Data processing...........................................      717       719       570
  Other.....................................................    3,788     3,220     2,272
                                                              -------    ------    ------
          Total non-interest expenses.......................   22,259    27,305    13,672
                                                              -------    ------    ------
          Income (loss) before income tax expense...........   12,105    (2,879)    7,956
Income tax expense (benefit) (note 13)......................    5,286      (449)    3,353
                                                              -------    ------    ------
          Net income (loss).................................  $ 6,819    (2,430)    4,603
                                                              =======    ======    ======
Basic earnings per share....................................  $  0.84        NM        NM
                                                              =======    ======    ======
Diluted earnings per share..................................  $  0.84        NM        NM
                                                              =======    ======    ======
Weighted average shares outstanding -- basic................    8,131        NM        NM
                                                              =======    ======    ======
Weighted average shares outstanding -- diluted..............    8,138        NM        NM
                                                              =======    ======    ======

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NET UNREALIZED
                                                                                                 GAIN (LOSS) ON
                                                    SHARES OF            ADDITIONAL               INVESTMENTS     UNALLOCATED
                                        PREFERRED    COMMON     COMMON    PAID-IN     RETAINED     AVAILABLE         ESOP
                                          STOCK       STOCK     STOCK     CAPITAL     EARNINGS   FOR SALE, NET      SHARES
                                        ---------   ---------   ------   ----------   --------   --------------   -----------
Balance at March 31, 1995.............        --         --      $--           --      41,430          267              --
  Net income..........................        --         --       --           --       4,603           --              --
  Change in net unrealized gain on
    investments available for sale,
    net of taxes......................        --         --       --           --          --          118              --
                                        --------      -----      ---       ------      ------        -----          ------
Balance at March 31, 1996.............        --         --       --           --      46,033          385              --
  Stock issued pursuant to initial
    common stock offering.............        --      8,062       81       77,510          --           --              --
  Issuance of 645,380 shares of common
    stock to the FIRSTFED Charitable
    Foundation charged to expense.....        --        645        6        6,448          --           --              --
  Common stock acquired by ESOP.......        --         --       --           --          --           --          (6,970)
  Earned ESOP shares charged to
    expense...........................        --         --       --          376          --           --             774
  Change in net unrealized gain on
    investments available for sale,
    net...............................        --         --       --           --          --          (59)             --
  Net loss............................        --         --       --           --      (2,430)          --              --
                                        --------      -----      ---       ------      ------        -----          ------
Balance at March 31, 1997.............        --      8,707       87       84,334      43,603          326          (6,196)
  Common stock acquired for SIP.......        --         --       --           --          --           --              --
  Earned ESOP shares charged to
    expense...........................        --         --       --          682          --           --             775
  Change in net unrealized gain on
    investments available for sale,
    net...............................        --         --       --           --          --        1,290              --
  Net income..........................        --         --       --           --       6,819           --              --
                                        --------      -----      ---       ------      ------        -----          ------
Balance at March 31, 1998.............        --      8,707      $87       85,016      50,422        1,616          (5,421)
                                        ========      =====      ===       ======      ======        =====          ======

                                        UNALLOCATED
                                           1997
                                          STOCK-
                                           BASED
                                         INCENTIVE        TOTAL
                                        PLAN (SIP)    STOCKHOLDERS'
                                          SHARES         EQUITY
                                        -----------   -------------
Balance at March 31, 1995.............        --          41,697
  Net income..........................        --           4,603
  Change in net unrealized gain on
    investments available for sale,
    net of taxes......................        --             118
                                          ------         -------
Balance at March 31, 1996.............        --          46,418
  Stock issued pursuant to initial
    common stock offering.............        --          77,591
  Issuance of 645,380 shares of common
    stock to the FIRSTFED Charitable
    Foundation charged to expense.....        --           6,454
  Common stock acquired by ESOP.......        --          (6,970)
  Earned ESOP shares charged to
    expense...........................        --           1,150
  Change in net unrealized gain on
    investments available for sale,
    net...............................        --             (59)
  Net loss............................        --          (2,430)
                                          ------         -------
Balance at March 31, 1997.............        --         122,154
  Common stock acquired for SIP.......    (4,734)         (4,734)
  Earned ESOP shares charged to
    expense...........................        --           1,457
  Change in net unrealized gain on
    investments available for sale,
    net...............................        --           1,290
  Net income..........................        --           6,819
                                          ------         -------
Balance at March 31, 1998.............    (4,734)        126,986
                                          ======         =======

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $   6,819      (2,430)      4,603
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Contribution of shares to the Foundation................         --       6,454          --
    Amortization (accretion) of:
      Premium (discount) on investment and mortgage-backed
         securities held to maturity........................         (4)         (9)          2
      Premium (discount) on investment and mortgage-backed
         securities available for sale......................         43           2          --
      Deferred loan origination fees........................        322         175        (626)
      Mortgage servicing rights.............................        782         150          --
    Provisions for:
      Loan losses...........................................      2,350       3,750       2,626
      Deferred income taxes.................................        264      (2,496)       (710)
    (Gains) losses on sales of:
      Office property and equipment.........................        (18)         --          --
      Real estate owned.....................................        (93)        (59)         (1)
      Mortgage loans........................................     (1,493)        478         841
      Investment securities available-for-sale..............       (163)        (51)         --
    Net proceeds from sales of mortgage loans...............    265,221     215,333     183,366
    Origination of mortgage loans held for sale.............   (327,642)   (223,175)   (195,138)
    Real estate owned valuation write-downs.................        240         186          65
    Depreciation of office properties and equipment.........      1,692         967         671
    Appreciation in fair value of ESOP shares...............        682         376          --
    Increase or decrease in:
      Accrued interest receivable...........................     (1,270)     (1,011)       (847)
      Income tax receivable.................................        263        (263)       (145)
      Prepaid expenses and other assets.....................       (707)       (204)       (226)
      Accrued interest payable..............................      1,896         413         (97)
      Accrued income taxes and other liabilities............     17,409       2,455       6,172
                                                              ---------   ---------   ---------
         Net cash (used in) provided by operating
           activities.......................................    (33,407)      1,041         556
                                                              ---------   ---------   ---------
Cash flows from investing activities:
  Purchase of investment securities available for sale......  $  (6,159)         --          --
  Purchase of mortgage-backed securities
    available-for-sale......................................   (201,533)    (32,061)         --
  Payments received on mortgage-backed securities available
    for sale................................................     19,322          --          --
  Proceeds from sale of investment securities available for
    sale....................................................        511         101          --
  Purchases of investment securities held to maturity.......    (11,990)    (10,991)    (10,001)
  Payments received on mortgage-backed securities held to
    maturity................................................      2,934       1,805         433
  Purchases of mortgage-backed securities held to
    maturity................................................         --      (9,996)     (4,960)
  Purchase of the Federal Home Loan Bank Stock..............     (8,414)     (2,901)         --
  Maturities of investment securities held to maturity......     10,500      14,000       7,000
  Net increase in loans.....................................    (56,282)   (163,525)   (140,430)
  Proceeds from sale of office equipment....................         30          --          --
  Proceeds from sales of real estate owned..................      1,336         688         404
  Purchases of office properties and equipment..............    (12,367)     (6,853)     (2,560)
                                                              ---------   ---------   ---------
         Net cash used in investing activities..............   (262,112)   (209,733)   (150,114)
                                                              ---------   ---------   ---------

                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Cash flows from financing activities:
  Net increase (decrease) in deposits.......................  $ (15,488)    140,226     143,643
  Proceeds FHLB advances and other borrowings...............    763,127     543,817     297,905
  Repayments on FHLB advances and other borrowings..........   (470,324)   (507,896)   (289,356)
  Net change in advance payments by borrowers for taxes and
    insurance...............................................        644       1,413         752
  Net proceeds from common stock issued pursuant to initial
    public offering.........................................         --      77,591          --
  Payments to acquire stock-based incentive plan shares.....     (4,734)         --          --
  Payments to acquire common stock for ESOP.................         --      (6,970)         --
  Reduction in unearned ESOP shares.........................        775         774          --
                                                              ---------   ---------   ---------
         Net cash provided by financing activities..........    274,000     248,955     152,944
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........    (21,519)     40,263       3,386
Cash and cash equivalents at beginning of year..............     53,540      13,277       9,891
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $  32,021      53,540      13,277
                                                              =========   =========   =========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest................................................  $  44,633      38,084      26,505
                                                              =========   =========   =========
    Income taxes............................................  $   3,830       3,227       4,325
                                                              =========   =========   =========
Supplemental disclosures of noncash investing activities:
  Property acquired in settlement of loans..................  $   1,413         837         815
                                                              =========   =========   =========

          See accompanying notes to consolidated financial statements.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MARCH 31, 1998, 1997 AND 1996

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

     The Bank provides a full range of banking services to individual and business customers in Massachusetts, Rhode Island, and to a lesser degree in Connecticut. The Bank is subject to competition from other financial institutions, mortgage banking companies and other financial service providers doing business in the area. The Bank and the Company are subject to regulations of, and periodic examinations by, the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC up to $100. To provide protection for customers' retirement account balances in excess of FDIC coverage, the Bank participates in the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston. To participate, the Company must pledge investment securities and mortgage loans as collateral with the Federal Home Loan Bank of Boston.

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

     First Federal Savings Bank of America includes its wholly-owned subsidiary, FIRSTFED Mortgage Corp., an inactive company.

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

     The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $6,962 at March 31, 1998.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Investments and Mortgage-Backed Securities

     Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; debt and equity securities that are bought and held principally for the purpose of being resold in the near term are classified as trading and reported at fair value, with unrealized and losses included in earnings; and debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes.

     Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income using a method which approximates the interest method. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against gain (loss) on sale of investment securities. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

  Loans

     Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees. Mortgage loans held for sale are carried at the lower of aggregate cost or market value considering loan production, sales commitments, unamortized loan origination fees and costs, and mortgage servicing rights. Generally, all longer term (typically mortgage loans with terms of at least fifteen years) fixed-rate residential single-family mortgage loans are originated for sale and shorter term fixed rate and adjustable-rate loans are originated for portfolio.

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

     Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have been contractually past due 90 days. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Bank will not collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial or a commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original contractual interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loan. When foreclosure is probable, impairment is measured based on the fair value of the collateral. Residential mortgage and consumer loans are measured for impairment collectively. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

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

     While management believes that the allowance for loan losses is adequate to absorb probable loan losses, future additions to the allowance may be necessary based on changes in the above factors. In addition, the OTS and FDIC periodically review the Bank's allowance for loan losses. Such agencies may require the recognition of additions to the allowance based on their judgments about information available to them at the time of their examination.

  Gain or Loss on Sale of Mortgage Loans

     Gain or loss on sale of mortgage loans is recognized at the time of sale. Such gain or loss results from the combination of (1) the difference between the net cash paid by the investor for the loan and the loan's carrying value; (2) the calculated present value of the difference between the interest rate paid to the Bank by the borrower on the loan sold and the interest rate guaranteed to the investor, adjusted for mortgage servicing fees and considering estimated loan prepayments; and (3) any origination fees, net of applicable origination costs, retained by the Bank.

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

     Mortgage servicing rights are amortized to loan servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage servicing assets is reduced by a charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment included loan type, interest rate, loan origination date, and term to maturity.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

     Management believes that the net carrying value of real estate acquired through foreclosure reflects the lower of its cost basis or estimated net fair value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory requirements, are considered in the evaluation of the net fair value of real estate acquired through foreclosure.

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

  Employee Benefits

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, Accounting for Stock-Based Compensation. The Statement encourages companies to adopt a new accounting method based on the estimated fair value of employee stock options and other stock awards under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The Company continues to follow APB Opinion No. 25, Accounting for Stock Issued to Employees. However, the Company provides expanded disclosures of pro-forma net income and earnings per share and other disclosure information in Note 14 to the consolidated financial statements as if the fair value method had been applied.

  Earnings Per Share

     The Company adopted SFAS No. 128, Earnings per Share, during fiscal 1998. This Statement specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS"). SFAS No. 128 simplifies the standards for computing EPS previously found in APB Opinion No. 15 and makes them

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

comparable to international EPS standards. The Statement replaces the presentation of primary EPS with basic EPS, requires dual presentation of basic and diluted EPS on the face of the statement of operations, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

     The adoption of this pronouncement also requires restatement of all prior year EPS data presented. Earnings per share is not presented for the period of January 15, 1997 (the date of conversion to a stock savings bank) through March 31, 1997 as the earnings per share calculation for the seventy-six day period was not meaningful. Earnings per share is not presented for the periods prior to the conversion to stock form, as the Bank was a mutual savings bank and no stock was outstanding.

     Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the weighted average number of unallocated shares held by the Employee Stock Ownership Plan ("ESOP") and the unearned shares relating to the 1997 Stock-Based Incentive Plan ("SIP"). Diluted EPS reflects the effect to weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options and dilutive SIP shares were converted into common stock using the treasury stock method.

     A reconciliation of the weighted average shares outstanding for the year ended March 31, 1998 follows (in thousands):

                                                              1998
                                                              -----
Basic shares................................................  8,131
Dilutive impact of stock options............................      6
Dilutive impact of SIP shares...............................      1
                                                              -----
Diluted shares..............................................  8,138
                                                              =====

  Recent Accounting Developments

     In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"). SFAS 125 establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. SFAS 125 also establishes new accounting requirements for pledged collateral. SFAS 125 is effective for most transactions occurring after December 31, 1996 and must be applied prospectively. However, SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS 125, requires the deferral of implementation as it relates to repurchase agreements, dollar-rolls, securities lending and similar transactions in the years beginning after December 31, 1997. Statement FAS 125 did not have a material impact on the consolidated financial statements. The adoption of SFAS No. 127 is not expected to have a material impact on the consolidated financial statements.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and displaying comprehensive income, which is defined as all changes to equity except investments by and distributions to stockholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income. This statement is effective for 1999 financial statements.

     Also in June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments. An operating segment is defined as a component of a business for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

evaluate performance. This statement requires a company to disclose certain income statement and balance sheet information by operating segment, as well as provide a reconciliation of operating segment information to the company's consolidated balances. This statement is effective for the 1999 annual financial statements.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (an amendment of SFAS No. 87, 88 and 106). The statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 is not expected to have a material impact on the consolidated financial statements.

  Statements of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents consist of cash on hand and due from banks and short-term investments. Short-term investments have original maturities of 90 days or less.

(2)  CONVERSION TO STOCK FORM OF OWNERSHIP

     The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on September 6, 1996. On January 15, 1997, (i) the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, (ii) the Bank issued all of its outstanding capital stock to the Company and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share 7,364,762 shares of Common Stock to certain of the Bank's eligible account holders who had subscribed for such shares (collectively, the "Conversion"), by selling 697,010 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 645,380 shares of Common Stock to The FIRSTFED Charitable Foundation (the "Foundation"). The Conversion resulted in net proceeds of $77.6 million, after expenses of $3.0 million. Net proceeds of $43.4 million were invested in the Bank to increase the Bank's tangible capital to 10% of the Bank's total adjusted assets. The Company established the FIRSTFED Charitable Foundation dedicated to the communities served by the Bank. In connection with the Conversion, the common stock contributed by the Company to the Foundation at a value of $6.5 million was charged to expense.

     Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of conversion in an amount equal to the retained earnings of the Bank as of the date of its latest balance sheet date, September 30, 1996, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount at the liquidation account is decreased if the balances of eligible depositors decrease at the annual determination dates. The liquidation account approximated $25.2 million (unaudited) at March 31, 1998.

     The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

     In addition to the 25,000,000 authorized shares of common stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 1998, there were no shares of preferred stock issued.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based core and tangible capital (as defined). As of March 31, 1998, the Bank meets all capital adequacy requirements to which it is subject.

     As of August 21, 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" by regulatory definition. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, core, tangible, and Tier 1 risk-based capital ratios as set forth in the table. As of March 31, 1998, the Bank is categorized as "well capitalized" based on its ratios of risk-based, core, tangible, and Tier 1 risk-based capital. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual and required capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk.

                                                                                    TO BE WELL
                                                                                   CAPITALIZED
                                                              FOR CAPITAL          UNDER PROMPT
                                                                ADEQUACY            CORRECTIVE
                                            ACTUAL              PURPOSES        ACTION PROVISIONS
                                       -----------------    ----------------    ------------------
                                        AMOUNT     RATIO    AMOUNT     RATIO     AMOUNT     RATIO
                                       --------    -----    -------    -----    --------    ------
As of March 31, 1998:
  Risk-based capital.................  $115,998    18.35%   $50,581     8.0%    $63,226      10.0%
  Core capital.......................   108,124     8.54     50,659     4.0      63,324       5.0
  Tangible capital...................   108,124     8.54     25,330     2.0      63,324       5.0
  Tier 1 risk-based..................   108,124    17.10     25,290     4.0      37,935       6.0
As of March 31, 1997:
  Risk-based capital.................  $107,627    20.24%   $42,544     8.0%    $53,181      10.0%
  Core capital.......................   100,924    10.34     29,280     3.0      48,800       5.0
  Tangible capital...................   100,924    10.34     14,640     1.5      48,800       5.0

     The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Act"). Among other provisions, the Act empowers the Board of Directors of the FDIC to impose a special assessment on "SAIF-assessable deposits" as of March 31, 1995 of depository institutions to recapitalize the SAIF. The Bank was assessed a rate of 65.7 cents per $100 of SAIF-assessable deposits. The Bank recorded a charge to SAIF special assessment expense of $2,880 on September 30, 1996.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) INVESTMENT AND MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE (DOLLARS IN THOUSANDS)

     A summary of investment securities available for sale follows:

                                                        MARCH 31, 1998
                               ----------------------------------------------------------------
                                 WEIGHTED      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                               AVERAGE RATE      COST         GAINS         LOSSES       VALUE
                               ------------    ---------    ----------    ----------    -------
Investment securities:
  Marketable equity
     securities..............                  $  1,815       1,888            (2)        3,701
  Government obligations due
     within one year.........      5.7%           4,001          10            --         4,011
                                   ---         --------       -----          ----       -------
     Total investment
       securities available
       for sale..............                  $  5,816       1,898            (2)        7,712
                                               ========       =====          ====       =======
Mortgage-backed securities
  due:
  FHLMC
     Less than five years....      7.0%        $  9,391          80            --         9,471
                                   ---         --------       -----          ----       -------
  FNMA
     After five years but
       within ten years......      7.0           30,551         389            --        30,940
     After ten years.........      6.0           88,414          49          (241)       88,222
                                   ---         --------       -----          ----       -------
                                   6.3          118,965         438          (241)      119,162
                                   ---         --------       -----          ----       -------
  GNMA
     Less than five years....      6.0           14,694         155            --        14,849
     After ten years.........      5.4           71,175         487            (1)       71,661
                                   ---         --------       -----          ----       -------
                                   5.5           85,869         642            (1)       86,510
                                   ---         --------       -----          ----       -------
     Total mortgage-backed
       securities available
       for sale..............      6.0%        $214,225       1,160          (242)      215,143
                                   ===         ========       =====          ====       =======

                                                        MARCH 31, 1997
                               ----------------------------------------------------------------
                                 WEIGHTED      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                               AVERAGE RATE      COST         GAINS         LOSSES       VALUE
                               ------------    ---------    ----------    ----------    -------
Investment securities:
  Marketable equity
     securities..............                  $      5         883            --           888
                                               ========       =====          ====       =======
Mortgage-backed securities
  due:
  FHLMC
     After five years but
       within ten years......      7.0%          11,859          --          (107)       11,752
                                   ---         --------       -----          ----       -------
  FNMA
     After five years but
       within ten years......      7.0%          20,200          --          (220)       19,980
                                   ---         --------       -----          ----       -------
     Total mortgage-backed
       securities available
       for sale..............      7.0%        $ 32,059          --          (327)       31,732
                                   ===         ========       =====          ====       =======

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During the years ended March 31, 1998 and 1997, realized gains on investment securities available for sale were $163 and $51, respectively. Proceeds from the sale of investment securities available for sale during 1998 and 1997 amounted to $511 and $101, respectively. There were no sales of investment securities available for sale for the year ended March 31, 1996.

     Adjustable-rate mortgage-backed securities available for sale had total amortized costs and fair values of $183,674 and $184,203, respectively, at March 31, 1998 and $11,860 and $11,752, respectively, at March 31, 1997.

     Included in mortgage-backed securities available for sale are two collateralized mortgage obligations with a total amortized cost and a fair value of $29,369 and $29,276, respectively, at March 31, 1998.

(5) INVESTMENT AND MORTGAGE-BACKED SECURITIES HELD TO MATURITY (DOLLARS IN THOUSANDS)

     A summary of investment securities held to maturity follows:

                                                        MARCH 31, 1998
                                ---------------------------------------------------------------
                                  WEIGHTED      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                AVERAGE RATE      COST         GAINS         LOSSES      VALUE
                                ------------    ---------    ----------    ----------    ------
United States Government and
  related obligations due:
  Within one year.............      6.1%         $12,500         29            --        12,529
  After one year but within
     five years...............      6.1            9,991         65            --        10,056
                                    ---          -------         --           ---        ------
     Total investment
       securities held to
       maturity...............      6.1%         $22,491         94            --        22,585
                                    ===          =======         ==           ===        ======

                                                        MARCH 31, 1997
                                ---------------------------------------------------------------
                                  WEIGHTED      AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                AVERAGE RATE      COST         GAINS         LOSSES      VALUE
                                ------------    ---------    ----------    ----------    ------
United States Government and
  related obligations due:
  Within one year.............      5.7%         $10,496          5           (20)       10,481
  After one year but within
     five years...............      6.1           10,495          3           (21)       10,477
                                    ---          -------         --           ---        ------
     Total investment
       securities held to
       maturity...............      5.9%         $20,991          8           (41)       20,958
                                    ===          =======         ==           ===        ======

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of mortgage-backed securities held to maturity by issuer follows:

                                                                  MARCH 31, 1998
                                             --------------------------------------------------------
                                             WEIGHTED
                                             AVERAGE    AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                               RATE       COST        GAINS        LOSSES      VALUE
                                             --------   ---------   ----------   ----------   -------
FHLMC due:
  After five years but within ten years....    8.3%      $   149         7           --           156
  After ten years..........................    6.6        11,075       110           --        11,185
                                               ---       -------       ---           --       -------
                                               6.6        11,224       117           --        11,341
                                               ---       -------       ---           --       -------
GNMA due:
  Less than five years.....................    8.0            21        --           (1)           20
  After five years but within ten years....    8.1           497        21           (1)          517
  After ten years..........................    9.1           753        57           --           810
                                               ---       -------       ---           --       -------
                                               8.7         1,271        78           (2)        1,347
                                               ---       -------       ---           --       -------
     Total mortgage-backed securities held
       to maturity.........................    6.8%      $12,495       195           (2)       12,688
                                               ===       =======       ===           ==       =======

                                                                  MARCH 31, 1997
                                             --------------------------------------------------------
                                             WEIGHTED
                                             AVERAGE    AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                               RATE       COST        GAINS        LOSSES      VALUE
                                             --------   ---------   ----------   ----------   -------
FHLMC due:
  After five years but within ten years....    8.3%      $   205         4           (1)          208
  After ten years..........................    6.6        13,586        72           (7)       13,651
                                               ---       -------       ---           --       -------
                                               6.7        13,791        76           (8)       13,859
                                               ---       -------       ---           --       -------
GNMA due:
  Less than five years.....................    8.0            33        --           --            33
  After five years but within ten years....    8.2           269         6           --           275
  After ten years..........................    8.8         1,342        69           --         1,411
                                               ---       -------       ---           --       -------
                                               8.7         1,644        75           --         1,719
                                               ---       -------       ---           --       -------
     Total mortgage-backed securities held
       to maturity.........................    6.9%      $15,435       151           (8)       15,578
                                               ===       =======       ===           ==       =======

     Adjustable-rate mortgage-backed securities held to maturity had total amortized costs and fair values of $10,993 and $11,094, respectively, at March 31, 1998 and $13,482 and $13,536, respectively, at March 31, 1997.

     Maturities of mortgage-backed securities are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities due to prepayments.

     GNMA mortgage-backed securities with a book value of approximately $1,119 and $1,416 were pledged as collateral for certain deposits in the "Deposit Collateralization Bailee Program" at the Federal Home Loan Bank of Boston at March 31, 1998 and 1997, respectively.

     As a member of the Federal Home Loan Bank ("FHLB") system, the Company is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at March 31, 1998.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Any excess may be redeemed by the Company or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock.

(6)  LOANS RECEIVABLE (DOLLARS IN THOUSANDS)

     The Company's lending activities are conducted principally in Massachusetts, Rhode Island, and to a lesser degree in Connecticut. The Company grants single and multifamily residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multifamily properties and for commercial real estate properties. The ability and willingness of single and multifamily residential and consumer borrowers to honor their repayment commitments is generally dependent on real estate values and the level of overall economic activity within the borrowers' geographic areas. The ability and willingness of commercial, commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

     The following is a comparative summary of loans receivable classified by type at March 31:

                                                                1998       1997
                                                              --------    -------
Mortgage loans:
  Residential 1-4 family....................................  $691,675    666,942
  Multi-family..............................................     3,899      4,416
  Commercial real estate....................................    45,723     33,057
  Construction and land.....................................    27,145     23,919
                                                              --------    -------
     Total mortgage loans...................................   768,442    728,334
                                                              --------    -------
Commercial loans............................................    26,689     20,062
                                                              --------    -------
Consumer loans and other loans:
  Home equity lines.........................................    26,252     25,021
  Second mortgages..........................................    38,862     32,122
  Other consumer loans......................................     7,828      6,985
                                                              --------    -------
     Total consumer loans...................................    72,942     64,128
                                                              --------    -------
     Total loans receivable.................................   868,073    812,524
                                                              --------    -------
Less:
  Allowance for loan losses.................................   (10,937)    (8,788)
  Undisbursed proceeds of construction mortgages in
     process................................................    (7,164)    (5,274)
  Deferred loan origination fees, net.......................    (1,420)    (2,107)
                                                              --------    -------
                                                               (19,521)   (16,169)
                                                              --------    -------
     Loans receivable, net..................................  $848,552    796,355
                                                              ========    =======

     Included in residential mortgage loans and construction and land loans at March 31, 1998 and 1997, respectively were $371,123 and $351,771 of loans at variable interest rates.

     The weighted average interest rate on the mortgage loan portfolio was approximately 7.44% at March 31, 1998 compared with 7.45% at March 31, 1997.

     Loans serviced for others approximated $1,280,000, $1,192,000 and $1,086,000 at March 31, 1998, 1997 and 1996, respectively.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Loans placed on nonaccrual status totaled approximately $3,048 and $3,662 at March 31, 1998 and 1997, respectively.

     The following table summarizes information regarding the reduction of interest income on nonaccrual loans for the years ended March 31:

                                                              1998     1997     1996
                                                              -----    -----    -----
                                                              (DOLLARS IN THOUSANDS)
Income in accordance with original items....................  $261      337      358
Income recognized...........................................   198      207      234
                                                              ----      ---      ---
Foregone interest income during year........................  $ 63      130      124
                                                              ====      ===      ===

     At March 31, 1998, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired or nonaccrual.

     At March 31, 1998 and 1997, total impaired loans were $1,469 and $1,464, respectively. At March 31, 1998 and 1997, impaired loans of $1,469 and $1,300 required impairment allowances of $812 and $762, respectively. At March 31, 1997, impaired loans of $164 did not require an impairment allowance. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $1,462 during 1998 and $1,021 in 1997. The Company follows the same policy for recognition of income on impaired loans as it does for all other loans. Impaired loans of $986 and $976 were on nonaccrual at March 31, 1998 and 1997, respectively.

     The following table summarizes information regarding the reduction of interest income on impaired loans for the years ended March 31:

                                                              1998    1997    1996
                                                              ----    ----    ----
Income in accordance with original terms....................  $228    232     195
Income recognized...........................................   120    112     128
                                                              ----    ---     ---
Foregone interest income during the year....................  $108    120      67
                                                              ====    ===     ===

     An analysis of the allowance for loan losses for the years ended March 31 is as follows:

                                                            1998      1997      1996
                                                           -------    -----    ------
Balance at beginning of year.............................  $ 8,788    5,607     4,239
  Provision for loan losses..............................    2,350    3,750     2,626
  Charge-offs............................................     (212)    (637)   (1,288)
  Recoveries.............................................       11       68        30
                                                           -------    -----    ------
Balance at end of year...................................  $10,937    8,788     5,607
                                                           =======    =====    ======

     In the ordinary course of business, the Company makes loans to its directors, executive officers, and their related interests, at the same prevailing terms as those of other borrowers. The following is a summary of related party loan activity for the years ended March 31:

                                                              1998     1997    1996
                                                              -----    ----    ----
Balance, beginning of year..................................  $ 749     778     796
  Originations..............................................    271     169     182
  Payments..................................................   (192)   (198)   (200)
                                                              -----    ----    ----
Balance, end of year........................................  $ 828     749     778
                                                              =====    ====    ====

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Not included in the amounts stated above are unused portions of lines of credit. These amounted to $178 and $189 at March 31, 1998 and 1997, respectively.

     Loans with a book value of $6,589 were pledged as collateral for the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston at March 31, 1998.

(7)  SALE OF MORTGAGE LOANS (DOLLARS IN THOUSANDS)

     The following summarizes mortgage loan sales and the components of gain or
(loss) on sale of mortgage loans for the years ended March 31:

                                                      1998         1997        1996
                                                    ---------    --------    --------
Gain (loss) on sale of mortgage loans:
  Cash proceeds from sales of loans...............  $ 265,297     215,479     183,323
  Buy-up (buy-down) fees paid (received), net.....        (76)       (146)         43
                                                    ---------    --------    --------
     Net cash proceeds from sales of loans........    265,221     215,333     183,366
  Principal balance of loans sold.................   (266,767)   (217,689)   (183,571)
  Deferred origination (costs) fees recognized at
     time of sale.................................        340         425        (422)
  Change in unrealized loss on mortgage loans held
     for sale.....................................        318        (327)       (214)
  Capitalized mortgage servicing rights...........      2,381       1,780          --
                                                    ---------    --------    --------
     Gain (loss) on sale of mortgage loans, net...  $   1,493        (478)       (841)
                                                    =========    ========    ========

     A summary of the activity of the mortgage servicing rights for the years ended March 31:

                                                               1998     1997
                                                              ------    -----
Beginning balance...........................................  $1,630       --
Capitalized mortgage servicing rights.......................   2,381    1,780
Amortization................................................    (781)    (150)
                                                              ------    -----
Balance at March 31.........................................  $3,230    1,630
                                                              ======    =====

     The Company has determined that the fair value of mortgage servicing rights at March 31, 1998 is less than their carrying amount. Therefore, a valuation allowance of $203 for the mortgage servicing rights was established at March 31, 1998.

(8)  OFFICE PROPERTIES AND EQUIPMENT (DOLLARS IN THOUSANDS)

     Office properties and equipment consist of the following at March 31:

                                                               1998       1997
                                                              -------    ------
Land........................................................  $ 1,389     1,384
Office building and improvements............................   16,078     7,371
Furniture, fixtures and equipment...........................    9,630     6,174
Construction in progress....................................    3,233     4,803
                                                              -------    ------
                                                               30,330    19,732
Less accumulated depreciation...............................   (5,453)   (5,517)
                                                              -------    ------
                                                              $24,877    14,215
                                                              =======    ======

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Construction in progress at March 31, 1998 represents costs incurred for the construction of new banking offices in Cranston, RI, New Bedford, MA, renovation of the Company's main banking office in Fall River, MA, and expenditures for computer equipment related to a data processing conversion.

     The Company leases certain office space under various non-cancelable operating leases. A summary of future minimum rental payments under such leases at March 31, 1998 follows:

YEAR ENDING                                         MINIMUM RENTAL
MARCH 31,                                              EXPENSE
-----------                                         --------------
1999............................................         $110
2000............................................           87
2001............................................           32
2002............................................           28
2003............................................           28
After 2003......................................          380

     Rent expense was $189, $197 and $182 for the years ended March 31, 1998, 1997 and 1996, respectively.

(9)  DEPOSITS (DOLLARS IN THOUSANDS)

     Deposits at March 31 are as follows:

                                         WEIGHTED           1998                 1997
                                         AVERAGE      -----------------    -----------------
                                          RATES        AMOUNT       %       AMOUNT       %
                                        ----------    --------    -----    --------    -----
Money market..........................  (2.71;2.83)   $ 32,738      4.6%   $ 29,411      4.0%
Business checking.....................   ( -- ; --)     62,470      8.8      41,276      5.7
Savings...............................  (2.25;2.50)     89,818     12.7      86,594     12.0
NOW...................................  (1.26;1.98)     48,925      6.9      41,881      5.8
                                                      --------    -----    --------    -----
                                                       233,951     33.0     199,162     27.5
                                                      --------    -----    --------    -----
Certificates:
  Six months to one year..............  (5.43;5.68)    203,202     28.7     249,461     34.5
  Over one year.......................  (6.07;6.15)    161,379     22.8     167,326     23.1
  Jumbo...............................  (5.54;5.51)      9,045      1.3       9,043      1.2
  IRA & Keogh.........................  (5.83;5.91)     86,503     12.2      83,872     11.6
  Business statement..................  (4.80;5.01)        618      0.1       1,329      0.2
  7-91 day............................  (4.91;4.86)     13,790      1.9      13,783      1.9
                                                      --------    -----    --------    -----
    Total certificate accounts........                 474,537     67.0     524,814     72.5
                                                      --------    -----    --------    -----
                                                      $708,488    100.0%   $723,976    100.0%
                                                      ========    =====    ========    =====
Weighted average stated interest rate
  of deposits.........................  (4.32;4.76)

     The remaining contractual maturities of certificate accounts at March 31 are summarized as follows:

                                                            1998                 1997
                                                      -----------------    ----------------
                                                       AMOUNT       %      AMOUNT       %
                                                      --------    -----    -------    -----
Within twelve months................................  $375,393     79.1%   370,634     70.6%
Thirteen months to thirty-six months................    86,324     18.2    138,070     26.3
Beyond thirty-six months............................    12,820      2.7     16,110      3.1
                                                      --------    -----    -------    -----
                                                      $474,537    100.0%   524,814    100.0%
                                                      ========    =====    =======    =====

     Certificates of deposit in denominations of $100 or more totaled approximately $57,137 and $57,306 at March 31, 1998 and 1997, respectively.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In the ordinary course of business, the Company accepts deposits from brokerage companies on behalf of their clients. These monies are invested in certificates of deposit. Brokered deposits amounted to $1,285 and $1,966 at March 31, 1998 and 1997, respectively.

     Interest expense on deposits consisted of the following for the years ended March 31:

                                                             1998       1997      1996
                                                            -------    ------    ------
Money market..............................................  $   883       828       783
Regular and club..........................................    2,094     2,061     1,915
NOW.......................................................      801       763       599
Certificates..............................................   29,256    26,625    19,834
                                                            -------    ------    ------
                                                            $33,034    30,277    23,131
                                                            =======    ======    ======

(10)  FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (DOLLARS IN
THOUSANDS)

     At March 31, 1998 and 1997, advances from the Federal Home Loan Bank of Boston ("FHLB") with a weighted average interest rate of 5.87% and 6.13%, respectively, mature as follows:

YEAR ENDING
MARCH 31,                                                     1998       1997
-----------                                                 --------    -------
1998......................................................  $     --     46,000
1999......................................................   181,483     32,700
2000......................................................    43,314     31,314
2001......................................................    35,768      1,000
2002......................................................    19,909         --
After 2002................................................    76,141         48
                                                            --------    -------
                                                            $356,615    111,062
                                                            ========    =======

     Of the $181,483 maturing before March 31, 1999, $10,000 has an adjustable rate that reprices monthly based on the one month London Inter-Bank Offer Rate ("LIBOR").

     Of the $76,141 maturing after March 31, 2002, $30,000 has a one time put option exercisable by the FHLB on November 8, 1999, and $8,800 has a put option exercisable by the FHLB on January 9, 1999, and every three months thereafter.

     In accordance with the Federal Home Loan Bank of Boston's collateral requirements, a portion of first mortgage loans on residential property and all otherwise unencumbered deposits and securities issued, insured or guaranteed by the United States government or an agency thereof, are pledged as collateral to secure such advances.

     The Company has a $25 million secured line of credit available and additional borrowing capacity of $283.7 million with the FHLB at March 31, 1998.

     The Company also had $47.3 million of other borrowings primarily consisting of reverse repurchase agreements with securities dealers that were collateralized by mortgage-backed securities. The following table shows information pertaining to these agreements for the years ended March 31:

                                                               1998
                                                              -------
Reverse repurchase agreements...............................  $47,000
Book value of MBS collateral................................   47,263
Fair value of MBS collateral................................   47,647
Maximum amount outstanding at any month end.................   47,000
Average amount outstanding during the year..................   10,154

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average rate of the agreements at March 31, 1998 was 5.57% and the average cost for fiscal year 1998 was 5.63%. Of the $47,000 remaining at March 31, 1998, $19,000 is scheduled to mature in June, 1998 and $28,000 is scheduled to mature in February of 1999. The collateral for the agreements consists of mortgage-backed securities that are under the control of the Company.

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

(12)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage interest-rate risk exposure. These financial instruments primarily include commitments to originate and sell loans, unadvanced lines of credit, and interest rate swap agreements. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. The contract amounts of those instruments reflect the extent of the Company's involvement in these particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and unadvanced lines of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                                                               1998       1997
                                                              -------    ------
                                                               (IN THOUSANDS)
Financial instruments whose contract amount represents
  credit risk:
  Commitments to originate loans to be sold.................  $60,941    18,079
  Commitments to originate loans to be held in portfolio....   19,527    35,430
  Unadvanced home equity lines of credit....................   32,480    24,958
  Unadvanced commercial lines of credit.....................    9,815     9,416
  Unadvanced residential construction loans.................    7,164     5,274
Financial instruments whose contractual amount exceeds the
  amount of credit risk:
  Commitments to sell residential mortgage loans............  119,454    17,158
Financial instruments whose notional amount exceeds the
  amount of credit risk:
  Interest rate swap agreements.............................   50,000        --

     At March 31, 1998 and 1997, commitments to originate loans to be sold with maturities ranging from 15 years to 30 years had interest rates ranging from 5.99% to 8.25% and 6.25% to 8.75%, respectively. Commitments to originate loans, unadvanced commercial lines of credit, unadvanced home equity lines of credit and unadvanced residential construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract.

     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

     The Company also enters into contracts to sell mortgage loans in the secondary market. Risks arise from the possible inability of the Company to originate loans to fulfill these contracts, in which case the Company would normally purchase loans or securities in the open market to deliver against these contracts. All loans are sold without recourse.

     In addition, the Company uses interest rate swap agreements as part of its interest-rate risk management strategy. Swaps are agreements in which the Company agrees with another party to exchange interest payments (e.g. fixed-rate for floating-rate payments) computed on a notional amount. The credit risk associated with swap agreements is the risk of default by the counterparty. To minimize this risk, the Company enters into swap agreements only with highly rated counterparties that management believes to be creditworthy. The notional amounts of these agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's potential loss exposure.

(13)  INCOME TAXES (DOLLARS IN THOUSANDS)

     Income tax expense for the years ended March 31 is summarized as follows:

                                                             1998      1997     1996
                                                            ------    ------    -----
Current income tax expense:
  Federal income tax......................................  $3,359     1,414    2,861
  State income tax........................................   1,663       633    1,202
                                                            ------    ------    -----
                                                             5,022     2,047    4,063
                                                            ------    ------    -----
Deferred income tax (benefit) expense:
  Federal income tax......................................     317    (2,407)    (586)
  State income tax........................................     (53)      (89)    (124)
                                                            ------    ------    -----
                                                               264    (2,496)    (710)
                                                            ------    ------    -----
Income tax expense (benefit)..............................  $5,286      (449)   3,353
                                                            ======    ======    =====

     The reasons for the differences between the effective tax rates and the statutory federal income tax rate for the years ended March 31 were as follows:

                                                              1998    1997     1996
                                                              ----    -----    ----
Statutory federal income tax rate...........................  34.0%    34.0%   34.0%
Items affecting federal income tax rate:
  State tax, net of federal benefit.........................   8.8    (12.4)    8.9
  Appreciation of stock contributed to ESOP.................   1.9     (4.4)     --
  Other, net................................................  (1.0)    (1.6)    (.8)
                                                              ----    -----    ----
Effective income tax rate...................................  43.7%    15.6%   42.1%
                                                              ====    =====    ====

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is an analysis of income taxes receivable (payable) at March 31:

                                                               1998      1997
                                                              -------    ----
Federal income taxes receivable (payable)...................  $(1,227)   (95)
State income taxes receivable (payable).....................      298    358
                                                              -------    ---
     Total current receivable (payable), net................  $  (929)   263
                                                              =======    ===

     The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

                                                               1998     1997
                                                              ------    -----
Deferred tax assets:
  Accrued interest income...................................  $   50       96
  Write-down of equity investments..........................      --       63
  Deferred loan fees, net...................................     171      382
  Accrued stock awards......................................     764       --
  Allowance for loan losses.................................   3,695    3,422
  Contribution to the Foundation carryforward...............   1,701    2,145
  Other.....................................................      12       --
                                                              ------    -----
     Gross deferred tax asset...............................   6,393    6,108
                                                              ------    -----
Deferred tax liabilities:
  Depreciation..............................................     563      636
  Mortgage servicing rights.................................   1,328      670
  Other.....................................................      25       61
  Unrealized gain on investments available for sale.........   1,199      230
                                                              ------    -----
     Gross deferred tax liability...........................   3,115    1,597
                                                              ------    -----
     Deferred income tax assets, net........................  $3,278    4,511
                                                              ======    =====

     The net deferred federal income tax asset of $2,877 at March 31, 1998 is supported by the potential recovery of taxes previously paid by the Company in the carryback period. Since there is no carryback provision for state purposes, management believes the existing net deductible temporary differences which give rise to the net deferred state income tax asset of $401 will reverse during periods in which the Company generates net taxable income.

     As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the base year reserve of approximately $7,398 remains subject to recapture in the event that the Company pays dividends in excess of its earnings and profits or redeems its stock.

(14)  PENSION PLAN AND OTHER BENEFITS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
DATA)

  Employee Stock Ownership Plan

     Effective January 15, 1997 the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees of the Company. Because the Plan invests primarily in the stock of the Company, it does also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During January, 1997, the Company issued a total of 697,010 shares to the ESOP at a total purchase price of $6,970. The purchase was made from the proceeds of a $6,970 loan from FAB FUNDING CORPORATION, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. The loan will be repaid by contributions the Company makes to the ESOP. The Company recorded a charge to compensation and employee benefits expense of $1.3 million related to the ESOP, including $376 related to the appreciation in the fair value of allocated ESOP shares. The loan will be repaid over a period of approximately nine years, principally with funds from the Company's future contributions to ESOP, subject to IRS limitations.

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

     At March 31, 1998, shares held in suspense to be released annually as the loan is paid down amounted to 542,118. The fair value of unallocated ESOP shares was $11,452 at March 31, 1998. Dividends on allocated ESOP shares are charged to retained earnings, dividends on unallocated ESOP shares are charged to compensation and employee benefits expense and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

  1997 Stock-Based Incentive Plan

     On August 5, 1997, the Company's stockholders approved the 1997 Stock-Based Incentive Plan ("SIP"). The objective of the SIP is to enable the Company to provide officers, key employees and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. The SIP acquired 237,086 shares in the open market at an average price of $19.97 per share. This acquisition was recorded as unallocated SIP shares in stockholders' equity.

     Awards are granted in the form of common stock held by the SIP. During fiscal year 1998, 330,007 shares were awarded on August 5, 1997. Awards outstanding vest in five annual installments commencing one year from the date of the award. As of March 31, 1998, 18,282 shares remain unallocated under the SIP. A recipient will be entitled to all voting and other stockholder rights.

     Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The company recognized $1,859 in compensation expense during fiscal year 1998 for these awards.

     The SIP also authorizes the granting of options to purchase up to 870,715 shares of the common stock of the Company to officers, key employees and directors. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options vest and become fully exercisable after 5 years from the date of grant.

     During fiscal year 1998, the Company granted employees and directors options to purchase 783,654 shares of common stock at $18.50 per share.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of option activity follows:

                                                                WEIGHTED
                                                                AVERAGE            WEIGHTED
                                               NUMBER OF       REMAINING           AVERAGE
                                                SHARES      CONTRACTUAL LIFE    EXERCISE PRICE
                                               ---------    ----------------    --------------
Balance at March 31, 1997....................        --               --            $   --
Granted......................................   783,654        9.4 years             18.50
                                                -------        ---------            ------
Balance at March 31, 1998....................   783,654        9.4 years            $18.50
                                                =======        =========            ======
Options exercisable..........................        --               --            $   --
                                                =======        =========            ======

     The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                               1998
                                                              ------
Net income as reported......................................  $6,819
Pro forma net income........................................   5,982
Basic earning per share as reported.........................    0.84
Diluted earnings per share as reported......................    0.84
Pro forma basic earnings per share..........................    0.74
Pro forma diluted earnings per share........................    0.74

     The per share weighted average fair value of stock options granted during 1997 was $8.09, which was determined using the Black-Scholes option pricing model, adjusted for the non-exercisable vesting window. The following assumptions were inputs to the model:

Expected dividend yield.....................................   0.00%
Risk-free interest rate.....................................   5.64%
Expected volatility.........................................  20.56%
Expected life in years......................................    7.4

  Pension Plan

     All eligible officers and employees of the Company, who have reached the age of twenty-one and completed one year of service, are included in a noncontributory, defined benefit pension plan (the "Pension Plan") provided by the Company. The Pension Plan is administered by Pentegra (the "Fund"). The Fund does not segregate the assets or liabilities of all participating employers and, accordingly, disclosure of accumulated vested and nonvested benefits is not possible. Contributions are based on each individual employers' experience. According to the Fund's administrators, as of June 30, 1996, the date of the latest actuarial valuation, the market value of the Fund's net assets exceeded the actuarial present value of vested and nonvested benefits in the aggregate.

     The Company's contribution to the pension plan was $79, $154 and $360 for the years ended March 31, 1998, 1997 and 1996.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Postretirement Benefits

     On April 1, 1995, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. Under SFAS No. 106, the Company changed its method of accounting for postretirement benefits other than pensions from the pay-as-you-go method to the method of accruing these costs over employees' service periods. The effect of adopting SFAS No. 106 can be charged to expense immediately or spread over no more than the lesser of twenty years or the average life expectancy of the participants. The Company currently provides postretirement benefits for a limited number of retirees. The Company is amortizing the cumulative effect of this change of $76 over the average life expectancy of the participants, which is 12 years.

  Supplemental Retirement Plan

     In 1986, the Internal Revenue Service issued regulations which limit the benefits of certain individuals under qualified retirement plans. During 1993, the Company adopted a supplemental retirement plan which provides for certain Company executives to receive benefits upon retirement subject to certain limitations as set forth in the plan. The Company's expense under this Plan was $212, $144 and $130 for the years ended March 31, 1998, 1997, and 1996, respectively. At March 31, 1998, the Company holds restricted assets in a irrevocable grantor's trust with a cost basis of $1,084 and a market value of $1,395, which are included in other assets and offset by an accrued liability of $1,084.

  Employee Tax Deferred Thrift Plan

     The Company has an employee tax deferred thrift plan (the "Thrift Plan") under which employee contributions to the Thrift Plan are matched within certain limitations by the Company. All employees who meet specified age and length of service requirements are eligible to participate in the Thrift Plan. The amounts matched by the Company are included in compensation and benefits expense. The amounts matched for the years ended March 31, 1998, 1997 and 1996 were $157, $110 and $104, respectively.

  Executive Officer Employment Agreements

     The Bank and the Company have entered into Employment Agreements with its President and Chief Executive Officer and its four Senior Vice Presidents. The agreements generally provide for the continued payment of specified compensation and benefits for three years for the President and Chief Executive and for two years for the Senior Vice Presidents and provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the Employment Agreement. The agreements also provide for payments to the officer upon voluntary or involuntary termination of the officer following a change in control, as defined in the agreements. In addition, the Bank entered into change in control agreements with certain other executives which provide for the payment, under certain circumstances, to the executive upon the executives termination after a change in control, as defined in their change in control agreements.

  Employee Severance Compensation Plan

     The Bank established the First Federal Savings Bank of America Employee Severance Compensation Plan. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Bank or Company. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Bank and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change in control, as defined in the Plan.

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

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

  Other Borrowings

     Other borrowings consist primarily of reverse repurchase agreements with securities dealers. The fair value of other borrowings are estimated using a discounted cash flow technique that applies interest rates currently being offered on reverse repurchase agreements to a schedule of aggregated expected monthly maturities on other borrowings.

  Accrued Interest Payable

     The fair value of accrued interest payable approximates its carrying amount as reported in the balance sheet because of the short-term nature of these financial instruments.

  Interest Rate Swap Agreements

     The fair value of the off-balance sheet interest rate swap agreements is the net of the present values of the pay fixed/receive floating payments, discounted at current swap rates for the appropriate remaining term of the existing swaps.

  Other Off-balance Sheet Instruments

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

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

sale. The Company's commitments for unused lines and outstanding standby letters of credit and unadvanced portions of loans are at floating rates, and therefore, there is no fair value adjustment.

     The carrying amounts and fair values of the Company's financial instruments at March 31 are as follows:

                                                      1998                 1997
                                               ------------------   ------------------
                                               CARRYING    FAIR     CARRYING    FAIR
                                                AMOUNT     VALUE     AMOUNT     VALUE
                                               --------   -------   --------   -------
Financial assets:
  Cash on hand and due from banks............  $ 32,021    32,021   $ 14,130    14,130
  Short-term investments.....................        --        --     39,410    39,410
  Mortgage loans held for sale...............    84,867    84,867     23,331    23,331
  Investment securities available for sale...     7,712     7,712        888       888
  Mortgage-backed securities available for
     sale....................................   215,143   215,143     31,732    31,732
  Investment securities held to maturity.....    22,491    22,585     20,991    20,958
  Mortgage-backed securities held to
     maturity................................    12,495    12,688     15,435    15,578
  Stock in FHLB of Boston....................    17,945    17,945      9,531     9,531
  Loans receivable, net......................   848,552   850,214    796,355   789,824
  Accrued interest receivable................     5,992     5,992      4,722     4,722
Financial liabilities:
  Deposits...................................  $708,488   709,874   $723,976   725,139
  FHLB advances and other borrowings.........   403,865   403,904    111,062   110,686
  Advance payments by borrowers for taxes and
     insurance...............................     6,224     6,224      5,580     5,580
  Accrued interest payable...................     2,613     2,613        717       717
Off-balance sheet:
  Interest rate swap agreements..............        --      (577)        --        --

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(16)  PARENT COMPANY ONLY FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS)

     The following are the condensed financial statements for FIRSTFED AMERICA BANCORP, INC. (the "Parent Company") only at March 31:

                                 BALANCE SHEET

                                                                1998       1997
                                                              --------   --------
                             ASSETS
Cash and interest bearing deposit in subsidiary bank........  $  7,754     17,467
                                                              --------   --------
     Total cash and cash equivalents........................     7,754     17,467
                                                              --------   --------
Investment securities available for sale (amortized cost of
  $5,811)...................................................     6,390         --
Mortgage-backed securities available for sale (amortized
  cost of $4,481)...........................................     4,480         --
Investment in subsidiaries, at equity.......................   112,657    102,880
Accrued interest receivable.................................       107         82
Deferred income tax asset...................................     1,616      2,145
                                                              --------   --------
     Total assets...........................................  $133,004    122,574
                                                              ========   ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued income taxes........................................  $  1,026         18
Accrued expenses and other liabilities......................     4,992        402
     Total liabilities......................................     6,018        420
Preferred stock, $.01 par value, 1,000,000 shares
  authorized; none issued...................................        --         --
Common stock, $0.01 par value; 25,000,000 shares authorized;
  8,707,152 issued and outstanding..........................        87         87
Additional paid-in capital..................................    85,016     84,334
Retained earnings...........................................    50,422     43,603
Unrealized gain on investments available for sale, net of
  tax.......................................................     1,616        326
Unearned 1997 stock-based incentive plan....................    (4,734)        --
Unallocated ESOP shares.....................................    (5,421)    (6,196)
                                                              --------   --------
     Total stockholders' equity.............................   126,986    122,154
                                                              --------   --------
     Total liabilities and stockholders' equity.............  $133,004    122,574
                                                              ========   ========

                  STATEMENT OF OPERATIONS

Interest income.............................................  $  1,073        233
                                                              --------   --------
     Total interest income..................................     1,073        233
Gain on sale of securities..................................       163         --
                                                              --------   --------
     Total non-interest income..............................       163         --
Contribution to The FIRSTFED Charitable Foundation..........        --      6,454
Other non-interest expense..................................       584         70
                                                              --------   --------
     Total non-interest expense.............................       584      6,524
                                                              --------   --------
     Income (loss) before income taxes......................       652     (6,291)
Income tax expense (benefit)................................       351     (2,125)
                                                              --------   --------
     Income (loss) before equity in net income of
       subsidiaries.........................................       301     (4,166)
Equity in net income of subsidiaries........................     6,518      1,736
                                                              --------   --------
Net income (loss)...........................................  $  6,819     (2,430)
                                                              ========   ========

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                            STATEMENT OF CASH FLOWS

                                                                1998      1997
                                                              --------   -------
Net cash flows from operating activities:
  Net income (loss).........................................  $  6,819    (2,430)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Amortization of premiums on investments and
          mortgage-backed securities available for sale.....         3        --
       (Gain) on sales of investment securities available
          for sale..........................................      (163)       --
       Contribution of shares to the Foundation.............        --     6,454
       Equity in undistributed earnings of subsidiaries.....    (6,518)   (1,736)
       Appreciation in fair value of ESOP shares............       682       376
       (Increase) in accrued interest receivable............       (25)      (82)
       (Increase) decrease in deferred federal taxes........       265    (2,145)
       Increase in accrued income taxes.....................     1,008        18
       Increase in accrued expenses and other liabilities...     4,590       402
                                                              --------   -------
          Net cash provided by operating activities.........     6,661       857
                                                              --------   -------
Cash flow from investing activities:
  Purchase of investment securities available for sale......    (6,161)       --
  Purchase of mortgage-backed securities available for
     sale...................................................    (5,013)       --
  Principal paydowns on mortgage-backed securities available
     for sale...............................................       530        --
  Proceeds from sales of investment securities available for
     sale...................................................       511        --
  Change in investment in subsidiaries......................    (2,282)  (54,785)
                                                              --------   -------
          Net cash used in investing activities.............   (12,415)  (54,785)
                                                              --------   -------
Cash flow from financing activities:
  Net proceeds from common stock issued pursuant to initial
     public offering........................................        --    77,591
  Payments to acquire stock-based incentive plan shares.....    (4,734)       --
  Payments to acquire common stock for ESOP.................        --    (6,970)
  Reduction in allocated ESOP shares........................       775       774
                                                              --------   -------
          Net cash provided (used) by financing
            activities......................................    (3,959)   71,395
                                                              --------   -------
          Net increase (decrease) in cash and cash
            equivalents.....................................    (9,713)   17,467
Cash and cash equivalents at beginning of year..............    17,467        --
                                                              --------   -------
Cash and cash equivalents at end of year....................  $  7,754    17,467
                                                              --------   -------
Supplemental cash flow information:
  Cash paid during the year for:
     Income taxes...........................................  $    187         1
                                                              ========   =======

                         FIRSTFED AMERICA BANCORP, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(17)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Summaries of consolidated operating results on a quarterly basis for the year ended December 31 follows:

                                                     1998 QUARTERS                        1997 QUARTERS
                                           ----------------------------------   ---------------------------------
                                             (DOLLARS IN THOUSANDS, EXCEPT        (DOLLARS IN THOUSANDS, EXCEPT
                                                   PER SHARE AMOUNTS)                  PER SHARE AMOUNTS)
                                           ----------------------------------   ---------------------------------
                                           FOURTH    THIRD    SECOND   FIRST    FOURTH   THIRD    SECOND   FIRST
                                           -------   ------   ------   ------   ------   ------   ------   ------
Interest and dividend income.............  $20,812   19,411   18,663   18,004   16,894   16,058   15,422   13,885
Interest expense.........................   12,948   11,826   11,154   10,601   10,084   10,247    9,750    8,416
                                           -------   ------   ------   ------   ------   ------   ------   ------
Net interest income......................    7,864    7,585    7,509    7,403    6,810    5,811    5,672    5,469
Provision for loan losses................      300      300      750    1,000      750    1,000    1,000    1,000
Non-interest income......................    1,546    1,928    1,578    1,301      655    1,263    1,268    1,230
SAIF special assessment..................       --       --       --       --       --       --    2,880       --
Contribution to The FIRSTFED Charitable
  Foundation.............................       --       --       --       --    6,454       --       --       --
Non-interest expense.....................    6,472    5,859    5,178    4,750    5,446    4,569    4,111    3,847
                                           -------   ------   ------   ------   ------   ------   ------   ------
Income (loss) before income taxes........    2,638    3,354    3,159    2,954   (5,185)   1,505   (1,051)   1,852
Income tax expense (benefit).............    1,180    1,421    1,377    1,308   (1,541)     755     (444)     781
                                           -------   ------   ------   ------   ------   ------   ------   ------
Net income (loss)........................  $ 1,458    1,933    1,782    1,646   (3,644)     750     (607)   1,071
                                           =======   ======   ======   ======   ======   ======   ======   ======
Basic earnings per share.................  $  0.18     0.24     0.22     0.20      N/A      N/A      N/A      N/A
                                           =======   ======   ======   ======   ======   ======   ======   ======
Diluted earnings per share...............  $  0.18     0.24      N/A      N/A      N/A      N/A      N/A      N/A
                                           =======   ======   ======   ======   ======   ======   ======   ======

     Prior to consummation of the Conversion, the Company had no significant assets, liabilities, or operations. Accordingly, the results of operations and other Financial data presented herein relating to periods prior to January 15, 1997 represent the consolidated data of the Bank and its subsidiary.

                            STOCKHOLDER INFORMATION

ANNUAL MEETING

     The Annual Meeting of stockholders will be held on Tuesday, July 21, 1998 at 2:00 p.m. Eastern Time. The meeting will take place at The Westin Hotel, One West Exchange Street, Providence, RI.

STOCK LISTING

     FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange with the symbol FAB.

COMMON STOCK INFORMATION

     As of March 31, 1998, the Company had 8,470,066 shares outstanding and approximately 1,500 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks.

STOCK PRICE

                                                               FY '98
                                              ----------------------------------------
                                                 1          2          3          4
BY QUARTER                                    -------    -------    -------    -------
High........................................  $18.250    $22.125    $21.938    $21.750
Low.........................................  $13.625    $17.625    $19.500    $19.375

10-K REPORT

     A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to FIRSTFED AMERICA BANCORP, INC., Investor Relations, ONE FIRSTFED PARK, Swansea, MA 02777.


TRANSFER AGENT                                  INDEPENDENT AUDITOR
Registrar and Transfer Company                  KPMG Peat Marwick LLP
10 Commerce Drive                               99 High Street
Cranford, NJ 07016                              Boston, MA 02110

Shareholder Inquiries: 908-272-8511

REGULATORY COUNSEL                              INVESTOR RELATIONS
Muldoon, Murphy & Faucette                      Philip G. Campbell
5101 Wisconsin Avenue N.W.                      Vice President, Director of Marketing,
Washington, D.C. 20016                          Corporate Planning and Investor Relations
                                                FIRSTFED AMERICA BANCORP, INC.
                                                ONE FIRSTFED PARK
                                                Swansea, MA 02777
                                                Tel: 508-679-8181