Form 10-K405, Exhibit 13
period 1999-03-31
FIRSTFED AMERICA BANCORP INC
filed 1999-06-29
CIK 1023640

                                 Exhibit 13.0

                               Portions of the
                      1999 Annual Report to Stockholders

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

                                                                                         At March 31,
                                                         ---------------------------------------------------------------------------
                                                               1999           1998           1997            1996           1995
                                                         ----------  -------------  -------------  --------------  -----------------
                                                                                        (in thousands)
Selected Financial Condition Data:
Total assets                                             $1,393,237     $1,281,832       $979,736        $723,572     $  560,038
Short-term investments                                       14,422             --         39,410              --             --
Investment in trading securities                                 94             --             --              --             --
Investment securities available for sale (1)                  5,575          7,712            888             725            518
Mortgage-backed securities available for sale               408,451        215,143         31,732              --             --
Investment securities held to maturity (1)                    9,998         22,491         20,991          23,987         20,988
Mortgage-backed securities held to maturity                   5,608         12,495         15,435           7,248          2,721
Mortgage loans held for sale                                 52,334         84,867         23,331          17,747          6,816
Loans receivable, net (2)                                   766,687        848,552        796,355         637,592        499,977
Deposits                                                    674,870        708,488        723,976         583,750        440,107
FHLB advances and other borrowings                          585,981        403,865        111,062          75,141         66,592
Stockholders' equity                                        102,961        126,986        122,154          46,418         41,697

                                                                                  For the Year Ended March 31,
                                                     -------------------------------------------------------------------------------
                                                               1999           1998           1997            1996           1995
                                                     --------------  -------------  -------------  --------------  -------------
                                                                                        (in thousands)
Selected Operating Data:
Interest and dividend income                             $   86,777     $   76,890     $   62,259      $   46,044     $   37,487
Interest expense                                             56,443         46,529         38,497          26,382         18,337
                                                      =============  =============  =============  ==============  =============
    Net interest income before provision
      for loan losses                                        30,334         30,361         23,762          19,662         19,150
Provision for loan losses                                     1,200          2,350          3,750           2,626            653
                                                      -------------  -------------  -------------  --------------  -------------
    Net interest income after provision
      for loan losses                                        29,134         28,011         20,012          17,036         18,497
Total non-interest income                                     7,638          6,353          4,414           4,592          2,509
Total non-interest expense (3)                               25,333         22,259         27,305          13,672         12,193
                                                      =============  =============  =============  ==============  =============
Income (loss) before income tax expense and
  cumulative effect of change in accounting
  for income taxes                                           11,439         12,105         (2,879)          7,956          8,813
Income tax expense (credit)                                   3,818          5,286           (449)          3,353          3,852
                                                      -------------  -------------  -------------  --------------  -------------
Net income before cumulative effect of
  change in accounting for income taxes                       7,621          6,819         (2,430)          4,603          4,961
                                                      -------------  -------------  -------------  --------------  -------------
    Net income (loss)                                    $    7,621     $    6,819     ($   2,430)     $    4,603     $    4,961
                                                      =============  =============  =============  ==============  =============

(1) Investment securities at March 31, 1999, 1998, 1997, 1996 and 1995 do not include $28.7 million, $17.9 million, $9.5 million, $6.6 million and $6.6 million of Federal Home Loan Bank of Boston stock.
(2) The allowance for loan losses at March 31, 1999, 1998, 1997, 1996 and 1995 was $12.0 million, $10.9 million, $8.8 million, $5.6 million and $4.2 million, respectively.
(3) For the year ended March 31, 1997, non-interest expense includes $6.5 million for the establishment of The Foundation, $1.3 million increased compensation expense from the ESOP and a $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC.
(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(5) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

Selected Financial Ratios and Other Data

                                                                                  At or For the Year Ended March 31,
                                                             -------------------------------------------------------------------
                                                                  1999          1998          1997         1996         1995
                                                             ---------     ---------     ---------    ---------    -------------
Performance Ratios:
Return (loss) on average assets                                   0.57%         0.63%        (0.28%)       0.76%        0.96%
Return (loss) on average stockholders' equity                     6.82%         5.40%        (3.71%)      10.40%       12.83%
Average stockholders' equity to average assets                    8.39%        11.60%         7.58%        7.26%        7.45%
Stockholders' equity to total assets at end of period             7.39%         9.91%        12.47%        6.41%        7.45%
Average interest rate spread (5)                                  1.92%         2.22%         2.27%        2.79%        3.39%
Net interest margin (6)                                           2.41%         2.93%         2.87%        3.37%        3.86%
Average interest-earning assets to
        average interest-bearing liabilities                    111.04%       115.87%       112.67%      112.90%      112.71%
Total non-interest expense to average assets                      1.90%         2.04%         3.16%        2.24%        2.35%
Efficiency ratio (3) (7)                                         66.71%        60.63%        96.91%       56.37%       56.30%

Regulatory Capital Ratios (Bank Only):
Tangible capital                                                  7.03%         8.54%        10.34%        6.36%        7.40%
Core capital                                                      7.03%         8.54%        10.34%        6.36%        7.40%
Risk-based capital                                               16.18%        18.35%        20.24%       12.48%       14.13%

Asset Quality Ratios:
Non-performing loans as a percent of loans (8) (9)                0.33%         0.35%         0.45%        0.63%        0.60%
Non-performing assets as a percent of total assets (9)            0.21%         0.28%         0.44%        0.65%        0.59%
Allowance for loan losses as a percent of loans (2) (8)           1.54%         1.27%         1.09%        0.87%        0.84%
Allowance for loan losses as a percent
        of non-performing loans (2) (9)                         471.22%       358.83%       239.98%      138.62%      139.76%

Per Share Data:
Basic earnings per common share                                 $ 1.09        $ 0.84           N/M           --           --
Diluted earnings per common share                               $ 1.09        $ 0.84           N/M           --           --
Book value per a common share                                   $16.27        $15.99        $15.08           --           --
Market value per a common share                                 $12.00        $21.13        $13.63           --           --

Number of shares outstanding at end of period (10)           6,329,430     7,941,628     8,100,107           --           --

Number of full-service customer facilities                          14            13            13           10            9
Number of loan origination centers                                   5             5             5            5            5

(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.
(8) Loans include loans receivable, net excluding the allowance for loan losses.
(9) Non-performing assets consists of non-performing loans and real estate owned ("REO"). Non-performing loans consists of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal. It is the Company's policy to cease accruing interest on all such loans.
(10) Based upon total shares issued at IPO less unreleased ESOP shares, unreleased 1997 Stock-based Incentive Plan shares, shares repurchased, and shares held in other employee benefit plans.

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

  The Company's current business operations primarily consist of investment activities, holding substantially all of the stock of FIRSTFED INSURANCE AGENCY, LLC (the "Agency"), and holding the stock of the Bank. Accordingly, the majority of the Company's business operations are conducted through the Bank. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company, the Bank, and the Agency. The Company operates its administrative office and operations center in Swansea, Massachusetts. Its main banking office is located in Fall River, Massachusetts and its thirteen other banking offices are located in the municipalities of Fall River, Attleboro, Taunton, New Bedford, Somerset, Seekonk, and Swansea, Massachusetts as well as East Providence, Pawtucket, Warwick, and Cranston, Rhode Island. The Company also operates five loan origination centers, four in Massachusetts and one in Rhode Island. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government securities and other securities. The Company originates commercial, consumer, and mortgage loans for investment, and mortgage loans for sale servicing-retained in the secondary market. Mortgage loan sales are made from mortgage loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, dividends and interest on its investments and mortgage-backed securities, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, Federal Home Loan Bank of Boston ("FHLB") advances, and other borrowings.

  The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses and non-interest income including loan sale activities and loan servicing income. The Company's non-interest expense consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, advertising and business promotion, data processing expense, and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and the actions of regulatory authorities. The Company had no material assets, liabilities or operations prior to January 15, 1997, and accordingly, the results of operations and other data discussed below occurring prior to that date reflect only those of the Bank and its subsidiary.

  This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information on the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

Liquidity and Capital Resources

  The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, FHLB advances, and other borrowings. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are influenced by general interest rates, economic conditions and competition. The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of the Bank's deposits and short-term borrowings ("liquidity ratio"). At March 31, 1999 and 1998, the Bank's liquidity ratio was 30.38% and 11.70% respectively. The OTS required liquidity ratio is 4.0%.

  The Company's most liquid assets are cash, short-term investments, mortgage loans held for sale, investments in trading securities, investment securities available for sale, and mortgage-backed securities available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At March 31, 1999, cash, short-term investments, mortgage loans held for sale, investments in trading securities, investment securities available for sale, and mortgage-backed securities available for sale totaled $505.5 million, or 36.3% of total assets.

  The Company has other sources of liquidity if a need for additional funds arises, including a $25 million FHLB secured line of credit, FHLB advances, and other borrowings. At March 31, 1999, the Company had $530.7 million in advances outstanding from the FHLB, and an additional borrowing capacity from the FHLB of $175.5 million. During year-end 1999, the Company used FHLB advances and other borrowings to fund asset growth and a decline in deposits, and may continue to do so in the future, depending on market conditions, the pricing of deposit products, and the pricing of FHLB advances and other borrowings.

  At March 31, 1999, the Company had commitments to originate loans and unused outstanding lines of credit and undistributed balances of construction loans totaling $109.8 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate of deposit accounts scheduled to mature in less than one year from March 31, 1999 totaled $339.6 million. The Company expects that it will retain a majority of maturing certificate accounts.

  The Company opened a new banking office in Cranston, Rhode Island in January 1999, bringing total banking offices to fourteen. The Company continues to consider sites for new banking offices and loan origination centers in or adjacent to its market area. In addition, the Company may, from time to time, consider expanding its market share and/or market area through the acquisition of other banking institutions and may consider acquisitions of other types of financial services companies.

  In January 1999, the Company formed the FIRSTFED INSURANCE AGENCY, LLC. The Agency offers a comprehensive insurance product line including auto, home, life, accident and health insurance to consumers and businesses. While no formal plan is currently in place, the Company's Board of Directors has authorized management to establish a trust services function to provide future trust services to its customers. In addition, the Company completed four 5.0% stock repurchase programs in fiscal year 1999, reducing outstanding shares in the Company to 7,092,030 from the 8,707,152 shares originally issued. The Company also paid four $0.05 dividends to stockholders during the fiscal year 1999. The establishment of additional banking offices, loan origination centers, trust service operations, mergers and acquisitions, and additional capital management strategies by the Company would result in additional capital expenditures and other associated costs which the Company has not yet estimated.

  At March 31, 1999, the consolidated capital to total assets ratio of the Company was 7.39%. As of March 31, 1999, the Bank exceeded all of its regulatory capital requirements with tangible, core, Tier 1 risk-based, and risk-based capital ratios of 7.03%, 7.03%, 14.93%, and 16.18%, respectively, as compared to the minimum regulatory requirements of 2.0%, 4.0%, 4.0%, and 8.0%, respectively.

  At the time of conversion, the Bank was required to establish a liquidation account in an amount equal to its retained earnings as of September 30, 1996, which provides a liquidation preference to eligible account holders of the Bank prior to conversion based on such account holder's qualifying deposits. The liquidation account will be reduced to the extent that such account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of the Bank, each such account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at March 31, 1999 was approximately $21.8 million.

Year 2000 Project

  Included in other non-interest expenses are charges incurred in connection with the modification or replacement of software and hardware to address the "Year 2000 issue," which will allow for the Company's computer, communications, and other related non-technology systems to properly recognize dates beyond December 31, 1999. The Company has developed a plan that is based upon the Federal Financial Institutions Examination Council ("FFIEC") recommended phases and time frames for insuring Year 2000 readiness. These phases include awareness, assessment, renovation, validation and implementation.

  The Company has utilized both internal and external resources to reprogram or replace and test software and hardware (including non-technology systems) for Year 2000 modifications. The Company has completed renovation and testing of all mission critical processing systems. Testing and remediation of non-critical applications will be completed prior to September 30, 1999.

  The Company has worked with all of its mission critical vendors and service providers to determine the extent to which the Company is vulnerable to any failure of those third parties to remedy their own Year 2000 issues and has received written assurances of readiness from all such parties. The Company's total Year 2000 project costs and estimates to complete the project include the estimated costs and time associated with the impact of third party Year 2000 issues, based on information currently available. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be remedied in a timely manner or that there will be no adverse effect on the Company's systems. Therefore, to the extent that other entities not affiliated with the Company are unsuccessful in properly addressing this issue, the Company could be negatively impacted.

  In the unlikely event the Company experiences problems due to either internal and/or external systemic failure, a contingency plan has been developed outlining alternative methods of processing until the affected systems have been corrected or replaced. The Bank's worst case scenario relates to a general failure of multiple processing systems supporting mission-critical loan and deposit platforms. Accordingly, the Bank has developed a contingency plan outlining alternate processing routines to protect the integrity of deposit and loan data while maintaining an acceptable level of customer service during such an outage. Testing of the viability of alternative processing methods will continue throughout the remainder of 1999. In addition, the Company has performed a risk assessment of significant existing customers to determine their exposure to Year 2000 related issues and on the customer's ability to perform in accordance with contractual agreements. Management has determined the Company's exposure to this risk is low. Furthermore, a Year 2000 risk assessment is performed on all new customers entering into a significant relationship with the Company.

The total cost of the Year 2000 project is estimated at $300,000 to $500,000. A significant portion of the costs are not incremental to the Company, but rather represent a reprioritization of existing internal systems technology resources. Through March 31, 1999, the Company has expensed approximately $140,000 toward Year 2000 remediation efforts. In addition, in preparation for the Year 2000 project, the Company underwent a February, 1998 conversion to a new processing system for all loan and deposit applications at a cost of approximately $700,000.

  The costs of the project and the date on which the Company plans to complete Year 2000 related modifications are based on management's best estimates, which are derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer code, and similar uncertainties.

Impact of Inflation and Changing Prices

  The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the cost of the Company's operations, particularly in compensation and benefits and occupation expenses. Unlike industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Market Risk and Management of Interest-Rate Risk

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

  In recent years, the Company has primarily utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate and shorter-term (generally twelve years or less) fixed-rate, one- to four-family mortgage loans; (2) selling in the secondary market longer-term, fixed-rate mortgage loans originated while generally retaining the servicing rights on such loans; (3) investing primarily in adjustable rate mortgage-backed securities and fixed-rate collateralized mortgage obligations ("CMOs"); and (4) reducing the overall interest rate sensitivity of liabilities by emphasizing longer-term deposits and longer-term FHLB advances to replace rate sensitive deposits and fund asset growth. In addition, the Company engaged in two interest rate swap agreements with a total notional principal amount of $50 million to synthetically lengthen its liability maturities.

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At March 31, 1999, the Company's cumulative 1 year interest rate gap (which is the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets was a positive 5.77%. Accordingly, during a period of falling interest rates, the Company's interest-earning assets would tend to reprice downward at a faster rate than its interest-bearing liabilities, which, consequently, may tend to negatively affect the Company's net interest income. During a period of rising interest rates, the Company's interest-earning assets would tend to reprice upward at a faster rate than its interest-bearing liabilities which, consequently, may tend to positively affect the Company's net interest income.

  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "GAP table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 1999, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals.

  The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of maturities, contractual amortization, and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual market prepayment rates for one- to four-family and multi-family mortgage loans, and mortgage-backed securities are assumed to range from 21.5% to 46.5% for adjustable-rates and 9.8% to 42.8% for fixed-rates, respectively. Eleventh District Cost of Funds indexed ("COFI") floating-rate CMOs and adjustable-rate MBS are assumed to fully reprice over a two year period: 51.1% within 3 months, 35.4% between 3 and 6 months, 9.0% between 6 months and 1 year, and 4.5% between 1 and 2 years. These percentages were based on average projected index changes under probable interest rate scenarios.

  Money market deposit accounts and negotiable order of withdrawal ("NOW") accounts are assumed to reprice evenly over a three year period, while regular savings accounts are viewed as composed of two equally weighted components - a longer-term "core" deposit that reprices evenly over a thirty year term, and a more active secondary tier that reprices evenly over three years. In-the-money putable FHLB advances (where the Company is short the put option) were repriced at their put dates while out-of-the-money putable FHLB advances were repriced at their contractual maturities.

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

  The following table shows the gap position of the Company at March 31, 1999:

                             3       More than   More than  More than  More than   More
                           Months   3 Months to 6 Months to 1 Year to  3 Years to  Than      Total
                          Or Less    6 Months     1 Year     3 Years    5 Years   5 Years   Amount
                          --------  ----------- ----------- ---------  ---------- -------  ---------
                                                  (Dollars in Thousands)
Interest-earning assets:
  Short-term
   investments..........  $ 14,422   $    --     $    --    $    --     $   --    $   --   $  14,422
  Investment
   securities...........     5,999      3,999         --         --         --      5,669     15,667
  Loans receivable (1)..   176,343     70,378     117,832    230,356    120,572   103,540    819,021
  Mortgage-backed
   securities...........    90,641    101,779      89,334     99,611     23,883     8,811    414,059
  Stock in FHLB-Boston..    28,682        --          --         --         --        --      28,682
                          --------   --------    --------   --------    -------   -------  ---------
    Total interest-
     earning assets.....   316,087    176,156     207,166    329,967    144,455   118,020  1,291,851
                          --------   --------    --------   --------    -------   -------  ---------
Interest-bearing
 liabilities:
  Money market
   accounts.............     2,737      2,737       5,472     21,888        --        --      32,834
  Savings accounts......     4,400      4,400      10,069     35,203      3,200    40,005     97,277
  NOW accounts..........     4,544      4,544       9,089     36,355        --        --      54,532
  Certificate accounts..   107,389     80,878      97,907     52,503      5,163       --     343,840
  IRA and KEOGH
   accounts.............    10,733     14,912      28,412     25,930      4,162       --      84,149
  FHLB advances and
   other borrowings.....    55,234    121,000     104,496    222,678     81,794       779    585,981
                          --------   --------    --------   --------    -------   -------  ---------
    Total interest-
     bearing
     liabilities........   185,037    228,471     255,445    394,557     94,319    40,784  1,198,613
                          --------   --------    --------   --------    -------   -------  ---------
Interest-rate swaps:
  Pay fixed.............       --         --          --     (25,000)   (25,000)      --     (50,000)
  Receive floating......    25,000     25,000         --         --         --        --      50,000
                          --------   --------    --------   --------    -------   -------  ---------
Interest-rate gap after
 swaps..................  $156,050   $(27,314)   $(48,279)  $(89,591)   $25,136   $77,236  $  93,238
                          ========   ========    ========   ========    =======   =======  =========
Cumulative interest-rate
 gap....................  $156,050   $128,736    $ 80,457   $ (9,134)   $16,002   $93,238
                          ========   ========    ========   ========    =======   =======
Cumulative interest-rate
 gap as a percentage of
 total assets at March
 31, 1999...............     11.20%      9.24%       5.77%    (0.66)%      1.15%     6.69%
Cumulative interest-rate
 gap as a percentage of
 total interest-earning
 assets at March 31,
 1999...................     12.08%      9.97%       6.23%    (0.71)%      1.24%     7.22%
Cumulative interest-
 earning assets as a
 percentage of interest-
 bearing liabilities at
 March 31, 1999.........    170.82%    119.04%     104.55%     96.79%    101.38%   107.78%
-----------------------------------------------------------------------------------------------------
Cumulative interest-rate
 gap as a percentage of
 total assets at March
 31, 1998...............      7.74%      0.50%     (3.19)%    (1.60)%      3.64%    13.16%
Cumulative interest-rate
 gap as a percentage of
 total interest-earning
 assets at March 31,
 1998...................      8.14%      0.53%     (3.35)%    (1.69)%      3.83%    13.84%
Cumulative interest-
 earning assets as a
 percentage of interest-
 bearing liabilities at
 March 31, 1998.........    135.76%     90.31%      86.17%     92.49%    104.61%   116.06%

-------
(1) Includes total loans receivable and mortgage loans held for sale, net of deferred loan origination costs, undisbursed proceeds of construction mortgages in process, allowance for loan losses and includes non-performing loans.

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

  The Company's interest rate sensitivity is also monitored by management through the use of a model which generates estimates of the change in the Company's net interest income ("NII") and net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the estimated market value of assets in the same scenario. The OTS produces a similar analysis for the Bank using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Report, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit renewal rates. Furthermore, on December 1, 1998, the OTS published finalized changes to the primary methodology by which it monitors an institution's interest-rate risk. The main change in this methodology required the Company to formulate Board limits relative to the level and sensitivity of its NPV ratio. Previous board limits were set relative to NPV sensitivity and net interest income sensitivity. The Company has adopted the new measures and is in full compliance with those limits. The following table sets forth the Company's estimated NPV and NPV ratios as of March 31, 1999 and 1998, as calculated by the Company.

                          March 31, 1999                  March 31, 1998
                ----------------------------------- ----------------------------
  Change in     Estimated                   NPV     Estimated            NPV
Interest Rates     Net                  Sensitivity    Net           Sensitivity
   in Basis     Portfolio  NPV   Board   in Basis   Portfolio  NPV    in Basis
    Points        Value   Ratio  Limits   Points      Value   Ratio    Points
--------------  --------- -----  ------ ----------- --------- -----  -----------
                                    (Dollars in thousands)
       +300     $111,090  8.16%   4.00%    (131)    $143,388  11.37%    (131)
       +200      122,397  8.84    4.25      (63)     152,660  11.90      (78)
       +100      130,686  9.30    5.00      (17)     161,529  12.38      (30)
     Unchanged   134,662  9.47    6.00      --       168,009  12.68      --
       -100      127,627  8.93    5.00      (54)     165,405  12.38      (30)
       -200      115,072  8.05    4.25     (142)     154,172  11.52     (116)
       -300      103,470  7.21    4.00     (226)     144,607  10.79     (189)

  As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented incorporates an assumption that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income and will differ from actual results.

  The results in the NPV ratio table show a drop in NPV in both rising and falling interest rate scenarios. This situation is primarily a result of "negative convexity" in mortgage asset market prices. Negative convexity is caused by faster mortgage prepayment rates during falling interest rate scenarios, which in turn shortens the maturity of the mortgage portfolio and dampens the increase in asset market value. The Company's liabilities typically do not experience this price compression, and under these circumstances will rise in value faster than the assets, leading to a reduction of NPV in down shock scenarios. The opposite situation occurs in rising rate scenarios. Slowing prepayment rates causes mortgage maturities to lengthen, which in turn causes mortgage market values to decrease faster than liability market values, leading to a reduction in NPV. Other factors that contribute to changes in NPV include, but are not limited to: (a) transaction and savings accounts are assumed to have instantaneously resetting rates, thus these accounts have no price sensitivity in the NPV analysis (as opposed to their treatment in the Gap Table); (b) short put options embedded in five FHLB of Boston advances totaling $108.8 million, cause these advances to shorten in rising rate scenarios and lengthen in falling rate scenarios, increasing the "positive convexity" of the liability curve and thus accentuating the NPV compression; (c) COFI based adjustable-rate MBS and floating-rate CMOs tend to have market prices more like fixed-rate securities than typical floating-rate securities due to the lagging nature of the index, which adds to the asset side negative convexity;
(d) intangible values related to mortgage servicing rights, escrow float, loan servicing income, and deposits tend to reduce NPV in falling rate scenarios and increase NPV in rising rate scenarios, and finally; (e) period caps on annual adjustable-rate mortgages tend to lengthen these loan's duration, also creating negative convexity. These effects can fully or partially offset one another.

  During fiscal year-end 1999, the Company continued to follow its practice of selling certain fixed-rate and adjustable-rate mortgage loans while generally retaining the servicing rights. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest-rate risk. The amount of forward coverage of the "pipeline" of mortgages is managed on a day-to-day basis by an operating officer, within Board approved policy guidelines, based on the Company's assessment of the general direction of interest rates and levels of mortgage origination activity.

Analysis of Net Interest Income

  Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on each.

  The following table sets forth certain information relating to the Company at fiscal year end 1999 and for fiscal years 1999, 1998, and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and the costs include fees, premiums, and discounts which are considered adjustments to yields.

                                                                 For the Years Ended March 31,
                           At          ------------------------------------------------------------------------------------
                     March 31, 1999               1999                         1998                        1997
                    ------------------ ---------------------------- ---------------------------- --------------------------
                                                            Average                      Average                    Average
                                Yield/  Average             Yield /  Average             Yield / Average            Yield /
                     Balance     Cost   Balance    Interest  Cost    Balance    Interest  Cost   Balance   Interest  Cost
                    ----------  ------ ----------  -------- ------- ----------  -------- ------- --------  -------- -------
                                                          (Dollars in Thousands)
Assets:
Interest-earning
assets:
 Loans receivable,
 net and mortgage
 loans held for
 sale(1)........... $  819,021   7.48% $  873,335  $65,352   7.48%  $  881,226  $67,493   7.66%  $759,185  $57,941   7.63%
 Investment
 securities(2).....     58,771   5.18      64,356    3,634   5.65       44,409    2,789   6.28     53,199    3,360   6.32
 Mortgage-backed
 securities(3).....    414,059   5.49     319,068   17,791   5.58      110,484    6,608   5.98     16,085      958   5.96
                    ----------   ----  ----------  -------   ----   ----------  -------   ----   --------  -------   ----
   Total interest-
   earning assets..  1,291,851   6.74   1,256,759   86,777   6.90    1,036,119   76,890   7.42    828,469   62,259   7.51
                                 ----              -------   ----               -------   ----             -------   ----
Non-interest-
earning assets.....    101,386             75,582                       52,964                     35,895
                    ----------         ----------                   ----------                   --------
   Total assets.... $1,393,237         $1,332,341                   $1,089,083                   $864,364
                    ==========         ==========                   ==========                   ========
Liabilities and
Stockholders'
Equity:
Interest-bearing
liabilities:
 Money market
 accounts.......... $   32,834   2.38  $   31,871      849   2.66   $   30,788      883   2.87   $ 28,967      828   2.86
 Savings
 accounts..........     97,277   1.75      93,118    1,875   2.01       86,915    2,093   2.41     82,536    2,061   2.50
 NOW accounts......     54,532   0.98      50,760      498   0.98       45,619      801   1.76     38,801      763   1.97
 Certificate
 accounts(4).......    427,989   5.29     441,556   24,350   5.51      506,440   29,257   5.78    453,454   26,625   5.87
                    ----------   ----  ----------  -------   ----   ----------  -------   ----   --------  -------   ----
   Total deposits..    612,632   4.19     617,305   27,572   4.47      669,762   33,034   4.93    603,758   30,277   5.01
 FHLB advances and
 other
 borrowings........    585,981   5.25     514,507   28,871   5.61      224,451   13,495   6.01    131,523    8,220   6.25
                    ----------   ----  ----------  -------   ----   ----------  -------   ----   --------  -------   ----
   Total interest-
   bearing
   liabilities.....  1,198,613   4.71   1,131,812   56,443   4.99      894,213   46,529   5.20    735,281   38,497   5.24
                                 ----              -------   ----               -------   ----             -------   ----
Non-interest-
bearing
liabilities(5).....     91,663             88,751                       68,508                     63,516
                    ----------         ----------                   ----------                   --------
   Total
   liabilities.....  1,290,276          1,220,563                      962,721                    798,797
                    ----------         ----------                   ----------                   --------
Stockholders'
Equity.............    102,961            111,778                      126,362                     65,567
                    ----------         ----------                   ----------                   --------
   Total
   liabilities and
   stockholders'
   equity.......... $1,393,237         $1,332,341                   $1,089,083                   $864,364
                    ==========         ==========                   ==========                   ========
Net interest rate
spread(6)..........              2.03%             $30,334   1.92%              $30,361   2.22%            $23,762   2.27%
                                 ====              =======   ====               =======   ====             =======   ====
Net interest
margin(7)..........                                          2.41%                        2.93%                      2.87%
                                                             ====                         ====                       ====
Ratio of interest-
earning assets to
interest-bearing
liabilities........     107.78%            111.04%                      115.87%                    112.67%
                    ==========         ==========                   ==========                   ========

----
(1) Amount is net of deferred loan origination costs, undisbursed proceeds of construction mortgages in process, allowance for loan losses and includes non-performing loans.
(2) Includes short-term investments, investments in trading securities, investment securities available for sale and held to maturity, and FHLB stock.
(3) Consists of mortgage-backed securities available for sale and held to maturity.
(4) Includes the net effect of interest rate swaps.
(5) Consists primarily of business checking accounts.
(6) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(7) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                   Year Ended                     Year Ended
                                 March 31, 1999                 March 31, 1998
                                  Compared to                    Compared to
                                   Year Ended                     Year Ended
                                 March 31, 1998                 March 31, 1997
                          ------------------------------  ----------------------------
                          Increase (Decrease)             Increase (Decrease)
                                 Due to                         Due to
                          ---------------------           --------------------
                           Volume       Rate       Net     Volume      Rate      Net
                          ---------- ----------  -------  ---------- ---------  ------
                                          (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net
   and mortgage loans
   held for sale........  $    (600) $   (1,541) $(2,141) $   9,346  $     206  $9,552
  Investment
   securities...........      1,149        (304)     845       (552)       (19)   (571)
  Mortgage-backed
   securities...........     11,659        (476)  11,183      5,646          4   5,650
                          ---------  ----------  -------  ---------  ---------  ------
    Total interest-
     earning assets.....     12,208      (2,321)   9,887     14,440        191  14,631
                          ---------  ----------  -------  ---------  ---------  ------
Interest-bearing
 liabilities:
  Money market
   accounts.............         30         (64)     (34)        52          3      55
  Savings accounts......        142        (360)    (218)       107        (75)     32
  NOW accounts..........         82        (385)    (303)       125        (87)     38
  Certificate accounts..     (3,623)     (1,284)  (4,907)     3,067       (435)  2,632
                          ---------  ----------  -------  ---------  ---------  ------
    Total deposits......     (3,369)     (2,093)  (5,462)     3,351       (594)  2,757
  FHLB advances and
   other borrowings.....     16,333        (957)  15,376      5,598       (323)  5,275
                          ---------  ----------  -------  ---------  ---------  ------
    Total interest-
     bearing
     liabilities........     12,964      (3,050)   9,914      8,949       (917)  8,032
                          ---------  ----------  -------  ---------  ---------  ------
Net change in net
 interest income........  $    (756) $      729  $   (27) $   5,491  $   1,108  $6,599
                          =========  ==========  =======  =========  =========  ======

Asset Quality

  The following table sets forth information regarding non-accrual loans and real estate owned ("REO"). At March 31, 1999, REO totaled $344,000. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. For fiscal years ended 1999 and 1998 the amount of additional interest income that would have been recognized on non-accrual loans if such loans were performing in accordance with their regular terms and amounts recognized were $37,000 and $63,000, respectively.

                                                   At March 31,
                                        --------------------------------------
                                         1999    1998    1997    1996    1995
                                        ------  ------  ------  ------  ------
                                              (Dollars in thousands)
Non-accrual loans:
Mortgage loans:
  One- to four-family.................  $  971  $1,073  $1,908  $2,469  $2,501
  Multi-family........................     --      101     268     334      51
  Commercial real estate..............   1,142   1,199     976     --       85
  Construction and land...............     117     169     232     --      --
                                        ------  ------  ------  ------  ------
    Total mortgage loans..............   2,230   2,542   3,384   2,803   2,637
                                        ------  ------  ------  ------  ------
Commercial loans......................     280      74     --       87     --
                                        ------  ------  ------  ------  ------
Consumer loans:
  Home equity lines...................      36     425     114     956     386
  Second mortgages....................     --      --       95     196     --
  Other consumer loans................       4       7      69       3      10
                                        ------  ------  ------  ------  ------
    Total consumer loans..............      40     432     278   1,155     396
                                        ------  ------  ------  ------  ------
    Total nonaccrual loans............   2,550   3,048   3,662   4,045   3,033
Real estate owned, net (1)............     344     595     665     643     296
                                        ------  ------  ------  ------  ------
    Total non-performing assets.......  $2,894  $3,643  $4,327  $4,688  $3,329
                                        ======  ======  ======  ======  ======
Allowance for loan losses as a percent
 percent of loans (2).................    1.54%   1.27%   1.09%   0.87%   0.84%
Allowance for loan losses as a percent
 of non-performing
 loans (3)............................  471.22% 358.83% 239.98% 138.62% 139.76%
Non-performing loans as a percent of
 loans(2)(3)..........................    0.33%   0.35%   0.45%   0.63%   0.60%
Non-performing assets as a percent of
 total assets (4).....................    0.21%   0.28%   0.44%   0.65%   0.59%

--------
(1) REO balances are shown net of related valuation allowances.
(2) Loans includes loans receivable, net, excluding allowance for loan losses.
(3) Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectibility of interest or principal.
(4) Non-performing assets consist of non-performing loans and REO.

  At March 31, 1999 and 1998, total impaired loans were $1.6 million and $1.5 million, respectively. At March 31, 1999 and 1998, impaired loans of $1.6 million and $1.5 million required impairment allowances of $919,000 and $812,000, respectively. For a description of which loans qualify as impaired loans under SFAS No. 114, see Note 1 to Consolidated Financial Statements included elsewhere herein. All impaired loans have been measured using the fair value of collateral method. During fiscal year-end 1999, the average recorded value of impaired loans was $1.5 million. For these loans, $122,000 of interest income was recognized while $227,000 of interest income would have been recognized under the original terms.

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, the OTS and FDIC, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. As of March 31, 1999, the Company's allowance for loan losses was 1.54% of total loans receivable and 471.2% of total non-performing loans as compared to 1.27% and 358.8%, respectively, as of March 31, 1998. The Company had non-accrual loans of $2.6 million and $3.0 million at March 31, 1999 and March 31, 1998, respectively. The allowance for loan losses totaled $12.0 million at March 31, 1999 as compared to $10.9 million at March 31, 1998. The increase in the allowance of $1.1 million reflects management's assessment of the loan portfolio and was based upon the composition of the portfolio. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

  The following table sets forth activity in the Company's allowance for loan losses for the periods indicated:

                                       At or For the Year Ended March 31,
                                      ----------------------------------------
                                       1999     1998     1997    1996    1995
                                      -------  -------  ------  ------  ------
                                             (Dollars in thousands)
Balance at beginning of period....... $10,937  $ 8,788  $5,607  $4,239  $3,964
Provision for loan losses............   1,200    2,350   3,750   2,626     653
Charge-offs:
 Mortgage loans:
  One to four family.................      12      188     331     218     168
  Multi-family.......................     --       --       82     --      --
  Commercial real estate.............     --       --      --      967      25
  Construction and land..............     --       --      --      --      --
Commercial loans:                          74      --       87     --       15
Consumer Loans:
  Home equity lines..................      30      --      116      68     113
  Second mortgages...................       9       15      10     --      --
  Other consumer.....................      13        9      11      35      79
                                      -------  -------  ------  ------  ------
    Total............................     138      212     637   1,288     400
Recoveries...........................      17       11      68      30      22
                                      -------  -------  ------  ------  ------
Balance at end of period............. $12,016  $10,937  $8,788  $5,607  $4,239
                                      =======  =======  ======  ======  ======
Ratio of net charge-offs during the
 period to average loans outstanding
 during the period...................    0.01%    0.02%   0.07%   0.23%   0.08%
                                      =======  =======  ======  ======  ======

  The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. At March 31, 1999, 1998, and 1997, the Company classified (excluding REO) $3.9 million, $3.0 million, and $3.7 million of substandard loans, respectively. In the opinion of management, the performing substandard loans evidence one or more weaknesses or potential weaknesses, and depending on the regional economy and other factors, may become non-performing assets in future periods.

Comparison of Financial Condition and Results of Operations for the years ended March 31, 1999 and March 31, 1998

Financial Condition

  Assets at March 31, 1999 totaled $1.393 billion, an increase of $111.4 million or 8.7%, compared to $1.282 billion at March 31, 1998. Most of the growth in assets was from a $193.3 million increase in mortgage-backed securities available for sale, which grew 89.9% from $215.1 million to $408.4 million. Additional growth came from a $32.4 million increase in other assets, primarily the result of the purchase of $30.0 million of Bank-Owned Life Insurance, and an increase of $14.4 million in short-term investments. This growth was partially offset by an $81.9 million, or 9.6% decrease in loans receivable, net, from $848.6 million to $766.7 million, and a $32.5 million, or 38.3% decrease in mortgage loans held for sale. The growth in mortgage-backed securities was the result of the continuation of management's strategy to increase the Company's leverage, while the decrease in loans receivable, net, reflected borrower demand for long-term, fixed-rate mortgages which are not currently held in the Company's portfolio. While adjustable-rate and short-term fixed-rate mortgage production could not keep up with mortgage portfolio payoffs, the Company's commercial loan portfolio experienced record growth of $22.5 million, or 31.1%, to $95.0 million.

  Deposits decreased from $708.5 million at March 31, 1998 to $674.9 million at March 31, 1999, a decrease of 4.7%. The decline in deposit balances was primarily attributable to a $46.5 million or 9.8% decrease in certificate accounts, which declined from $474.5 million to $428.0 million, the result of a less aggressive deposit pricing strategy in effect during the first half of the fiscal year. This decline, however, was partially offset by a 5.5% increase in demand and savings deposits of $12.9 million from $234.0 million at March 31, 1998 to $246.9 million at March 31, 1999. Growth in low cost demand and savings deposits over the last two fiscal years has improved the Company's deposit mix to 36.6% demand and savings deposits at March 31, 1999 from 27.5% at March 31, 1997. FHLB advances and other borrowings increased from $403.9 million at March 31, 1998 to $586.0 million at March 31, 1999, an increase of $182.1 million, or 45.1%. The increase in FHLB advances was primarily used to fund mortgage-backed security growth as part of a wholesale leverage strategy and to offset the decline in deposits.

  Total stockholders' equity was $103.0 million at March 31, 1999, down $24.0 million from $127.0 million at March 31, 1998. This decline was primarily due to four 5.0% stock repurchase programs, the payment of four quarterly dividends to shareholders, and a decline in the fair value of securities available for sale, net of tax. Stockholders' equity to assets was 7.39% at March 31, 1999 down from 9.91% at March 31, 1998, as a result of balance sheet growth and the reduction in total stockholders' equity. This leveraging of stockholders' equity has had a favorable impact on return on average stockholders' equity ("ROE"). During the fiscal year ended 1999, ROE increased to 6.82% as compared to 5.40% for the fiscal year end 1998.

  Non-performing assets decreased to $2.9 million or 0.21% of total assets at March 31, 1999, compared to $3.6 million or 0.28% of total assets at March 31, 1998. The allowance for loan losses was increased from $10.9 million at March 31, 1998 to $12.0 million at March 31, 1999 due to loan portfolio growth. The allowances for loan losses amounted to 1.54% of loans at March 31, 1999, compared to 1.27% of loans at March 31, 1998. See "Asset Quality" included elsewhere herein.

Results of Operations

General

  Net income for the year ended March 31, 1999 was $7.6 million, or $1.09 basic and diluted earnings per share ("EPS"), compared to $6.8 million, or $0.84 basic and diluted EPS for the year ended March 31, 1998. Pre-tax income declined $666,000, or 5.5%, to $11.4 million, the net result of a $27,000 decrease in net interest income, a $1.2 million decrease in provision for loan loss, a $1.3 million increase in non-interest income, and a $3.1 million increase in non-interest expense. Growth in EPS was caused by the growth in net income and a

1,615,122 share reduction in outstanding shares of the Company's stock as a result of four stock repurchase programs since March 31, 1998.

Interest Income

  Total interest income for year-end 1999 was $86.8 million, an increase of $9.9 million or 12.9% from the $76.9 million total interest income for year-end 1998. Most of the growth in total interest income was due to a $220.6 million increase in the average balance of interest-earning assets, which averaged $1.257 billion for year-end 1999, compared to an average balance of $1.036 billion during year-end 1998. Interest income from loans receivable, decreased $2.1 million or 3.2% to $65.4 million for year-end 1999. This decrease was the result of a $7.9 million decrease in the average balance of loans receivable, net, coupled with an 18 basis point decrease in yield. Additionally, the average balance of mortgage-backed securities increased from $110.5 million for year-end 1998 to an average balance of $319.1 million for year-end 1999. The increase in mortgage-backed securities was primarily funded by FHLB advances and other borrowings during year-end 1999. The yield on interest-earning assets decreased by 52 basis points to 6.90% in year-end 1999, from 7.42% in year-end 1998, as the relative percentage of lower yielding, adjustable rate mortgage-backed securities increased.

Interest Expense

  Interest expense for year-end 1999 amounted to $56.4 million, an increase of $9.9 million, or 21.3%, from the year-end 1998 total of $46.5 million. The primary reason for this increase was due to higher average balances for interest-bearing liabilities partially offset by a decrease in the average cost of funds. Interest-bearing liabilities averaged $1.132 billion during year-end 1999, compared to average balances of $894.2 million during year-end 1998, an increase of $237.6 million, or 26.6%. The increase in average interest-bearing liabilities was the net effect of a $52.5 million decrease in average deposits and a $290.1 million increase in average FHLB advances and other borrowings. The average cost of interest-bearing deposits decreased 46 basis points to 4.47% for year-end 1999 from 4.93% for year-end 1998 as the cost of new deposits was less than the average cost of existing deposits and as the deposit mix shifted toward lower cost demand and savings accounts. The average cost of FHLB advances and other borrowings decreased for year-end 1999 to 5.61% as compared to 6.01% for year-end 1998.

Net Interest Income

  Net interest income before provision for loan losses decreased $27,000, or 0.09%, from $30.4 million to $30.3 million for the years ended March 31, 1998 and 1999, respectively. Net interest rate spread decreased 30 basis points to 192 basis points for year-end 1999 compared to 222 basis points for year-end 1998. The drop in spread was offset by a $220.6 million increase in average interest-earning assets funded by a $237.6 million increase in average interest-bearing liabilities during the year ended March 31, 1999.

Provision for Loan Losses

  The Company's provision for loan losses amounted to $1.2 million for year-end 1999, as compared to a provision of $2.4 million for year-end 1998. This decrease was due to management's assessment of the loan loss reserve level, the existing loan portfolio, current market conditions, and the volume and mix of new originations. To the extent the Company experiences further increases in the overall balance of its loan portfolio or increases its concentrations of loans which bear a higher degree of risk than one- to four-family loans, the Company anticipates further increases in its allowance for loan losses through continued provisions for loan losses. While management of the Company believes that the current level of its allowance for loan losses is sufficient based on information currently available at this time, no assurances can be made that future events, conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for loan losses which may adversely affect net income.

Non-interest Income

  Non-interest income increased $1.3 million, or 20.2%, from $6.4 million for year-end 1998 to $7.6 million for year-end 1999. Non-interest income consists of loan servicing income, gains and losses on the sale of mortgages, and other non-interest income including deposit fees and earnings on Bank-Owned Life Insurance ("BOLI"). The increase is primarily attributable to $575,000 of earnings on BOLI, a $553,000 increase in gain on sale of mortgage loans, a $244,000 increase in service charges, a $206,000 increase in the fair value of investments held in certain employee benefit plans. The increase in gain on sale of mortgage loans is due to higher volume and more favorable secondary market conditions during the first half of fiscal year 1999. Partially offsetting these increases are a $445,000 decrease in loan servicing income due to an increase in the valuation allowance for mortgage servicing rights during the first half of the 1999 fiscal year, and a $154,000 decrease in gain on sale of investments.

Non-interest Expense

  Total non-interest expense increased to $25.3 million for year-end 1999 compared to $22.3 million for year-end 1998, an increase of $3.1 million, or 13.8%. The increase is primarily attributable to a $1.3 million increase in compensation and benefits related to increased staffing for new banking offices and a record increase in loan origination volume, an $854,000 increase in office occupancy and equipment related to increased depreciation on buildings and equipment for new and recently renovated banking offices and the new administrative and operations facility, a $328,000 increase in data processing charges due to the Bank's conversion and upgrade to a new data processing system at the end of fiscal year 1998, and a $720,000 increase in other operating expenses. The increase in other operating expenses was the result of an increase in the fair value of investments held by certain employee benefit plans (offset by a comparable increase in non-interest income noted above), additional consulting fees, and additional costs for telephone, postage, and supplies due to increased loan origination activity. Partially offsetting these increases is a $227,000 decrease in advertising and business promotion.

Income Taxes

  Income tax expense was $3.8 million for year-end 1999 compared to income tax expense of $5.3 million for year-end 1998. This decrease in income tax expense was the result of the Company's implementation of certain tax strategies and the purchase of Bank-Owned Life Insurance earlier in fiscal year-end 1999. Overall, the Company's effective tax rate was 33.4% during year-end 1999, compared to 43.7% for year-end 1998.

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

Impact of New Accounting Standards

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement is not expected to have a material impact on the Company. On May 20, 1999, the FASB issued an exposure draft to defer the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.:

  We have audited the accompanying consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, (the "Company") as of March 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRSTFED AMERICA BANCORP, INC. and subsidiaries at March 31, 1999 and 1998, and the results of their operations and cash flows for each of the years in the three-year period ended March 31, 1999 in conformity with generally accepted accounting principles.


                                              /s/ KPMG LLP

Boston, Massachusetts
April 23, 1999

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            March 31, 1999 and 1998

                                                             1999       1998
                                                          ----------  ---------
                                                              (Dollars in
                                                               Thousands)
                         Assets
Cash on hand and due from banks.........................  $   24,598     32,021
Short-term investments..................................      14,422        --
                                                          ----------  ---------
 Total cash and cash equivalents........................      39,020     32,021
Mortgage loans held for sale............................      52,334     84,867
Investment in trading securities (note 5)...............          94        --
Investment securities available for sale
 (amortized cost of $5,660 and $5,816) (note 5).........       5,575      7,712
Mortgage-backed securities available for sale
 (amortized cost of $408,485 and $214,225) (note 5 and
 10)....................................................     408,451    215,143
Investment securities held to maturity
 (fair value of $10,030 and $22,585) (note 5 and 10)....       9,998     22,491
Mortgage-backed securities held to maturity
 (fair value of $5,733 and $12,688) (note 5)............       5,608     12,495
Stock in Federal Home Loan Bank of Boston, at cost
 (notes 5 and 10).......................................      28,682     17,945
Loans receivable, net of allowance for loan losses of
 $12,016 and $10,937 (notes 6 and 10)...................     766,687    848,552
Accrued interest receivable.............................       6,369      5,992
Mortgage servicing rights (note 7)......................       6,537      3,230
Office properties and equipment, net (note 8)...........      25,255     24,877
Real estate owned, net..................................         344        595
Prepaid expenses and other assets.......................      38,283      5,912
                                                          ----------  ---------
    Total assets........................................  $1,393,237  1,281,832
                                                          ==========  =========
          Liabilities and Stockholders' Equity
Liabilities:
 Deposits (note 9)......................................  $  674,870    708,488
 FHLB advances and other borrowings (note 10)...........     585,981    403,865
 Advance payments by borrowers for taxes and insurance..       5,660      6,224
 Accrued interest payable...............................       3,058      2,613
 Other liabilities......................................      20,707     33,656
                                                          ----------  ---------
    Total liabilities...................................   1,290,276  1,154,846
                                                          ==========  =========
Commitments and contingencies (notes 4, 6, 8, 10, 11, 13
 and 15)
Stockholders' equity (notes 3 and 4):
 Preferred stock, $.01 par value; 1,000,000 shares
  authorized; none issued...............................         --         --
 Common stock, $.01 par value; 25,000,000 shares
  authorized; 8,707,152 shares issued...................          87         87
 Additional paid-in capital.............................      85,407     85,016
 Retained earnings (notes 2 and 3)......................      56,892     50,422
 Accumulated other comprehensive (loss) income..........        (150)     1,616
 Unearned 1997 stock-based incentive plan (note 14).....      (5,869)    (4,734)
 Unallocated ESOP shares (note 14)......................      (4,647)    (5,421)
 Treasury stock; at cost (1,649,668 and 0 shares at 1999
  and 1998).............................................     (28,759)       --
                                                          ----------  ---------
    Total stockholders' equity..........................     102,961    126,986
                                                          ----------  ---------
    Total liabilities and stockholders' equity..........  $1,393,237  1,281,832
                                                          ==========  =========

          See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   Years ended March 31, 1999, 1998 and 1997

                                                          1999    1998   1997
                                                         ------- ------ ------
                                                              (Dollars in
                                                         Thousands, Except Per
                                                              Share Data)
Interest and dividend income:
  Loans................................................. $65,352 67,493 57,941
  Investment securities.................................   2,100  2,033  2,805
  Mortgage-backed securities............................  17,791  6,608    958
  Federal Home Loan Bank stock..........................   1,534    756    555
                                                         ------- ------ ------
    Total interest and dividend income..................  86,777 76,890 62,259
                                                         ------- ------ ------
Interest expense:
  Deposits (note 9).....................................  27,572 33,034 30,277
  Borrowed funds........................................  28,871 13,495  8,220
                                                         ------- ------ ------
    Total interest expense..............................  56,443 46,529 38,497
                                                         ------- ------ ------
    Net interest income before provision for loan
     losses.............................................  30,334 30,361 23,762
Provision for loan losses (note 6)......................   1,200  2,350  3,750
                                                         ------- ------ ------
    Net interest income after provision for loan
     losses.............................................  29,134 28,011 20,012
                                                         ------- ------ ------
Non-interest income:
  Loan servicing income.................................   1,909  2,354  2,760
  Gain (loss) on sale of mortgage loans, net (note 7)...   2,046  1,493   (478)
  Gain on sale of investments securities available for
   sale.................................................       9    163     51
  Other income..........................................   3,674  2,343  2,081
                                                         ------- ------ ------
    Total non-interest income...........................   7,638  6,353  4,414
                                                         ------- ------ ------
Non-interest expense:
  Compensation and employee benefits (note 14)..........  14,615 13,290  9,933
  Office occupancy and equipment........................   3,781  2,927  2,005
  Data processing.......................................   1,045    717    719
  Advertising and business promotion....................     796  1,023  1,080
  Federal deposit insurance premiums....................     588    514  1,014
  SAIF special assessment (note 4)......................     --     --   2,880
  Contribution to The FIRSTFED Charitable Foundation
   (note 3).............................................     --     --   6,454
  Other.................................................   4,508  3,788  3,220
                                                         ------- ------ ------
    Total non-interest expense..........................  25,333 22,259 27,305
                                                         ------- ------ ------
    Income (loss) before income tax expense.............  11,439 12,105 (2,879)
Income tax expense (benefit) (note 13)..................   3,818  5,286   (449)
                                                         ------- ------ ------
    Net income (loss)................................... $ 7,621  6,819 (2,430)
                                                         ======= ====== ======
Basic earnings per share................................ $  1.09   0.84     NM
                                                         ======= ====== ======
Diluted earnings per share.............................. $  1.09   0.84     NM
                                                         ======= ====== ======
Weighted average shares outstanding--basic..............   6,980  8,131     NM
                                                         ======= ====== ======
Weighted average shares outstanding--diluted............   6,980  8,138     NM
                                                         ======= ====== ======

          See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Years ended March 31, 1999, 1998 and 1997

                                                                                               Unearned
                                                                                                 1997
                                                                                                Stock-
                                                                     Accumulated                based
                              Shares of        Additional               other     Unallocated incentive               Total
                    Preferred  common   Common  paid-in   Retained  comprehensive    ESOP     plan (SIP) Treasury stockholders'
                      stock     stock   stock   capital   earnings  income (loss)   shares      shares    stock      equity
                    --------- --------- ------ ---------- --------  ------------- ----------- ---------- -------- -------------
                                                  (Dollars in Thousands, Except Per Share Data)
Balance at March
31, 1996..........     --         --    $ --    $   --    $46,033      $  385       $   --     $   --     $ --      $ 46,418
 Stock issued
 pursuant to
 initial common
 stock offering...     --       8,062      81    77,510       --          --            --         --       --        77,591
 Issuance of
 645,380 shares of
 common stock to
 the FIRSTFED
 Charitable
 Foundation
 charged to
 expense..........     --         645       6     6,448       --          --            --         --       --         6,454
 Common stock
 acquired by
 ESOP.............     --         --      --        --        --          --         (6,970)       --       --        (6,970)
 Earned ESOP
 shares charged to
 expense..........     --         --      --        376       --          --            774        --       --         1,150
 Comprehensive
 income (loss):
 Net loss.........     --         --      --        --     (2,430)        --            --         --       --        (2,430)
 Other
 comprehensive
 income:
  Unrealized
  holding gains
  (losses) on
  available for
  sale
  securities......     --         --      --        --        --          (63)          --         --       --
  Reclassification
  adjustments for
  losses (gains)
  included in net
  income..........     --         --      --        --        --          (51)          --         --       --
                                                                       ------
  Unrealized
  (losses) gains..     --         --      --        --        --         (114)          --         --       --
  Tax effect......     --         --      --        --        --           55           --         --       --
                                                                       ------
  Net-of-tax
  effect..........     --         --      --        --        --          (59)          --         --       --           (59)
                                                                                                                    --------
 Total
 comprehensive
 income (loss)....     --         --      --        --        --          --            --         --       --        (2,489)
                       ---      -----   -----   -------   -------      ------       -------    -------    -----     --------
Balance at March
31, 1997..........     --       8,707      87    84,334    43,603         326        (6,196)       --       --       122,154
 Common stock
 acquired for
 SIP..............     --         --      --        --        --          --            --      (4,734)     --        (4,734)
 Earned ESOP
 shares charged to
 expense..........     --         --      --        682       --          --            775        --       --         1,457
 Comprehensive
 income (loss):
 Net income.......     --         --      --        --      6,819         --            --         --       --         6,819
 Other
 comprehensive
 income:
  Unrealized
  holding gains
  (losses) on
  available for
  sale
  securities......     --         --      --        --        --        2,422           --         --       --
  Reclassification
  adjustments for
  losses (gains)
  included in net
  income..........     --         --      --        --        --         (163)          --         --       --
                                                                       ------
  Unrealized
  (losses) gains..     --         --      --        --        --        2,259           --         --       --
  Tax effect......     --         --      --        --        --         (969)          --         --       --
                                                                       ------
  Net-of-tax
  effect..........     --         --      --        --        --        1,290           --         --       --         1,290
                                                                                                                    --------
 Total
 comprehensive
 income...........     --         --      --        --        --          --            --         --       --         8,109
                       ---      -----   -----   -------   -------      ------       -------    -------    -----     --------
Balance at March
31, 1998..........     --       8,707   $  87   $85,016   $50,422      $1,616       $(5,421)   $(4,734)   $ --      $126,986
                       ===      =====   =====   =======   =======      ======       =======    =======    =====     ========

         See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                   Years ended March 31, 1999, 1998 and 1997

                                                                                                Unearned
                                                                                                  1997
                                                                                                 Stock-
                                                                      Accumulated                based
                               Shares of        Additional               other     Unallocated incentive                Total
                     Preferred  common   Common  paid-in   Retained  comprehensive    ESOP     plan (SIP) Treasury  stockholders'
                       stock     stock   stock   capital   earnings  income (loss)   shares      shares    stock       equity
                     --------- --------- ------ ---------- --------  ------------- ----------- ---------- --------  -------------
                                                   (Dollars in Thousands, Except Per Share Data)
Balance at March
31, 1998..........      --       8,707    $87    $85,016   $50,422      $ 1,616      $(5,421)   $(4,734)  $    --     $126,986
 Common stock
 acquired for
 SIP..............      --         --     --         --        --           --           --      (2,502)       --       (2,502)
 Earned SIP stock
 awards...........      --         --     --        (150)      --           --           --       1,367        --        1,217
 Earned ESOP
 shares charged to
 expense..........      --         --     --         541       --           --           774        --         --        1,315
 Cash dividends
 declared and paid
 ($0.15 per share)..    --         --     --         --     (1,151)         --           --         --         --       (1,151)
 Common stock
 repurchased
 (1,615,123 shares
 at an average
 price of $17.43
 per share).......      --         --     --         --        --           --           --         --     (28,152)    (28,152)
 Common stock
 acquired for
 certain employee
 benefit plans
 (34,545 shares at
 an average price
 of $17.58 per
 share)...........      --         --     --         --        --           --           --         --        (607)       (607)
 Comprehensive
 income (loss):
 Net income.......      --         --     --                 7,621          --           --         --         --        7,621
 Other
 comprehensive
 income, net of
 tax
  Unrealized
  holding gains
  (losses) on
  available for
  sale
  securities......      --         --     --         --        --        (2,924)         --         --         --
  Reclassification
  adjustment for
  losses (gains)
  included in net
  income..........      --         --     --         --        --            (9)         --         --         --
                                                                        -------
  Net unrealized
  (losses) gains..      --         --     --         --        --        (2,933)         --         --         --
  Tax effect......      --         --     --         --        --         1,167          --         --         --
                                                                        -------
  Net-of-tax
  effect..........      --         --     --         --        --        (1,766)         --         --         --       (1,766)
                                                                                                                      --------
 Total
 comprehensive
 income...........      --         --     --         --        --           --           --         --         --        5,855
                        ---      -----    ---    -------   -------      -------      -------    -------   --------    --------
Balance at March
31, 1999..........      --       8,707    $87    $85,407   $56,892      $  (150)     $(4,647)   $(5,869)  $ 28,759    $102,961
                        ===      =====    ===    =======   =======      =======      =======    =======   ========    ========

         See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended March 31, 1999, 1998 and 1997

                                                     1999      1998      1997
                                                   --------  --------  --------
                                                     (Dollars in Thousands)
Cash flows from operating activities:
 Net income (loss)................................ $  7,621     6,819    (2,430)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Contribution of shares to the Foundation........      --        --      6,454
  Amortization (accretion) of:
   Premium (discount) on investment and mortgage-
    backed securities held to maturity............        6        (4)       (9)
   Premium on investment and mortgage-backed
    securities available for sale.................    1,148        43         2
  Deferred loan origination fees..................      (50)      322       175
  Mortgage servicing rights.......................    1,704       782       150
  Provisions for:
   Loan losses....................................    1,200     2,350     3,750
  (Gains) losses on sales of:
   Office property and equipment..................      --        (18)      --
   Real estate owned..............................     (104)      (93)      (59)
   Mortgage loans.................................   (2,046)   (1,493)      478
   Investment and mortgage backed-securities
    available-for-sale............................       (9)     (163)      (51)
  Net proceeds from sales of mortgage loans.......  629,772   265,221   215,333
  Origination of mortgage loans held for sale..... (600,204) (327,642) (223,175)
  Unrealized loss on trading securities...........        6       --        --
  Real estate owned valuation write-downs.........       38       240       186
  Depreciation of office properties and
   equipment......................................    2,251     1,692       967
  Appreciation in fair value of ESOP shares.......      541       682       376
  Earned SIP shares...............................    1,217       --        --
  Increase or decrease in:
   Accrued interest receivable....................     (377)   (1,270)   (1,011)
   Prepaid expenses and other assets..............  (31,204)      706    (2,963)
   Accrued interest payable.......................      445     1,896       413
   Other liabilities..............................  (12,949)   17,409     2,455
                                                   --------  --------  --------
    Net cash (used in) provided by operating
     activities...................................     (994)  (33,407)    1,041
                                                   ========  ========  ========

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                                                   1999       1998      1997
                                                ----------  --------  --------
                                                   (Dollars in Thousands)
Cash flows from investing activities:
 Purchase of investment securities available
  for sale..................................... $   (3,845)   (6,159)      --
 Purchase of trading securities................       (100)      --        --
 Purchase of mortgage-backed securities
  available for sale...........................   (346,219) (201,533)  (32,061)
 Payments received on mortgage-backed
  securities available for sale................    127,442    19,322       --
 Proceeds from sale of investment securities
  available for sale...........................        --        511       101
 Proceeds from sale of mortgage-backed
  securities available for sale................      3,906       --        --
 Purchases of investment securities held to
  maturity.....................................        --    (11,990)  (10,991)
 Payments received on mortgage-backed
  securities held to maturity..................      6,874     2,934     1,805
 Purchases of mortgage-backed securities held
  to maturity..................................        --        --     (9,996)
 Purchase of the Federal Home Loan Bank Stock..    (10,737)   (8,414)   (2,901)
 Maturities of investment securities held to
  maturity.....................................     12,500    10,500    14,000
 Maturities of investment securities available
  for sale.....................................      4,000       --        --
 Maturities of mortgage-backed securities
  available for sale...........................     19,473       --        --
 Net (increase) decrease in loans..............     80,280   (56,282) (163,525)
 Proceeds from sale of office equipment........        --         30       --
 Proceeds from sales of real estate owned......        752     1,336       688
 Purchases of office properties and equipment..     (2,629)  (12,367)   (6,853)
                                                ----------  --------  --------
    Net cash used in investing activities......   (108,303) (262,112) (209,733)
                                                ----------  --------  --------
Cash flows from financing activities:
 Net increase (decrease) in deposits........... $  (33,618)  (15,488)  140,226
 Proceeds FHLB advances and other borrowings...  1,584,786   763,127   543,817
 Repayments on FHLB advances and other
  borrowings................................... (1,402,670) (470,324) (507,896)
 Net change in advance payments by borrowers
  for taxes and insurance......................       (564)      644     1,413
 Net proceeds from common stock issued pursuant
  to initial public offering...................        --        --     77,591
 Payments to acquire SIP shares................     (2,502)   (4,734)      --
 Cash dividends paid...........................     (1,151)      --        --
 Common stock repurchased......................    (28,759)      --        --
 Payments to acquire common stock for ESOP.....        --        --     (6,970)
 Reduction in unearned ESOP shares.............        774       775       774
                                                ----------  --------  --------
    Net cash provided by financing activities..    116,296   274,000   248,955
                                                ----------  --------  --------
Net increase (decrease) in cash and cash
 equivalents...................................      6,999   (21,519)   40,263
Cash and cash equivalents at beginning of
 year..........................................     32,021    53,540    13,277
                                                ----------  --------  --------
Cash and cash equivalents at end of year....... $   39,020    32,021    53,540
                                                ==========  ========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
   Interest.................................... $   55,998    44,633    38,084
                                                ==========  ========  ========
   Income taxes................................ $    3,933     3,830     3,227
                                                ==========  ========  ========
Supplemental disclosures of noncash investing
 activities:
 Property acquired in settlement of loans...... $      435     1,413       837
                                                ==========  ========  ========

          See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         March 31, 1999, 1998 and 1997

(1) Organization

  FIRSTFED AMERICA BANCORP, INC. (the "Company") is a holding company for First Federal Savings Bank of America (the "Bank"), FAB FUNDING CORPORATION ("FAB FUNDING"), and the FIRSTFED INSURANCE AGENCY, LLC (the "Agency"). The Company owns all of the issued and outstanding shares of common stock of the Bank and FAB FUNDING. The FIRSTFED INSURANCE AGENCY, LLC is owned jointly by the Company and FAB FUNDING, with the Company's ownership share being a substantial majority.

  The Bank provides a full range of banking services to individual and business customers in Massachusetts, Rhode Island, and to a lesser degree in Connecticut. The Bank is subject to competition from other financial institutions, mortgage banking companies and other financial service providers doing business in the area. The Bank and the Company are subject to regulations of, and periodic examinations by, the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC up to $100,000. To provide protection for customers' retirement account balances in excess of FDIC coverage, the Bank participates in the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston. To participate, the Company must pledge investment securities and mortgage loans as collateral with the Federal Home Loan Bank of Boston.

  As more fully described in note 3, First Federal Savings Bank of America (the "Bank") converted from a mutual savings bank to a capital stock savings bank on January 15, 1997.

  The FIRSTFED INSURANCE AGENCY, LLC, was formed on January 7, 1999. The Agency offers a comprehensive insurance product line including auto, home, life, accident and health insurance to consumers and businesses. The Agency is licensed to sell insurance in both Massachusetts and Rhode Island and is subject to regulations of, and periodic examinations by, both of these states.

  FAB FUNDING is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on October 8, 1996. FAB FUNDING was established to lend funds to a Company sponsored employee stock ownership plan and related trust for the purchase of stock in the initial public offering.

  First Federal Savings Bank of America includes its wholly-owned subsidiaries: FIRSTFED Mortgage Corp. (an inactive company), FIRSTFED INVESTMENT CORP. (a Massachusetts security corporation), and CELMAC INVESTMENT CORP. (a Massachusetts security corporation).

(2) Summary of Significant Accounting Policies (Dollars in Thousands)

 Principles of Consolidation

  In preparing these financial statements, management is required to make estimates that affect the reported amounts of assets and liabilities as of the dates of the balance sheets, and income and expense for the periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

  All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current year's presentation.

 Cash and Due From Banks

  The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $7,734 at March 31, 1999.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

 Investments and Mortgage-Backed Securities

  Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of being resold in the near term are classified as trading and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of related income taxes.

  Premiums and discounts on investment and mortgage-backed securities are amortized or accreted into income using a method that approximates the interest method. If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against gain (loss) on sale of investment securities. Gains and losses on the sale of investment and mortgage-backed securities are recognized at the time of sale on a specific identification basis.

 Loans

  Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees. Mortgage loans held for sale are carried at the lower of aggregate cost or market. Considered in the calculation of cost are unamortized deferred loan origination fees and costs and mortgage servicing rights. Generally, all longer term (typically mortgage loans with terms greater than fifteen years) fixed-rate residential single-family mortgage loans are originated for sale and shorter term fixed rate and adjustable-rate loans are originated for portfolio.

  Loan origination fees are offset with related direct incremental loan origination costs and the resulting net amount is deferred and amortized over the contractual life of the related loans using the interest method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in the determination of gain or loss on sale.

  Accrual of interest on loans is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have become contractually past due 90 days or more. When a loan is placed on non-accrual, all income that has been accrued but remains unpaid is reversed against current period income and all amortization of deferred loan fees is discontinued. Interest received on non-accrual loans is either recorded as income or applied against the principal balance depending on management's evaluation of the collectibility of principal. Loans are removed from non-accrual status when they have been current as to principal and interest for a period of time, the borrower has demonstrated an ability to comply with the repayment terms, and when, in management's opinion, the loans are considered fully collectible.

  Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Nonaccrual loans include impaired loans and are those on which the accrual of interest is discontinued when collectibility of principal or interest is uncertain or payments of principal or interest have been contractually past due 90 days. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, if (i) it is probable that the Bank will collect all amounts due in accordance with the contractual terms of the loan or (ii) the loan is not a commercial or a commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value.

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

 Allowance for Loan Losses

  The allowance for loan losses is available for future credit losses inherent in the portfolio. The level of the allowance is based on management's ongoing review of the existing loan portfolio, current market conditions, as well as the volume and mix of new originations. Loans (or portions thereof) deemed to be uncollectible are charged against the allowance and recoveries of amounts previously charged-off are added to the allowance. The provisions for loan losses charged to earnings are added to the allowance to bring it to the desired level.

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

 Gain or Loss on Sale of Mortgage Loans

  Gain or loss on sale of mortgage loans is recognized at the time of sale. Such gain or loss results from the combination of (1) the difference between the net cash paid by the investor for the loan and the loan's carrying value;
(2) the calculated present value of the difference between the interest rate paid by the borrower on the loan sold and the interest rate guaranteed to the investor, adjusted for mortgage servicing fees and considering estimated loan prepayments; and (3) any origination fees, net of applicable origination costs, retained by the Bank.

  Capitalized mortgage servicing rights are recognized, based on the allocated fair value of the rights to service mortgage loans for others. Mortgage servicing rights are amortized to loan servicing fee income using a method which approximates the level yield method in proportion to, and over the period of, estimated net servicing income. Mortgage servicing rights are assessed for impairment based on the fair value of those rights. Prepayment experience on mortgage servicing rights is reviewed periodically and, when actual repayments exceed estimated prepayments, the balance of the mortgage servicing assets is reduced by a charge to earnings through a valuation allowance. The risk characteristics of the underlying loans used to measure impairment include loan type, interest rate, loan origination date, and term to maturity.

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

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

 Employee Benefits

  The Company continues to follow APB Opinion No. 25, Accounting for Stock Issued to Employees. However, the Company, provides expanded disclosures of pro-forma net income and earnings per share and other disclosure information in Note 14 to the consolidated financial statements as if the fair value method had been applied.

 Interest Rate Risk Management Agreements

  The Company uses off-balance sheet financial instruments from time to time as part of its interest rate risk management strategy. Interest rate swap agreements are entered into as hedges against future interest rate fluctuations on specifically identified assets or liabilities. The Company does not enter into agreements for trading or speculative purposes. Therefore, these agreements are not marked to market.

  The net amounts to be paid or received on outstanding interest rate risk management agreements are recognized on the accrual basis as an adjustment to the related interest income or expense over the life of the agreements.

 Earnings Per Share

  Basic EPS is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year adjusted for the weighted average number of unallocated shares held by the

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

Employee Stock Ownership Plan ("ESOP") and the unearned shares relating to the 1997 Stock-Based Incentive Plan ("SIP"). Diluted EPS reflects the effect to weighted average shares outstanding of the number of additional shares outstanding if dilutive stock options and dilutive SIP shares were converted into common stock using the treasury stock method.

  A reconciliation of the weighted average shares outstanding for the year ended March 31, 1999 and 1998 follows (in thousands):

                                                                     1999  1998
                                                                     ----- -----
      Basic shares.................................................. 6,980 8,131
      Dilutive impact of stock options..............................   --      6
      Dilutive impact of SIP shares.................................   --      1
                                                                     ----- -----
      Diluted shares................................................ 6,980 8,138
                                                                     ===== =====

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

 Recent Accounting Developments

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. On May 20, 1999, the FASB issued an exposure draft to defer the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000.

(3) Conversion to Stock Form of Ownership

  The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on September 6, 1996. On January 15, 1997, (i) the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, (ii) the Bank issued all of its outstanding capital stock to the Company and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share 7,364,762 shares of Common Stock to certain of the Bank's eligible account holders who had subscribed for such shares (collectively, the "Conversion"), by selling 697,010 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 645,380 shares of Common Stock to The FIRSTFED Charitable Foundation (the "Foundation"). The Conversion resulted in net proceeds of $77.6 million, after expenses of $3.0 million. Net proceeds of $43.4 million were invested in the Bank to increase the Bank's tangible capital to 10% of the Bank's total adjusted assets. The Company established the FIRSTFED Charitable Foundation dedicated to the

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES communities served by the Bank. In connection with the Conversion, the common stock contributed by the Company to the Foundation at a value of $6.5 million was charged to expense.

  Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of conversion in an amount equal to the retained earnings of the Bank as of the date of its latest balance sheet date, September 30, 1996, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be entitled to receive a distribution from the liquidation account. The total amount at the liquidation account is decreased if the balances of eligible depositors decrease at the annual determination dates. The liquidation account approximated $21.8 million (unaudited) at March 31, 1999.

  The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

  In addition to the 25,000,000 authorized shares of common stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 1999, there were no shares of preferred stock issued.

(4) Stockholders' Equity (Dollars in Thousands)

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

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based core and tangible capital (as defined). As of March 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

  As of October 7, 1998, the most recent notification from the OTS categorized the Bank as "well capitalized" by regulatory definition. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, core, tangible, and Tier 1 risk-based capital ratios as set forth in the table. As of March 31, 1999, the Bank is categorized as "well capitalized" based on its ratios of risk-based, core, tangible, and Tier 1 risk-based capital. There are no conditions or events since that notification that management believes have changed the Bank's category.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

 The Bank's actual and required capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk.

                                                               To Be Well
                                                               Capitalized
                                               For Capital    Under Prompt
                                                Adequacy       Corrective
                                  Actual        Purposes    Action Provisions
                              --------------  ------------- -------------------
                               Amount  Ratio  Amount  Ratio  Amount     Ratio
                              -------- -----  ------- ----- ---------- --------
As of March 31, 1999:
  Risk-based capital......... $105,684 16.18% $52,250  8.0% $   65,312    10.0%
  Core capital...............   97,544  7.03   55,534  4.0      69,417     5.0
  Tangible capital...........   97,544  7.03   27,767  2.0      69,417     5.0
  Tier 1 risk-based..........   97,544 14.93   26,125  4.0      39,187     6.0
As of March 31, 1998:
  Risk-based capital......... $115,998 18.35% $50,581  8.0% $   63,226    10.0%
  Core capital...............  108,124  8.54   50,659  4.0      63,324     5.0
  Tangible capital...........  108,124  8.54   25,330  2.0      63,324     5.0
  Tier 1 risk-based..........  108,124 17.10   25,290  4.0      37,935     6.0

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

(5) Investment and Mortgage-Backed Securities (Dollars in Thousands)

Available For Sale

A summary of investment securities available for sale follows:

                                                    March 31, 1999
                                       -----------------------------------------
                                           Amortized Unrealized Unrealized Fair
                                             cost      gains      losses   value
                                           --------- ---------- ---------- -----
Investment securities:
  Marketable equity securities........      $5,660     1,429      (1,514)  5,575
                                            ------     -----      ------   -----
    Total investment securities.......      $5,660     1,429      (1,514)  5,575
                                            ======     =====      ======   =====

                                               March 31, 1998
                             --------------------------------------------------
                               Weighted   Amortized Unrealized Unrealized Fair
                             average rate   cost      gains      losses   value
                             ------------ --------- ---------- ---------- -----
Investment securities:
  Marketable equity
   securities...............               $1,815     1,888        (2)    3,701
  Government obligations
   due:
    Within one year.........     5.7%       4,001        10        --     4,011
                                 ---       ------     -----       ---     -----
      Total investment
       securities...........               $5,816     1,898        (2)    7,712
                                           ======     =====       ===     =====

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

A summary of mortgage-backed and collateralized mortgage obligation securities available for sale follows:

                                               March 31, 1999
                            ----------------------------------------------------
                              Weighted   Amortized Unrealized Unrealized  Fair
                            average rate   cost      gains      losses    value
                            ------------ --------- ---------- ---------- -------
Mortgage-backed securities
 due:
  Less than five years....      7.0%     $ 18,765      73         --      18,838
    Within five years to
     ten years............      7.0         2,557      13         --       2,570
    After ten years.......      6.1       243,526     671        (210)   243,987
                                ---      --------     ---        ----    -------
    Total mortgage-backed
     securities...........      6.2%     $264,848     757        (210)   265,395
                                ---      --------     ---        ----    -------
Collateralized mortgage
 obligations due:
  Within five to ten
   years..................      5.7%     $ 23,189      24         --      23,213
  After ten years.........      6.2       120,448      83        (688)   119,843
                                ---      --------     ---        ----    -------
    Total collateralized
     mortgage
     obligations..........      6.1%     $143,637     107        (688)   143,056
                                ---      --------     ---        ----    -------
      Total...............      6.2%     $408,485     864        (898)   408,451
                                ===      ========     ===        ====    =======

                                               March 31, 1998
                            ----------------------------------------------------
                              Weighted   Amortized Unrealized Unrealized  Fair
                            average rate   cost      gains      losses    value
                            ------------ --------- ---------- ---------- -------
Mortgage-backed securities
 due:
  Less than five years....      6.4%     $ 24,085      235        --      24,320
  Within five years to ten
   years..................      7.0        30,551      389        --      30,940
  After ten years.........      5.7       130,220      532       (145)   130,607
                                ---      --------    -----       ----    -------
    Total mortgage-backed
     securities...........      6.0%     $184,856    1,156       (145)   185,867
                                ===      ========    =====       ====    =======
Collateralized mortgage
 obligations due:
  After ten years.........      6.1%     $ 29,369        3        (96)    29,276
                                ---      --------    -----       ----    -------
    Total collateralized
     mortgage
     obligations..........      6.1%     $ 29,369        3        (96)    29,276
                                ---      --------    -----       ----    -------
      Total...............      6.0%     $214,225    1,159       (241)   215,143
                                ===      ========    =====       ====    =======

  During the years ended March 31, 1999, 1998 and 1997, realized gains on investment securities available for sale were $9, $163 and $51, respectively. Proceeds from the sale of investment and mortgage-backed securities available for sale during 1999, 1998 and 1997 amounted to $3,906, $511 and $101, respectively.

  Adjustable-rate mortgage-backed securities and collateralized mortgage obligations available for sale had total amortized costs and fair values of $329,823 and $330,381 respectively, at March 31, 1999 and $183,674 and
$184,203, respectively, at March 31,1998.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

Held To Maturity

A summary of investment securities held to maturity follows:

                                                March 31, 1999
                                -----------------------------------------------
                                Weighted
                                average  Amortized Unrealized Unrealized  Fair
                                  rate     cost      gains      losses   value
                                -------- --------- ---------- ---------- ------
United States Government and
 related obligations due:
  Within one year..............   6.1%    $9,998       32         --     10,030
                                  ---     ------      ---        ---     ------
    Total investment securities
     held to maturity..........   6.1%    $9,998       32         --     10,030
                                  ===     ======      ===        ===     ======

                                               March 31, 1998
                               -----------------------------------------------
                               Weighted
                               average  Amortized Unrealized Unrealized  Fair
                                 rate     cost      gains      losses   value
                               -------- --------- ---------- ---------- ------
United States Government and
 related obligations due:
  Within one year.............   6.1%    $12,500      29         --     12,529
  After one year but within
   five years.................   6.1       9,991      65         --     10,056
                                 ---     -------     ---        ---     ------
  Total investment securities
   held to maturity...........   6.1%    $22,491      94         --     22,585
                                 ===     =======     ===        ===     ======

  A summary of mortgage-backed securities held to maturity follows:

                                                 March 31, 1999
                                 ----------------------------------------------
                                 Weighted
                                 average  Amortized Unrealized Unrealized Fair
                                   rate     cost      gains      losses   value
                                 -------- --------- ---------- ---------- -----
Mortgage-backed securities due:
  Less than five years..........   7.7%    $   14       --         --        14
  Within five to ten years......   8.5        815       53         --       868
  After ten years...............   6.7      4,779       72         --     4,851
                                   ---     ------      ---        ---     -----
    Total mortgage-backed
     securities held to
     maturity...................   7.0%    $5,608      125         --     5,733
                                   ===     ======      ===        ===     =====

                                                 March 31, 1998
                                 -----------------------------------------------
                                 Weighted
                                 average  Amortized Unrealized Unrealized  Fair
                                   rate     cost      gains      losses   value
                                 -------- --------- ---------- ---------- ------
Mortgage-backed securities due:
  Less than five years.........    7.7%    $    29                 (2)        27
  Within five to ten years.....    8.2         638      27         --        665
  After ten years..............    6.8      11,828     168         --     11,996
                                   ---     -------     ---        ---     ------
    Total mortgage-backed
     securities held to
     maturity..................    6.9%    $12,495     195         (2)    12,688
                                   ===     =======     ===        ===     ======

  Adjustable-rate mortgage-backed securities held to maturity had total amortized costs and fair values of $4,553 and $4,605, respectively, at March 31, 1999 and $10,993 and $11,094, respectively, at March 31, 1998.

  Maturities of mortgage-backed securities are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities due to prepayments.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  Mortgage-backed securities with a book value of approximately $807 and $1,119 were pledged as collateral for certain deposits in the "Deposit Collateralization Bailee Program" at the Federal Home Loan Bank of Boston at March 31, 1999 and 1998, respectively.

  As a member of the Federal Home Loan Bank ("FHLB") system, the Company is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at March 31, 1999. Any excess may be redeemed by the Company or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock.

 Trading Securities

  The Company maintains an investment position in a venture-capital limited partnership, which is classified as a trading security.

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

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

The following is a comparative summary of loans receivable classified by type at March 31:

                               1999     1998
                             --------  -------
Mortgage loans:
  Residential 1-4 family.... $583,692  691,675
  Multi-family..............    3,082    3,899
  Commercial real estate....   38,760   45,723
  Construction and land.....   31,671   27,145
                             --------  -------
    Total mortgage loans....  657,205  768,442
                             --------  -------
Commercial loans............   56,196   26,689
                             --------  -------
Consumer loans and other
 loans:
  Home equity lines.........   25,482   26,252
  Second mortgages..........   40,630   38,862
  Other consumer loans......    7,872    7,828
                             --------  -------
    Total consumer loans....   73,984   72,942
                             --------  -------
    Total loans receivable..  787,385  868,073
                             --------  -------
Less:
  Allowance for loan
   losses...................  (12,016) (10,937)
  Undisbursed proceeds of
   construction mortgages in
   process..................   (7,903)  (7,164)
  Deferred loan origination
   fees, net................     (779)  (1,420)
                             --------  -------
                              (20,698) (19,521)
                             --------  -------
    Loans receivable, net... $766,687  848,552
                             ========  =======

  Included in residential mortgage loans and construction and land loans at March 31, 1999 and 1998, respectively were $295,404 and $371,123 of loans at variable interest rates.

  The weighted average interest rate on the mortgage loan portfolio was approximately 7.13% at March 31, 1999 compared with 7.44% at March 31, 1998.

  At March 31, 1999 and 1998, mortgage loans sold to others and serviced by the Corporation on a fee basis under various agreements amounted to $1,564,000 and $1,280,000, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets.

  Loans placed on nonaccrual status totaled approximately $2,550 and $3,048 at March 31, 1999 and 1998, respectively.

  The following table summarizes information regarding the reduction of interest income on nonaccrual loans for the years ended March 31:

                                                                  1999 1998 1997
                                                                  ---- ---- ----
   Income in accordance with original items...................... $231 261  337
   Income recognized.............................................  194 198  207
                                                                  ---- ---  ---
   Foregone interest income during year.......................... $ 37  63  130
                                                                  ==== ===  ===

  At March 31, 1999, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired or nonaccrual.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  At March 31, 1999 and 1998, total impaired loans were $1,565 and $1,469, respectively. At March 31, 1999 and 1998, impaired loans of $1,565 and $1,469 required impairment allowances of $919 and $812, respectively. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $1,498 during 1999 and $1,462 in 1998. The Company follows the same policy for recognition of income on impaired loans as it does for all other loans. Impaired loans of $1,088 and $986 were on nonaccrual at March 31, 1999 and 1998, respectively.

  The following table summarizes information regarding the reduction of interest income on impaired loans for the years ended March 31:

                                                                  1999 1998 1997
                                                                  ---- ---- ----
   Income in accordance with original terms...................... $227 228  232
   Income recognized.............................................  122 120  112
                                                                  ---- ---  ---
   Foregone interest income during the year...................... $105 108  120
                                                                  ==== ===  ===

  An analysis of the allowance for loan losses for the years ended March 31 is as follows:

                                                          1999     1998   1997
                                                         -------  ------  -----
   Balance at beginning of year......................... $10,937   8,788  5,607
     Provision for loan losses..........................   1,200   2,350  3,750
     Charge-offs........................................    (138)   (212)  (637)
     Recoveries.........................................      17      11     68
                                                         -------  ------  -----
   Balance at end of year............................... $12,016  10,937  8,788
                                                         =======  ======  =====

  In the ordinary course of business, the Company makes loans to its directors, executive officers, and their related interests, at the same prevailing terms as those of other borrowers. The following is a summary of related party loan activity for the years ended March 31:

                                                               1999  1998  1997
                                                               ----  ----  ----
   Balance, beginning of year................................. $828   749   778
     Originations.............................................   56   271   169
     Principal Repayments..................................... (199) (192) (198)
                                                               ----  ----  ----
   Balance, end of year....................................... $685   828   749
                                                               ====  ====  ====

  Not included in the amounts stated above are unused portions of lines of credit. These amounted to $188 and $178 at March 31, 1999 and 1998, respectively.

  Loans with a book value of $8,597 were pledged as collateral for the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston at March 31, 1999.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(7) Sale of Mortgage Loans (Dollars in Thousands)

  The following summarizes mortgage loan sales and the components of gain or
(loss) on sale of mortgage loans for the years ended March 31:

                                                1999       1998       1997
                                              ---------  ---------  ---------
   Gain (loss) on sale of mortgage loans:
     Cash proceeds from sales of loans....... $ 630,044  $ 265,297  $ 215,479
     Buy-down fees received, net.............      (272)       (76)      (146)
                                              ---------  ---------  ---------
       Net cash proceeds from sales of
        loans................................   629,772    265,221    215,333
     Principal balance of loans sold.........  (631,107)  (266,767)  (217,689)
     Deferred origination (costs) fees
      recognized at time of sale.............    (1,480)       340        425
     Change in unrealized loss on mortgage
      loans held for sale....................      (150)       318       (327)
     Capitalized mortgage servicing rights...     5,011      2,381      1,780
                                              ---------  ---------  ---------
     Gain (loss) on sale of mortgage loans,
      net.................................... $   2,046  $   1,493  $    (478)
                                              =========  =========  =========

  The following is a summary of capitalized mortgage servicing rights for the years ended March 31:

                                                1999       1998
                                              ---------  ---------
   Beginning balance......................... $   3,230     $1,630
   Capitalized mortgage servicing rights.....     5,011      2,381
   Amortization..............................    (1,704)      (781)
                                              ---------  ---------
   Balance at March 31....................... $   6,537     $3,230
                                              =========  =========

  Capitalized mortgage servicing rights are periodically evaluated for impairment. As of March 31, 1999 and 1998, the balance of the valuation allowance amounted to $487 and $203, respectively.

(8) Office Properties and Equipment (Dollars in Thousands)

  Office properties and equipment consist of the following at March 31:

                                                                 1999     1998
                                                                -------  ------
   Land........................................................ $ 1,939   1,389
   Office building and improvements............................  18,930  16,078
   Furniture, fixtures and equipment...........................  12,038   9,630
   Construction in progress....................................      52   3,233
                                                                -------  ------
                                                                 32,959  30,330
   Less accumulated depreciation...............................  (7,704) (5,453)
                                                                -------  ------
                                                                $25,255  24,877
                                                                =======  ======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The Company leases certain office space under various non-cancelable operating leases. A summary of future minimum rental payments under such leases at March 31, 1999 follows:

                                                                  Minimum Rental
   Year ending March 31,                                             Expense
   ---------------------                                          --------------
   2000..........................................................      $114
   2001..........................................................        60
   2002..........................................................        47
   2003..........................................................        37
   2004..........................................................        28
   After 2004....................................................       352

  Rent expense was $127, $189 and $197 for the years ended March 31, 1999, 1998 and 1997, respectively.

(9) Deposits (Dollars in Thousands)

  Deposits at March 31 are as follows:

                                    Weighted        1999            1998
                                    Average    --------------  --------------
                                     rates      Amount    %     Amount    %
                                   ----------  -------- -----  -------- -----
   Money market................... (2.38;2.71) $ 32,834   4.9% $ 32,738   4.6%
   Business checking.............. ( -- ; -- )   62,238   9.2    62,470   8.8
   Savings........................ (1.75;2.25)   97,277  14.4    89,818  12.7
   NOW............................ (0.98;1.26)   54,532   8.1    48,925   6.9
                                               -------- -----  -------- -----
                                                246,881  36.6   233,951  33.0
                                               -------- -----  -------- -----
   Certificates:
     Six months to one year....... (4.81;5.43)  204,075  30.2   203,202  28.7
     Over one year................ (5.65;6.07)  113,389  16.8   161,379  22.8
     Jumbo........................ (4.63;5.54)    8,434   1.2     9,045   1.3
     IRA & Keogh.................. (5.40;5.83)   84,149  12.5    86,503  12.2
     Business statement........... (4.47;4.80)      500   0.1       618   0.1
     7-91 day..................... (4.24;4.91)   17,442   2.6    13,790   1.9
                                               -------- -----  -------- -----
       Total certificate
        accounts..................              427,989  63.4   474,537  67.0
                                               -------- -----  -------- -----
                                               $674,870 100.0% $708,488 100.0%
                                               ======== =====  ======== =====
   Weighted average stated
    interest rate of deposits..... (3.70;4.32)

  The remaining contractual maturities of certificate accounts at March 31 are summarized as follows:

                                                       1999           1998
                                                  --------------  -------------
                                                   Amount    %    Amount    %
                                                  -------- -----  ------- -----
   Within twelve months.......................... $339,640  79.4% 375,393  79.1%
   Thirteen months to thirty-six months..........   79,024  18.5   86,324  18.2
   Beyond thirty-six months......................    9,325   2.1   12,820   2.7
                                                  -------- -----  ------- -----
                                                  $427,989 100.0% 474,537 100.0%
                                                  ======== =====  ======= =====

  Certificates of deposit in denominations of $100 or more totaled approximately $55,580 and $57,137 at March 31, 1999 and 1998, respectively.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  In the ordinary course of business, the Company accepts deposits from brokerage companies on behalf of their clients. These monies are invested in certificates of deposit. Brokered deposits amounted to $1,983 and $1,285 at March 31, 1999 and 1998, respectively.

  Interest expense on deposits consisted of the following for the years ended March 31:

                                                            1999    1998   1997
                                                           ------- ------ ------
   Money market........................................... $   849    883    828
   Regular and club.......................................   1,875  2,094  2,061
   NOW....................................................     498    801    763
   Certificates...........................................  24,350 29,256 26,625
                                                           ------- ------ ------
                                                           $27,572 33,034 30,277
                                                           ======= ====== ======

(10) Federal Home Loan Bank Advances and Other Borrowings (Dollars in thousands)

  At March 31, 1999 and 1998, advances from the Federal Home Loan Bank of Boston ("FHLB") with a weighted average interest rate of 5.30% and 5.87%, respectively, mature as follows:

   Year ending March 31,                                          1999    1998
   ---------------------                                        -------- -------
   1999........................................................ $    --  181,483
   2000........................................................  181,838  43,314
   2001........................................................  157,768  35,768
   2002........................................................   44,909  19,909
   2003........................................................   66,795  56,795
   After 2003..................................................   79,345  19,346
                                                                -------- -------
                                                                $530,655 356,615
                                                                ======== =======

  At March 31, 1999, the preceding totals include the following putable advances which are exercisable at the discretion of the FHLB:

                                  Contractual
   Advance                         Maturity     Put   Exercise          Interest
    Date                             Date      Date     Type    Balance   Rate
   -------                        ----------- ------- --------- ------- --------
   1/8/98........................    1/8/08    4/9/99 Quarterly $ 8,800   4.99%
   11/7/97.......................   11/7/02   11/8/99  One Time  30,000   5.71
   12/7/98.......................   12/8/08   12/7/99  One Time  30,000   4.33
   9/17/98.......................   9/17/03   9/17/01  One Time  25,000   4.99
   1/19/99.......................   1/20/09   1/21/03  One Time  15,000   4.98
                                                                -------
                                                                108,800   5.01
                                                                =======

  Of the $157,768 maturing between April 1, 2000 and March 31, 2001, $22,000 have an adjustable rate that reprices monthly based on the one month London Inter-Bank Offer Rate ("LIBOR").

  In accordance with the Federal Home Loan Bank of Boston's collateral requirements, a portion of the Bank's first mortgage loans on residential property and all otherwise unencumbered deposits and securities issued, insured or guaranteed by the United States government or an agency thereof, are pledged as collateral to secure such advances.

  The Bank has a $25 million secured line of credit available and additional borrowing capacity of $175.5 million with the FHLB at March 31, 1999.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The Bank also had $55.3 million of other borrowings primarily consisting of reverse repurchase agreements with securities dealers that were collateralized by U. S. Treasury and mortgage-backed securities. The following table shows information pertaining to these agreements for the years ended March 31:

                                                                 1999    1998
                                                                ------- -------
     Reverse repurchase agreements............................. $55,092 $47,000
     Book value of pledged collateral..........................  59,074  47,263
     Fair value of pledged collateral..........................  59,226  47,647
     Maximum amount outstanding at any month end...............  73,065  47,000
     Average amount outstanding during the year................  49,861  10,154

  The weighted average rate of the agreements at March 31, 1999 was 4.81% and the average cost for fiscal year 1999 was 5.28%. Of the $55,092 remaining at March 31, 1999, $10,027 is scheduled to mature in April 1999, $28,065 is scheduled to mature in February 2000, and $17,000 is scheduled to mature in October 2000. The collateral for the agreements is under the control of the Bank.

(11) Litigation

  Various legal proceedings are pending against the Company which have arisen out to the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, the annual results of operations, or liquidity of the Company.

(12) Financial Instruments with Off-balance Sheet Risk (in thousands)

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

                                                                1999    1998
                                                               ------- -------
   Financial instruments whose contractual amount represents
    credit risk:
     Commitments to originate loans to be sold................ $39,260  60,941
     Commitments to originate loans to be held in portfolio...  10,132  19,527
     Unadvanced home equity lines of credit...................  36,460  32,480
     Unadvanced commercial lines of credit....................  16,082   9,815
     Unadvanced residential construction loans................   7,903   7,164
   Financial instruments whose contractual amount exceeds the amount of credit risk:
     Commitments to sell residential mortgage loans...........  70,969 119,454
   Financial instruments whose notional amount exceeds the
    amount of credit risk:
     Interest rate swap agreements............................  50,000  50,000

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  At March 31, 1999 and 1998, commitments to originate loans to be sold with maturities ranging from 15 years to 30 years had interest rates ranging from 5.88% to 7.88% and 5.99% to 8.25%, respectively. Commitments to originate loans, unadvanced commercial lines of credit, unadvanced home equity lines of credit and unadvanced residential construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract.

  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

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

(13) Income Taxes (Dollars in thousands)

Income tax expense for the years ended March 31 is summarized as follows:

                                                            1999  1998    1997
                                                           ------ -----  ------
Current income tax expense:
  Federal income tax...................................... $3,107 3,359   1,414
  State income tax........................................     96 1,663     633
                                                           ------ -----  ------
                                                            3,203 5,022   2,047
                                                           ------ -----  ------
Deferred income tax (benefit) expense:
  Federal income tax......................................    531   317  (2,407)
  State income tax........................................     84   (53)    (89)
                                                           ------ -----  ------
                                                              615   264  (2,496)
                                                           ------ -----  ------
Income tax expense (benefit).............................. $3,818 5,286    (449)
                                                           ====== =====  ======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The reasons for the differences between the effective tax rates and the statutory federal income tax rate for the years ended March 31 were as follows:

                                                              1999  1998  1997
                                                              ----  ----  -----
   Statutory federal income tax rate......................... 34.0% 34.0%  34.0%
   Items affecting federal income tax rate:
     State tax, net of federal benefit.......................  1.1   8.8  (12.4)
     Appreciation of stock contributed to ESOP...............  1.6   1.9   (4.4)
     Earnings on Bank-Owned Life Insurance................... (1.7)  --     --
     Other, net.............................................. (1.6) (1.0)  (1.6)
                                                              ----  ----  -----
       Effective income tax rate............................. 33.4% 43.7%  15.6%
                                                              ====  ====  =====

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

                                                                     1999  1998
                                                                    ------ -----
   Deferred tax assets:
     Accrued interest income....................................... $   44    50
     Deferred loan fees, net.......................................     73   171
     Accrued stock awards..........................................  1,107   764
     Allowance for loan losses.....................................  4,589 3,695
     Contribution to the Foundation carryforward...................  1,335 1,701
     Other.........................................................     19    12
                                                                    ------ -----
       Gross deferred tax asset....................................  7,167 6,393
                                                                    ====== =====
                                                                     1999  1998
                                                                    ------ -----
   Deferred tax liabilities:
     Depreciation.................................................. $  578   563
     Mortgage servicing rights.....................................  2,676 1,328
     Other.........................................................     51    25
     Unrealized gain on investments available for sale.............     98 1,199
                                                                    ------ -----
       Gross deferred tax liability................................  3,403 3,115
                                                                    ------ -----
       Deferred income tax assets, net............................. $3,764 3,278
                                                                    ====== =====

  The net deferred federal income tax asset of $3,234 at March 31, 1999 is supported by the potential recovery of taxes previously paid by the Company in the carryback period. Since there is no carryback provision for state purposes, management believes the existing net deductible temporary differences which give rise to the net deferred state income tax asset of $530 will reverse during periods in which the Company generates net taxable income.

  As a result of the Tax Reform Act of 1996, the special tax bad debt provisions were amended to eliminate the reserve method. However, the base year reserve of approximately $7,398 remains subject to recapture in the event that the Company pays dividends in excess of its earnings and profits or redeems its stock.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(14) Pension Plan and Other Benefits (Dollars in Thousands, Except Per Share
Data)

 Employee Stock Ownership Plan

  Effective January 15, 1997 the Company adopted an Employee Stock Ownership Plan ("ESOP"). The Plan is designed to provide retirement benefits for eligible employees of the Bank. Because the Plan invests primarily in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the Plan after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.

  During January, 1997, the Company issued a total of 697,010 shares to the ESOP at a total purchase price of $6,970. The purchase was made from the proceeds of a $6,970 loan from FAB FUNDING CORPORATION, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. The loan will be repaid over a period of approximately nine years, principally with funds from the Company's future contributions to ESOP, subject to IRS limitations. The Company recognized a charge to compensation and employee benefits expense of $1,810 for fiscal year end March 1999.

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

  At March 31, 1999, shares held in suspense to be released annually as the loan is paid down amounted to 464,675. The fair value of unallocated ESOP shares was $5,576 at March 31, 1999. Dividends on allocated ESOP shares are charged to retained earnings, dividends on unallocated ESOP shares are charged to compensation and employee benefits expense and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

 1997 Stock-Based Incentive Plan

  On August 5, 1997, the Company's stockholders approved the 1997 Stock-Based Incentive Plan ("SIP"). The objective of the SIP is to enable the Company to provide officers, key employees and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. The SIP acquired 348,286 shares in the open market at an average price of $20.78 per share. This acquisition represents deferred compensation which is initially recorded as a reduction in stockholders' equity and charged to compensation expense over the vesting period of the award.

  Awards are granted in the form of common stock held by the SIP. A total of 330,007 shares were awarded on August 15, 1997 and an additional 15,190 shares were awarded on June 29, 1998. During fiscal year 1999, 966 shares were forfeited and 65,808 were distributed. Awards outstanding vest in five annual installments commencing one year from the date of the award. Recipients are entitled to all voting and other stockholder rights. As of March 31, 1999, 4,055 shares remain unallocated under the SIP.

  Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $2,065 and $1,859 in compensation and benefits expense for these awards during fiscal years 1999 and 1998, respectively.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The SIP also authorizes the granting of options to purchase up to 870,715 shares of the common stock of the Company to officers, key employees and directors. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five year period from the date of grant. A total of 13,365 options remain unawarded.

A summary of option activity follows:

                                                                     Weighted
                                                        Number of    Average
                                                         Shares   Exercise Price
                                                        --------- --------------
Balance at March 31, 1997..............................      --       $  --
Granted................................................  783,654       18.50
Forfeited..............................................      --          --
                                                         -------      ------
Balance at March 31, 1998..............................  783,654      $18.50
Granted................................................   75,630       19.25
Forfeited..............................................   (1,934)      18.50
                                                         -------      ------
Balance at March 31, 1999..............................  857,350      $18.57
                                                         =======      ======

A summary of options outstanding and exercisable by price range as of March 31 follows:

             Options Outstanding                            Options Exercisable
--------------------------------------------------       --------------------------------
                       Weighted           Weighted                            Weighted
 Outstanding           Average            Average         Exercisable         Average
    As of             Remaining           Exercise           As of            Exercise
March 31, 1999     Contractual Life        Price         March 31, 1999        Price
--------------     ----------------       --------       --------------       --------
781,720               8.4 years            $18.50           156,344            $18.50
 55,630               9.3 years             19.25             --                --
 20,000               9.6 years             19.25             --                --
-------               ---------            ------           -------            ------
857,350               8.5 years            $18.57           156,344            $18.50
=======               =========            ======           =======            ======

  The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                                   1999   1998
                                                                  ------ ------
   Net income as reported........................................ $7,621 $6,819
   Pro forma net income..........................................  7,375  5,982
   Basic earning per share as reported...........................   1.09   0.84
   Diluted earnings per share as reported........................   1.09   0.84
   Pro forma basic earnings per share............................   1.06   0.74
   Pro forma diluted earnings per share..........................   1.06   0.74

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The per share weighted average fair value of stock options granted during 1999 and 1998 was $2.80 and $8.09, respectively. This was determined by using the binomial option pricing model at March 31, 1999 and the Black-Scholes option pricing model at March 31, 1998. Both were adjusted for the non-exercisable vesting window. The following assumptions were inputs to the model:

                                                                   1999   1998
                                                                   -----  -----
   Expected dividend yield........................................  1.25%  0.00%
   Risk-free interest rate........................................  5.46%  5.64%
   Expected volatility............................................ 30.72% 20.56%
   Expected life in years.........................................   8.5    7.4

 Pension Plan

  All eligible officers and employees of the Company, who have reached the age of twenty-one and completed one year of service, are included in a noncontributory, defined benefit pension plan (the "Pension Plan") provided by the Company. The Pension Plan is administered by Pentegra (the "Fund"). The Fund does not segregate the assets or liabilities of all participating employers and, accordingly, disclosure of accumulated vested and nonvested benefits is not possible. Contributions are based on each individual employer's experience. According to the Fund's administrators, as of June 30, 1998, the date of the latest actuarial valuation, the market value of the Fund's net assets exceeded the actuarial present value of vested and nonvested benefits in the aggregate.

  The Company's contribution to the pension plan was $7, $79 and $154 for the years ended March 31, 1999, 1998 and 1997.

 Postretirement Benefits

  On April 1, 1995, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. Under SFAS No. 106, the Company changed its method of accounting for postretirement benefits other than pensions from the pay-as-you-go method to the method of accruing these costs over employees' service periods. The effect of adopting SFAS No. 106 can be charged to expense immediately or spread over no more than the lesser of twenty years or the average life expectancy of the participants. The Company currently provides postretirement benefits for a limited number of retirees. The Company is amortizing the cumulative effect of this change of $72 over the average life expectancy of the participants, which is 11 years.

 Supplemental Retirement Plan

  In 1986, the Internal Revenue Service issued regulations that limit the benefits of certain individuals under qualified retirement plans. During 1993, the Company adopted a supplemental retirement plan which provides for certain Company executives to receive benefits upon retirement subject to certain limitations as set forth in the plan. The Company's expense under this Plan was $204, $212 and $144 for the years ended March 31, 1999, 1998, and 1997, respectively. At March 31, 1999, the Company holds restricted assets in an irrevocable grantor's trust with a cost basis of $1,646 and a market value of $1,929, of which $607 are common stock of the Company and are classified as treasury stock, and the remaining $1,322 are included in other assets and offset by an accrued liability of $1,818. These treasury shares are considered retired in the computation of earnings per share.

 Employee Tax Deferred Thrift Plan

  The Company has an employee tax deferred thrift plan (the "401K Plan") under which employee contributions to the 401K Plan are matched within certain limitations by the Company. Full-time employees are

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES eligible to participate in the 401K Plan. The amounts matched by the Company are included in compensation and benefits expense. The amounts matched for the years ended March 31, 1999, 1998 and 1997 were $126, $157 and $110, respectively.

 Executive Officer Employment Agreements

  The Bank and the Company have entered into Employment Agreements with its President and Chief Executive Officer, Executive Vice President and its three Senior Vice Presidents. The agreements generally provide for the continued payment of specified compensation and benefits for five years for the President and Chief Executive and Executive Vice President, and for two years for the Senior Vice Presidents. They also provide payments for the remaining term of the agreement after the officers are terminated, unless the termination is for "cause" as defined in the Employment Agreement. In the event of a change in control, as defined in the agreements, payments will also be provided to the officer upon voluntary or involuntary termination. In addition, the Bank entered into change in control agreements with certain other executives which provide for the payment, under certain circumstances, to the executive upon the executives termination after a change in control, as defined in their change in control agreements.

 Employee Severance Compensation Plan

  The Bank established the First Federal Savings Bank of America Employee Severance Compensation Plan on January 15, 1997. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Bank or Company. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Bank and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change in control, as defined in the Plan.

 Bank-Owned Life Insurance ("BOLI")

  During fiscal year 1999, the Bank obtained life insurance policies on certain officers, managers, and supervisors, in which the Bank is the beneficiary. These policies are stated at their cash surrender value as a component of prepaid expenses and other assets on the balance sheet. Increases in the cash surrender value are recorded as other non-interest income.

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

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no actual market exists for some of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, cash flows, current economic conditions, risk

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES characteristics and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions and changes in the loan, debt and interest rate markets could significantly affect the estimates. Further, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered.

  The following methods and assumptions were used by the Company in estimating fair values of its financial instruments:

 Cash on Hand and Due from Banks

  The fair values for cash on hand and due from banks approximate the carrying amount as reported in the balance sheet.

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

 Stock in FHLB of Boston

  The fair value for FHLB stock approximates the carrying amount as reported in the balance sheet. If redeemed, the Company expects to receive an amount equal to the par value of the stock.

 Deposits and Advance Payments by Borrowers for Taxes and Insurance

  The fair values of demand deposits (e.g., NOW, business checking, savings accounts, certain types of money market accounts and advance payments by borrowers for taxes and insurance) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES certificates of deposit are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

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

 Interest Rate Swap Agreements

  The fair value of the off-balance sheet interest rate swap agreements is the net of the present values of the pay fixed / receive floating payments, discounted at current swap rates for the appropriate remaining term of the existing swaps.

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

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

The carrying amounts and fair values of the Company's financial instruments at March 31 are as follows:

                                                  1999              1998
                                            ----------------  ----------------
                                            Carrying  Fair    Carrying  Fair
                                             amount   value    amount   value
                                            -------- -------  -------- -------
Financial assets:
  Cash on hand and due from banks.......... $ 24,598  24,598  $ 32,021  32,021
  Short-term investments...................   14,422  14,422       --      --
  Mortgage loans held for sale.............   52,334  52,334    84,867  84,867
  Investment in trading securities.........       94      94       --      --
  Investment securities available for
   sale....................................    5,575   5,575     7,712   7,712
  Mortgage-backed securities available for
   sale....................................  408,451 408,451   215,143 215,143
  Investment securities held to maturity...    9,998  10,030    22,491  22,585
  Mortgage-backed securities held to
   maturity................................    5,608   5,733    12,495  12,688
  Stock in FHLB of Boston..................   28,682  28,682    17,945  17,945
  Loans receivable, net....................  766,687 770,281   848,552 850,214
  Accrued interest receivable..............    6,369   6,369     5,992   5,992
Financial liabilities:
  Deposits................................. $674,870 676,276  $708,488 709,874
  FHLB advances and other borrowings.......  585,981 584,544   403,865 403,904
  Advance payments by borrowers for taxes
   and insurance...........................    5,660   5,660     6,224   6,224
  Accrued interest payable.................    3,058   3,058     2,613   2,613
Off-balance sheet:
  Interest rate swap agreements............      --   (1,064)      --     (577)

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(16) Parent Company Only Financial Statements (Dollars in Thousands)

  The following are the condensed financial statements for FIRSTFED AMERICA BANCORP, INC. (the "Parent Company") only at March 31:

Balance Sheet

                                                               1999     1998
                                                             --------  -------
                          Assets
Cash and interest bearing deposit in subsidiary bank.......  $  4,729    7,754
                                                             --------  -------
    Total cash and cash equivalents........................     4,729    7,754
                                                             --------  -------
Investment in trading securities...........................        94      --
Investment securities available for sale (amortized cost of
 $5,811)...................................................     4,405    6,390
Mortgage-backed securities available for sale (amortized
 cost of $0 and $4,481)....................................       --     4,480
Investment in subsidiaries, at equity......................    97,525  112,657
Accrued interest receivable................................        66      107
Office properties and equipment, net.......................        52      --
Prepaid expenses and other assets..........................     2,138    1,616
                                                             --------  -------
    Total assets...........................................  $109,009  133,004
                                                             ========  =======
           Liabilities and Stockholders' Equity
Accrued expenses and other liabilities.....................  $  6,048    6,018
                                                             --------  -------
    Total liabilities......................................     6,048    6,018
                                                             --------  -------
Preferred stock, $.01 par value, 1,000,000 shares
 authorized; none issued...................................       --       --
Common stock, $0.01 par value; 25,000,000 shares
 authorized; 8,707,152 issued and outstanding..............        87       87
Additional paid-in capital.................................    85,407   85,016
Retained earnings..........................................    56,892   50,422
Accumulated other comprehensive (loss) income..............      (150)   1,616
Unearned 1997 stock-based incentive plan...................    (5,869)  (4,734)
Unallocated ESOP shares....................................    (4,647)  (5,421)
Treasury stock.............................................   (28,759)     --
                                                             --------  -------
    Total stockholders' equity.............................   102,961  126,986
                                                             --------  -------
    Total liabilities and stockholders' equity.............  $109,009  133,004
                                                             ========  =======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

Statement of Operations

                                                            1999  1998   1997
                                                           ------ ----- ------
Interest income........................................... $  876 1,073    233
                                                           ------ ----- ------
    Total interest income.................................    876 1,073    233
Gain on sale of securities................................      8   163    --
Other non-interest income.................................     73   --     --
                                                           ------ ----- ------
    Total non-interest income.............................     81   163    --
Contribution to The FIRSTFED Charitable Foundation........    --    --   6,454
Non-interest expense......................................    636   584     70
                                                           ------ ----- ------
    Total non-interest expense............................    636   584  6,524
                                                           ------ ----- ------
    Income (loss) before income taxes.....................    321   652 (6,291)
Income tax expense (benefit)..............................    141   351 (2,125)
                                                           ------ ----- ------
    Income (loss) before equity in net income of
     subsidiaries.........................................    180   301 (4,166)
Equity in net income of subsidiaries......................  7,441 6,518  1,736
                                                           ------ ----- ------
Net income (loss)......................................... $7,621 6,819 (2,430)
                                                           ====== ===== ======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

Statement of Cash Flows

                                                      1999     1998     1997
                                                     -------  -------  -------
Net cash flows from operating activities:
    Net income (loss)............................... $ 7,621    6,819   (2,430)
    Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Amortization of premiums on investments and
      mortgage-backed securities available for
      sale..........................................      18        3      --
     (Gain) on sales of investment securities
      available for sale............................     --      (163)     --
     (Gain) on sales of mortgage-backed securities
      available for sale............................      (8)     --       --
     Contribution of shares to Foundation...........     --       --     6,454
     Equity in undistributed earnings of
      subsidiaries..................................  (7,441)  (6,518)  (1,736)
     Appreciation in fair value of ESOP shares......     541      682      376
     Unrealized loss on trading securities..........       6      --       --
     Decrease (increase) in accrued interest
      receivable....................................      41      (25)     (82)
     Decrease (increase) decrease in prepaid
      expenses and other assets.....................     255      265   (2,145)
     Increase in accrued expenses and other
      liabilities...................................      30    5,598      420
                                                     -------  -------  -------
      Net cash provided by operating activities.....   1,063    6,661      857
                                                     -------  -------  -------
Cash flow from investing activities:
  Purchase of trading securities.................... $  (100)     --       --
  Purchase of investment securities available for
   sale.............................................  (3,845)  (6,161)     --
  Purchase of mortgage backed securities available
   for sale.........................................     --    (5,013)     --
  Principal paydowns on mortgage-backed securities
   available for sale...............................     583      530      --
  Maturities of investment securities available for
   sale.............................................   2,500      --       --
  Proceeds from sales of investment securities
   available for sale...............................   1,500      511      --
  Proceeds from sales of mortgage-backed securities
   available for sale...............................   3,888      --       --
  Purchases of office properties and equipment......     (52)     --       --
  Change in investment in subsidiaries..............  21,860   (2,282) (54,785)
                                                     -------  -------  -------
    Net cash provided (used) by investing
     activities.....................................  26,334  (12,415) (54,785)
                                                     -------  -------  -------
Cash flow from financing activities:
  Cash dividends paid...............................  (1,152)     --       --
  Net proceeds from common stock issued pursuant to
   initial public offering..........................     --       --    77,591
  Payments to acquire ESOP stock....................     --       --    (6,970)
  Payments to acquire treasury shares............... (28,759)     --       --
  Payments to acquire stock-based incentive plan
   shares...........................................  (2,502)  (4,734)     --
  Reduction in unearned 1997 stock-based incentive
   plan shares......................................   1,217      --       --
  Reduction in allocated ESOP shares................     774      775      774
                                                     -------  -------  -------
    Net cash provided (used) by financing
     activities..................................... (30,422)  (3,959)  71,395
                                                     -------  -------  -------
    Net increase (decrease) in cash and cash
     equivalents....................................  (3,025)  (9,713)  17,467
Cash and cash equivalents at beginning of year......   7,754   17,467      --
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $ 4,729    7,754   17,467
                                                     =======  =======  =======
Supplemental cash flow information:
  Cash paid during the year for:
   Income taxes..................................... $   --       187        1
                                                     =======  =======  =======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(17) Quarterly Results of Operations (unaudited)

  Summaries of consolidated operating results on a quarterly basis for the year ended March 31 follows:

                                 1999 Quarters                1998 Quarters
                          ---------------------------- ---------------------------
                          Fourth  Third  Second First  Fourth Third  Second First
                          ------- ------ ------ ------ ------ ------ ------ ------
                             (Dollars In Thousands,      (Dollars In Thousands,
                           Except Per Share Amounts)    Except Per Share Amounts)
Interest and dividend
 income.................  $22,119 21,765 21,671 21,222 20,812 19,411 18,663 18,004
Interest expense........   14,395 14,235 14,403 13,410 12,948 11,826 11,154 10,601
                          ------- ------ ------ ------ ------ ------ ------ ------
Net interest income.....    7,724  7,530  7,268  7,812  7,864  7,585  7,509  7,403
Provision for loan loss-
 es.....................      300    300    300    300    300    300    750  1,000
Non-interest income.....    2,419  2,162  1,317  1,740  1,546  1,928  1,578  1,301
Non-interest expense....    6,766  6,180  5,849  6,538  6,472  5,859  5,178  4,750
                          ------- ------ ------ ------ ------ ------ ------ ------
Income before income
 taxes..................    3,077  3,212  2,436  2,714  2,638  3,354  3,159  2,954
Income tax expense......    1,001  1,024    773  1,020  1,180  1,421  1,377  1,308
                          ------- ------ ------ ------ ------ ------ ------ ------
Net income..............  $ 2,076  2,188  1,663  1,694  1,458  1,933  1,782  1,646
                          ======= ====== ====== ====== ====== ====== ====== ======
Basic earnings per
 share..................  $  0.32   0.32   0.23   0.22   0.18   0.24   0.22   0.20
                          ======= ====== ====== ====== ====== ====== ====== ======
Diluted earnings per
 share..................  $  0.32   0.32   0.23   0.22   0.18   0.24   0.22   0.20
                          ======= ====== ====== ====== ====== ====== ====== ======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                            STOCKHOLDER INFORMATION


Annual Meeting

     The Annual Meeting of stockholders will be held on Thursday, July 29, 1999 at 2:00 p.m. Eastern Time. The meeting will take place at The Westin Hotel, One West Exchange Street, Providence, RI.

Stock Listing

     FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange with the symbol "FAB".

Common Stock Information

     As of March 31, 1999, the Company had 7,092,029 shares outstanding and approximately 1,500 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks.

Stock Price


                                                  FY '99
                          ------------------------------------------------------
     By Quarter               1              2              3              4
     ----------           ---------      ---------      ---------      ---------
     High.............     $23.250        $19.750        $15.000        $14.875
     Low..............     $18.875        $14.188        $10.750        $12.000

10-K Report

     A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to FIRSTFED AMERICA BANCORP, INC., Investor Relations, ONE FIRSTFED PARK, Swansea, MA 02777.

Transfer Agent
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Stockholder Inquiries: 908-272-8511

Regulatory Counsel
Muldoon, Murphy & Faucette
5101 Wisconsin Avenue N.W.
Washington, DC 20016

Independent Auditor
KPMG LLP
99 High Street
Boston, MA 02110

Investor Relations
Philip G. Campbell
Vice President, Director of Marketing,
Corporate Planning and Investor Relations
FIRSTFED AMERICA BANCORP, INC.
ONE FIRSTFED PARK
Swansea, MA 02777
Tel: 508-235-1361