Form 10-K405, Exhibit 13
period 2000-03-31
FIRSTFED AMERICA BANCORP INC
filed 2000-06-29
CIK 1023640

                                                                    Exhibit 13.0

                                Portions of the
                       2000 Annual Report to Stockholders

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

                                                At March 31,
                             ---------------------------------------------------
                                2000       1999       1998      1997      1996
                             ---------- ---------- ---------- --------  --------
                                               (in thousands)
Selected Financial
 Condition Data:
Total assets...............  $1,579,995 $1,393,237 $1,281,832 $979,736  $723,572
Short-term investments.....         250     14,422        --    39,410       --
Investment in trading
 securities................         587         94        --       --        --
Investment securities
 available for sale(1).....       5,643      5,575      7,712      888       725
Mortgage-backed securities
 available for sale........     543,627    408,451    215,143   31,732       --
Investment securities held
 to maturity(1)............         --       9,998     22,491   20,991    23,987
Mortgage-backed securities
 held to maturity..........       2,819      5,608     12,495   15,435     7,248
Mortgage loans held for
 sale......................       3,417     52,334     84,867   23,331    17,747
Loans receivable, net(2)...     888,760    766,687    848,552  796,355   637,592
Deposits...................     664,682    674,870    708,488  723,976   583,750
FHLB advances and other
 borrowings................     779,662    585,981    403,865  111,062    75,141
Stockholders' equity.......     101,705    102,961    126,986  122,154    46,418
                                        For the Year Ended March 31,
                             ---------------------------------------------------
                                2000       1999       1998      1997      1996
                             ---------- ---------- ---------- --------  --------
                                               (in thousands)
Selected Operating Data:
Interest and dividend
 income....................  $   93,821 $   86,777 $   76,890 $ 62,259  $ 46,044
Interest expense...........      61,771     56,443     46,529   38,497    26,382
                             ---------- ---------- ---------- --------  --------
 Net interest income before
  provision for loan
  losses...................      32,050     30,334     30,361   23,762    19,662
Provision for loan losses..       1,200      1,200      2,350    3,750     2,626
                             ---------- ---------- ---------- --------  --------
 Net interest income after
  provision for loan
  losses...................      30,850     29,134     28,011   20,012    17,036
Total non-interest income..       6,534      7,638      6,353    4,414     4,592
Total non-interest
 expense(3)................      25,509     25,333     22,259   27,305    13,672
                             ---------- ---------- ---------- --------  --------
Income (loss) before income
 tax expense...............      11,875     11,439     12,105   (2,879)    7,956
Income tax expense
 (credit)..................       3,689      3,818      5,286     (449)    3,353
                             ---------- ---------- ---------- --------  --------
 Net income (loss).........  $    8,186 $    7,621 $    6,819 $ (2,430) $  4,603
                             ========== ========== ========== ========  ========

--------
(1) Investment securities at March 31, 2000, 1999, 1998, 1997, and 1996 do not include $30.9 million, $28.7 million, $17.9 million, $9.5 million, and $6.6 million of Federal Home Loan Bank of Boston stock.
(2) The allowance for loan losses at March 31, 2000, 1999, 1998, 1997 and 1996 was $12.3 million, $12.0 million, $10.9 million, $8.8 million, and $5.6 million, respectively.
(3) For the year ended March 31, 1997, non-interest expense includes $6.5 million for the establishment of The Foundation, and a $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC.
(4) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(5) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

                  SELECTED FINANCIAL RATIOS AND OTHER DATA(4)

                                 At or For the Year Ended March 31,
                           ---------------------------------------------------
                             2000       1999       1998       1997       1996
                           ---------  ---------  ---------  ---------   ------
Performance Ratios:
Return (loss) on average
 assets..................       0.56%      0.57%      0.63%     (0.28)%   0.76%
Return (loss) on average
 stockholders' equity....       7.79%      6.82%      5.40%     (3.71)%  10.40%
Average stockholders'
 equity to average
 assets..................       7.20%      8.39%     11.60%      7.58 %   7.26%
Stockholders' equity to
 total assets at end of
 period..................       6.44%      7.39%      9.91%     12.47 %   6.41%
Average interest rate
 spread(5)...............       2.06%      1.29%      2.22%      2.27 %   2.79%
Net interest margin(6)...       2.36%      2.41%      2.93%      2.87 %   3.37%
Average interest-earning
 assets to average
 interest-bearing
 liabilities.............     106.63%    111.04%    115.87%    112.67 % 112.90%
Total non-interest
 expense to average
 assets..................       1.75%      1.90%      2.04%      3.16 %   2.24%
Efficiency ratio(3)(7)...      66.11%     66.71%     60.63%     96.91 %  56.37%
Regulatory Capital Ratios
 (Bank Only):
Triangle capital.........       6.35%      7.03%      8.54%     10.34 %   6.36%
Core capital.............       6.35%      7.03%      8.54%     10.34 %   6.36%
Risk-based capital.......      15.06%     16.18%     18.35%     20.24 %  12.48%
Asset Quality Ratios:
Non-performing loans as a
 percent of loans(8)(9)..       0.15%      0.33%      0.35%      0.45 %   0.63%
Non-performing assets as
 a percent of total
 assets(9)...............       0.08%      0.21%      0.28%      0.44 %   0.65%
Allowance for loan losses
 as a percent of
 loans(2)(8) ............       1.36%      1.54%      1.27%      1.09 %   0.87%
Allowance for loan losses
 as a percent of non-
 performing loans(2)(9)..     937.02%    471.22%    358.83%    239.98 % 138.62%
Per Share Data:
Basic earnings per common
 share...................     $ 1.31     $ 1.09     $ 0.84        N/M      --
Diluted earnings per
 common share............     $ 1.31     $ 1.09     $ 0.84        N/M      --
Book value per a common
 share...................     $16.88     $16.27     $15.99     $15.08      --
Market value per a common
 share...................     $10.75     $12.00     $21.13     $13.63      --
Number of shares
 outstanding at end of
 period(10)..............  6,024,278  6,329,430  7,941,628  8,100,107      --
Number of full-service
 customer facilities.....         14         14         13         13       10
Number of loan
 origination centers.....          6          5          5          5        5

--------
 (6) The net interest margin represents net interest income as a percent of average interest-earning assets.
 (7) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.
 (8) Loans include loans receivable, net excluding the allowance for loan losses.
 (9) Non-performing assets consists of non-performing loans and real estate owned ("REO"). Non-performing loans consists of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal. It is the Company's policy to cease accruing interest on all such loans.
(10) Based upon total shares issued at IPO less unreleased ESOP shares, unreleased 1997 Stock-based Incentive Plan shares repurchased, and shares held in other employee benefit plans.

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

  The Company's current business operations consist of holding 100% of the stock of the Bank, holding 65% of the stock of FIRSTFED TRUST COMPANY, NA (the "Trust Company"), holding 99% of the stock of FIRSTFED INSURANCE AGENCY, LLC (the "Agency"), and other investment activities. The majority of the Company's business operations are conducted through the Bank. As a result, references to the Company in the following discussion generally refer to the consolidated operations of the Company, the Bank, the Agency, and the Trust Company. The Company operates its administrative office and operations center in Swansea, Massachusetts. Its main banking office is located in Fall River, Massachusetts and its thirteen other banking offices are located in the municipalities of Fall River, Attleboro, Taunton, New Bedford, Somerset, Seekonk, and Swansea, Massachusetts as well as East Providence, Pawtucket, Warwick, and Cranston, Rhode Island. The Company plans to open a fifteenth banking office in Providence, Rhode Island at the end of June, 2000. The Company also maintains a Trust and Business Banking office at the Providence, Rhode Island location and operates six loan origination centers, four in Massachusetts, one in Rhode Island, and one in Connecticut. The Company's primary business is attracting retail deposits from the general public and investing those deposits and other borrowed funds in loans, mortgage-backed securities, U.S. Government securities and other securities. The Company originates commercial, consumer, and mortgage loans for investment, and mortgage loans for sale in the secondary market. Mortgage loan sales are made from mortgage loans held in the Company's portfolio designated as being held for sale or originated for sale during the period. The Company's revenues are derived principally from interest on its loans, and to a lesser extent, dividends and interest on its investments and mortgage-backed securities, fees and loan servicing income. The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, Federal Home Loan Bank of Boston ("FHLB") advances, and other borrowings.

  The Company's results of operations are primarily dependent on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by the Company's provision for loan losses and non-interest income including loan sale activities, loan servicing income, and revenue from the Trust Company and Agency operations. The Company's non-interest expense consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, advertising and business promotion, data processing expense, and other expenses. Results of operations of the Company are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and the actions of regulatory authorities. The Company had no material assets, liabilities or operations prior to January 15, 1997, and accordingly, the results of operations and other data discussed below occurring prior to that date reflect only those of the Bank and its subsidiary.

  This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

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

Liquidity and Capital Resources

  The Company's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, FHLB advances, and other borrowings. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are influenced by general interest rates, economic conditions and competition. The Bank is required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision ("OTS") regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of the Bank's deposits and short-term borrowings ("liquidity ratio"). At March 31, 2000 and 1999, the Bank's liquidity ratio was 28.35% and 30.38%, respectively. The OTS required liquidity ratio is 4.0%.

  The Company's most liquid assets are cash, short-term investments, mortgage loans held for sale, investments in trading securities, investment securities available for sale, and mortgage-backed securities available for sale. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At March 31, 2000, cash, short-term investments, mortgage loans held for sale, investments in trading securities, investment securities available for sale, and mortgage-backed securities available for sale totaled $574.2 million, or 36.3% of total assets.

  The Company has other sources of liquidity if a need for additional funds arises, including a $25 million FHLB secured line of credit, FHLB advances, and other borrowings. At March 31, 2000, the Company had $608.0 million in advances outstanding from the FHLB, and an additional borrowing capacity from the FHLB of $161.3 million. During year-end 2000, the Company used FHLB advances and other borrowings to fund asset growth and a small decline in deposits, and may continue to do so in the future, depending on market conditions, the pricing of deposit products, and the pricing of FHLB advances and other borrowings.

  At March 31, 2000, the Company had commitments to originate loans and unused outstanding lines of credit and undistributed balances of construction loans totaling $130.7 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate of deposit accounts scheduled to mature in less than one year from March 31, 2000 totaled $311.5 million. The Company expects that it will retain a majority of maturing certificate accounts.

  The Company plans to open a new banking office in Providence, Rhode Island in June 2000, bringing total banking offices to fifteen. The Company continues to consider sites for new banking offices and loan origination centers in or adjacent to its market area. In addition, the Company may, from time to time, consider expanding its market share and/or market area through the acquisition of assets or other banking institutions and may consider acquisitions of other types of financial services companies.

  In February 2000, the Company formed the Trust Company to provide investment and fiduciary services in the Rhode Island and southeastern Massachusetts marketplace. The Trust Company is a joint venture with certain members of the Metcalf and Danforth families of Rhode Island. In addition to their 35% ownership interest, the families are also significant clients of the Trust Company. In March 2000, the Agency purchased two local independent agencies, Smith-Cochrane Insurance Agency, Inc. and All Risk Insurance Agency of Swansea, bringing the total number of customers of the Agency to over 3,000.

  The Company completed one 5.0% stock repurchase program and initiated an additional 5% stock repurchase program in fiscal year 2000 which reduced outstanding shares in the Company to 6,663,228 from the 8,707,152 shares originally issued. The Company also paid one $0.05 dividend and three $0.07 dividends to stockholders during the fiscal year 2000. The establishment of additional banking offices, loan origination centers, trust service operations, mergers and acquisitions, and additional capital management strategies by the Company would result in additional capital expenditures and other associated costs which the Company has not yet estimated.

  At March 31, 2000, the consolidated capital to total assets ratio of the Company was 6.44%. As of March 31, 2000, the Bank exceeded all of its regulatory capital requirements with tangible, core, Tier 1 risk-based, and risk-based capital ratios of 6.35%, 6.35%, 13.82%, and 15.06%, respectively, as compared to the minimum regulatory requirements of 2.0%, 4.0%, 4.0%, and 8.0%, respectively.

  At the time of conversion, the Bank was required to establish a liquidation account in an amount equal to its retained earnings as of September 30, 1996, which provides a liquidation preference to eligible account holders of the Bank prior to conversion based on such account holder's qualifying deposits. The liquidation account will be reduced to the extent that such account holders reduce their qualifying deposits. In the unlikely event of a complete liquidation of the Bank, each such account holder will be entitled to receive a distribution from the liquidation account. The Bank is not permitted to declare or pay dividends on its capital stock, or repurchase any of its outstanding stock, if the effect thereof would cause its stockholders' equity to be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. The balance of the liquidation account at March 31, 2000 was approximately $17.9 million.

Year 2000 Project

  Year 2000 computer software compliance issues affected the Company and many other financial institutions and companies throughout the world. The primary concern was that computer programs would not recognize the proper date which could then generate erroneous data or cause systems to fail, thereby creating an adverse impact on the Company's business and possibly its operating results.

  The Company developed a plan that was based upon the Federal Financial Institutions Examination Council ("FFIEC") recommended phases and time frames for ensuring Year 2000 readiness. Software systems and hardware components were tested and contingency plans were developed. Human and financial resources were made available to complete the remediation efforts.

  Due to this extensive planning and testing the Company was able to begin the Year 2000 without any interruption in its operations. In addition, the Company's critical vendors and suppliers have informed the Company that they have also made the transition successfully. Furthermore, the Company has not been notified by any of its significant borrowers of any material Year 2000 related problems that would adversely affect the borrower's abilities to satisfy their current obligations to the Company.

  Included in other non-interest expenses during fiscal year-end 2000 were charges incurred in connection with the modification or replacement of software and hardware in order for the Company's computer systems to properly recognize the Year 2000. The expenses incurred totaled approximately $41,000 for the year ended March 31, 2000 and $181,000 over the course of the project. In addition, in preparation for the Year 2000 project, the Company underwent a February, 1998 conversion to a new processing system for all loan and deposit applications at a cost of approximately $700,000.

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

  The Company primarily utilizes the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of adjustable-rate and shorter-term (generally twelve years or less) fixed-rate, one- to four-family mortgage loans; (2) selling primary market originated longer-term, fixed-rate mortgage loans in the secondary market while generally retaining the servicing rights on such loans; (3) investing primarily in adjustable rate mortgage-backed securities and fixed-rate collateralized mortgage obligations ("CMOs"); and (4) managing the overall interest rate sensitivity of liabilities by using longer-term deposits and longer-term FHLB advances to fund asset growth.

  The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At March 31, 2000, the Company's cumulative 1 year interest rate gap (which is the difference between the amount of interest-earning assets and the amount of interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets was a negative 7.30%. Accordingly, during a period of falling interest rates, the Company's interest-earning assets would tend to reprice downward at a slower rate than its interest-bearing liabilities, which, consequently, may tend to positively affect the Company's net interest income. During a period of rising interest rates, the Company's interest-earning assets would tend to reprice upward at a slower rate than its interest-bearing liabilities which, consequently, may tend to negatively affect the Company's net interest income.

  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 2000 which, based upon certain assumptions, are anticipated by the Company to reprice or mature in each of the future time periods shown (the "GAP table"). Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at March 31, 2000, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three month period and subsequent selected time intervals.

  The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of maturities, contractual amortization, and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Annual market prepayment rates for one- to four-family and multi-family mortgage loans, and mortgage-backed securities are assumed to range from 9.7% to 47.3% for adjustable-rates and 5.8% to 67.0% for fixed-rates, respectively. Eleventh District Cost of Funds indexed ("COFI") floating-rate CMOs and adjustable-rate MBS are assumed to fully reprice over a two year period based on projected index changes and principal repayments under a constant interest rate scenario.

  Money market deposit accounts and negotiable order of withdrawal ("NOW") accounts are assumed to reprice evenly over a three year period, while regular savings accounts are viewed as composed of two equally weighted components--a longer-term "core" deposit that reprices evenly over a thirty year term, and a more active secondary tier that reprices evenly over three years. In-the-money putable FHLB advances (where the Company is short the put option) were repriced at their put dates while out-of-the-money putable FHLB advances were repriced at their contractual maturities.

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

  The following table shows the estimated gap position of the Company at March 31, 2000:

                                     More than   More than  More than  More than    More
                          3 Months  3 Months to 6 Months to 1 Year to  3 Years to   Than      Total
                          Or Less    6 Months     1 Year     3 Years    5 Years   5 Years     Amount
                          --------  ----------- ----------- ---------  ---------- --------  ----------
                                                   (Dollars in Thousands)
Interest-earning assets:
  Short-term
   investments..........  $    250   $     --    $     --   $     --    $    --   $    --   $      250
  Investment
   securities...........       587         --          198        121        282     5,042       6,230
  Loans receivable (1)..   141,873      74,282     122,561    254,946    155,886   142,629     892,177
  Mortgage-backed
   securities...........   151,224     129,088     158,097     94,743     11,032     2,262     546,446
  Stock in FHLB-Boston..    30,928         --          --         --         --        --       30,928
                          --------   ---------   ---------  ---------   --------  --------  ----------
    Total interest-
     earning assets.....   324,862     203,370     280,856    349,810    167,200   149,933   1,476,031
                          --------   ---------   ---------  ---------   --------  --------  ----------
Interest-bearing
 liabilities:
  Money market
   accounts.............     3,008       3,008       6,016     24,062        --        --       36,094
  Savings accounts......     4,622       4,622      10,563     36,978      3,362    42,020     102,167
  NOW accounts..........     5,150       5,150      10,300     41,200        --        --       61,800
  Certificate accounts..    92,611      94,981      77,097     57,087      2,871       --      324,647
  IRA and KEOGH
   accounts.............    13,509      11,684      21,579     33,456      2,017       --       82,245
  FHLB advances and
   other borrowings.....   305,973     171,794     132,768    168,369        --        758     779,662
                          --------   ---------   ---------  ---------   --------  --------  ----------
    Total interest-
     bearing
     liabilities........   424,873     291,239     258,323    361,152      8,250    42,778   1,386,615
                          --------   ---------   ---------  ---------   --------  --------  ----------
Interest-rate swaps:
  Pay fixed.............       --          --          --     (50,000)       --        --      (50,000)
  Receive floating......    25,000      25,000         --         --         --        --       50,000
                          --------   ---------   ---------  ---------   --------  --------  ----------
Interest-rate gap after
 swaps..................  $(75,011)  $ (62,869)  $  22,533  $ (61,342)  $158,950  $107,155  $   89,416
                          ========   =========   =========  =========   ========  ========  ==========
Cumulative interest-rate
 gap....................  $(75,011)  $(137,880)  $(115,347) $(176,689)  $(17,739) $ 89,416
                          ========   =========   =========  =========   ========  ========
Cumulative interest-rate
 gap as a percentage of
 total assets at March
 31, 2000...............    (4.75)%     (8.73)%     (7.30)%   (11.18)%    (1.12)%     5.66%
Cumulative interest-rate
 gap as a percentage of
 total interest-earning
 assets at March 31,
 2000...................    (5.08)%     (9.34)%     (7.81)%   (11.97)%    (1.20)%     6.06%
Cumulative interest-
 earning assets as a
 percentage of interest-
 bearing liabilities at
 March 31, 2000.........     76.46%      73.76%      83.03%     86.77%     98.68%   106.45%
-------------------------------------------------------------------------------------------------------
Cumulative interest-rate
 gap as a percentage of
 total assets at March
 31, 1999...............     11.20%       9.24%       5.77%    (0.66)%      1.15%     6.69%
Cumulative interest-rate
 gap as a percentage of
 total interest-earning
 assets at March 31,
 1999...................     12.08%       9.97%       6.23%    (0.71)%      1.24%     7.22%
Cumulative interest-
 earning assets as a
 percentage of interest-
 bearing liabilities at
 March 31, 1999.........    170.82%     119.04%     104.55%     96.79%    101.38%   107.78%

-------
(1) Includes total loans receivable and mortgage loans held for sale (including non-performing loans), net of deferred loan origination costs, undisbursed proceeds of construction mortgages in process, and allowance for loan losses.

  Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

  The Company's interest rate sensitivity is also monitored by management through the use of a model which generates estimates of the change in the Company's net interest income ("NII") and net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the estimated market value of assets in the same scenario. The OTS produces a similar analysis for the Bank using its own model, based upon data submitted on the Bank's quarterly Thrift Financial Report, the results of which may vary from the Company's internal model primarily due to differences in assumptions utilized between the Company's internal model and the OTS model, including estimated loan prepayment rates, reinvestment rates and deposit renewal rates. The following table sets forth the Company's estimated NPV and NPV ratios as of March 31, 2000 and 1999, as calculated by the Company.

                          March 31, 2000                  March 31, 1999
                ----------------------------------- ----------------------------
  Change in     Estimated                   NPV     Estimated            NPV
Interest Rates     Net                  Sensitivity    Net           Sensitivity
   in Basis     Portfolio  NPV   Board   in Basis   Portfolio  NPV    in Basis
    Points        Value   Ratio  Limits   Points      Value   Ratio    Points
--------------  --------- -----  ------ ----------- --------- -----  -----------
                                    (Dollars in thousands)
     +300       $ 73,976  4.85%   4.00%    (377)    $111,090  8.16%     (131)
     +200        100,026  6.42    4.25     (220)     122,397  8.84       (63)
     +100        121,970  7.69    5.00      (93)     130,686  9.30       (17)
  Unchanged      138,896  8.62    6.00      --       134,662  9.47       --
     -100        148,019  9.09    5.00       47      127,627  8.93       (54)
     -200        147,723  9.02    4.25       40      115,072  8.05      (142)
     -300        141,974  8.63    4.00        1      103,470  7.21      (226)

  As in the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented incorporates an assumption that the composition of the Company's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured, and that a particular change in interest rates is reflected uniformly across the yield curve regardless of the term to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of the Company's interest rate risk exposure at a particular point in time, such measurements are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on the Company's net interest income.

  The results in the NPV ratio table for March 31, 2000 show a shift towards liability sensitivity versus the results shown for March 31, 1999. This shift is the result of rising interest rates, slower "base case" mortgage prepayment rate forecasts, and "flatter" prepayment rate curves under different rate shock scenarios. Currently projected base case average lives of mortgage loans and mortgage-backed securities are longer than those projected for comparable assets at March 31, 1999. While net portfolio value has remained relatively unchanged, the market value of assets have increased 13.3%, primarily the result of asset growth and increased leverage.

  During fiscal year-end 2000, the Company continued to follow its practice of selling certain fixed-rate and adjustable-rate mortgage loans while generally retaining the servicing rights of such loans. In conjunction with this mortgage banking activity, the Company uses forward contracts in order to reduce exposure to interest-rate risk. The amount of forward coverage of the "pipeline" of mortgages is managed on a day-to-day basis by an operating officer, within Board approved policy guidelines, based on the Company's assessment of the general direction of interest rates and levels of mortgage origination activity.

Analysis of Net Interest Income

  Net interest income represents the difference between income on interest-earning assets and expense on interest- bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest- bearing liabilities and the interest rate earned or paid on each.

  The following table sets forth certain information relating to the Company at fiscal year end 2000 and for fiscal years 2000, 1999, and 1998. The average yields and costs are derived by dividing income or expense by the average balance of interest earning assets or interest bearing liabilities, respectively, for the periods shown. Fiscal year 2000 average balances are calculated from daily balances while prior year average balances are derived from month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and the costs include fees, premiums, and discounts which are considered adjustments to yields.

                                                                  For the Years Ended March 31,
                           At          --------------------------------------------------------------------------------------
                     March 31, 2000               2000                         1999                         1998
                    ------------------ ---------------------------- ---------------------------- ----------------------------
                                                            Average                      Average                      Average
                                Yield/  Average             Yield/   Average             Yield/   Average             Yield/
                     Balance     Cost   Balance    Interest  Cost    Balance    Interest  Cost    Balance    Interest  Cost
                    ----------  ------ ----------  -------- ------- ----------  -------- ------- ----------  -------- -------
                                                           (Dollars in Thousands)
Assets:
Interest-earning
assets:
 Loans receivable,
 net and mortgage
 loans held for
 sale(1)..........  $  892,177   7.73% $  809,945  $61,005   7.53%  $  873,335  $65,352   7.48%  $  881,226  $67,493   7.66%
 Investment
 securities(2)....      37,408   7.33      47,061    2,775   5.90       64,356    3,634   5.65       44,409    2,789   6.28
 Mortgage-backed
 securities(3)....     546,446   6.34     503,062   30,041   5.97      319,068   17,791   5.58      110,484    6,608   5.98
                    ----------   ----  ----------  -------   ----   ----------  -------   ----   ----------  -------   ----
  Total interest-
  earning assets..   1,476,031   7.20   1,360,068   93,821   6.90    1,256,759   86,777   6.90    1,036,119   76,890   7.42
                                 ----              -------   ----               -------   ----               -------   ----
Non-interest-
earning assets....     103,964             98,808                       75,582                       52,964
                    ----------         ----------                   ----------                   ----------
  Total assets....  $1,579,995         $1,458,876                   $1,332,341                   $1,089,083
                    ==========         ==========                   ==========                   ==========
Liabilities and
Stockholders'
Equity:
Interest-bearing
liabilities:
 Money market
 accounts.........  $   36,094   2.64  $   33,377      780   2.34   $   31,871      849   2.66   $   30,788      883   2.87
 Savings
 accounts.........     102,167   1.76      99,014    1,743   1.76       93,118    1,875   2.01       86,915    2,093   2.41
 NOW accounts.....      61,800   0.98      56,973      558   0.98       50,760      498   0.98       45,619      801   1.76
 Certificate
 accounts(4)......     406,892   5.24     418,815   21,731   5.19      441,556   24,350   5.51      506,440   29,257   5.78
                    ----------   ----  ----------  -------   ----   ----------  -------   ----   ----------  -------   ----
  Total...........     606,953   4.07     608,179   24,812   4.08      617,305   27,572   4.47      669,762   33,034   4.93
 FHLB advances and
 other
 borrowings.......     779,662   5.96     667,352   36,959   5.54      514,507   28,871   5.61      224,451   13,495   6.01
                    ----------   ----  ----------  -------   ----   ----------  -------   ----   ----------  -------   ----
  Total interest-
  bearing
  liabilities.....   1,386,615   5.14   1,275,531   61,771   4.84    1,131,812   56,443   4.99      894,213   46,529   5.20
                                 ----              -------   ----               -------   ----               -------   ----
Non-interest-
bearing
liabilities(5)....      91,675             78,268                       88,751                       68,508
                    ----------         ----------                   ----------                   ----------
  Total
  liabilities.....   1,478,290          1,353,799                    1,220,563                      962,721
                    ----------         ----------                   ----------                   ----------
Stockholders'
Equity............     101,705            105,077                      111,778                      126,362
                    ----------         ----------                   ----------                   ----------
  Total
  liabilities and
  stockholders'
  equity..........  $1,579,995         $1,458,876                   $1,332,341                   $1,089,083
                    ==========         ==========                   ==========                   ==========
Net interest rate
spread(6).........               2.06%             $32,050   2.06%              $30,334   1.91%              $30,361   2.22%
                                 ====              =======   ====               =======   ====               =======   ====
Net interest
margin(7).........                                           2.36%                        2.41%                        2.93%
                                                             ====                         ====                         ====
Ratio of interest-
earning assets to
Interest-bearing
liabilities.......      106.45%            106.63%                      111.04%                      115.87%
                    ==========         ==========                   ==========                   ==========

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

                                 Year Ended                 Year Ended
                               March 31, 2000             March 31, 1999
                                 Compared to                Compared to
                                 Year Ended                 Year Ended
                               March 31, 1999             March 31, 1998
                           -------------------------  -------------------------
                              Increase                   Increase
                             (Decrease)                 (Decrease)
                               Due to                     Due to
                           ----------------           ----------------
                           Volume    Rate      Net    Volume    Rate      Net
                           -------  -------  -------  -------  -------  -------
                                       (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net
   and mortgage loans
   held for sale.........  $(4,772) $   425  $(4,347) $  (600) $(1,541) $(2,141)
  Investment securities..   (1,014)     155     (859)   1,149     (304)     845
  Mortgage-backed
   securities............   10,907    1,343   12,250   11,659     (476)  11,183
                           -------  -------  -------  -------  -------  -------
    Total interest-
     earning assets......    5,121    1,923    7,044   12,208   (2,321)   9,887
                           -------  -------  -------  -------  -------  -------
Interest-bearing liabili-
 ties:
  Money market accounts..       39     (108)     (69)      30      (64)     (34)
  Savings accounts.......      114     (246)    (132)     142     (360)    (218)
  NOW accounts...........       61       (1)      60       82     (385)    (303)
  Certificate accounts...   (1,220)  (1,399)  (2,619)  (3,623)  (1,284)  (4,907)
                           -------  -------  -------  -------  -------  -------
    Total deposits.......   (1,006)  (1,754)  (2,760)  (3,369)  (2,093)  (5,462)
  FHLB advances and other
   borrowings............    8,470     (382)   8,088   16,333     (957)  15,376
                           -------  -------  -------  -------  -------  -------
    Total interest-
     bearing
     liabilities.........    7,464   (2,136)   5,328   12,964   (3,050)   9,914
                           -------  -------  -------  -------  -------  -------
Net change in net
 interest income.........  $(2,343) $ 4,059  $ 1,716  $  (756) $   729  $   (27)
                           =======  =======  =======  =======  =======  =======

Asset Quality

  The following table sets forth information regarding non-accrual loans and real estate owned ("REO"). At March 31, 2000, there was no REO. It is the policy of the Company to cease accruing interest on loans 90 days or more past due and to charge off all accrued interest. For fiscal years ended 2000 and 1999 the amount of additional interest income that would have been recognized on non-accrual loans if such loans were performing in accordance with their regular terms and amounts recognized were $29,000 and $37,000, respectively.

                                                   At March 31,
                                        --------------------------------------
                                         2000    1999    1998    1997    1996
                                        ------  ------  ------  ------  ------
                                              (Dollars in thousands)
Non-accrual loans:
Mortgage loans:
  One- to four-family.................  $  941  $  971  $1,073  $1,908  $2,469
  Multi-family........................     --      --      101     268     334
  Commercial real estate..............     --    1,142   1,199     976     --
  Construction and land...............     --      117     169     232     --
                                        ------  ------  ------  ------  ------
    Total mortgage loans..............     941   2,230   2,542   3,384   2,803
                                        ------  ------  ------  ------  ------
Commercial loans......................     345     280      74     --       87
                                        ------  ------  ------  ------  ------
Consumer loans:
  Home equity lines...................     --       36     425     114     956
  Second mortgages....................      12     --      --       95     196
  Other consumer loans................      12       4       7      69       3
                                        ------  ------  ------  ------  ------
    Total consumer loans..............      24      40     432     278   1,155
                                        ------  ------  ------  ------  ------
    Total nonaccrual loans............   1,310   2,550   3,048   3,662   4,045
Real estate owned, net(1).............     --      344     595     665     643
                                        ------  ------  ------  ------  ------
    Total non-performing assets.......  $1,310  $2,894  $3,643  $4,327  $4,688
                                        ======  ======  ======  ======  ======
Allowance for loan losses as a percent
 percent of loans(2)..................    1.36%   1.54%   1.27%   1.09%   0.87%
Allowance for loan losses as a percent
 of non-performing loans(3)...........  937.02% 471.22% 358.83% 239.98% 138.62%
Non-performing loans as a percent of
 loans(2)(3)..........................    0.15%   0.33%   0.35%   0.45%   0.63%
Non-performing assets as a percent of
 total assets(4)......................    0.08%   0.21%   0.28%   0.44%   0.65%

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

  At March 31, 2000 and 1999, total impaired loans were $556,000 and $1.6 million, respectively. At March 31, 2000 and 1999, impaired loans of $556,000 and $1.6 million required impairment allowances of $228,000 and $919,000, respectively. During fiscal year-end 2000, the average recorded value of impaired loans was $771,000. For these loans, $75,000 of interest income was recognized while $114,000 of interest income would have been recognized under the original terms.

  The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, the OTS and FDIC, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to make additional provisions for estimated loan losses based upon judgments different from those of management. As of March 31, 2000, the Company's allowance for loan losses was 1.36% of total loans receivable and 937.0% of total non-performing loans as compared to 1.54% and 471.2%, respectively, as of March 31, 1999. The Company had non-accrual loans of $1.3 million and $2.6 million at March 31, 2000 and March 31, 1999, respectively. The allowance for loan losses totaled $12.3 million at March 31, 2000 as compared to $12.0 million at March 31, 1999. The increase in the allowance of $259,000 reflects management's assessment of the loan portfolio and was based upon the growth of "higher" credit risk components of the portfolio. The Company will continue to monitor and modify its allowances for loan losses as conditions dictate. While management believes the Company's allowance for loan losses is sufficient to cover losses inherent in its loan portfolio at this time, no assurances can be given that the Company's level of allowance for loan losses will be sufficient to cover future loan losses incurred by the Company or that future adjustments to the allowance for loan losses will not be necessary if economic and other conditions differ substantially from the economic and other conditions used by management to determine the current level of the allowance for loan losses.

  The following table sets forth activity in the Company's allowance for loan losses for the periods indicated:

                                       At or For the Year Ended March 31,
                                      -----------------------------------------
                                       2000     1999     1998     1997    1996
                                      -------  -------  -------  ------  ------
                                             (Dollars in thousands)
Balance at beginning of period......  $12,016  $10,937  $ 8,788  $5,607  $4,239
Provision for loan losses...........    1,200    1,200    2,350   3,750   2,626
Charge-offs:
  Mortgage loans:
    One to four family..............       41       12      188     331     218
    Multi-family....................      --       --       --       82     --
    Commercial real estate..........      759      --       --      --      967
    Construction and land...........      --       --       --      --      --
  Commercial loans:.................      140       74      --       87     --
  Consumer Loans:
    Home equity lines...............      --        30      --      116      68
    Second mortgages................      --         9       15      10     --
    Other consumer..................       18       13        9      11      35
                                      -------  -------  -------  ------  ------
      Total.........................      958      138      212     637   1,288
Recoveries..........................       17       17       11      68      30
                                      -------  -------  -------  ------  ------
Balance at end of period............  $12,275  $12,016  $10,937  $8,788  $5,607
                                      =======  =======  =======  ======  ======
Ratio of net charge-offs during the
 period to average loans outstanding
 during the period..................     0.12%    0.01%    0.02%   0.07%   0.23%
                                      =======  =======  =======  ======  ======

  The Company has developed an internal asset classification system which classifies assets depending on risk of loss characteristics. At March 31, 2000, 1999, and 1998, the Company classified (excluding REO) $7.0 million, $3.9 million, and $3.0 million of substandard loans, respectively. In the opinion of management, the performing substandard loans evidence one or more weaknesses or potential weaknesses, and depending on the regional economy and other factors, may become non-performing assets in future periods.

Comparison of Financial Condition and Results of Operations for the years ended March 31, 2000 and March 31, 1999

Financial Condition

  Assets at March 31, 2000 totaled $1.580 billion, an increase of $186.8 million or 13.4%, compared to $1.393 billion at March 31, 1999. Most of the growth in assets was from a $135.2 million increase in mortgage-backed securities available for sale, which grew 33.1% to $543.6 million from $408.5 million and from a $122.1 million increase in loans receivable, net, which grew 15.9% to $888.8 million at March 31, 2000 from $766.7 million at March 31, 1999. This growth was partially offset by a $48.9 million, or 93.5%, decrease in mortgage loans held for sale, which decreased from $52.3 million at March 31, 1999 to $3.4 million at March 31, 2000, and from a $14.2 million, or 98.3%, decrease in short-term investments. The growth in mortgage-backed securities was the result of the continuation of management's strategy to increase the Company's capital leverage. The growth in loans receivable, net, reflected borrower demand for adjustable-rate residential mortgages with low initial rates for periods of from 1 to 10 years, which are currently held in the Company's portfolio, as well as $14.3 million and $17.5 million increases in commercial and consumer loan balances, respectively. The decline in loans held for sale was also due to borrower demand for adjustable-rate residential mortgages as opposed to fixed- rate residential mortgages which are originated for sale.

  Deposits decreased to $664.7 million at March 31, 2000 from $674.9 million at March 31, 1999, a decrease of 1.5%. The decline in deposit balances was primarily attributable to a $21.1 million or 4.9% decrease in certificate accounts, which declined from $428.0 million to $406.9 million. This decline, however, was partially offset by a 4.4% increase in demand and savings deposits of $10.9 million from $246.9 million at March 31, 1999 to $257.8 million at March 31, 2000. Growth in low cost demand and savings deposits over the last three fiscal years has improved the Company's deposit mix to 38.8% demand and savings deposits at March 31, 2000 from 27.5% at March 31, 1997. FHLB advances and other borrowings increased from $586.0 million at March 31, 1999 to $779.7 million at March 31, 2000, an increase of $193.7 million, or 33.1%. The increase in FHLB advances was primarily used to fund mortgage-backed security growth as part of a wholesale leverage strategy and to offset the decline in deposits.

  Total stockholders' equity was $101.7 million at March 31, 2000, down $1.3 million, or 1.2%, from $103.0 million at March 31, 1999. This decline was primarily due to two 5.0% stock repurchase programs, the payment of four quarterly dividends to shareholders, and a decline in the fair value of securities available for sale, net of tax. Stockholders' equity to assets was 6.44% at March 31, 2000 down from 7.39% at March 31, 1999, as a result of balance sheet growth and the reduction in total stockholders' equity. This leveraging of stockholders' equity has had a favorable impact on return on average stockholders' equity ("ROE"). During the fiscal year ended 2000, ROE increased to 7.79% as compared to 6.82% for the fiscal year end 1999.

  Non-performing assets decreased to $1.3 million or 0.08% of total assets at March 31, 2000, compared to $2.9 million or 0.21% of total assets at March 31, 1999. The allowance for loan losses was increased from $12.0 million at March 31, 1999 to $12.3 million at March 31, 2000 due to loan portfolio growth. The allowances for loan losses amounted to 1.36% of loans at March 31, 2000, compared to 1.54% of loans at March 31, 1999. See "Asset Quality" included elsewhere herein.

Results of Operations

General

  Net income for the year ended March 31, 2000 was $8.2 million, or $1.31 basic and diluted earnings per share ("EPS"), compared to $7.6 million, or $1.09 basic and diluted EPS for the year ended March 31, 1999. Pre-tax income increased $436,000, or 3.8%, to $11.9 million, the net result of a $1.7 million increase in net interest income, a $1.1 million decrease in non-interest income, and a $176,000 increase in non-interest expense. Growth in EPS was caused by the growth in net income and a reduction in outstanding shares of the Company's stock of 451,179 shares primarily as a result of two stock repurchase programs since March 31, 1999.

Interest Income

  Total interest income for year-end 2000 was $93.8 million, an increase of $7.0 million or 8.1% from $86.8 million total interest income for year-end 1999. Most of the growth in total interest income was due to a $103.3 million increase in the average balance of interest-earning assets, which averaged $1.360 billion for year-end 2000, compared to an average balance of $1.257 billion during year-end 1999. Interest income from loans receivable, decreased $4.3 million, or 6.7%, to $61.0 million for year-end 2000. This decrease was the result of a $63.4 million decrease in the average balance of loans receivable, net, partially offset by a 5 basis point increase in yield. Additionally, the average balance of mortgage-backed securities increased from $319.1 million for year-end 1999 to an average balance of $503.1 million for year-end 2000. The increase in mortgage-backed securities was primarily funded by FHLB advances and other borrowings during year-end 2000. The yield on interest-earning assets was unchanged at 6.90% in year-end 2000.

Interest Expense

  Interest expense for year-end 2000 amounted to $61.8 million, an increase of $5.3 million, or 9.4%, from the year-end 1999 total of $56.4 million. The primary reason for this increase was due to a $143.7 million increase in average balances for interest-bearing liabilities partially offset by a 15 basis point decrease in the average cost of funds. Interest- bearing liabilities averaged $1.276 billion during year-end 2000, compared to an average balance of $1.132 billion during year-end 1999, an increase of 12.7%. The increase in average interest-bearing liabilities was the net effect of a $9.1 million decrease in average deposits and a $152.8 million increase in average FHLB advances and other borrowings. The average cost of interest-bearing deposits decreased 39 basis points to 4.08% for year-end 2000 from 4.47% for year-end 1999 as the cost of new deposits was less than the average cost of existing deposits and as the deposit mix shifted toward lower cost demand and savings accounts. The average cost of FHLB advances and other borrowings decreased for year-end 2000 to 5.54% as compared to 5.61% for year-end 1999.

Net Interest Income

  Net interest income before provision for loan losses increased $1.7 million, or 5.7%, to $32.1 million from $30.3 million for the years ended March 31, 2000 and 1999, respectively. Net interest rate spread increased 15 basis points to 206 basis points for year-end 2000 compared to 191 basis points for year-end 1999, while net interest margin decreased 5 basis points to 2.36% from 2.41%.

Provision for Loan Losses

  The Company's provision for loan losses amounted to $1.2 million for both year-end 2000 and year-end 1999, due to management's assessment of the loan loss reserve level, the existing loan portfolio, current market conditions, and the volume and mix of new originations. To the extent the Company experiences further increases in the overall balance of its loan portfolio or increases its concentrations of loans which bear a higher degree of risk than one- to four-family loans, the Company anticipates further increases in its allowance for loan losses through continued provisions for loan losses. While management of the Company believes that the current level of its allowance for loan losses is sufficient based on information currently available at this time, no assurances can be made that future events, conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for loan losses which may adversely affect net income.

Non-interest Income

  Non-interest income decreased $1.1 million, or 14.5%, to $6.5 million for year-end 2000 from $7.6 million for year-end 1999. Non-interest income consists of loan servicing income, gains and losses on the sale of mortgages, and other non-interest income including deposit fees, earnings on Bank-Owned Life Insurance ("BOLI") and revenue from Trust Company and Agency operations. The decrease is primarily attributable to a $3.0 million decrease in gain
(loss) on sale of mortgage loans, net, partially offset by a $977,000 increase of earnings on BOLI, a $248,000 increase in service charges, a $299,000 increase in the unrealized gain (loss) on trading securities, and a $368,000 increase in insurance commissions. The decrease in gain (loss) on sale of mortgage loans is due to lower volume of saleable mortgages and unfavorable secondary market conditions during fiscal year 2000.

Non-interest Expense

  Total non-interest expense increased to $25.5 million for year-end 2000 compared to $25.3 million for year-end 1999, an increase of $176,000, or 0.7%. The increase is primarily attributable to a $117,000 increase in compensation and benefits, a $124,000 increase in office occupancy and equipment, a $363,000 increase in advertising and business promotion due to the introduction of online banking, and a $277,000 increase in data processing due to increased online processing charges. These increases were partially offset by a $254,000 decrease in deposit insurance premiums and a $451,000 decrease in other non-interest expense. The decrease in other non-interest expense was primarily the result of lower costs for telephone, postage, and supplies due to decreased loan origination activity.

Income Taxes

  Income tax expense was $3.7 million for year-end 2000 compared to income tax expense of $3.8 million for year-end 1999. This decrease in income tax expense was the result of a full year's impact of the Company's implementation of certain tax strategies. Overall, the Company's effective tax rate was 31.1% during year-end 2000, compared to 33.4% for year-end 1999.

Comparison of Financial Condition and Results of Operations for the years ended March 31, 1999 and March 31, 1998

Financial Condition

  Assets at March 31, 1999 totaled $1.393 billion, an increase of $111.4 million or 8.7%, compared to $1.282 billion at March 31, 1998. Most of the growth in assets was from a $193.3 million increase in mortgage-backed securities available for sale, which grew 89.9% from $215.1 million to $408.4 million. Additional growth came from a $32.4 million increase in other assets, primarily the result of the purchase of $30.0 million of BOLI, and an increase of $14.4 million in short-term investments. This growth was partially offset by an $81.9 million, or 9.6% decrease in loans receivable, net, from $848.6 million to $766.7 million, and a $32.5 million, or 38.3% decrease in mortgage loans held for sale. The growth in mortgage-backed securities was the result of the continuation of management's strategy to increase the Company's leverage, while the decrease in loans receivable, net, reflected borrower demand for long-term, fixed-rate mortgages which are not currently held in the Company's portfolio. While adjustable-rate and short-term fixed-rate mortgage production could not keep up with mortgage portfolio payoffs, the Company's commercial loan portfolio experienced record growth of $22.5 million, or 31.1%, to $95.0 million.

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

  Total stockholders' equity was $103.0 million at March 31, 1999, down $24.0 million from $127.0 million at March 31, 1998. This decline was primarily due to four 5.0% stock repurchase programs, the payment of four quarterly dividends to shareholders, and a decline in the fair value of securities available for sale, net of tax. Stockholders' equity to assets was 7.39% at March 31, 1999 down from 9.91% at March 31, 1998, as a result of balance sheet growth and the reduction in total stockholders' equity. This leveraging of stockholders' equity has had a favorable impact on ROE. During the fiscal year ended 1999, ROE increased to 6.82% as compared to 5.40% for the fiscal year end 1998.

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

Results of Operations

General

  Net income for the year ended March 31, 1999 was $7.6 million, or $1.09 basic and diluted EPS, compared to $6.8 million, or $0.84 basic and diluted EPS for the year ended March 31, 1998. Pre-tax income declined $666,000, or 5.5%, to $11.4 million, the net result of a $27,000 decrease in net interest income, a $1.2 million decrease in provision for loan loss, a $1.3 million increase in non-interest income, and a $3.1 million increase in non-interest expense. Growth in EPS was caused by the growth in net income and a 1,615,122 share reduction in outstanding shares of the Company's stock as a result of four stock repurchases since March 31, 1998.

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

Provision for Loan Losses

  The Company's provision for loan losses amounted to $1.2 million for year-end 1999, as compared to a provision of $2.4 million for year-end 1998. This decrease was due to management's assessment of the loan loss reserve level, the existing loan portfolio, current market conditions, and the volume and mix of new originations. To the extent the Company then experiences further increases in the overall balance of its loan portfolio or increases its concentrations of loans which bear a higher degree of risk than one- to four-family loans, the Company anticipates further increases in its allowance for loan losses through continued provisions for loan losses. While management of the Company believes that the current level of its allowance for loan losses is sufficient based on information currently available at this time, no assurances can be made that future events, conditions or regulatory directives will not result in increased provisions for loan losses or additions to the Company's allowance for loan losses which may adversely affect net income.

Non-interest Income

  Non-interest income increased $1.3 million, or 20.2%, from $6.4 million for year-end 1998 to $7.6 million for year-end 1999. Non-interest income consists of loan servicing income, gains and losses on the sale of mortgages, and other non-interest income including deposit fees and earnings on BOLI. The increase is primarily attributable to $575,000 of earnings on BOLI, a $553,000 increase in gain on sale of mortgage loans, a $244,000 increase in service charges, a $206,000 increase in the fair value of investments held in certain employee benefit plans. The increase in gain on sale of mortgage loans is due to higher volume and more favorable secondary market conditions during the first half of fiscal year 1999. Partially offsetting these increases are a $445,000 decrease in loan servicing income due to an increase in the valuation allowance for mortgage servicing rights during the first half of the 1999 fiscal year, and a $154,000 decrease in gain on sale of investments.

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

Impact of New Accounting Standards

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the FASB issued SFAS No. 137 Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. SFAS No. 133 will be effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.:

  We have audited the accompanying consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. and subsidiaries, (the "Company") as of March 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRSTFED AMERICA BANCORP, INC. and subsidiaries at March 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

[LOGO OF KPMG LLP]
Boston, Massachusetts
April 20, 2000

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            March 31, 2000 and 1999

                                                            2000       1999
                                                         ----------  ---------
                                                             (Dollars in
                                                              Thousands)
                        Assets
Cash on hand and due from banks........................  $   20,720     24,598
Short-term investments.................................         250     14,422
                                                         ----------  ---------
 Total cash and cash equivalents.......................      20,970     39,020
Mortgage loans held for sale...........................       3,417     52,334
Investment in trading securities (note 5)..............         587         94
Investment securities available for sale (amortized
 cost of $6,260 and $5,660) (note 5)...................       5,643      5,575
Mortgage-backed securities available for sale
 (amortized cost of $550,109 and $408,485) (note 5 and
 10)...................................................     543,627    408,451
Investment securities held to maturity (fair value of
 $-0- and $10,030) (note 5 and 10).....................         --       9,998
Mortgage-backed securities held to maturity (fair value
 of $2,853 and $5,733) (note 5)........................       2,819      5,608
Stock in Federal Home Loan Bank of Boston, at cost
 (notes 5 and 10)......................................      30,928     28,682
Loans receivable, net of allowance for loan losses of
 $12,275 and $12,016 (notes 6 and 10)..................     888,760    766,687
Accrued interest receivable............................       7,018      6,369
Mortgage servicing rights (note 7).....................       6,288      6,537
Office properties and equipment, net (note 8)..........      25,187     25,255
Real estate owned, net.................................         --         344
Bank-Owned Life Insurance..............................      32,127     30,575
Prepaid expenses and other assets......................      12,624      7,708
                                                         ----------  ---------
    Total assets.......................................  $1,579,995  1,393,237
                                                         ==========  =========
         Liabilities and Stockholders' Equity
Liabilities:
 Deposits (note 9).....................................  $  664,682    674,870
 FHLB advances and other borrowings (note 10)..........     779,662    585,981
 Advance payments by borrowers for taxes and
  insurance............................................       5,984      5,660
 Accrued interest payable..............................       4,620      3,058
 Other liabilities.....................................      23,342     20,707
                                                         ----------  ---------
    Total liabilities..................................   1,478,290  1,290,276
                                                         ==========  =========
Commitments and contingencies (notes 4, 6, 8, 10, 11,
 13 and 15)
Stockholders' equity (notes 3 and 4):
 Preferred stock, $.01 par value; 1,000,000 shares
  authorized; none issued..............................         --         --
 Common stock, $.01 par value; 25,000,000 shares
  authorized; 8,707,152 shares issued..................          87         87
 Additional paid-in capital............................      85,449     85,407
 Retained earnings (notes 2 and 3).....................      63,270     56,892
 Accumulated other comprehensive loss..................      (4,470)      (150)
 Unearned 1997 stock-based incentive plan (note 14)....      (4,438)    (5,869)
 Unallocated ESOP shares (note 14).....................      (3,872)    (4,647)
 Treasury stock; at cost (2,100,847 and 1,649,668
  shares at 2000 and 1999).............................     (34,321)   (28,759)
                                                         ----------  ---------
    Total stockholders' equity.........................     101,705    102,961
                                                         ----------  ---------
    Total liabilities and stockholders' equity.........  $1,579,995  1,393,237
                                                         ==========  =========

          See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   Years ended March 31, 2000, 1999 and 1998

                                                          2000     1999   1998
                                                         -------  ------ ------
                                                         (In Thousands, Except
                                                            Per Share Data)
Interest and dividend income:
  Loans................................................. $61,005  65,352 67,493
  Investment securities.................................     803   2,100  2,033
  Mortgage-backed securities............................  30,041  17,791  6,608
  Federal Home Loan Bank stock..........................   1,972   1,534    756
                                                         -------  ------ ------
    Total interest and dividend income..................  93,821  86,777 76,890
                                                         -------  ------ ------
Interest expense:
  Deposits (note 9).....................................  24,812  27,572 33,034
  Borrowed funds........................................  36,959  28,871 13,495
                                                         -------  ------ ------
    Total interest expense..............................  61,771  56,443 46,529
                                                         -------  ------ ------
    Net interest income before provision for loan
     losses.............................................  32,050  30,334 30,361
Provision for loan losses (note 6)......................   1,200   1,200  2,350
                                                         -------  ------ ------
    Net interest income after provision for loan
     losses.............................................  30,850  29,134 28,011
                                                         -------  ------ ------
Non-interest income:
  Loan servicing income.................................   2,003   1,909  2,354
  Gain (loss) on sale of mortgage loans, net (note 7)...    (952)  2,046  1,493
  Gain on sale of investments securities available for
   sale.................................................     --        9    163
  Service charges on deposit accounts...................   1,344   1,096    852
  Earnings on Bank-Owned Life Insurance.................   1,552     575    --
  Other income..........................................   2,587   2,003  1,491
                                                         -------  ------ ------
    Total non-interest income...........................   6,534   7,638  6,353
                                                         -------  ------ ------
Non-interest expense:
  Compensation and employee benefits (note 14)..........  14,732  14,615 13,290
  Office occupancy and equipment........................   3,905   3,781  2,927
  Data processing.......................................   1,322   1,045    717
  Advertising and business promotion....................   1,159     796  1,023
  Federal deposit insurance premiums....................     334     588    514
  Other.................................................   4,057   4,508  3,788
                                                         -------  ------ ------
    Total non-interest expense..........................  25,509  25,333 22,259
                                                         -------  ------ ------
    Income before income tax expense....................  11,875  11,439 12,105
Income tax expense (note 13)............................   3,689   3,818  5,286
                                                         -------  ------ ------
    Net income.......................................... $ 8,186   7,621  6,819
                                                         =======  ====== ======
Basic earnings per share................................ $  1.31    1.09   0.84
                                                         =======  ====== ======
Diluted earnings per share.............................. $  1.31    1.09   0.84
                                                         =======  ====== ======
Weighted average shares outstanding--basic..............   6,256   6,980  8,131
                                                         =======  ====== ======
Weighted average shares outstanding--diluted............   6,256   6,980  8,138
                                                         =======  ====== ======

          See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Years ended March 31, 2000, 1999 and 1998

                                                                                               Unearned
                                                                                                 1997
                                                                     Accumulated              Stock-based
                              Shares of        Additional               other                  incentive                Total
                    Preferred  common   Common  paid-in   Retained  comprehensive Unallocated plan (SIP)  Treasury  stockholders'
                      stock     stock   stock   capital   earnings  income (loss) ESOP shares   shares     stock       equity
                    --------- --------- ------ ---------- --------  ------------- ----------- ----------- --------  -------------
                                                   (Dollars in Thousands, Except Per Share Data)
Balance at March
31, 1997..........     --       8,707    $87    $84,334   $43,603      $   326      $(6,196)    $   --    $    --     $122,154
 Common stock
 acquired for
 SIP..............     --         --     --         --        --           --           --       (4,734)       --       (4,734)
 Earned ESOP
 shares charged to
 expense..........     --         --     --         682       --           --           775         --         --        1,457
 Comprehensive
 income (loss):
 Net income.......     --         --     --         --      6,819          --           --          --         --        6,819
 Other
 comprehensive
 income:
  Unrealized
  holding gains
  (losses) on
  available for
  sale
  securities......     --         --     --         --        --         2,422          --          --         --          --
  Reclassification
  adjustments for
  losses (gains)
  included in net
  income..........     --         --     --         --        --          (163)         --          --         --          --
                                                                       -------
  Unrealized
  (losses) gains..     --         --     --         --        --         2,259          --          --         --          --
  Tax effect......     --         --     --         --        --          (969)         --          --         --          --
                                                                       -------
  Net-of-tax
  effect..........     --         --     --         --        --         1,290          --          --         --        1,290
                                                                                                                      --------
 Total
 comprehensive
 income...........     --         --     --         --        --           --           --          --         --        8,109
                      ----      -----    ---    -------   -------      -------      -------     -------   --------    --------
Balance at March
31, 1998..........     --       8,707     87     85,016    50,422        1,616       (5,421)     (4,734)       --      126,986
 Common stock
 acquired for
 SIP..............     --         --     --         --        --           --           --       (2,502)       --       (2,502)
 Earned SIP stock
 awards...........     --         --     --        (150)      --           --           --        1,367        --        1,217
 Earned ESOP
 shares charged to
 expense..........     --         --     --         541       --           --           774         --         --        1,315
 Cash dividends
 declared and paid
 ($0.15 per
 share)...........     --         --     --         --     (1,151)         --           --          --         --       (1,151)
 Common stock
 repurchased
 (1,615,123 shares
 at an average
 price of $17.43
 per share).......     --         --     --         --        --           --           --          --     (28,152)    (28,152)
 Common stock
 acquired for
 certain employee
 benefit plans
 (34,545 shares at
 an average price
 of $17.58 per
 share)...........     --         --     --         --        --           --           --          --        (607)       (607)
 Comprehensive
 income (loss):
 Net income.......     --         --     --         --      7,621          --           --          --         --        7,621
 Other
 comprehensive
 income, net of
 tax:
  Unrealized
  holding gains
  (losses) on
  available for
  sale
  securities......     --         --     --         --        --        (2,924)         --          --         --          --
  Reclassification
  adjustment for
  losses (gains)
  included in net
  income..........     --         --     --         --        --            (9)         --          --         --          --
                                                                       -------
  Net unrealized
  (losses) gains..     --         --     --         --        --        (2,933)         --          --         --          --
  Tax effect......     --         --     --         --        --         1,167          --          --         --          --
                                                                       -------
  Net-of-tax
  effect..........     --         --     --         --        --        (1,766)         --          --         --       (1,766)
                                                                                                                      --------
 Total
 comprehensive
 income...........     --         --     --         --        --           --           --          --         --        5,855
                      ----      -----    ---    -------   -------      -------      -------     -------   --------    --------
Balance at March
31, 1999..........     --       8,707    $87    $85,407   $56,892      $  (150)     $(4,647)    $(5,869)  $(28,759)   $102,961
                      ====      =====    ===    =======   =======      =======      =======     =======   ========    ========

         See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                   Years ended March 31, 2000, 1999 and 1998

                                                                                               Unearned
                                                                                                 1997
                                                                     Accumulated              Stock-based
                              Shares of        Additional               other                  incentive                Total
                    Preferred  common   Common  paid-in   Retained  comprehensive Unallocated plan (SIP)  Treasury  stockholders'
                      stock     stock   stock   capital   earnings  income (loss) ESOP shares   shares     stock       equity
                    --------- --------- ------ ---------- --------  ------------- ----------- ----------- --------  -------------
                                                   (Dollars in Thousands, Except Per Share Data)
Balance at March
31, 1999..........     --       8,707    $87    $85,407   $56,892      $  (150)     $(4,647)    $(5,869)  $(28,759)   $102,961
 Earned SIP stock
 awards...........     --         --     --        (154)      --           --           --        1,431        --        1,277
 Earned ESOP
 shares charged to
 expense..........     --         --     --         196       --           --           775         --         --          971
 Cash dividends
 declared and paid
 ($0.26 per
 share)...........     --         --     --         --     (1,808)         --           --          --         --       (1,808)
 Common stock
 repurchased
 (428,801 shares
 at an average
 price of $12.24
 per share).......     --         --     --         --        --           --           --          --      (5,271)     (5,271)
 Common stock
 acquired for
 certain employee
 benefit plans
 (24,086 shares at
 an average price
 of $13.32 per
 share)...........     --         --     --         --        --           --           --          --        (320)       (320)
 Common stock sold
 for certain
 employee benefit
 plans (1,708
 shares at an
 average price of
 $16.57 per
 share)...........     --         --     --         --        --           --           --          --          29          29
 Comprehensive
 income (loss):
 Net income.......     --         --     --         --      8,186          --           --          --         --        8,186
 Other
 comprehensive
 income, net of
 tax:
  Unrealized
  holding gains
  (losses) on
  available for
  sale
  securities......     --         --     --         --        --        (6,981)         --          --         --          --
  Reclassification
  adjustment for
  losses (gains)
  included in net
  income..........     --         --     --         --        --           --           --          --         --          --
                                                                       -------
  Net unrealized
  (losses) gains..     --         --     --         --        --        (6,981)         --          --         --          --
  Tax effect......     --         --     --         --        --         2,661          --          --         --          --
                                                                       -------
  Net-of-tax
  effect..........     --         --     --         --        --        (4,320)         --          --         --       (4,320)
                                                                                                                      --------
 Total
 comprehensive
 income...........     --         --     --         --        --           --           --          --         --        3,866
                      ----      -----    ---    -------   -------      -------      -------     -------   --------    --------
Balance at March
31, 2000..........     --       8,707    $87    $85,449   $63,270      $(4,470)     $(3,872)    $(4,438)  $(34,321)   $101,705
                      ====      =====    ===    =======   =======      =======      =======     =======   ========    ========

         See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended March 31, 2000, 1999 and 1998

                                                    2000       1999      1998
                                                  ---------  --------  --------
                                                    (Dollars in Thousands)
Cash flows from operating activities:
 Net income...................................... $   8,186     7,621     6,819
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Amortization (accretion) of:
   Premium (discount) on investment and mortgage-
    backed securities held to maturity...........         3         6        (4)
   Premium on investment and mortgage-backed
    securities available for sale................       269     1,148        43
  Deferred loan origination (costs) fees.........      (155)      (50)      322
  Mortgage servicing rights......................     2,070     1,704       782
  Provisions for Loan losses.....................     1,200     1,200     2,350
  (Gains) losses on sales of:
   Office property and equipment.................       (30)      --        (18)
   Real estate owned.............................       (56)     (104)      (93)
   Mortgage loans................................       952    (2,046)   (1,493)
   Investment and mortgage-backed securities
    available-for-sale...........................       --         (9)     (163)
  Net proceeds from sales of mortgage loans......   250,326   629,772   265,221
  Origination of mortgage loans held for sale....  (204,182) (600,204) (327,642)
  Income from bank-owned life insurance..........    (1,552)     (575)      --
  Unrealized (gain) loss on trading securities...      (293)        6       --
  Real estate owned valuation adjustments........       (43)       38       240
  Depreciation of office properties and
   equipment.....................................     2,542     2,251     1,692
  Appreciation in fair value of ESOP shares......       195       541       682
  Earned SIP shares..............................     1,277     1,217       --
  Increase or decrease in:
   Accrued interest receivable...................      (649)     (377)   (1,270)
   Prepaid expenses and other assets.............    (2,254)     (629)      706
   Accrued interest payable......................     1,562       445     1,896
   Other liabilities.............................     2,635   (12,949)   17,409
                                                  ---------  --------  --------
    Net cash provided by (used in) operating
     activities..................................    62,003    29,006   (33,407)
                                                  =========  ========  ========

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                                                2000         1999       1998
                                             -----------  ----------  --------
                                                 (Dollars in Thousands)
Cash flows from investing activities:
 Purchase of investment securities available
  for sale.................................. $      (600)     (3,845)   (6,159)
 Purchase of trading securities.............        (200)       (100)      --
 Purchase of mortgage-backed securities
  available for sale........................    (249,028)   (346,219) (201,533)
 Payments received on mortgage-backed
  securities available for sale.............     107,134     127,442    19,322
 Proceeds from sale of investment securities
  available for sale........................         --          --        511
 Proceeds from sale of mortgage-backed
  securities available for sale.............         --        3,906       --
 Purchases of investment securities held to
  maturity..................................         --          --    (11,990)
 Payments received on mortgage-backed
  securities held to maturity...............       2,784       6,874     2,934
 Purchase of the Federal Home Loan Bank
  Stock.....................................      (2,246)    (10,737)   (8,414)
 Maturities of investment securities held to
  maturity..................................      10,000      12,500    10,500
 Maturities of investment securities
  available for sale........................         --        4,000       --
 Maturities of mortgage-backed securities
  available for sale........................         --       19,473       --
 Net (increase) decrease in loans...........    (123,349)     80,280   (56,282)
 Proceeds from sale of office equipment.....         104         --         30
 Proceeds from sales of real estate owned...         674         752     1,336
 Purchase of bank-owned life insurance......         --      (30,000)      --
 Purchases of office properties and
  equipment.................................      (2,548)     (2,629)  (12,367)
                                             -----------  ----------  --------
    Net cash used in investing activities...    (257,275)   (138,303) (262,112)
                                             -----------  ----------  --------
Cash flows from financing activities:
 Net decrease in deposits................... $   (10,188)    (33,618)  (15,488)
 Proceeds FHLB advances and other
  borrowings................................   2,867,106   1,584,786   763,127
 Repayments on FHLB advances and other
  borrowings................................  (2,673,425) (1,402,670) (470,324)
 Net change in advance payments by borrowers
  for taxes and insurance...................         324        (564)      644
 Payments to acquire SIP shares.............         --       (2,502)   (4,734)
 Cash dividends paid........................      (1,808)     (1,151)      --
 Common stock repurchased, net..............      (5,562)    (28,759)      --
 Reduction in unearned ESOP shares..........         775         774       775
                                             -----------  ----------  --------
    Net cash provided by financing
     activities.............................     177,222     116,296   274,000
                                             -----------  ----------  --------
Net increase (decrease) in cash and cash
 equivalents................................     (18,050)      6,999   (21,519)
Cash and cash equivalents at beginning of
 year.......................................      39,020      32,021    53,540
                                             -----------  ----------  --------
Cash and cash equivalents at end of year.... $    20,970      39,020    32,021
                                             ===========  ==========  ========
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
  Interest.................................. $    60,209      55,998    44,633
                                             ===========  ==========  ========
  Income taxes.............................. $     1,951       3,933     3,830
                                             ===========  ==========  ========
Supplemental disclosures of noncash
 investing activities:
 Property acquired in settlement of loans... $       231         435     1,413
                                             ===========  ==========  ========

          See accompanying notes to consolidated financial statements.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         March 31, 2000, 1999 and 1998

(1) Organization

  FIRSTFED AMERICA BANCORP, INC. (the "Company") is a holding company for First Federal Savings Bank of America (the "Bank"), FAB FUNDING CORPORATION ("FAB FUNDING"), FIRSTFED INSURANCE AGENCY, LLC, and the FIRSTFED TRUST COMPANY, N.A. The Company owns all of the issued and outstanding shares of common stock of the Bank and FAB FUNDING. The FIRSTFED INSURANCE AGENCY, LLC (the "Agency") is owned jointly by the Company and FAB FUNDING, with the Company's ownership share being a substantial majority. The Company owns a 65% interest in FIRSTFED TRUST COMPANY, N.A. (the "Trust Company"), with the remaining 35% interest being held by M/D Trust, LLC; a minority owner.

  The Bank provides a full range of banking services to individual and business customers in Massachusetts, Rhode Island and, to a lesser degree, in Connecticut. The Bank is subject to competition from other financial institutions, mortgage banking companies and other financial service providers doing business in the area. The Bank and the Company are subject to regulations of, and periodic examinations by, the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC up to $100,000. To provide protection for customers' retirement account balances in excess of FDIC coverage, the Bank participates in the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston. To participate, the Company must pledge investment securities and mortgage loans as collateral with the Federal Home Loan Bank of Boston.

  As more fully described in note 3, the Bank converted from a mutual savings bank to a capital stock savings bank on January 15, 1997.

  The Agency was formed on January 7, 1999. The Agency offers a comprehensive insurance product line including auto, home, life, accident and health insurance to consumers and businesses. The Agency is licensed to sell insurance in both Massachusetts and Rhode Island and is subject to regulations of, and periodic examinations by, both of these states.

  In March 2000, the Agency purchased two local independent agencies, Smith-Cochrane Insurance Agency, Inc. and All Risk Insurance Agency of Swansea for $1.1 million. Since these acquisitions were accounted for under the purchase method of accounting, the results of the acquisitions are included for the periods subsequent to the acquisition date. Goodwill of approximately $1.1 million was recorded and is being amortized on a straight-line basis between five and fifteen years. Subject to levels of customer retention, the Agency may be required to make additional payments up to $480,000 over 3 years, which if paid, will be recorded as goodwill.

  The Trust Company was formed on February 1, 2000 as a limited purpose national bank, which provides comprehensive fiduciary products and services in Massachusetts and Rhode Island. The Trust Company is subject to the regulations of, and periodic examination by the Office of the Comptroller of the Currency ("OCC"), as well as the states in which it operates.

  FAB FUNDING is a business corporation formed at the direction of the Company under the laws of the Commonwealth of Massachusetts on October 8, 1996. FAB FUNDING was established to lend funds to a Company sponsored employee stock ownership plan and related trust for the purchase of stock in the initial public offering.

  The Bank includes its wholly-owned subsidiaries: FIRSTFED Mortgage Corp. (an inactive company), FIRSTFED INVESTMENT CORP. (a Massachusetts security corporation), and CELMAC INVESTMENT CORP. (a Massachusetts security corporation).

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

 Cash and Due From Banks

  The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to $7,139 at March 31, 2000.

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

 Loans

  Loans are reported at the principal amount outstanding, reduced by net deferred loan origination fees or costs. Mortgage loans held for sale are carried at the lower of aggregate cost or market. Considered in the calculation of cost are unamortized deferred loan origination fees and costs and mortgage servicing rights. Generally, all longer term (typically mortgage loans with terms greater than fifteen years) fixed-rate residential single-family mortgage loans are originated for sale and shorter term fixed-rate and adjustable-rate loans are originated for portfolio.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

 Real Estate Owned

  Real estate owned is acquired through foreclosure or by accepting a deed in lieu of foreclosure. Real estate acquired in settlement of loans is recorded at the lower of the carrying value of the loan or the fair value, less disposal costs, of the property constructively or actually received, thereby establishing a new cost basis. Subsequent write- downs are recorded if the cost basis exceeds current net fair value. Related operating costs, net of rental income, are reflected in operations when incurred. Realized gains and losses upon disposition are recognized in income.

  Management believes that the net carrying value of real estate acquired through foreclosure reflects the lower of its cost basis or estimated net fair value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory requirements, are considered in the evaluation of the net fair value of real estate acquired through foreclosure.

 Bank Owned Life Insurance

  Bank owned life insurance ("BOLI") represents life insurance on certain employees. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other income, and are not subject to income taxes. BOLI is reported on the balance sheet at cash value.

 Goodwill

  Goodwill arises in a business combination accounted for under the purchase method. It represents the difference between the cost of an acquired company and the sum of the fair values of the intangible and identifiable intangible assets acquired less the fair value of the tangible liabilities assumed. Goodwill is amortized on a straight-line basis over a period not exceeding fifteen years, and is reviewed for possible impairment when

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES it is determined that events or changed circumstances may affect the underlying basis of the asset. Goodwill is reported on the balance as a component of prepaid expenses and other assets.

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

  A reconciliation of the weighted average shares outstanding for the year ended March 31, 2000 and 1999 follows (in thousands):

                                                               2000  1999  1998
                                                               ----- ----- -----
     Basic shares............................................. 6,256 6,980 8,131
     Dilutive impact of stock options.........................   --    --      6
     Dilutive impact of SIP shares............................   --    --      1
                                                               ----- ----- -----
     Diluted shares........................................... 6,256 6,980 8,138
                                                               ===== ===== =====

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

 Comprehensive Income

  Comprehensive income is defined as all changes to equity except investments by and distribution to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as other comprehensive income.

 Statements of Cash Flows

  For purposes of reporting cash flows, cash and cash equivalents consist of cash on hand and due from banks and short-term investments. Short-term investments have original maturities of 90 days or less.

 Trust Assets

  Securities and other property held in a fiduciary or agency capacity are not included in the consolidated balance sheets because they are not assets of the Company. Trust assets under administration at March 31, 2000 were $445,000. Income from trust activities is reported on an accrual basis.

 Recent Accounting Developments

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the FASB issued SFAS No. 137 Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. SFAS No. 133 will be effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

(3) Conversion to Stock Form of Ownership

  The Company is a business corporation formed at the direction of the Bank under the laws of Delaware on September 6, 1996. On January 15, 1997, (i) the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, (ii) the Bank issued all of its outstanding capital stock to the Company and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock"), by selling at a price of $10.00 per share 7,364,762 shares of Common Stock to certain of the Bank's eligible account holders who had subscribed for such shares (collectively, the "Conversion"), by selling 697,010 shares to the Bank's Employee Stock Ownership Plan and related trust ("ESOP") and by contributing 645,380 shares of Common Stock to The FIRSTFED Charitable Foundation (the "Foundation"). The Conversion resulted in net proceeds of $77.6 million, after expenses of $3.0 million. Net proceeds of $43.4 million were invested in the Bank to increase the Bank's tangible capital to 10% of the Bank's total adjusted assets. The Company established the Foundation dedicated to the communities served by the Bank. In connection with the Conversion, the common stock contributed by the Company to the Foundation at a value of $6.5 million was charged to expense.

  Prior to the initial public offering and as a part of the subscription offering, in order to grant priority to eligible depositors, the Bank established a liquidation account at the time of Conversion in an amount equal to the retained earnings of the Bank as of the date of its latest balance sheet date, September 30, 1996, contained in the final Prospectus used in connection with the Conversion. In the unlikely event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain accounts at the Bank shall be

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES entitled to receive a distribution from the liquidation account. The total amount at the liquidation account is decreased if the balances of eligible depositors decrease at the annual determination dates. The liquidation account approximated $17.9 million (unaudited) at March 31, 2000.

  The Company may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

  In addition to the 25,000,000 authorized shares of common stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 2000, there were no shares of preferred stock issued.

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

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of risk-based core and tangible capital (as defined). As of March 31, 2000, the Bank meets all capital adequacy requirements to which it is subject.

  As of September 27, 1999, the most recent notification from the OTS categorized the Bank as "well capitalized" by regulatory definition. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, core, tangible, and Tier 1 risk-based capital ratios as set forth in the table. As of March 31, 2000, the Bank is categorized as "well capitalized" based on its ratios of risk-based, core, tangible, and Tier 1 risk-based capital. There are no conditions or events since that notification that management believes have changed the Bank's category.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The Bank's actual and required capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk.

                                                                   To Be Well
                                                                   Capitalized
                                                                  Under Prompt
                                                     For Capital   Corrective
                                                      Adequacy       Action
                                        Actual        Purposes     Provisions
                                    --------------  ------------- -------------
                                     Amount  Ratio  Amount  Ratio Amount  Ratio
                                    -------- -----  ------- ----- ------- -----
   As of March 31, 2000:
     Risk-based capital............ $109,319 15.06% $58,052  8.0% $72,565 10.0%
     Core capital..................  100,267  6.35   63,179  4.0   78,974  5.0
     Tangible capital..............  100,267  6.35   31,590  2.0   78,974  5.0
     Tier 1 risk-based.............  100,267 13.82   29,026  4.0   43,539  6.0
   As of March 31, 1999:
     Risk-based capital............ $105,684 16.18% $52,250  8.0% $65,312 10.0%
     Core capital..................   97,544  7.03   55,534  4.0   69,417  5.0
     Tangible capital..............   97,544  7.03   27,767  2.0   69,417  5.0
     Tier 1 risk-based.............   97,544 14.93   26,125  4.0   39,187  6.0

  The Trust Company is subject to similar capital standards under OCC regulations with respect to its balance sheet assets. The following table presents the Trust Company's capital position at March 31, 2000.

                                                                    Capital
                                                      Excess    ----------------
                                   Actual Required (Deficiency) Actual  Required
                                   ------ -------- ------------ ------  --------
   Tangible capital............... $2,809   $56       $2,753    100.43%   2.00%
   Core capital...................  2,809   112        2,697    100.43    4.00
   Risk-based capital.............  2,809   224        2,585    486.83    8.00

(5) Investment and Mortgage-Backed Securities (Dollars in Thousands)

 Available For Sale

  A summary of investment securities available for sale follows:

                                                March 31, 2000
                                ----------------------------------------------
                                Weighted
                                average  Amortized Unrealized Unrealized Fair
                                  rate     cost      gains      losses   value
                                -------- --------- ---------- ---------- -----
   Investment securities:
     U.S. Government Agency
      obligations..............   6.2%    $  600       --          --      600
     Marketable equity
      securities...............            5,660     1,353      (1,970)  5,043
                                          ------     -----      ------   -----
       Total investment
        securities.............           $6,260     1,353      (1,970)  5,643
                                          ======     =====      ======   =====
                                                March 31, 1999
                                ----------------------------------------------
                                Weighted
                                average  Amortized Unrealized Unrealized Fair
                                  rate     cost      gains      losses   value
                                -------- --------- ---------- ---------- -----
   Investment securities:
     Marketable equity
      securities...............           $5,660     1,429      (1,514)  5,575
                                          ------     -----      ------   -----
       Total investment
        securities.............           $5,660     1,429      (1,514)  5,575
                                          ======     =====      ======   =====

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  A summary of mortgage-backed and collateralized mortgage obligation securities available for sale follows:

                                                March 31, 2000
                               ------------------------------------------------
                               Weighted
                               average  Amortized Unrealized Unrealized  Fair
                                 rate     cost      gains      losses    value
                               -------- --------- ---------- ---------- -------
Mortgage-backed securities
 due:
  Less than five years........   7.0%   $ 15,254     --          (306)   14,948
  Within five to ten years....   --          --      --           --        --
  After ten years.............   6.0     348,559     132       (4,140)  344,551
                                 ---    --------     ---       ------   -------
    Total mortgage-backed
     securities...............   6.0%   $363,813     132       (4,446)  359,499
                                 ---    --------     ---       ------   -------
Collateralized mortgage
 obligations due:
  Less than five years........   7.2%   $  9,996      54          --     10,050
  Within five to ten years....   6.0      35,168     --          (532)   34,636
  After ten years.............   6.4     141,132     744       (2,434)  139,442
                                 ---    --------     ---       ------   -------
    Total collateralized
     mortgage obligations.....   6.3%   $186,296     798       (2,966)  184,128
                                 ---    --------     ---       ------   -------
      Total...................   6.1%   $550,109     930       (7,412)  543,627
                                 ===    ========     ===       ======   =======
                                                March 31, 1999
                               ------------------------------------------------
                               Weighted
                               average  Amortized Unrealized Unrealized  Fair
                                 rate     cost      gains      losses    value
                               -------- --------- ---------- ---------- -------
Mortgage-backed securities
 due:
  Less than five years........   7.0%   $ 18,765      73          --     18,838
  Within five to ten years....   7.0       2,557      13          --      2,570
  After ten years.............   6.1     243,526     671         (210)  243,987
                                 ---    --------     ---       ------   -------
    Total mortgage-backed
     securities...............   6.2%   $264,848     757         (210)  265,395
                                 ---    --------     ---       ------   -------
Collateralized mortgage
 obligations due:
  Less than five years........    --%   $     --     --           --        --
  Within five to ten years....   5.7      23,189      24          --     23,213
  After ten years.............   6.2     120,448      83         (688)  119,843
                                 ---    --------     ---       ------   -------
    Total collateralized
     mortgage obligations.....   6.1%   $143,637     107         (688)  143,056
                                 ---    --------     ---       ------   -------
      Total...................   6.2%   $408,485     864         (898)  408,451
                                 ===    ========     ===       ======   =======

  During the years ended March 31, 2000, 1999 and 1998, realized gains on investment securities available for sale were $-0-, $9 and $163, respectively. Proceeds from the sale of investment and mortgage-backed securities available for sale during fiscal years 2000, 1999 and 1998 amounted to $-0-, $3,906 and $511, respectively.

  Adjustable-rate mortgage-backed securities and collateralized mortgage obligations available for sale had total amortized costs and fair values of $479,266 and $474,627, respectively, at March 31, 2000 and $329,823 and
$330,381, respectively, at March 31,1999.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

 Held To Maturity

  A summary of investment securities held to maturity at March 31, 1999, is shown below. There were no investment securities held to maturity at March 31, 2000.

                                                 March 31, 1999
                                 -----------------------------------------------
                                 Weighted
                                 average  Amortized Unrealized Unrealized  Fair
                                   rate     cost      gains      losses   value
                                 -------- --------- ---------- ---------- ------
United States Government and
 related obligations due:
  Within one year...............   6.1%    $9,998       32        --      10,030
                                   ---     ------      ---        ---     ------
    Total investment securities
     held to maturity...........   6.1%    $9,998       32        --      10,030
                                   ===     ======      ===        ===     ======

  A summary of mortgage-backed securities held to maturity follows:

                                                 March 31, 2000
                                 -----------------------------------------------
                                 Weighted
                                 average  Amortized Unrealized Unrealized  Fair
                                   rate     cost      gains      losses   value
                                 -------- --------- ---------- ---------- ------
Mortgage-backed securities due:
  Less than five years..........   8.7%    $   40      --         --          40
  Within five to ten years......   8.8        692      --         --         692
  After ten years...............   7.2      2,087       34        --       2,121
                                   ---     ------      ---        ---     ------
    Total mortgage-backed
     securities held to
     maturity...................   7.7%    $2,819       34        --       2,853
                                   ===     ======      ===        ===     ======
                                                 March 31, 1999
                                 -----------------------------------------------
                                 Weighted
                                 average  Amortized Unrealized Unrealized  Fair
                                   rate     cost      gains      losses   value
                                 -------- --------- ---------- ---------- ------
Mortgage-backed securities due:
  Less than five years..........   7.7%    $   14      --         --          14
  Within five to ten years......   8.5        815       53        --         868
  After ten years...............   6.7      4,779       72        --       4,851
                                   ---     ------      ---        ---     ------
    Total mortgage-backed
     securities held to
     maturity...................   7.0%    $5,608      125        --       5,733
                                   ===     ======      ===        ===     ======

  Adjustable-rate mortgage-backed securities held to maturity had total amortized cost and fair value of $2,087 and $2,121, respectively, at March 31, 2000 and $4,553 and $4,605, respectively, at March 31, 1999.

  Maturities of mortgage-backed securities are based on contractual maturities with scheduled amortization. Actual maturities will differ from contractual maturities due to prepayments.

  Mortgage-backed securities with a book value of approximately $560 and $807 were pledged as collateral for certain deposits in the "Deposit
Collateralization Bailee Program" at the Federal Home Loan Bank of Boston at March 31, 2000 and 1999, respectively.

  As a member of the Federal Home Loan Bank ("FHLB") system, the Company is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at March 31, 2000. Any excess may be redeemed by the Company or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

 Trading Securities

  The Company maintains an investment position in a venture-capital limited partnership, which is classified as a trading security.

(6) Loans Receivable (Dollars in Thousands)

  The Company's lending activities are conducted principally in Massachusetts, Rhode Island and, to a lesser degree, in Connecticut. The Company grants one- to four-family and multifamily residential loans, commercial real estate loans, commercial loans and a variety of consumer loans. In addition, the Company grants loans for the construction of residential homes, multifamily properties and commercial real estate properties. The ability and willingness of one-to four-family and multifamily residential and consumer borrowers to honor their repayment commitments is generally dependent on real estate values and the level of overall economic activity within the borrowers' geographic areas. The ability and willingness of commercial, commercial real estate and construction loan borrowers to honor their repayment commitments is generally dependent on the health of the real estate economic sector in the borrowers' geographic areas and the general economy.

  The following is a comparative summary of loans receivable classified by type at March 31:

                                                              2000     1999
                                                            --------  -------
   Mortgage loans:
     Residential 1-4 family................................ $671,586  583,692
     Multi-family..........................................    2,568    3,082
     Commercial real estate................................   37,274   38,760
     Construction and land.................................   39,205   31,671
                                                            --------  -------
       Total mortgage loans................................  750,633  657,205
                                                            --------  -------
   Commercial loans........................................   70,484   56,196
                                                            --------  -------
   Consumer loans and other loans:
     Home equity lines.....................................   31,351   25,482
     Second mortgages......................................   51,488   40,630
     Other consumer loans..................................    8,616    7,872
                                                            --------  -------
       Total consumer loans................................   91,455   73,984
                                                            --------  -------
       Total loans receivable..............................  912,572  787,385
                                                            --------  -------
   Less:
     Allowance for loan losses.............................  (12,275) (12,016)
     Undisbursed proceeds of construction mortgages in
      process..............................................  (11,983)  (7,903)
     Deferred loan origination costs (fees), net...........      446     (779)
                                                            --------  -------
                                                             (23,812) (20,698)
                                                            --------  -------
       Loans receivable, net............................... $888,760  766,687
                                                            ========  =======

  The weighted average interest rate on the residential mortgage, construction and land loan portfolio was approximately 7.25% at March 31, 2000 compared with 7.13% at March 31, 1999. Included in this portfolio are $417,107 and $295,404 of loans at variable interest rates, at March 31, 2000 and 1999, respectively.

  At March 31, 2000 and 1999, mortgage loans sold to others and serviced by the Bank on a fee basis under various agreements amounted to $1,595,000 and $1,564,000, respectively. Loans serviced for others are not included in the Consolidated Balance Sheets.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  Loans placed on nonaccrual status totaled approximately $1,310 and $2,550 at March 31, 2000 and 1999, respectively.

  The following table summarizes information regarding the reduction of interest income on nonaccrual loans for the years ended March 31:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
   Income in accordance with original items...................... $107 231  261
   Income recognized.............................................   78 194  198
                                                                  ---- ---  ---
   Foregone interest income during year.......................... $ 29  37   63
                                                                  ==== ===  ===

  At March 31, 2000, there were no commitments to lend additional funds to those borrowers whose loans were classified as impaired or nonaccrual.

  At March 31, 2000 and 1999, total impaired loans were $556 and $1,565, respectively. At March 31, 2000 and 1999, impaired loans of $556 and $1,565 required impairment allowances of $228 and $919, respectively. All impaired loans have been measured using the fair value of the collateral method. The average recorded value of impaired loans was $771 during 2000 and $1,498 in 1999. The Company follows the same policy for recognition of income on impaired loans as it does for all other loans. Impaired loans of $244 and $1,088 were on nonaccrual at March 31, 2000 and 1999, respectively.

  The following table summarizes information regarding the reduction of interest income on impaired loans for the years ended March 31:

                                                                  2000 1999 1998
                                                                  ---- ---- ----
   Income in accordance with original terms...................... $114 227  228
   Income recognized.............................................   75 122  120
                                                                  ---- ---  ---
   Foregone interest income during the year...................... $ 39 105  108
                                                                  ==== ===  ===

  An analysis of the allowance for loan losses for the years ended March 31 is as follows:

                                                         2000     1999    1998
                                                        -------  ------  ------
   Balance at beginning of year........................ $12,016  10,937   8,788
     Provision for loan losses.........................   1,200   1,200   2,350
     Charge-offs.......................................    (958)   (138)   (212)
     Recoveries........................................      17      17      11
                                                        -------  ------  ------
   Balance at end of year.............................. $12,275  12,016  10,937
                                                        =======  ======  ======

  In the ordinary course of business, the Company makes loans to its directors, executive officers, and their related interests, at the same prevailing terms as those of other borrowers. The following is a summary of related party loan activity for the years ended March 31:

                                                               2000  1999  1998
                                                               ----  ----  ----
   Balance, beginning of year................................. $685   828   749
     Originations.............................................  297    56   271
     Principal repayments..................................... (110) (199) (192)
                                                               ----  ----  ----
   Balance, end of year....................................... $872   685   828
                                                               ====  ====  ====

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  Not included in the amounts stated above are unused portions of lines of credit. These amounted to $228 and $188 at March 31, 2000 and 1999, respectively.

  Loans with a book value of $8,973 were pledged as collateral for the "Deposit Collateralization Bailee Program" with the Federal Home Loan Bank of Boston at March 31, 2000.

(7) Sale of Mortgage Loans (Dollars in Thousands)

  The following summarizes mortgage loan sales and the components of gain or
(loss) on sale of mortgage loans for the years ended March 31:

                                                  2000       1999      1998
                                                ---------  --------  --------
   Gain (loss) on sale of mortgage loans:
     Cash proceeds from sales of loans......... $ 250,265   630,044   265,297
     Buy-up (down) fees received, net..........        61      (272)      (76)
                                                ---------  --------  --------
       Net cash proceeds from sales of loans...   250,326   629,772   265,221
     Principal balance of loans sold...........  (251,768) (631,107) (266,767)
     Deferred origination (costs) fees
      recognized at time of sale...............    (1,331)   (1,480)      340
     Change in unrealized loss on mortgage
      loans held for sale......................       --       (150)      318
     Capitalized mortgage servicing rights.....     1,821     5,011     2,381
                                                ---------  --------  --------
       Gain (loss) on sale of mortgage loans,
        net.................................... $    (952)    2,046     1,493
                                                =========  ========  ========

  The following is a summary of capitalized mortgage servicing rights for the years ended March 31:

                                                             2000     1999
                                                            -------  ------
   Beginning balance....................................... $ 6,537   3,230
   Capitalized mortgage servicing rights...................   1,821   5,011
   Amortization............................................  (2,070) (1,704)
                                                            -------  ------  ---
   Balance at March 31..................................... $ 6,288   6,537
                                                            =======  ======

  Capitalized mortgage servicing rights are periodically evaluated for impairment. As of March 31, 2000 and 1999, the balance of the valuation allowance amounted to $250 and $487, respectively.

(8) Office Properties and Equipment (Dollars in Thousands)

  Office properties and equipment consist of the following at March 31:

                                                                 2000     1999
                                                               --------  ------
   Land....................................................... $  1,882   1,939
   Office building and improvements...........................   19,542  18,930
   Furniture, fixtures and equipment..........................   13,052  12,038
   Construction in progress...................................      945      52
                                                               --------  ------
                                                                 35,421  32,959
   Less accumulated depreciation..............................  (10,234) (7,704)
                                                               --------  ------
                                                               $ 25,187  25,255
                                                               ========  ======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The Company leases certain office space under various non-cancelable operating leases. A summary of future minimum rental payments under such leases at March 31, 2000 follows:

                                                                  Minimum Rental
   Year ending March 31,                                             Expense
   ---------------------                                          --------------
   2001..........................................................     $ 284
   2002..........................................................       301
   2003..........................................................       278
   2004..........................................................       226
   2005..........................................................       158
   After 2005....................................................     1,333

  Rent expense was $181, $127 and $189 for the years ended March 31, 2000, 1999 and 1998, respectively.

(9) Deposits (Dollars in Thousands)

  Deposits at March 31 are as follows:

                                    Weighted        2000            1999
                                    Average    --------------  --------------
                                     Rates      Amount    %     Amount    %
                                   ----------  -------- -----  -------- -----
Money market...................... (2.60;2.38) $ 36,094   5.4% $ 32,834   4.9%
Business checking................. ( -- ; -- )   57,729   8.7    62,238   9.2
Savings........................... (1.75;1.75)  102,167  15.4    97,277  14.4
NOW............................... (0.98;0.98)   61,800   9.3    54,532   8.1
                                               -------- -----  -------- -----
                                                257,790  38.8   246,881  36.6
                                               -------- -----  -------- -----
Certificates:
  Six months to one year.......... (5.18;4.81)  186,937  28.1   204,075  30.2
  Over one year................... (5.54;5.65)  112,881  17.0   113,389  16.8
  Jumbo........................... (5.41;4.63)    7,532   1.1     8,434   1.2
  IRA & Keogh..................... (5.35;5.40)   82,245  12.4    84,149  12.5
  Business statement.............. (5.75;4.47)    3,436   0.5       500   0.1
  7-91 day........................ (4.48;4.24)   13,861   2.1    17,442   2.6
                                               -------- -----  -------- -----
    Total certificate accounts....              406,892  61.2   427,989  63.4
                                               -------- -----  -------- -----
                                               $664,682 100.0% $674,870 100.0%
                                               ======== =====  ======== =====
Weighted average stated interest
 rate of deposits................. (3.74;3.70)

  The remaining contractual maturities of certificate accounts at March 31 are summarized as follows:

                                                     2000           1999
                                                --------------  -------------
                                                 Amount    %    Amount    %
                                                -------- -----  ------- -----
   Within twelve months........................ $311,461  76.5% 339,640  79.4%
   More than thirteen months to thirty-six
    months.....................................   90,543  22.3   79,024  18.5
   Beyond thirty-six months....................    4,888   1.2    9,325   2.1
                                                -------- -----  ------- -----
                                                $406,892 100.0% 427,989 100.0%
                                                ======== =====  ======= =====

  Certificates of deposit in denominations of $100 or more totaled approximately $58,992 and $55,580 at March 31, 2000 and 1999, respectively.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  In the ordinary course of business, the Company accepts deposits from brokerage companies on behalf of their clients. These monies are invested in certificates of deposit. Brokered deposits amounted to $1,194 and $1,983 at March 31, 2000 and 1999, respectively.

  Interest expense on deposits consisted of the following for the years ended March 31:

                                                            2000    1999   1998
                                                           ------- ------ ------
   Money market........................................... $   780    849    883
   Regular and club.......................................   1,743  1,875  2,094
   NOW....................................................     558    498    801
   Certificates...........................................  21,731 24,350 29,256
                                                           ------- ------ ------
                                                           $24,812 27,572 33,034
                                                           ======= ====== ======

(10) Federal Home Loan Bank Advances and Other Borrowings (Dollars in thousands)

  At March 31, 2000 and 1999, advances from the Federal Home Loan Bank of Boston ("FHLB") with a weighted average interest rate of 5.84% and 5.30%, respectively, mature as follows:

   Year ending March 31,                                          2000    1999
   ---------------------                                        -------- -------
   2000........................................................ $    --  181,838
   2001........................................................  369,068 157,768
   2002........................................................   47,909  44,909
   2003........................................................   61,459  66,795
   2004........................................................   25,000  25,000
   After 2004..................................................  104,544  54,345
                                                                -------- -------
                                                                $607,980 530,655
                                                                ======== =======

  At March 31, 2000, the preceding totals include the following putable advances which are exercisable at the discretion of the FHLB:

                  Contractual
     Advance       Maturity           Put         Exercise                      Interest
      Date           Date            Date           Type         Balance          Rate
     -------      -----------       -------       --------       --------       --------
     9/17/98        9/17/03         9/17/01       One Time       $ 25,000         4.99%
     1/19/99        1/20/09         1/21/03       One Time         15,000         4.98
     10/8/99        10/8/09         10/9/01       One Time         24,000         5.58
     11/8/99        11/8/04         11/8/00       One Time         45,000         5.58
     2/16/00        2/16/10         2/19/02       One Time         10,000         6.47
     2/16/00        2/16/10         2/18/03       One Time         10,000         6.69
                                                                 --------         ----
                                                                 $129,000         5.55
                                                                 ========         ====

  Of the $369,068 maturing between April 1, 2000 and March 31, 2001, $47,000 have an adjustable rate that reprice monthly based on the one month London Inter-Bank Offer Rate ("LIBOR"). Of the $47,909 maturing between April 1, 2001 and March 31, 2002, $25,000 have an adjustable rate that reprice monthly based on the one month LIBOR.

  In accordance with the FHLB collateral requirements, a portion of the Bank's first mortgage loans on residential property and all otherwise unencumbered deposits and securities issued, insured or guaranteed by the United States government or an agency thereof, are pledged as collateral to secure such advances.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The Bank has a $25 million secured line of credit available and additional borrowing capacity of $161.3 million with the FHLB at March 31, 2000.

  The Bank also had $171.7 million of other borrowings primarily consisting of reverse repurchase agreements with securities dealers that were collateralized by mortgage-backed securities. The following table shows information pertaining to these agreements for the years ended March 31:

                                                                 2000    1999
                                                               -------- -------
     Reverse repurchase agreements............................ $171,467 $55,092
     Book value of pledged collateral.........................  186,802  59,074
     Fair value of pledged collateral.........................  185,254  59,226
     Maximum amount outstanding at any month end..............  191,538  73,065
     Average amount outstanding during the year...............  105,559  49,861

  The weighted average rate of the agreements at March 31, 2000 was 5.88% and the average cost for fiscal year 2000 was 5.51%. Of the $171.5 million of repurchase agreements, $25.0 million have an adjustable rate that reprice monthly based on the one month LIBOR. The collateral for the agreements is under the control of the Bank. The following table shows information pertaining to the maturity of these agreements for the years ended March 31:

     Year ending March 31,                                         2000    1999
     ---------------------                                       -------- ------
     2000....................................................... $    --  38,092
     2001.......................................................  171,467 17,000
                                                                 -------- ------
                                                                 $171,467 55,092
                                                                 ======== ======

(11) Litigation

  Various legal proceedings are pending against the Company which have arisen out to the normal course of business. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position, the annual results of operations, or liquidity of the Company.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

                                                                 2000    1999
                                                                ------- ------
   Financial instruments whose contractual amount represents
    credit risk:
     Commitments to originate loans to be sold................. $ 5,462 39,260
     Commitments to originate loans to be held in portfolio....  52,805 10,132
     Unadvanced home equity lines of credit....................  40,794 36,460
     Unadvanced commercial lines of credit.....................  19,635 16,082
     Unadvanced residential construction loans.................  11,983  7,903
   Financial instruments whose contractual amount exceeds the amount of credit risk:
     Commitments to sell residential mortgage loans............   7,264 70,969
   Financial instruments whose notional amount exceeds the
    amount of credit risk:
     Interest rate swap agreements.............................  50,000 50,000

  At March 31, 2000 and 1999, commitments to originate loans to be sold with maturities ranging from 15 years to 30 years had interest rates ranging from 7.38% to 8.78% and 5.88% to 7.88%, respectively. Commitments to originate loans, unadvanced commercial lines of credit, unadvanced home equity lines of credit and unadvanced residential construction loans are agreements to lend to a customer provided there is no violation of any condition established in the contract.

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

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(13) Income Taxes (Dollars in thousands)

  Income tax expense for the years ended March 31 is summarized as follows:

                                                              2000  1999  1998
                                                             ------ ----- -----
     Current income tax expense:
       Federal income tax................................... $2,642 3,107 3,359
       State income tax.....................................    178    96 1,663
                                                             ------ ----- -----
                                                              2,820 3,203 5,022
                                                             ------ ----- -----
     Deferred income tax (benefit) expense:
       Federal income tax...................................    841   531   317
       State income tax.....................................     28    84   (53)
                                                             ------ ----- -----
                                                                869   615   264
                                                             ------ ----- -----
     Income tax expense..................................... $3,689 3,818 5,286
                                                             ====== ===== =====

  The reasons for the differences between the effective tax rates and the statutory federal income tax rate for the years ended March 31 were as follows:

                                                               2000  1999  1998
                                                               ----  ----  ----
     Statutory federal income tax rate........................ 34.0% 34.0% 34.0%
     Items affecting federal income tax rate:
       State tax, net of federal benefit......................  1.1   1.1   8.8
       Appreciation of stock contributed to ESOP..............  0.3   1.6   1.9
       Earnings on Bank-Owned Life Insurance.................. (4.4) (1.7)  --
       Other, net.............................................  0.1  (1.6) (1.0)
                                                               ----  ----  ----
         Effective income tax rate............................ 31.1% 33.4% 43.7%
                                                               ====  ====  ====

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31 are presented below:

                                                                     2000  1999
                                                                    ------ -----
     Deferred tax assets:
       Accrued interest income..................................... $   40    44
       Deferred loan fees, net.....................................    158    73
       Accrued stock awards........................................  1,080 1,107
       Allowance for loan losses...................................  4,803 4,589
       Contribution to the Foundation carryforward.................    377 1,335
       Unrealized loss on investments available for sale...........  2,629   --
       Other.......................................................     12    19
                                                                    ------ -----
         Gross deferred tax asset..................................  9,099 7,167
                                                                    ------ -----
     Deferred tax liabilities:
       Depreciation................................................ $  594   578
       Mortgage servicing rights...................................  2,676 2,676
       Other.......................................................    207    51
       Unrealized gain on investments available for sale...........    --     98
                                                                    ------ -----
         Gross deferred tax liability..............................  3,477 3,403
                                                                    ------ -----
         Deferred income tax assets, net........................... $5,622 3,764
                                                                    ====== =====

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The net deferred federal income tax asset of $4,709 at March 31, 2000 is supported by the potential recovery of taxes previously paid by the Company in the carryback period. Since there is no carryback provision for state purposes, management believes the existing net deductible temporary differences which give rise to the net deferred state income tax asset of $913 will reverse during periods in which the Company generates net taxable income.

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

(14) Pension Plan and Other Benefits (Dollars in Thousands, Except Per Share
Data)

 Employee Stock Ownership Plan

  Effective January 15, 1997 the Company adopted an Employee Stock Ownership Plan ("ESOP"). The ESOP is designed to provide retirement benefits for eligible employees of the Bank. Because the ESOP invests primarily in the stock of the Company, it will also give eligible employees an opportunity to acquire an ownership interest in the Company. Employees are eligible to participate in the ESOP after reaching age twenty-one, completing one year of service and working at least one thousand hours of consecutive service during the previous year. Contributions are allocated to eligible participants on the basis of compensation.

  During January, 1997, the Company issued a total of 697,010 shares to the ESOP at a total purchase price of $6,970. The purchase was made from the proceeds of a $6,970 loan from FAB FUNDING CORPORATION, a wholly-owned subsidiary of the Company, bearing interest at the prime rate. The loan will be repaid over a period of approximately nine years, principally with funds from the Company's future contributions to ESOP, subject to IRS limitations. The Company recognized a charge to compensation and employee benefits expense of $971,000, $1,315, and $1,457 during fiscal years 2000, 1999, and 1998, respectively.

  Shares used as collateral to secure the loan are released and available for allocation to eligible employees as the principal and interest on the loan is paid. Employees vest in their ESOP account at a rate of 20% annually commencing after the completion of one year of credited service or immediately if service was terminated due to death, retirement, disability, or change in control. Dividends on both released and unreleased shares are credited to the participants' ESOP accounts.

  At March 31, 2000, shares held in suspense to be released annually as the loan is paid down amounted to 387,229. The fair value of unallocated ESOP shares was $4,163 at March 31, 2000. Dividends on allocated ESOP shares are charged to retained earnings, dividends on unallocated ESOP shares are charged to compensation and employee benefits expense and ESOP shares committed-to-be released are considered outstanding in determining earnings per share.

 1997 Stock-Based Incentive Plan

  On August 5, 1997, the Company's stockholders approved the 1997 Stock-Based Incentive Plan ("SIP"), which was subsequently amended and restated and re-approved by the stockholders in 1998. The objective of the SIP is to enable the Company to provide officers, key employees and directors with a proprietary interest in the Company as an incentive to encourage such persons to remain with the Company. The SIP acquired 348,286 shares in the open market at an average price of $20.78 per share. This acquisition represents deferred compensation which is initially recorded as a reduction in stockholders' equity and charged to compensation expense over the vesting period of the award.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  Awards are granted in the form of common stock held by the SIP and vest in five annual installments commencing one year from the date of the award. Recipients are entitled to all voting and other stockholder rights. As of March 31, 2000, 1,346 shares remain unallocated under the SIP. A summary of award activity follows:

                                                                       Number of
                                                                        Shares
                                                                       ---------
     Balance at March 31, 1997........................................      --
     Granted..........................................................  330,007
     Forfeited........................................................      --
                                                                        -------
     Balance at March 31, 1998........................................  330,007
     Granted..........................................................   15,190
     Distributed......................................................  (65,808)
     Forfeited........................................................     (966)
                                                                        -------
     Balance at March 31, 1999........................................  278,423
     Granted..........................................................    3,000
     Distributed......................................................  (68,846)
     Forfeited........................................................     (291)
                                                                        -------
     Balance at March 31, 2000........................................  212,286
                                                                        =======

  Compensation expense in the amount of the fair value of the stock at the date of the grant, will be recognized over the applicable service period for the portion of each award that vests equally over a five-year period. The Company recognized $1,253, $2,065, and $1,859 in compensation and benefits expense for these awards during fiscal years 2000, 1999, and 1998, respectively.

 Stock Option Plans

  The Company adopted a Stock Option Plan in 1997 as part of the SIP (the "1997 Plan") for officers, key employees and directors. The 1997 Plan was subsequently amended and restated in 1998. Pursuant to the terms of the 1997 Plan, the number of common shares reserved for issuance is 870,715, of which none remain unawarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five year period from the date of grant.

  In 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"). Pursuant to the terms of the 1998 Plan, the number of common shares reserved for issuance is 413,590, of which 407,922 remain unawarded. All options have been issued at not less than fair market value at the date of the grant and expire in 10 years from the date of the grant. All stock options granted vest over a five year period from the date of grant.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  A summary of option activity follows:

                                                      Number of Weighted Average
                                                       Shares    Exercise Price
                                                      --------- ----------------
     Balance at March 31, 1997.......................      --        $  --
     Granted.........................................  783,654        18.50
     Forfeited.......................................      --           --
                                                       -------       ------
     Balance at March 31, 1998.......................  783,654       $18.50
     Granted.........................................   75,630        19.25
     Forfeited.......................................   (1,934)       18.50
                                                       -------       ------
     Balance at March 31, 1999.......................  857,350       $18.57
     Granted.........................................   20,000        19.25
     Expired.........................................     (388)       18.50
     Forfeited.......................................     (579)       18.50
                                                       -------       ------
     Balance at March 31, 2000.......................  876,383       $18.58
                                                       =======       ======

  A summary of options outstanding and exercisable by price range as of March 31 follows:

                   Options Outstanding                        Options Exercisable
     ----------------------------------------------------------------------------------
      Outstanding     Weighted Average                   Exercisable
         As of           Remaining     Weighted Average     As of      Weighted Average
     March 31, 2000   Contractual Life  Exercise Price  March 31, 2000  Exercise Price
     --------------   ---------------- ---------------- -------------- ----------------
        780,753          7.3 years          $18.50         309,787          $18.50
         55,630          8.3 years           19.25          11,126           19.25
         20,000          8.6 years           19.25           4,000           19.25
         10,000          9.3 years           19.25             --            19.25
         10,000          9.9 years           19.25             --              --
        -------          ---------          ------         -------          ------
        876,771          7.5 years          $18.58         324,913          $18.53
        =======          =========          ======         =======          ======

  The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, no compensation expense has been recognized in the financial statements. Had the Company determined compensation expense based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                            2000   1999   1998
                                                           ------ ------ ------
     Net income as reported............................... $8,186 $7,621 $6,819
     Pro forma net income.................................  8,046  7,375  5,982
     Basic earning per share as reported..................   1.31   1.09   0.84
     Diluted earnings per share as reported...............   1.31   1.09   0.84
     Pro forma basic earnings per share...................   1.29   1.06   0.74
     Pro forma diluted earnings per share.................   1.29   1.06   0.74

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

  The per share weighted average fair value of stock options granted during fiscal years 2000, 1999, and 1998 was $1.55, $2.80, and $8.09, respectively.
This was determined by using the binomial option pricing model for fiscal years 2000 and 1999, and the Black-Scholes model for fiscal year 1998. All were adjusted for the non-exercisable vesting window. The following assumptions were inputs to the model:

                                                            2000   1999   1998
                                                            -----  -----  -----
     Expected dividend yield...............................  1.95%  1.25%  0.00%
     Risk-free interest rate...............................  6.51%  5.46%  5.64%
     Expected volatility................................... 23.95% 30.72% 20.56%
     Expected life in years................................   7.5    8.5    7.4

 Pension Plan

  All eligible officers and employees of the Company, who have reached the age of twenty-one and completed one year of service, are included in a noncontributory, defined benefit pension plan (the "Pension Plan") provided by the Company. The Pension Plan is administered by Pentegra (the "Fund"). The Fund does not segregate the assets or liabilities of all participating employers and, accordingly, disclosure of accumulated vested and nonvested benefits is not possible. Contributions are based on each individual employer's experience. According to the Fund's administrators, as of June 30, 1999, the date of the latest actuarial valuation, the market value of the Fund's net assets exceeded the actuarial present value of vested and nonvested benefits in the aggregate.

  The Company's contribution to the pension plan was $104, $7 and $79 for the years ended March 31, 2000, 1999 and 1998.

 Postretirement Benefits

  On April 1, 1995, the Company adopted SFAS No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions. Under SFAS No. 106, the Company changed its method of accounting for postretirement benefits other than pensions from the pay-as-you-go method to the method of accruing these costs over employees' service periods. The effect of adopting SFAS No. 106 can be charged to expense immediately or spread over no more than the lesser of twenty years or the average life expectancy of the participants. The Company currently provides postretirement benefits for a limited number of retirees. The Company is amortizing the cumulative effect of this change of $71 over the average life expectancy of the participants, which is 10 years.

 Supplemental Retirement Plan

  In 1986, the Internal Revenue Service issued regulations that limit the benefits of certain individuals under qualified retirement plans. During 1993, the Company adopted a supplemental retirement plan which provides for certain Company executives to receive benefits upon retirement subject to certain limitations as set forth in the plan. The Company's expense under this Plan was $216, $204 and $212 for the years ended March 31, 2000, 1999, and 1998, respectively. At March 31, 2000, the Company holds restricted assets in an irrevocable grantor's trust with a cost basis of $2,119 and a market value of $2,575, of which $900 are common stock of the Company and are classified as treasury stock, and the remaining $1,675 are included in other assets and offset by an accrued liability of $2,295. These treasury shares are considered retired in the computation of earnings per share.

 Employee Tax Deferred Thrift Plan

  The Company has an employee tax deferred thrift plan (the "401k Plan") under which employee contributions to the 401k Plan are matched within certain limitations by the Company. Full-time employees are

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES eligible to participate in the 401k Plan. The amounts matched by the Company are included in compensation and benefits expense. The amounts matched for the years ended March 31, 2000, 1999 and 1998 were $192, $126 and $157, respectively.

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

 Employee Severance Compensation Plan

  The Bank established the First Federal Savings Bank of America Employee Severance Compensation Plan (the "Plan") on January 15, 1997. The Plan provides eligible employees with severance pay benefits in the event of a change in control of the Bank or Company. Generally, employees are eligible to participate in the Plan if they have completed at least one year of service with the Bank and are not eligible to receive benefits under the executive officer employment agreements. The Plan provides for the payment, under certain circumstances, of lump-sum amounts upon termination following a change in control, as defined in the Plan.

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

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

 FHLB Advances

  The fair value of FHLB overnight advances approximates their carrying value due to their short term nature. All other advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on FHLB advances.

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

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

  The carrying amounts and fair values of the Company's financial instruments at March 31 are as follows:

                                                   2000             1999
                                             ---------------- ----------------
                                             Carrying  Fair   Carrying  Fair
                                              amount   value   amount   value
                                             -------- ------- -------- -------
Financial assets:
  Cash on hand and due from banks........... $ 20,720  20,720 $ 24,598  24,598
  Short-term investments....................      250     250   14,422  14,422
  Mortgage loans held for sale..............    3,417   3,417   52,334  52,334
  Investment in trading securities..........      587     587       94      94
  Investment securities available for sale..    5,643   5,643    5,575   5,575
  Mortgage-backed securities available for
   sale.....................................  543,627 543,627  408,451 408,451
  Investment securities held to maturity....      --      --     9,998  10,030
  Mortgage-backed securities held to
   maturity.................................    2,819   2,853    5,608   5,733
  Stock in FHLB of Boston...................   30,928  30,928   28,682  28,682
  Loans receivable, net.....................  888,760 870,084  766,687 770,281
  Accrued interest receivable...............    7,018   7,018    6,369   6,369
Financial liabilities:
  Deposits.................................. $664,682 664,240 $674,870 676,276
  FHLB advances and other borrowings........  779,662 773,869  585,981 584,544
  Advance payments by borrowers for taxes
   and insurance............................    5,984   5,984    5,660   5,660
  Accrued interest payable..................    4,620   4,620    3,058   3,058
Off-balance sheet:
  Interest rate swap agreements.............      --      340      --   (1,064)

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(16) Parent Company Only Financial Statements (Dollars in Thousands)

  The following are the condensed financial statements for FIRSTFED AMERICA BANCORP, INC. (the "Parent Company") only at March 31:

Balance Sheet

                                                               2000     1999
                                                             --------  -------
                          Assets
Cash and interest bearing deposit in subsidiary bank.......  $  1,146    1,771
                                                             --------  -------
    Total cash and cash equivalents........................     1,146    1,771
                                                             --------  -------
Investment in trading securities...........................       587       94
Investment securities available for sale (amortized cost of
 $6,256 and $5,811)........................................     3,908    4,405
Investment in subsidiaries, at equity......................   103,655  105,167
Deferred tax asset.........................................     2,342    2,138
                                                             --------  -------
    Total assets...........................................  $111,638  113,575
                                                             ========  =======
           Liabilities and Stockholders' Equity
Accrued expenses and other liabilities.....................  $  9,933   10,614
                                                             --------  -------
    Total liabilities......................................     9,933   10,614
                                                             --------  -------
Preferred stock, $.01 par value, 1,000,000 shares
 authorized; none issued...................................       --       --
Common stock, $0.01 par value; 25,000,000 shares
 authorized; 8,707,152 issued and outstanding..............        87       87
Additional paid-in capital.................................    85,449   85,407
Retained earnings..........................................    63,270   56,892
Accumulated other comprehensive (loss) income..............    (4,470)    (150)
Unearned 1997 stock-based incentive plan...................    (4,438)  (5,869)
Unallocated ESOP shares....................................    (3,872)  (4,647)
Treasury stock.............................................   (34,321) (28,759)
                                                             --------  -------
    Total stockholders' equity.............................   101,705  102,961
                                                             --------  -------
    Total liabilities and stockholders' equity.............  $111,638  113,575
                                                             ========  =======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

Statement of Operations

                                                      2000   1999    1998
                                                     ------ -------  -----
Dividends received from subsidiaries................ $5,550  21,000    --
Interest income.....................................    119     357    548
                                                     ------ -------  -----  ---
    Total dividend and interest income..............  5,669  21,357    548
Gain on sale of securities..........................    --        8    164
Other non-interest income (expense).................    293      (5)   --
                                                     ------ -------  -----
    Total non-interest income.......................    293       3    164
Non-interest expense................................    355     510    578
                                                     ------ -------  -----
    Total non-interest expense......................    355     510    578
                                                     ------ -------  -----
    Income before income taxes......................  5,607  20,850    134
Income tax expense (benefit)........................     30     (70)   139
                                                     ------ -------  -----
    Income (loss) before equity in net income of
     subsidiaries...................................  5,577  20,920     (6)
Equity in undistributed net income (loss) of
 subsidiaries.......................................  2,609 (13,299) 6,825
                                                     ------ -------  -----
Net income.......................................... $8,186   7,621  6,819
                                                     ====== =======  =====

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

Statement of Cash Flows

                                                      2000     1999     1998
                                                     -------  -------  -------
Net cash flows from operating activities:
  Net income........................................ $ 8,186    7,621    6,819
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Amortization of premiums on investments and
    mortgage-backed securities available for sale...     --        19        3
   (Gain) on sales of investment securities
    available for sale..............................     --        (9)    (163)
   Equity in undistributed earnings of
    subsidiaries....................................  (2,609)  13,299   (6,825)
   Appreciation in fair value of ESOP shares........     196      541      682
   Unrealized (gain) loss on trading securities.....    (293)       5      --
   Decrease (increase) in accrued interest
    receivable......................................     --        33      (33)
   Decrease (increase) decrease in prepaid expenses
    and other assets................................     --     1,128    1,718
   Increase (decrease) in accrued expenses and other
    liabilities.....................................    (681)  (1,065)   5,421
                                                     -------  -------  -------
     Net cash provided (used) by operating
      activities....................................   4,799   21,572    7,622
                                                     -------  -------  -------
Cash flow from investing activities:
  Purchase of trading securities.................... $  (200)    (100)     --
  Purchase of investment securities available for
   sale.............................................     --    (3,845)  (6,161)
  Purchase of mortgage backed securities available
   for sale.........................................     --       --    (5,013)
  Principal paydowns on mortgage-backed securities
   available for sale...............................     --       583      530
  Maturities of investment securities available for
   sale.............................................     --     4,000      --
  Proceeds from sales of mortgage-backed securities
   available for sale...............................     --     3,888      --
  Proceeds from sales of investment securities
   available for sale...............................     --       --       511
  Change in investment in subsidiaries..............    (196)     199   (3,973)
                                                     -------  -------  -------
     Net cash provided (used) by investing
      activities....................................    (396)   4,725  (14,106)
                                                     -------  -------  -------
Cash flow from financing activities:
  Cash dividends paid............................... $(1,808)  (1,151)     --
  Payments to acquire treasury shares...............  (5,271) (28,759)     --
  Payments to acquire stock-based incentive plan
   shares...........................................     --    (2,502)  (4,734)
  Reduction in unearned 1997 stock-based incentive
   plan shares......................................   1,277    1,217      --
  Reduction in allocated ESOP shares................     774      773      775
                                                     -------  -------  -------
     Net cash used by financing activities..........  (5,028) (30,422)  (3,959)
                                                     -------  -------  -------
     Net decrease in cash and cash equivalents......    (625)  (4,125) (10,443)
Cash and cash equivalents at beginning of year......   1,771    5,896   16,339
                                                     -------  -------  -------
Cash and cash equivalents at end of year............ $ 1,146    1,771    5,896
                                                     =======  =======  =======
Supplemental cash flow information:
  Cash paid during the year for:
   Income taxes..................................... $   --       187        1
                                                     =======  =======  =======

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

(17) Quarterly Results of Operations (unaudited)

  Summaries of consolidated operating results on a quarterly basis for the year ended March 31 follows:

                                2000 Quarters                1999 Quarters
                         ---------------------------- ---------------------------
                         Fourth  Third  Second First  Fourth Third  Second First
                         ------- ------ ------ ------ ------ ------ ------ ------
                            (Dollars In Thousands,      (Dollars In Thousands,
                          Except Per Share Amounts)    Except Per Share Amounts)
Interest and dividend
 income................. $25,439 24,116 22,690 21,576 22,119 21,765 21,671 21,222
Interest expense........  17,023 15,983 14,737 14,028 14,395 14,235 14,403 13,410
                         ------- ------ ------ ------ ------ ------ ------ ------
Net interest income.....   8,416  8,133  7,953  7,548  7,724  7,530  7,268  7,812
Provision for loan
 losses.................     300    300    300    300    300    300    300    300
Non-interest income.....   1,986  1,627  1,495  1,426  2,419  2,162  1,317  1,740
Non-interest expense....   6,675  6,280  6,303  6,250  6,766  6,180  5,849  6,538
                         ------- ------ ------ ------ ------ ------ ------ ------
Income before income
 taxes..................   3,427  3,180  2,845  2,424  3,077  3,212  2,436  2,714
Income tax expense......   1,066    979    922    722  1,001  1,024    773  1,020
                         ------- ------ ------ ------ ------ ------ ------ ------
Net income.............. $ 2,361  2,201  1,923  1,702  2,076  2,188  1,663  1,694
                         ======= ====== ====== ====== ====== ====== ====== ======
Basic earnings per
 share.................. $  0.39   0.35   0.30   0.27   0.32   0.32   0.23   0.22
                         ======= ====== ====== ====== ====== ====== ====== ======
Diluted earnings per
 share.................. $  0.39   0.35   0.30   0.27   0.32   0.32   0.23   0.22
                         ======= ====== ====== ====== ====== ====== ====== ======

                     [This page left blank intentionally.]

                FIRSTFED AMERICA BANCORP, INC. AND SUBSIDIARIES

                            STOCKHOLDER INFORMATION

Annual Meeting

  The Annual Meeting of stockholders will be held on Thursday, July 27, 2000 at 2:00 p.m. Eastern Time. The meeting will take place at The Westin Hotel, One West Exchange Street, Providence, RI.

Stock Listing

  FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange with the symbol "FAB".

Common Stock Information

  As of March 31, 2000, the Company had 6,663,228 shares outstanding and approximately 1,350 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks.

Stock Price

                                                             FY '00
                                                 -------------------------------
  By Quarter                                        1       2       3       4
  ----------                                     ------- ------- ------- -------
  High.......................................... $14.125 $14.750 $13.500 $11.625
  Low........................................... $12.000 $12.563 $11.625 $10.375

10-K Report

  A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to FIRSTFED AMERICA BANCORP, INC., Investor Relations, ONE FIRSTFED PARK, Swansea, MA 02777.

Transfer Agent                            Independent Auditor
Registrar and Transfer Company            KPMG LLP
10 Commerce Drive                         99 High Street
Cranford, NJ 07016                        Boston, MA 02110

Stockholder Inquiries: 908-272-8511

Regulatory Counsel                        Investor Relations
Muldoon, Murphy & Faucette                Philip G. Campbell
5101 Wisconsin Avenue N.W.                Vice President, Director of
Washington, DC 20016                      Marketing,
                                          Corporate Planning and Investor
                                          Relations
                                          FIRSTFED AMERICA BANCORP, INC.
                                          ONE FIRSTFED PARK
                                          Swansea, MA 02777
                                          Tel: 508-235-1361

                                     F-38