Form 10-K, Exhibit 13
period 2001-03-31
FIRSTFED AMERICA BANCORP INC
filed 2001-06-22
CIK 1023640

                                                                      Exhibit 13
FIRSTFED

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY

The selected consolidated financial and other data of the Company set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented in the Form 10-K included with this Annual Report. Prior to January 15, 1997, the Company had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of the Bank.

                                                                                   AT MARCH 31,
                                                           2001          2000          1999          1998          1997
                                                        ----------    ----------    ----------    ----------    ----------
                                                                                  (in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets                                            $1,671,065    $1,579,995    $1,393,237    $1,281,832    $  979,736
Short-term investments                                         200           250        14,422            --        39,410
Investment in trading securities                               815           587            94            --            --
Investment securities available for sale(1)                  7,837         5,643         5,575         7,712           888
Mortgage-backed securities available for sale              501,230       543,627       408,451       215,143        31,732
Investment securities held to maturity(1)                       --            --         9,998        22,491        20,991
Mortgage-backed securities held to maturity                  2,138         2,819         5,608        12,495        15,435
Mortgage loans held for sale                                39,103         3,417        52,334        84,867        23,331
Loans receivable, net(2)                                   977,174       888,760       766,687       848,552       796,355
Deposits                                                   707,416       664,682       674,870       708,488       723,976
FHLB advances and other borrowings                         814,764       779,662       585,981       403,865       111,062
Stockholders' equity                                       111,558       101,705       102,961       126,986       122,154

                                                                           FOR THE YEAR ENDED MARCH 31,
                                                           2001          2000          1999          1998          1997
                                                        ----------    ----------    ----------    ----------    ----------
                                                                                  (in thousands)
SELECTED OPERATING DATA:
Interest and dividend income                            $  114,075    $   93,821    $   86,777    $   76,890    $   62,259
Interest expense                                            79,395        61,771        56,443        46,529        38,497
                                                        ----------    ----------    ----------    ----------    ----------
Net interest income before provision for loan losses        34,680        32,050        30,334        30,361        23,762
Provision for loan losses                                    1,200         1,200         1,200         2,350         3,750
                                                        ----------    ----------    ----------    ----------    ----------
Net interest income after provision for loan losses         33,480        30,850        29,134        28,011        20,012
Total non-interest income                                    8,958         6,534         7,638         6,353         4,414
Total non-interest expense(3)                               29,053        25,509        25,333        22,259        27,305
                                                        ----------    ----------    ----------    ----------    ----------
Income (loss) before income tax expense (benefit)           13,385        11,875        11,439        12,105        (2,879)
Income tax expense (benefit)                                 4,221         3,689         3,818         5,286          (449)
                                                        ----------    ----------    ----------    ----------    ----------
Net income (loss)                                       $    9,164    $    8,186    $    7,621    $    6,819    ($   2,430)
                                                        ==========    ==========    ==========    ==========    ==========

(1) Investment securities at March 31, 2001, 2000, 1999, 1998, and 1997 do not include $40.4 million, $30.9 million, $28.7 million, $17.9 million, and $9.5 million of Federal Home Loan Bank of Boston stock.

(2) The allowance for loan losses at March 31, 2001, 2000, 1999, 1998 and 1997 was $13.2 million, $12.3 million, $12.0 million, $10.9 million, and $8.8 million, respectively.

(3) For the year ended March 31, 1997, non-interest expense includes $6.5 million for the establishment of the Foundation and a $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC.

FIRST FED

SELECTED FINANCIAL RATIOS AND OTHER DATA(4)

                                                                                      AT OR FOR THE YEAR ENDED MARCH 31,
                                                                                   2001               2000               1999
PERFORMANCE RATIOS:
Return (loss) on average assets .....................................              0.56%              0.56%              0.57%
Return (loss) on average stockholders' equity .......................              8.71%              7.79%              6.82%
Average stockholders' equity to average assets ......................              6.40%              7.20%              8.39%
Stockholders' equity to total assets at end of period ...............              6.68%              6.44%              7.39%
Average interest rate spread(5) .....................................              1.93%              2.06%              1.92%
Net interest margin(6) ..............................................              2.25%              2.36%              2.41%
Average interest-earning assets to average
      interest-bearing liabilities ..................................            106.24%            106.03%            111.04%
Total non-interest expense to average assets(3) .....................              1.77%              1.75%              1.90%
Efficiency ratio(3) (7) .............................................             66.58%             66.11%             66.71%
Ratio of dividends paid to net income (loss) ........................             26.04%             22.09%             15.10%

REGULATORY CAPITAL RATIOS (BANK ONLY):
Tangible capital ....................................................              6.27%              6.35%              7.03%
Core capital ........................................................              6.27%              6.35%              7.03%
Risk-based capital ..................................................             13.58%             15.06%             16.18%

ASSET QUALITY RATIOS:
Non-performing loans as a percent of loans(8) (9) ...................              0.13%              0.15%              0.33%
Non-performing assets as a percent of total assets(9) ...............              0.09%              0.08%              0.21%
Allowance for loan losses as a percent of loans(2) (8) ..............              1.34%              1.36%              1.54%
Allowance for loan losses as a percent of non-performing loans(2) (9)               993%               937%               471%


PER SHARE AND OTHER DATA:
Basic earnings per common share .....................................     $        1.57      $        1.31      $        1.09
Diluted earnings per common share ...................................     $        1.56      $        1.31      $        1.09
Book value per common share .........................................     $       19.57      $       16.88      $       16.27
Market price per common share .......................................     $       15.01      $       10.75      $       12.00
Number of shares outstanding at end of period (10) ..................         5,700,867          6,024,278          6,329,430
Number of full-service customer facilities ..........................                15                 14                 14
Number of loan origination centers ..................................                 4                  6                  5
Number of financial services centers ................................                 1               --                 --

                                                                                   1998               1997
PERFORMANCE RATIOS:
Return (loss) on average assets .....................................              0.63%             (0.28%)
Return (loss) on average stockholders' equity .......................              5.40%             (3.71%)
Average stockholders' equity to average assets ......................             11.60%              7.58%
Stockholders' equity to total assets at end of period ...............              9.91%             12.47%
Average interest rate spread(5) .....................................              2.22%              2.27%
Net interest margin(6) ..............................................              2.93%              2.87%
Average interest-earning assets to average
      interest-bearing liabilities ..................................            115.87%            112.67%
Total non-interest expense to average assets(3) .....................              2.04%              3.16%
Efficiency ratio(3) (7) .............................................             60.63%             96.91%
Ratio of dividends paid to net income (loss) ........................              --                 --

REGULATORY CAPITAL RATIOS (BANK ONLY):
Tangible capital ....................................................              8.54%             10.34%
Core capital ........................................................              8.54%             10.34%
Risk-based capital ..................................................             18.35%             20.24%

ASSET QUALITY RATIOS:
Non-performing loans as a percent of loans(8) (9) ...................              0.35%              0.45%
Non-performing assets as a percent of total assets(9) ...............              0.28%              0.44%
Allowance for loan losses as a percent of loans(2) (8) ..............              1.27%              1.09%
Allowance for loan losses as a percent of non-performing loans(2) (9)               359%               240%

PER SHARE AND OTHER DATA:
Basic earnings per common share .....................................     $        0.84                N/M
Diluted earnings per common share ...................................     $        0.84                N/M
Book value per common share .........................................     $       15.99      $       15.08
Market price per common share .......................................     $       21.13      $       13.63
Number of shares outstanding at end of period (10) ..................         7,941,628          8,100,107
Number of full-service customer facilities ..........................                13                 13
Number of loan origination centers ..................................                 5                  5
Number of financial services centers ................................              --                 --


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

(7) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income. (8)Loans include loans receivable, net excluding the allowance for loan losses.

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

                            STOCKHOLDER INFORMATION

ANNUAL MEETING

     The Annual Meeting of stockholders will be held on Thursday, July 26, 2001 at 2:00 P.M. Eastern Time. The meeting will take place at The Westin Hotel, One West Exchange Street, Providence, RI.

STOCK LISTING

     FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange under the symbol "FAB".

COMMON STOCK INFORMATION

     As of March 31, 2001, the Company had 6,220,249 shares outstanding and approximately 1,200 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks.

STOCK PRICE

                                                               FY '01
                                              ----------------------------------------
                BY QUARTER                       1          2          3          4
                ----------                    -------    -------    -------    -------
High......................................    $11.625    $15.500    $16.000    $16.750
Low.......................................    $10.625    $11.625    $13.375    $14.950

                                                               FY '00
                                              ----------------------------------------
                BY QUARTER                       1          2          3          4
                ----------                    -------    -------    -------    -------
High......................................    $14.125    $14.750    $13.500    $11.625
Low.......................................    $12.250    $12.563    $11.625    $10.375

PER SHARE CASH DIVIDENDS

                    BY QUARTER                          1        2        3        4
                    ----------                        -----    -----    -----    -----
FY '00............................................    $0.05    $0.07    $0.07    $0.07
FY '01............................................     0.07     0.10     0.10     0.10
FY '02............................................     0.10

TRANSFER AGENT                                 INDEPENDENT AUDITORS
Registrar and Transfer Company                 KPMG LLP
10 Commerce Drive                              99 High Street
Cranford, NJ 07016                             Boston, MA 02110

Stockholder Inquiries: 908-272-8511
                        800-866-1340

REGULATORY COUNSEL                             INVESTOR RELATIONS
Muldoon Murphy & Faucette                      Philip G. Campbell
5101 Wisconsin Avenue N.W.                     Vice President, Director of Marketing,
Washington, DC 20016                           Corporate Planning and Investor Relations
                                               FIRSTFED AMERICA BANCORP, INC.
                                               ONE FIRSTFED PARK
                                               Swansea, MA 02777
                                               Tel: 508-235-1361