Form 10-K, Exhibit 13
period 2002-03-31
FIRSTFED AMERICA BANCORP INC
filed 2002-06-25
CIK 1023640

                                                                      Exhibit 13


          SELECTED consolidated FINANCIAL CONDITION and OPERATING DATA

The selected consolidated financial condition and operating data set forth below is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented in the FIRSTFED AMERICA BANCORP, INC.'s Form 10-K for the period ended March 31, 2002.


                                                                                              AT MARCH 31,
                                                                ----------------------------------------------------------------
                                                                    2002          2001         2000         1999         1998
                                                                -----------    ----------   ----------   ----------   ----------
SELECTED FINANCIAL CONDITION DATA:                                                           (in thousands)
Total assets .................................................. $ 2,294,448    $1,671,065   $1,579,995   $1,393,237   $1,281,832
Cash and cash equivalents .....................................     145,049        23,213       20,970       39,020       32,021
Investment securities available for sale(1) ...................      84,656         7,837        5,643        5,575        7,712
Mortgage-backed securities available for sale .................     578,618       501,230      543,627      408,451      215,143
Investment securities held to maturity(1) .....................          --            --           --        9,998       22,491
Mortgage-backed securities held to maturity ...................       1,203         2,138        2,819        5,608       12,495
Mortgage loans held for sale ..................................     126,729        39,103        3,417       52,334       84,867
Loans receivable, net(2) ......................................   1,125,750       977,174      888,760      766,687      848,552
Deposits ......................................................   1,317,263       707,416      664,682      674,870      708,488
FHLB advances and other borrowings ............................     780,477       814,764      779,662      585,981      403,865
Stockholders' equity ..........................................     155,347       111,558      101,705      102,961      126,986

                                                                                     FOR the YEAR ENDED MARCH 31,
                                                                ----------------------------------------------------------------
                                                                     2002          2001        2000         1999          1998
                                                                -----------    ----------   ----------   ----------   ----------
SELECTED OPERATING DATA:                                                                      (in thousands)

Interest and dividend income .................................. $   106,849    $  114,075   $   93,821   $   86,777   $   76,890
Interest expense ..............................................      69,126        79,395       61,771       56,443       46,529
                                                                -----------    ----------   ----------   ----------   ----------
Net interest income before provision for loan losses ..........      37,723        34,680       32,050       30,334       30,361
Provision for loan losses .....................................       1,200         1,200        1,200        1,200        2,350
                                                                -----------    ----------   ----------   ----------   ----------
Net interest income after provision for loan losses ...........      36,523        33,480       30,850       29,134       28,011
Total non-interest income .....................................      16,578         8,958        6,534        7,638        6,353
Total non-interest expense ....................................      32,284        29,053       25,509       25,333       22,259
                                                                -----------    ----------   ----------   ----------   ----------
Income before income tax expense ..............................      20,817        13,385       11,875       11,439       12,105
Income tax expense ............................................       7,356         4,221        3,689        3,818        5,286
                                                                -----------    ----------   ----------   ----------   ----------
Net income before extraordinary loss and cumulative effect
  of accounting change ........................................      13,461         9,164        8,186        7,621        6,819
Extraordinary loss on early extinguishment of debt,
  net of $394 tax benefit .....................................        (568)           --           --           --           --
Cumulative effect of change in accounting for derivative
  instruments and hedging activities, net of $237 tax benefit..        (461)           --           --           --           --
                                                                -----------    ----------   ----------   ----------   ----------
Net income .................................................... $    12,432    $    9,164   $    8,186   $    7,621   $    6,819
                                                                ===========    ==========   ==========   ==========   ==========


(1) Investment securities at March 31, 2002, 2001, 2000, 1999, and 1998 do not include $58.4 million, $40.4 million, $30.9 million, $28.7 million, and $17.9 million of Federal Home Loan Bank of Boston stock.

(2) The allowance for loan losses at March 31, 2002, 2001, 2000, 1999, and 1998 was $19.2 million, $13.2 million, $12.3 million, $12.0 million, and $10.9 million, respectively.

                  SELECTED FINANCIAL RATIOS and other DATA(3)


                                                                                      AT or FOR the YEAR ENDED MARCH 31,
                                                                          ----------------------------------------------------------
                                                                             2002       2001         2000         1999        1998
                                                                          ---------  ---------     --------    ---------    --------
PERFORMANCE RATIOS:
Return on average assets before extraordinary loss and
  cumulative effect of accounting change...............................      0.76%      0.56%        0.56%        0.57%        0.63%
Return on average assets...............................................      0.70%      0.56%        0.56%        0.57%        0.63%
Return on average stockholders' equity before extraordinary
  loss and cumulative effect of accounting change......................     10.45%      8.71%        7.79%        6.82%        5.40%
Return on average stockholders' equity.................................      9.65%      8.71%        7.79%        6.82%        5.40%
Average stockholders' equity to average assets.........................      7.24%      6.40%        7.20%        8.39%       11.60%
Stockholders' equity to total assets at end of period..................      6.77%      6.68%        6.44%        7.39%        9.91%
Average interest rate spread(4)........................................      1.94%      1.93%        2.06%        1.92%        2.22%
Net interest margin(5).................................................      2.27%      2.25%        2.36%        2.41%        2.93%
Average interest-earning assets to average interest-
  bearing liabilities..................................................    107.95%    106.24%      106.03%      111.04%      115.87%
Total non-interest expense to average assets...........................      1.82%      1.77%        1.75%        1.90%        2.04%
Efficiency ratio(6)....................................................     59.45%     66.58%       66.11%       66.71%       60.63%
Ratio of dividends paid to net income..................................     26.02%     26.04%       22.09%       15.10%       --

REGULATORY CAPITAL RATIOS (BANK ONLY):
Tangible capital.......................................................      5.72%      6.27%        6.35%        7.03%        8.54%
Core capital...........................................................      5.72%      6.27%        6.35%        7.03%        8.54%
Tier 1 risk-based capital..............................................      9.19%     12.33%       13.82%       14.93%       17.10%
Risk-based capital.....................................................     10.36%     13.58%       15.06%       16.18%       18.35%

ASSET QUALITY RATIOS:
Non-performing loans as a percent of loans(7)(8).......................      0.32%      0.13%        0.15%        0.33%        0.35%
Non-performing assets as a percent of total assets(8)..................      0.31%      0.09%        0.08%        0.21%        0.28%
Allowance for loan losses as a percent of loans(2)(7)..................      1.68%      1.34%        1.36%        1.54%        1.27%
Allowance for loan losses as a percent of non-performing loans(2)(8)...       519%       993%         937%         471%         359%

PER SHARE DATA:
Basic earnings per share before extraordinary loss and cumulative
  effect of accounting change..........................................    $ 2.26     $ 1.57       $ 1.31       $ 1.09       $ 0.84
Basic earnings per share...............................................    $ 2.09     $ 1.57       $ 1.31       $ 1.09       $ 0.84
Diluted earnings per share before extraordinary loss and
  cumulative effect of accounting change...............................    $ 2.25     $ 1.56       $ 1.31       $ 1.09       $ 0.84
Diluted earnings per share.............................................    $ 2.07     $ 1.56       $ 1.31       $ 1.09       $ 0.84
Book value per share...................................................    $20.06     $19.57       $16.88       $16.27       $15.99
Market price per share.................................................    $23.60     $15.01       $10.75       $12.00       $21.13
Number of shares outstanding at end of period(9)....................... 7,743,617  5,700,867    6,024,278    6,329,430    7,941,628
Number of banking and insurance offices................................        25         15           14           14           13
Number of loan centers, including PMC offices..........................        14          5            6            5            5


(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(4) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets.

(6) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

(7) Loans include loans receivable, net, excluding the allowance for loan losses.

(8) Non-performing assets consists of non-performing loans, real estate owned ("REO"), other repossessed assets, and non-performing investments. Non-performing loans consists of all loans 90 days or more past due and other loans which have been identified by the Company as presenting uncertainty with respect to the collectability of interest or principal. It is the Company's policy to cease accruing interest on all such loans.

(9) Based upon total shares issued at IPO plus shares issued for the People's merger and stock options exercised, less unreleased ESOP shares, unreleased 1997 Stock-based Incentive Plan shares, shares repurchased, and shares held in other employee benefit plans.

                            STOCKHOLDER INFORMATION

ANNUAL MEETING

     The Annual Meeting of stockholders will be held on Thursday, July 25, 2002 at 2:00 P.M. Eastern Time. The meeting will take place at the Westin Hotel, One West Exchange Street, Providence, RI.

STOCK LISTING

     FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange under the symbol "FAB."

COMMON STOCK INFORMATION

     As of March 31, 2002, the Company had 8,119,686 shares outstanding and approximately 1,400 stockholders of record, not including persons or entitles holding stock in nominee or street name through brokers or banks.

STOCK PRICE

                                                               FY '01
                                                ------------------------------------
                  BY QUARTER                      1         2         3         4
                  ----------                    ------    ------    ------    ------
High..........................................  $11.63    $15.50    $16.00    $16.75
Low...........................................  $10.63    $11.63    $13.38    $14.95

                                                               FY '02
                                                ------------------------------------
                  BY QUARTER                      1         2         3         4
                  ----------                    ------    ------    ------    ------
High..........................................  $18.10    $19.98    $17.53    $23.90
Low...........................................  $15.07    $16.60    $15.60    $17.40

PER SHARE CASH DIVIDENDS

                  BY QUARTER                       1         2         3         4
                  ----------                     -----     -----     -----     -----
FY '01.........................................  $0.07     $0.10     $0.10     $0.10
FY '02.........................................  $0.10     $0.14     $0.14     $0.14
FY '03.........................................  $0.14

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Stockholder Inquiries:  908-272-8511
                         800-866-1340

REGULATORY COUNSEL
Muldoon Murphy & Faucette, LLP
5101 Wisconsin Avenue N.W.
Washington, DC 20016

INDEPENDENT AUDITORS
KPMG LLP
99 High Street
Boston, MA 02110

INVESTOR RELATIONS
Philip G. Campbell
Vice President, Director of Marketing,
Corporate Planning and Investor Relations
FIRSTFED AMERICA BANCORP, INC.
ONE FIRSTFED PARK
Swansea, MA 02777
Tel:  508-235-1361