Form 10-K, Exhibit 13
period 2003-03-31
FIRSTFED AMERICA BANCORP INC
filed 2003-06-24
CIK 1023640

SELECTED CONSOLIDATED FINANCIAL CONDITION AND OPERATING DATA

The selected consolidated financial condition and operating data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and Notes thereto presented in the FIRSTFED AMERICA BANCORP, INC.'s Form 10-K for the period ended March 31, 2003.

                                                                                 AT MARCH 31,
                                                   --------------------------------------------------------------------------
                                                      2003            2002           2001             2000            1999
                                                      ----            ----           ----             ----            ----
                                                                                (in thousands)
SELECTED FINANCIAL CONDITION DATA:
Total assets ................................      $2,414,478      $2,294,448      $1,671,065      $1,579,995      $1,393,237
Cash and cash equivalents ...................          55,529         145,049          23,213          20,970          39,020
Investment securities available for sale(1) .          22,730          84,656           7,837           5,643           5,575
Mortgage-backed securities available for sale         634,965         578,618         501,230         543,627         408,451
Investment securities held to maturity(1) ...              --              --              --              --           9,998
Mortgage-backed securities held to maturity .             934           1,203           2,138           2,819           5,608
Mortgage loans held for sale ................         245,745         127,477          39,103           3,417          52,334
Loans receivable, net(2) ....................       1,241,331       1,125,750         977,174         888,760         766,687
Goodwill and other intangible assets ........          53,659          55,779           1,145           1,124              --
Deposits ....................................       1,427,107       1,317,263         707,416         664,682         674,870
FHLB advances and other borrowings ..........         723,577         780,477         814,764         779,662         585,981
Stockholders' equity ........................         193,084         155,347         111,558         101,705         102,961

                                                                                     FOR THE YEAR ENDED MARCH 31,
                                                                   ----------------------------------------------------------------
                                                                     2003           2002           2001         2000         1999
                                                                     ----           ----           ----         ----         ----
                                                                                            (in thousands)
SELECTED OPERATING DATA:
Interest and dividend income ................................      $124,549      $ 106,849       $114,075      $93,821      $86,777
Interest expense ............................................        66,836         69,126         79,395       61,771       56,443
                                                                   --------      ---------       --------      -------      -------
  Net interest income before provision for loan losses ......        57,713         37,723         34,680       32,050       30,334
Provision for loan losses ...................................           525          1,200          1,200        1,200        1,200
                                                                   --------      ---------       --------      -------      -------
  Net interest income after provision for loan losses .......        57,188         36,523         33,480       30,850       29,134
Total non-interest income ...................................        41,531         16,322          8,958        6,534        7,638
Total non-interest expense ..................................        61,069         32,990         29,053       25,509       25,333
                                                                   --------      ---------       --------      -------      -------
Income before income tax expense ............................        37,650         19,855         13,385       11,875       11,439
Income tax expense ..........................................        14,614          6,962          4,221        3,689        3,818
                                                                   --------      ---------       --------      -------      -------
Net income before cumulative effect of accounting change ....        23,036         12,893          9,164        8,186        7,621
Cumulative effect of change in accounting for derivative
  instruments and hedging activities, net of $237 tax benefit            --           (461)            --           --           --
                                                                   --------      ---------       --------      -------      -------
Net income ..................................................      $ 23,036      $  12,432       $  9,164      $ 8,186      $ 7,621
                                                                   ========      =========       ========      =======      =======

(1) Investment securities at March 31, 2003, 2002, 2001, 2000, and 1999, do not include $58.4 million, $58.4 million, $40.4 million, $30.9 million, and $28.7 million of Federal Home Loan Bank of Boston stock, respectively.

(2) The allowance for loan losses at March 31, 2003, 2002, 2001, 2000, and 1999, was $19.3 million, $19.2 million, $13.2 million, $12.3 million, and $12.0 million, respectively.

SELECTED FINANCIAL RATIOS AND OTHER DATA(3)

                                                                          AT OR FOR THE YEAR ENDED MARCH 31,
                                                         -------------------------------------------------------------------
                                                             2003          2002          2001          2000          1999
                                                             ----          ----          ----          ----          ----
PERFORMANCE RATIOS:
Return on average assets .............................         0.95%         0.70%         0.56%         0.56%         0.57%
Return on average stockholders' equity ...............        12.96%         9.65%         8.71%         7.79%         6.82%
Average stockholders' equity to average assets .......         7.34%         7.24%         6.40%         7.20%         8.39%
Stockholders' equity to total assets at end of period          8.00%         6.77%         6.68%         6.44%         7.39%
Average interest rate spread(4) ......................         2.39%         1.94%         1.93%         2.06%         1.92%
Net interest margin(5) ...............................         2.62%         2.27%         2.25%         2.36%         2.41%
Average interest-earning assets to average
   interest-bearing liabilities ......................       107.47%       107.95%       106.24%       106.03%       111.04%
Total non-interest expense to average assets .........         2.52%         1.85%         1.77%         1.75%         1.90%
Efficiency ratio(6) ..................................        61.53%        61.04%        66.58%        66.11%        66.71%
Ratio of dividends paid to net income ................        22.49%        26.02%        26.04%        22.09%        15.10%

REGULATORY CAPITAL RATIOS (BANK ONLY):
Core capital .........................................         6.08%         5.72%         6.27%         6.35%         7.03%
Tier 1 risk-based capital ............................         9.85%         9.19%        12.33%        13.82%        14.93%
Risk-based capital ...................................        11.02%        10.36%        13.58%        15.06%        16.18%

ASSET QUALITY RATIOS:
Non-performing loans as a percent of loans(7) (8) ....         0.26%         0.32%         0.13%         0.15%         0.33%
Non-performing assets as a percent of total assets(8)          0.14%         0.31%         0.09%         0.08%         0.21%
Allowance for loan losses as a percent of loans(2) (7)         1.53%         1.68%         1.34%         1.36%         1.54%
Allowance for loan losses as a percent of
   non-performing loans(2) (8) .......................          585%          519%          993%          937%          471%

PER SHARE DATA:
Basic earnings per share before cumulative effect of
  accounting change ..................................   $     2.86    $     2.17    $     1.57    $     1.31    $     1.09
Basic earnings per share .............................   $     2.86    $     2.09    $     1.57    $     1.31    $     1.09
Diluted earnings per share before cumulative effect of
  accounting change ..................................   $     2.79    $     2.15    $     1.56    $     1.31    $     1.09
Diluted earnings per share ...........................   $     2.79    $     2.07    $     1.56    $     1.31    $     1.09
Book value per share .................................   $    23.26    $    20.06    $    19.57    $    16.88    $    16.27
Tangible book value per share ........................   $    16.79    $    12.86    $    19.37    $    16.70    $    16.27
Market price per share ...............................   $    28.00    $    23.90    $    15.01    $    10.75    $    12.00

Number of shares outstanding at end of period(9) .....    8,302,451     7,743,617     5,700,867     6,024,278     6,329,430

Number of banking and insurance offices ..............           26            25            15            14            14
Number of loan centers, including PMC offices ........           14            14             5             6             5

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

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ 07016

Stockholder Inquiries
908-272-8511
800-866-1340

REGULATORY COUNSEL
Muldoon Murphy & Faucette LLP
5101 Wisconsin Avenue N.W.
Washington, D.C. 20016

INDEPENDENT AUDITORS
KPMG LLP
99 High Street
Boston, MA 02110

INVESTOR RELATIONS
Philip G. Campbell
Vice President, Director of Marketing,
Corporate Planning and
Investor Relations
FIRSTFED AMERICA BANCORP, INC.
ONE FIRSTFED PARK
Swansea, MA 02777
Tel: 508-235-1361

STOCKHOLDER INFORMATION
ANNUAL MEETING

The Annual Meeting of stockholders will be held on Thursday, July 31, 2003 at 2:00 PM Eastern Time. The meeting will take place at the Westin Hotel, One West Exchange Street, Providence, RI.

STOCK LISTING

FIRSTFED AMERICA BANCORP, INC. became a public company on January 15, 1997. FIRSTFED AMERICA BANCORP, INC. Common Stock is traded on the American Stock Exchange under the symbol "FAB."

COMMON STOCK INFORMATION

As of March 31, 2003, the Company had 8,534,367 shares outstanding and approximately 1,350 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks.

STOCK PRICE

                                        FY '02
                    -----------------------------------------------
BY QUARTER             1            2             3            4
                    ------       ------        ------        ------
High                $18.10       $19.98        $17.53        $23.90
Low                 $15.07       $16.60        $15.60        $17.40

                                        FY '03
                    -----------------------------------------------
BY QUARTER             1            2             3            4
                    ------       ------        ------        ------
High                $27.00       $26.00        $27.04        $28.55
Low                 $23.80       $22.50        $23.10        $24.65


PER SHARE CASH DIVIDENDS

                                        FY '01
                    -----------------------------------------------
BY QUARTER             1            2             3            4
                    ------       ------        ------        ------
                     $0.07        $0.10         $0.10        $0.10

                                        FY '02
                    -----------------------------------------------
BY QUARTER             1            2             3            4
                    ------       ------        ------        ------
                     $0.10        $0.14         $0.14        $0.14

                                        FY '03
                    -----------------------------------------------
BY QUARTER             1            2             3            4
                    ------       ------        ------        ------
                     $0.14        $0.15         $0.15        $0.18

                                        FY '04
                    -----------------------------------------------
BY QUARTER             1            2             3            4
                    ------       ------        ------        ------
                     $0.20